Filed Pursuant to Rule 424(b)3
Registration No. 333-189171

Dear Fellow Stockholder:

AJS Bancorp, Inc., a federal corporation (“Old AJS Bancorp”), is soliciting stockholder votes regarding the mutual-to-stock conversion of AJS Bancorp, MHC.  Pursuant to a Plan of Conversion and Reorganization, our organization will convert from a partially public company to a fully public company by selling a minimum of 904,103 shares of common stock of a newly formed company named AJS Bancorp, Inc., a Maryland corporation (“New AJS Bancorp”), which will replace Old AJS Bancorp as the holding company for A.J. Smith Federal Savings Bank.

The Proxy Vote

We have received conditional regulatory approval to implement the Plan of Conversion and Reorganization.  However, we must also receive the approval of our stockholders.  Enclosed is a proxy statement/prospectus describing the proposals being presented at our special meeting of stockholders.  Please promptly vote the enclosed Proxy Card.  Our board of directors urges you to vote “FOR” the approval of the Plan of Conversion and Reorganization and “FOR” the other matters being presented at the special meeting.

The Exchange

At the conclusion of the conversion, your shares of Old AJS Bancorp common stock will be exchanged for new shares of New AJS Bancorp common stock.  The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus.  Shortly after the completion of the conversion, our transfer agent will send a transmittal form to each stockholder of Old AJS Bancorp who holds stock certificates.  The transmittal form explains the procedure to follow to exchange your shares.  Please do not deliver your certificate(s) before you receive the transmittal form.  Shares of Old AJS Bancorp that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering shares of common stock of New AJS Bancorp for sale at $10.00 per share.  The shares are being offered in a subscription offering to eligible current and former depositors of A.J. Smith Federal Savings Bank, certain borrowers of A.J. Smith Federal Savings Bank and tax-qualified employee benefit plans of A.J. Smith Federal Savings Bank.  If all shares are not subscribed for in the subscription offering, shares may be available in a community offering to the general public, with a preference given to residents of the Illinois counties of Cook or Will and then to stockholders of Old AJS Bancorp. We may also offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated offering.  If you are interested in purchasing shares of common stock, you may request a stock order form and prospectus by calling our Stock Information Center at the number in the Questions and Answers section herein.  Existing stockholders of Old AJS Bancorp do not have priority rights to buy shares of New AJS Bancorp common stock in the subscription offering unless they are eligible depositors or certain borrowers of A.J. Smith Federal Savings Bank.  The subscription offering and community offering (if commenced) are expected to expire on September 17, 2013 at 2:00 pm, Central Time.

If you have any questions, please refer to the Questions and Answers section herein.

We thank you for your support as a stockholder of AJS Bancorp, Inc.

Sincerely,

Thomas R. Butkus

Chairman, President and Chief Executive Officer

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS OF AJS BANCORP, INC., A MARYLAND CORPORATION
PROXY STATEMENT OF AJS BANCORP, INC., A FEDERAL CORPORATION

A.J. Smith Federal Savings Bank is converting from the mutual holding company structure to a fully-public stock holding company structure. Currently, A.J. Smith Federal Savings Bank is a wholly-owned subsidiary of AJS Bancorp, Inc., a federal corporation (“Old AJS Bancorp”), and AJS Bancorp, MHC owns 60.8% of Old AJS Bancorp’s common stock. The remaining 39.2% of Old AJS Bancorp’s common stock is owned by public stockholders. As a result of the conversion, a newly formed Maryland corporation named AJS Bancorp, Inc. (“New AJS Bancorp”) will replace Old AJS Bancorp as the holding company of A.J. Smith Federal Savings Bank.  Each share of Old AJS Bancorp common stock owned by the public will be exchanged for between 0.7365 and 1.1459 shares of common stock of New AJS Bancorp so that immediately after the conversion Old AJS Bancorp’s existing public stockholders will own the same percentage of New AJS Bancorp common stock as they owned of Old AJS Bancorp’s common stock immediately prior to the conversion, excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, as further discussed below.  The actual number of shares that you will receive will depend on the percentage of Old AJS Bancorp common stock held by the public at the completion of the conversion, the final independent appraisal of New AJS Bancorp and the number of shares of New AJS Bancorp common stock sold in the offering described in the following paragraph. It will not depend on the market price of Old AJS Bancorp common stock. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Public Stockholders” for a discussion of the exchange ratio. Based on the $12.10 per share closing price of Old AJS Bancorp common stock as of the last trading day prior to the date of this proxy statement/prospectus, the initial value of the New AJS Bancorp common stock you receive in the share exchange would be less than the market value of the Old AJS Bancorp common stock you currently own. See “Risk Factors—The market value of New AJS Bancorp common stock received in the share exchange may be less than the market value of Old AJS Bancorp common stock exchanged.”

Concurrently with the exchange offer, we are offering up to 1,406,677 shares of common stock of New AJS Bancorp, representing the ownership interest of AJS Bancorp, MHC in Old AJS Bancorp, for sale to eligible depositors and certain borrowers of A.J. Smith Federal Savings Bank in a subscription offering, and, to the extent shares remain available, to the public, including Old AJS Bancorp stockholders, at a price of $10.00 per share. After the conversion and offering are completed, A.J. Smith Federal Savings Bank will be a wholly-owned subsidiary of New AJS Bancorp, and 100% of the common stock of New AJS Bancorp will be owned by public stockholders. As a result of the conversion and offering, Old AJS Bancorp and AJS Bancorp, MHC will cease to exist.

Transactions in Old AJS Bancorp’s common stock are currently quoted on the OTC Bulletin Board under the symbol “AJSB,” and we expect transactions in the shares of New AJS Bancorp common stock will also be quoted on the OTC Bulletin Board under the symbol “AJSB.”

The conversion and offering cannot be completed unless the stockholders of Old AJS Bancorp approve the Plan of Conversion and Reorganization of AJS Bancorp, MHC.  Old AJS Bancorp is holding its special meeting of stockholders at the executive offices of A.J. Smith Federal Savings Bank, 14757 South Cicero Avenue, Midlothian, Illinois 60445, on September 27, 2013, at 2:00 p.m., Central Time, to consider and vote upon the plan of conversion and reorganization.  We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Old AJS Bancorp stockholders, including shares held by AJS Bancorp, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Old AJS Bancorp stockholders other than AJS Bancorp, MHC.  Old AJS Bancorp’s board of directors unanimously recommends that stockholders vote “FOR” the plan of conversion and reorganization.

This document serves as the proxy statement for the special meeting of stockholders of Old AJS Bancorp and the prospectus for the shares of New AJS Bancorp common stock to be issued in exchange for shares of Old AJS Bancorp common stock. We urge you to read this entire document carefully. You can also obtain information about us from documents that we have filed with the Securities and Exchange Commission and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  This document does not serve as the prospectus relating to the offering by New AJS Bancorp of its shares of common stock for sale, which is being made pursuant to a separate prospectus.  Stockholders of Old AJS Bancorp are not required to participate in the stock offering.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion and reorganization. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 23 for a discussion of certain risk factors relating to our business and the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For answers to your questions, please read this proxy statement/prospectus, including the Questions and Answers section, beginning on page 1.  Questions about voting on the plan of conversion and reorganization may be directed to our proxy information agent, Phoenix Advisors Partners, LLC, toll-free, at (866) 751-6308, Monday through Friday from 8:00 a.m. to 10:00 p.m., Central Time.

The date of this proxy statement/prospectus is August 12, 2013, and it is first being mailed to stockholders of Old AJS Bancorp on or about August 21, 2013.

AJS BANCORP, INC.

14757 South Cicero Avenue

Midlothian, Illinois 60445

(708) 687-7400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

On September 27, 2013, AJS Bancorp, Inc. will hold its special meeting of stockholders at the executive offices of A.J. Smith Federal Savings Bank, 14757 South Cicero Avenue, Midlothian, Illinois 60445.  The meeting will begin at 2:00 p.m., Central Time.  At the meeting, stockholders will consider and act on the following:

1.                          The approval of a plan of conversion and reorganization whereby AJS Bancorp, MHC and AJS Bancorp, Inc. will convert and reorganize from the mutual holding company structure to the stock holding company structure, as described in more detail in the attached proxy statement/prospectus;

2.                          The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization;

3.                          The following informational proposals:

3a.       Approval of a provision in New AJS Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to New AJS Bancorp’s articles of incorporation;

3b.       Approval of a provision in New AJS Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to New AJS Bancorp’s bylaws;

3c.        Approval of a provision in New AJS Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New AJS Bancorp’s outstanding voting stock; and

4.                          Such other business that may properly come before the meeting.

NOTE:  The board of directors is not aware of any other business to come before the meeting.

The provisions of New AJS Bancorp’s articles of incorporation that are summarized as informational proposals 3a through 3c were approved as part of the process in which our board of directors approved the plan of conversion and reorganization.  These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions only provide for a vote on the entire plan of conversion and reorganization and not specific parts of the plan of conversion and reorganization such as the content of the governing documents of the new savings and loan holding company.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals.

The board of directors has fixed July 31, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at an adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of Old AJS Bancorp at the address given above, stockholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion and reorganization and the articles of incorporation and bylaws of New AJS Bancorp.  In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion and reorganization, the written request should be received by Old AJS Bancorp by September 13, 2013.

Please complete and sign the enclosed proxy card, which is solicited by the board of directors, and mail it promptly in the enclosed envelope.  The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Donna J. Manuel
Corporate Secretary

Midlothian, Illinois
August 12, 2013

QUESTIONS AND ANSWERS
FOR STOCKHOLDERS OF OLD AJS BANCORP
REGARDING THE PLAN OF CONVERSION AND REORGANIZATION

You should read this document for more information about the conversion and reorganization.  The plan of conversion and reorganization described herein has been conditionally approved by Old AJS Bancorp’s primary federal regulator, the Federal Reserve Board.  However, such approval by this agency does not constitute a recommendation or endorsement of the plan of conversion and reorganization.

Q.                                  WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE?

A.                                    Old AJS Bancorp stockholders as of July 31, 2013 are being asked to vote on the plan of conversion and reorganization pursuant to which AJS Bancorp, MHC will convert from the mutual to the stock form of organization. As part of the conversion, a newly formed Maryland corporation, New AJS Bancorp, is offering its common stock to eligible depositors and certain borrowers of A.J. Smith Federal Savings Bank, to stockholders of Old AJS Bancorp as of July 31, 2013 and to the public. The shares offered represent AJS Bancorp, MHC’s ownership interest in Old AJS Bancorp.  Following the conversion and offering, AJS Bancorp, MHC and Old AJS Bancorp will no longer exist, and New AJS Bancorp will replace Old AJS Bancorp as the parent company of A.J. Smith Federal Savings Bank.  Voting for approval of the plan of conversion and reorganization will also include approval of the exchange ratio and the articles of incorporation and bylaws of New AJS Bancorp (including the anti-takeover provisions and provisions limiting stockholder rights).  Your vote is important. Without sufficient votes “FOR” its adoption, we cannot implement the plan of conversion and reorganization and complete the stock offering.

In addition, Old AJS Bancorp stockholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization.

Stockholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of New AJS Bancorp:

•                                          Approval of a provision in New AJS Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to New AJS Bancorp’s articles of incorporation;

•                                          Approval of a provision in New AJS Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to New AJS Bancorp’s bylaws; and

•                                          Approval of a provision in New AJS Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New AJS Bancorp’s outstanding voting stock.

The provisions of New AJS Bancorp’s articles of incorporation that are included as informational proposals were approved as part of the process in which our board of directors approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions only provide for a vote on the entire plan of conversion and reorganization and not specific parts of the plan of conversion and reorganization such as the content of the governing documents of the new savings and loan holding company. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals.  The provisions of New AJS Bancorp’s articles of incorporation that are summarized above as informational proposals may have the effect of deterring, or rendering more difficult, attempts by third parties to obtain control of New AJS Bancorp if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Your vote is important.  We cannot implement the plan of conversion and reorganization and the related stock offering unless the adoption of the plan of conversion and reorganization receives the affirmative vote of a majority of shares held by our public stockholders.

Q.                                  WHAT ARE THE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.                                   Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•                                          eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation;

•                                          transition A.J. Smith Federal Savings Bank to a more familiar and flexible holding company structure;

•                                          improve the trading liquidity of our shares of common stock; and

•                                          facilitate future mergers and acquisitions.

Q.                                  WHAT WILL STOCKHOLDERS RECEIVE FOR THEIR EXISTING OLD AJS BANCORP SHARES?

A.                                   As more fully described in “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Public Stockholders,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 0.7365 of a share at the minimum and 0.9965 of a share at the maximum of the offering range (or 1.1459 shares at the adjusted maximum of the offering range) of New AJS Bancorp common stock (cash will be paid in lieu of any fractional shares).  For example, if you own 100 shares of Old AJS Bancorp common stock, and the exchange ratio is 0.8665 (at the midpoint of the offering range), after the conversion you will receive 86 shares of New AJS Bancorp common stock and $6.50 in cash, the value of the fractional share, based on the $10.00 per share purchase price of stock in the offering.

If you own shares of Old AJS Bancorp common stock in a brokerage account in “street name,” your shares will be automatically exchanged within your account, and you do not need to take any action to exchange your shares of common stock or receive cash in lieu of fractional shares.  If you own shares in the form of Old AJS Bancorp stock certificates, after the completion of the conversion and stock offering, our transfer agent will mail to you a transmittal form with instructions to surrender your stock certificates.   New certificates of New AJS Bancorp common stock and a check representing cash in lieu of fractional shares will be mailed to you within five business days after the transfer agent receives a properly executed transmittal form and your Old AJS Bancorp stock certificate(s).  You should not submit a stock certificate until you receive a transmittal form.

Q.                                  WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $10.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK PRIOR TO COMPLETION OF THE CONVERSION?

A.                                    The shares to be issued in the exchange will be based on a price of $10.00 per share because that is the price at which New AJS Bancorp will sell shares in its stock offering.  The amount of common stock New AJS Bancorp will issue at $10.00 per share in the offering plus the exchange is based on an independent appraisal of the estimated market value of New AJS Bancorp, assuming the conversion and offering are completed.  Keller & Company, Inc., an appraisal firm experienced in appraisal of financial institutions, has estimated that, as of May 2, 2013, this market value was $17.5 million.  Based on Federal Reserve Board regulations, this market value forms the midpoint of a range with a minimum of $14.9 million and a maximum of $20.1 million.  Based on this valuation, the number of shares of common stock of New AJS Bancorp that public stockholders of Old AJS Bancorp will receive in exchange for their shares of Old AJS Bancorp common stock will range from 583,397 to 789,302, with a midpoint of 686,350 (a value of $5.8 million to $7.9 million, with a midpoint of $6.9 million, at $10.00 per share).  The number of shares received by the existing public stockholders of Old AJS Bancorp is intended to maintain their existing ownership in our organization (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares). The independent appraisal is based in part on Old AJS Bancorp’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that Keller & Company, Inc. considered comparable to Old AJS Bancorp.

Q.                                   DOES THE EXCHANGE RATIO DEPEND ON THE TRADING PRICE OF OLD AJS BANCORP COMMON STOCK?

A.                                    No, the exchange ratio will not be based on the market price of Old AJS Bancorp common stock. Instead, the purpose of the exchange ratio is to maintain the ownership percentage of existing public stockholders of Old AJS Bancorp. Therefore, changes in the price of Old AJS Bancorp common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.                                   SHOULD I SUBMIT MY STOCK CERTIFICATES NOW?

A.                                    No.  If you hold stock certificate(s), instructions for surrendering the certificates will be sent to you by our transfer agent after completion of the conversion.  If your shares are held in “street name” (e.g., in a brokerage account) rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.                                   HOW DO I VOTE?

A.                                   Mark your vote, sign each proxy card enclosed and return the card(s) in the enclosed proxy reply envelope.  YOUR VOTE IS IMPORTANT.  PLEASE VOTE PROMPTLY.

Q.                                  IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER OR OTHER NOMINEE AUTOMATICALLY VOTE ON THE PLAN ON MY BEHALF?

A.                                   No.  Your broker or other nominee will not be able to vote your shares without instructions from you.  You should instruct your broker or other nominee to vote your shares, using the directions that they provide to you.

Q.                                  WHY SHOULD I VOTE?  WHAT HAPPENS IF I DON’T VOTE?

A.                                   Your vote is very important.  We believe the conversion and offering are in the best interests of our stockholders and the communities we serve.  However, not voting all the proxy card(s) you receive will have the same effect as voting “against” the plan of conversion and reorganization.  Without sufficient favorable votes “for” the plan of conversion and reorganization, we cannot complete the conversion and offering.

Q.                                  WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER, BANK OR OTHER NOMINEE?

A.                                   Your vote is important.  If you do not instruct your broker, bank or other nominee to vote your shares, the unvoted proxy will have the same effect as a vote “against” the plan of conversion and reorganization.

Q.                                  MAY I PLACE AN ORDER TO PURCHASE SHARES IN THE OFFERING, IN ADDITION TO THE SHARES THAT I WILL RECEIVE IN THE EXCHANGE?

A.                                   If you would like to receive a prospectus and stock order form, you may call our Stock Information Center, toll-free, at (877) 643-8198, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  The Stock Information Center is closed weekends and bank holidays.

Eligible current and former depositors and certain borrowers of A.J. Smith Federal Savings Bank and participants in A.J. Smith Federal Savings Bank’s tax-qualified employee benefit plans have priority subscription rights allowing them to purchase common stock in a subscription offering. Certain restrictions may apply. Please see “Proposal 1—Approval of the Plan of Conversion and Reorganization—Procedure for Purchasing Shares in Subscription and Community Offerings—Other Restrictions.” Shares not purchased in the subscription offering may be available for sale to the public in a community offering, if commenced.  In the event orders for New AJS Bancorp common stock in a community offering exceed the number of shares available for sale, available shares will be allocated first to cover orders of natural persons (including trusts of natural persons) residing in the Illinois counties of Cook or Will; second to cover orders of Old AJS Bancorp stockholders as of July 31, 2013; and thereafter to cover orders of the general public.

Stockholders of Old AJS Bancorp are subject to an ownership limitation.  Shares of common stock purchased in the offering by a stockholder and his or her associates or individuals acting in concert with the stockholder, plus any shares a stockholder and these individuals receive in the exchange for existing shares of Old AJS Bancorp common stock, may not exceed 4.9% of the total shares of common stock of New AJS Bancorp to be issued and outstanding after the completion of the conversion.  If you currently own more than 4.9% of our total outstanding shares, you may not purchase shares in the offering.

Please note that properly completed and signed stock order forms, with full payment, must be received (not postmarked) before 2:00 p.m., Central Time on September 17, 2013.

Q.                                  WILL THE CONVERSION HAVE ANY EFFECT ON DEPOSIT AND LOAN ACCOUNTS AT A.J. SMITH FEDERAL SAVINGS BANK?

A.                                   No.  The account number, amount, interest rate and withdrawal rights of deposit accounts will remain unchanged.  Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal limit.  Loans and rights of borrowers will not be affected.  Deposit accounts will not be converted to stock.

OTHER QUESTIONS?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting on the plan of conversion and reorganization may be directed to our proxy information agent, Phoenix Advisors Partners, LLC, toll-free, at (866) 751-6308, Monday through Friday from 8:00 a.m. to 10:00 p.m., Central Time.

Questions about the stock offering may be directed to our Stock Information Center, toll-free, at (877) 643-8198, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  The Stock Information Center is closed weekends and bank holidays.

SUMMARY

This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you.  To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal 1 — Approval of The Plan of Conversion and Reorganization,” “Proposal 2 — Adjournment of the Special Meeting,” “Proposals 3a through 3c — Informational Proposals Related to the Articles of Incorporation of New AJS Bancorp” and the consolidated financial statements and the notes to the consolidated financial statements.

The Special Meeting

Date, Time and Place.  Old AJS Bancorp will hold its special meeting of stockholders at the executive offices of A.J. Smith Federal Savings Bank, 14757 South Cicero Avenue, Midlothian, Illinois 60445, on September 27, 2013, at 2:00 p.m., Central Time.

The Proposals. Stockholders will be voting on the following proposals at the special meeting:

1.                          The approval of a plan of conversion and reorganization whereby AJS Bancorp, MHC and AJS Bancorp, Inc. will convert and reorganize from the mutual holding company structure to the stock holding company structure, as described in more detail in this proxy statement/prospectus;

2.                          The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization;

3.                          The following informational proposals:

3a.       Approval of a provision in New AJS Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to New AJS Bancorp’s articles of incorporation;

3b.       Approval of a provision in New AJS Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to New AJS Bancorp’s bylaws;

3c.        Approval of a provision in New AJS Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New AJS Bancorp’s outstanding voting stock; and

4.                          Such other business that may properly come before the meeting.

The provisions of New AJS Bancorp’s articles of incorporation which are summarized as informational proposals 3a through 3c were approved as part of the process in which our board of directors approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions only provide for a vote on the entire plan of conversion and reorganization and not specific parts of the plan of conversion and reorganization such as the content of the governing documents of the new savings and loan holding company.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of New AJS Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New AJS Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required for Approval of Proposals by the Stockholders of Old AJS Bancorp

Proposal 1: Approval of the Plan of Conversion and Reorganization.  We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Old AJS Bancorp stockholders, including shares held by AJS Bancorp, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Old AJS Bancorp stockholders other than AJS Bancorp, MHC.

Proposal 1 must also be approved by the depositors and certain borrowers of A.J. Smith Federal Savings Bank at a special meeting called for that purpose.

Proposal 2:  Approval of the adjournment of the special meeting.  We must obtain the affirmative vote of at least a majority of the votes cast by Old AJS Bancorp stockholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and reorganization.

Informational Proposals 3a through 3c.  The provisions of New AJS Bancorp’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Old AJS Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions only provide for a vote on the entire plan of conversion and reorganization and not specific parts of the plan of conversion and reorganization such as the content of the governing documents of the new savings and loan holding company.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals.  The provisions of New AJS Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New AJS Bancorp if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Old AJS Bancorp.  At this time, we know of no other matters that may be presented at the special meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must advise the corporate secretary of Old AJS Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person.  Attendance at the special meeting will not in itself constitute revocation of your proxy.

Vote by AJS Bancorp, MHC

Management anticipates that AJS Bancorp, MHC, our majority stockholder, will vote all of its shares of common stock in favor of all the matters set forth above.  If AJS Bancorp, MHC votes all of its shares in favor of each proposal, the approval of the adjournment of the special meeting, if necessary, would be assured.

As of July 31, 2013, the directors and executive officers of Old AJS Bancorp beneficially owned 159,708 shares (excluding exercisable options), or approximately 7.9% of the outstanding shares of Old AJS Bancorp common stock, and AJS Bancorp, MHC owned 1,227,544 shares, or approximately 60.8% of the outstanding shares of Old AJS Bancorp common stock.

Vote Recommendations

Your board of directors unanimously recommends that you vote “FOR” the plan of conversion and reorganization, “FOR” the adjournment of the special meeting, if necessary, and “FOR” the Informational Proposals 3a through 3c.

The Companies

New AJS Bancorp

The shares being offered will be issued by New AJS Bancorp, a Maryland corporation.  Upon completion of the conversion, New AJS Bancorp will become the successor corporation to Old AJS Bancorp and the parent holding company for A.J. Smith Federal. New AJS Bancorp will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, also referred to herein as the Federal Reserve Board.  New AJS Bancorp’s executive offices are located at 14757 South Cicero Avenue, Midlothian, Illinois 60445, and its telephone number at that address is (708) 687-7400.

Old AJS Bancorp and AJS Bancorp, MHC

Old AJS Bancorp is a federally chartered corporation that owns all of the outstanding shares of common stock of A.J. Smith Federal.  At March 31, 2013, Old AJS Bancorp had consolidated assets of $218.5 million, deposits of $171.6 million and stockholders’ equity of $22.9 million.  At March 31, 2013, Old AJS Bancorp had 2,019,647 shares of common stock outstanding, of which 792,103 shares, or 39.2%, were owned by the public and will be exchanged for shares of common stock of New AJS Bancorp as part of the conversion.  The remaining 1,227,544 shares of common stock of Old AJS Bancorp are held by AJS Bancorp, MHC, a federally chartered mutual holding company.  The shares of common stock being offered by New AJS Bancorp represent AJS Bancorp, MHC’s ownership interest in Old AJS Bancorp.  Upon completion of the conversion and offering, AJS Bancorp, MHC’s shares will be cancelled and AJS Bancorp, MHC and Old AJS Bancorp will no longer exist.

Old AJS Bancorp’s principal executive office is located at 14757 South Cicero Avenue, Midlothian, Illinois 60445, and its telephone number at that address is (708) 687-7400.

A.J. Smith Federal

A.J. Smith Federal was founded in 1892 by Arthur J. Smith as a building and loan cooperative organization.  In 1924 we were chartered as an Illinois savings and loan association, and in 1934 we converted to a federal charter.  In 1984 we amended our charter to become a federally chartered savings bank.  We are a customer-oriented institution, operating from our main office in Midlothian, Illinois, and two branch offices in Orland Park, Illinois.  Our primary business activity is the origination of one- to four-family real estate loans.  To a lesser extent, we originate home equity and consumer loans.  We also invest in securities, primarily United States Government Agency securities and mortgage-backed securities.  In addition, we offer insurance and investment products and services on a limited basis.  A.J. Smith Federal’s Internet address is www.ajsmithbank.com.  Information on this website is not and should not be considered to be a part of this proxy statement/prospectus.

On March 8, 2012, we entered into a Formal Agreement with our primary federal regulator, the Office of the Comptroller of the Currency.  The Formal Agreement sought to address Office of the Comptroller of the Currency findings of unsafe and unsound practices by A.J. Smith Federal relating to management, credit underwriting and administration, and liquidity risk management.  The Formal Agreement required that the board of directors of A.J. Smith Federal take specific actions to address the deficiencies noted by the Office of the Comptroller of the Currency. Management believes that they have complied with the requirements of the Agreement. Concurrent with entering into the Formal Agreement, A.J. Smith Federal was deemed by the Office of the Comptroller of the Currency to be in “troubled condition” under the Office of the Comptroller of the Currency’s prompt corrective action rules.  In addition, pursuant to an Individual Minimum Capital Requirement, A.J. Smith Federal has been directed by the Office of the Comptroller of the Currency to maintain a Tier 1 Leverage capital ratio of 8% and a Total Risk-Based capital ratio of 12%. At March 31, 2013, A.J. Smith Federal was in compliance with its Individual Minimum Capital Requirement with a Tier 1 Leverage capital ratio of 10.35% and Total Risk-Based capital ratio of 23.44%. For more information, see “Supervision and Regulation—Agreement with the Office of the Comptroller of the Currency” and “Risk Factors.”

Plan of Conversion and Reorganization

The Boards of Directors of Old AJS Bancorp, AJS Bancorp, MHC, A.J. Smith Federal Savings Bank and New AJS Bancorp have adopted the plan of conversion and reorganization pursuant to which A.J. Smith Federal Savings Bank will reorganize from the mutual holding company structure to a fully public stock holding company structure. Public stockholders of Old AJS Bancorp will receive shares in New AJS Bancorp in exchange for their shares of Old AJS Bancorp common stock based on an exchange ratio.  This conversion to a stock holding company structure also includes the offering by New AJS Bancorp of shares of its common stock to eligible depositors and borrowers of A.J. Smith Federal Savings Bank and to the public, including Old AJS Bancorp stockholders, in a subscription offering and, if necessary, in a community offering and/or syndicated community offering.  Following the conversion and offering, AJS Bancorp, MHC and Old AJS Bancorp will no longer exist, and New AJS Bancorp will replace Old AJS Bancorp as the parent company of A.J. Smith Federal Savings Bank.

The conversion and offering cannot be completed unless the stockholders of Old AJS Bancorp approve the plan of conversion and reorganization.  Old AJS Bancorp’s stockholders will vote on the plan of conversion and reorganization at Old AJS Bancorp’s special meeting.  This document is the proxy statement used by Old AJS Bancorp’s board of directors to solicit proxies for the special meeting.  It is also the prospectus of New AJS Bancorp regarding the shares of New AJS Bancorp common stock to be issued to Old AJS Bancorp’s public stockholders in the share exchange.  This document does not serve as the prospectus relating to the offering by New AJS Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, which will be made pursuant to a separate prospectus.

Our Current Organizational Structure

A.J. Smith Federal became the wholly owned subsidiary of Old AJS Bancorp in December 2001 when A.J. Smith Federal reorganized from a federally chartered mutual savings and loan association into the two-tiered mutual holding company structure.  In connection with the reorganization, Old AJS Bancorp sold 1,179,409 shares of its common stock to the public, representing 49% of the outstanding shares at $10.00 per share. An additional 1,227,544 shares, or 51% of the outstanding shares of Old AJS Bancorp, were issued to AJS Bancorp, MHC.

From 2002 to August 2011, Old AJS Bancorp generally paid quarterly dividends.  In September 2011, Old AJS Bancorp ceased paying dividends. Following completion of the conversion and offering, New AJS Bancorp will seek regulatory approval to pay a regular quarterly dividend. See “Our Dividend Policy” and “Market for the Common Stock.”

Pursuant to the terms of a plan of conversion and reorganization, AJS Bancorp, MHC is now converting from the mutual holding company corporate structure to the stock holding company corporate structure.  As part of the conversion, we are offering for sale shares representing the majority ownership interest in Old AJS Bancorp that is currently held by AJS Bancorp, MHC.  The shares being offered in the offering will be issued by New AJS Bancorp.  Upon completion of the conversion, public stockholders of Old AJS Bancorp will receive shares of common stock of New AJS Bancorp in exchange for their shares of Old AJS Bancorp, shares held by AJS Bancorp, MHC will be cancelled, AJS Bancorp, MHC and Old AJS Bancorp will cease to exist, and New AJS Bancorp will become the successor corporation to Old AJS Bancorp and the parent holding company for A.J. Smith Federal.

The following diagram shows our current organizational structure, reflecting ownership percentages as of March 31, 2013:

After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

Business Strategy

Our business strategy is to operate as a well-capitalized, profitable, community-oriented savings bank dedicated to providing quality customer service.  In the past, we implemented our business strategy by emphasizing the origination of one- to four-family loans and other loans secured by real estate.  We continue to be primarily a one- to four-family lender with the ability to originate FHA loans.  In the past, we broadened the scope of our loan products and services to include loans secured by commercial real estate. However, in 2008, as a result of the economic downturn’s impact on commercial real estate in the Chicago market, we discontinued our commercial lending services. For the years ended December 31, 2011 and 2012, we incurred net losses of $2.1 million and $22,000, respectively.  As our local economy improves, we intend to resume originating a moderate amount of multi-family and commercial real estate loans consistent with our conservative loan underwriting policies and procedures. Our business strategies are summarized below:

•                                          Continuing One- to Four-Family Residential Real Estate Lending.  Historically, we have emphasized one- to four-family residential lending within our market area.  As of March 31, 2013, $95.0 million, or 78.6%, of our total loan portfolio consisted of one- to four-family residential real estate loans.  During the three months ended March 31, 2013 and for the year ended December 31, 2012, we originated $2.6 million and $7.1 million of one- to four-family residential real estate loans, respectively. In September 2012, we also began purchasing fixed-rate jumbo (loan balances of $417,000 or greater) one- to four-family residential loans located in the Chicagoland area from another financial institution. For the three months ended March 31, 2013 and for the year ended December 31, 2012, these loan purchases totaled $935,000 and $1.1 million, respectively. We intend to continue to originate and purchase one- to four-family loans because of our expertise with this type of lending.

•                                          Focus on Relationship Banking.  We are focused on meeting the financial needs of our customer base through offering a full complement of loan, deposit and online banking solutions (i.e., internet banking).  Over the years we have introduced new products and services in order to more fully serve and deepen our relationship with customers which has enabled us to grow our core deposit base, which generally represents a customer’s primary banking relationship.  While the amount of total deposits decreased to $171.6 million at March 31, 2013 from $196.3 million at December 31, 2010, our core deposits, which we consider to be our checking, passbook, NOW and money market accounts, grew 12.4% to $101.3 million as of March 31, 2013 from $90.1 million as of December 31, 2010 primarily as a result of our focus on relationship banking.

•                                          Managing Interest Rate Risk.  Like many financial institutions during the prolonged low interest rate environment, a significant portion of our loan portfolio is comprised of fixed-rate loans which are currently preferred by borrowers.  We monitor our interest rate risk on an ongoing basis in order to be well positioned for the inevitable increase in interest rates. We manage our interest rate risk in a variety of ways. Substantially all of our investments, a significant portion of which have fixed interest rates, are classified as available for sale. We seek to maintain a portion of our investment portfolio in shorter-term instruments with a stable cash flow. The majority of our one- to four-family residential loans are underwritten to qualify for sale in the secondary market. We also have emphasized lower cost savings deposits and transaction accounts.  In addition, we have substantial borrowing capacity to access capital to be used if necessary to originate loans in a rising interest rate environment.  The ability over time to leverage the net proceeds from the offering will permit us to grow our interest-earning assets and manage our interest rate risk.  Our Asset-Liability Committee meets quarterly to analyze our interest rate risk. At March 31, 2013, in the event of a100 basis point increase in interest rates, we would experience a 1.70% increase in the economic value of equity. As of the same date, in the event of a 400 basis point increase in interest rates, we would experience a 3.64% decrease in the economic value of equity.

•                                          Continue to Improve Asset Quality.  We emphasize a disciplined credit culture based on market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers.  While the challenging operating environment following the economic downturn contributed to an increase in problem assets, management’s primary objective has been to expeditiously reduce the level of non-performing assets through diligent monitoring and aggressive resolution efforts. Non-performing assets decreased $2.7 million to $6.6 million as of March 31, 2013 from $9.3 million at December 31, 2009, although the level of non-performing assets at March 31, 2013 was higher than or equal to the level of non-performing assets at December 31, 2011 and 2010 which were $6.2 million and $6.6 million, respectively.  Non-performing assets to total assets decreased 71 basis points to 3.01% as of March 31, 2013 from 3.72% as of December 31, 2009.  Beginning in 2008, we discontinued originating commercial real estate loans and increased our emphasis on originating one- to four-family residential loans.  The results of this effort are reflected in our improved asset quality. As the economy improves, we plan to resume a moderate level of multi-family and commercial real estate lending consistent with our conservative loan underwriting policies and procedures.

We are currently subject to a Formal Agreement with the Office of the Comptroller of the Currency and an Individual Minimum Capital Requirement both of which may adversely affect our operations and our financial performance. Our ability to successfully implement our business strategy is dependent upon our continued compliance with the terms of the Formal Agreement and the Individual Minimum Capital Requirement and obtaining their termination. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a more complete discussion of our business strategy.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•                                          Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation.  The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, has changed our primary holding company regulator to the Federal Reserve Board, which has resulted in changes in regulations applicable to AJS Bancorp, MHC and Old AJS Bancorp, including AJS Bancorp, MHC’s ability to waive the receipt of dividends from Old AJS Bancorp.  Absent approval for AJS Bancorp, MHC to waive dividends, any dividend declared on Old AJS Bancorp’s common stock would have to be paid to AJS Bancorp, MHC, as well as our public stockholders, resulting in a tax liability for AJS Bancorp, MHC, fewer capital resources available to Old AJS Bancorp and A.J. Smith Federal and a decrease in the exchange ratio for our public stockholders upon conversion to stock form.  The Federal Reserve Board currently requires a “grandfathered” mutual holding company, like AJS Bancorp, MHC, to obtain member (depositor and certain borrower) approval and comply with other procedural requirements prior to waiving dividends, which makes dividend waivers more difficult and costly to obtain.  The conversion will eliminate our mutual holding company structure, and should we receive regulatory approval to reintroduce a cash dividend, enable us to pay dividends to our stockholders, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions.  See “Our Dividend Policy.”  It also will eliminate the risk that the Federal Reserve Board will amend existing regulations applicable to the conversion process in a manner disadvantageous to our public stockholders or depositors.

•                                          Transition A.J. Smith Federal to a more familiar and flexible holding company structure.   The stock holding company structure is a more familiar form of organization which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•                                          Improve the trading liquidity of our shares of common stock.  The greater number of shares that will be outstanding after completion of the conversion and offering will result in a more liquid and active market for our common stock.  A more liquid and active market would make it easier for our stockholders to buy and sell our common stock and would give us greater flexibility in implementing capital management strategies.

•                                          Facilitate future mergers and acquisitions.  Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company form will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise.  The additional capital raised in the offering also will enable us to consider larger transactions.  In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions.  Applicable regulations prohibit the acquisition of New AJS Bancorp for three years following completion of the conversion without regulatory approval.

See “Proposal 1—Approval of the Plan of Conversion and Reorganization” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Offering

We are offering between 904,103 and 1,223,198 shares of common stock to eligible depositors and certain borrowers of A.J. Smith Federal, to our tax-qualified employee benefit plans and, to the extent shares remain available, in a community offering to residents of the Illinois counties of Cook or Will, and to our existing public stockholders and to the general public. If necessary, we will also offer shares to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 1,406,677 shares as a result of demand for the shares of common stock in the offering or changes in market conditions.   Unless the number of shares of common stock to be offered is increased to more than 1,406,677 shares or decreased to fewer than 904,103 shares, or the subscription and community offerings are extended beyond November 1, 2013, subscribers will not have the opportunity to change or cancel their stock orders once submitted.  If the offering is extended past November 1, 2013, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders.  If you do not respond to this notice, we will cancel your stock order, promptly return your funds with interest at 0.05% per annum for funds received in the subscription and community offerings or cancel your deposit account withdrawal authorization.  If the number of shares to be sold is increased to more than 1,406,677 shares or decreased to less than 904,103 shares, all subscribers’ stock orders will be cancelled, their withdrawal authorizations will be cancelled and funds received for the purchase of shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.05% per annum.  We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time.  No shares purchased in the subscription offering and community offering will be issued until the completion of a syndicated offering, if any.

The purchase price of each share of common stock offered for sale in the offering is $10.00.  All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated offering.  Investors will not be charged a commission to purchase shares of common stock in the offering.  Keefe, Bruyette & Woods, Inc., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock being offered for sale in the subscription and community offerings.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of Old AJS Bancorp for shares of New AJS Bancorp are based on an independent appraisal of the estimated market value of New AJS Bancorp, assuming the offering is completed.  Keller and Company, Inc., our independent appraiser, has estimated that, as of May 2, 2013, this market value was $17.5 million.  Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $14.9 million and a maximum of $20.1 million.  Based on this valuation range, the 60.8% pro forma ownership interest of AJS Bancorp, MHC in Old AJS Bancorp as of March 31, 2013 being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by New AJS Bancorp ranges from 904,103 shares to 1,223,198 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  The exchange ratio ranges from 0.7365 of a share at the minimum of the offering range to 0.9965 of a share at the maximum of the offering range, and will preserve the existing percentage ownership of public stockholders of Old AJS Bancorp (excluding any new shares purchased by them in the stock offering and their receipt of cash in lieu of fractional shares).  If demand for shares or market conditions warrant, the appraisal can be increased by 15%, which would result in an appraised value of $23.1 million, an offering of 1,406,677 shares of common stock, and an exchange ratio of 1.1459 shares.

The appraisal is based in part on Old AJS Bancorp’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded thrift holding companies that Keller and Company, Inc. considers comparable to Old AJS Bancorp.  The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			(in millions)
Alliance Bancorp, Inc. of Pennsylvania	ALLB	Broomall, PA	$460.9
FedFirst Financial Corporation	FFCO	Monessen, PA	318.8
Fox Chase Bancorp, Inc.	FXCB	Hatboro, PA	1,088.3
IF Bancorp, Inc.	IROQ	Watseka, IL	520.7
Jacksonville Bancorp, Inc.	JXSB	Jacksonville, IL	321.4
LSB Financial Corp.	LSBI	Lafayette, IN	364.6
Pulaski Financial Corp.	PULB	St. Louis, MO	1,382.3
River Valley Bancorp	RIVR	Madison, IN	472.9
TF Financial Corp.	THRD	Newtown, PA	711.8
Wayne Savings Bancshares, Inc.	WAYN	Wooster, OH	402.1

(1)                                 Assets as of December 31, 2012 as used in the appraisal.

The selection of the peer group was based on both general and specific parameters.  The general parameters related to an institution’s geographic location, asset size, trading index, merger and acquisition involvement and timing of conversion from the mutual to the stock form of organization. Specific parameters related to an institution’s balance sheet characteristics, operating performance characteristics and asset quality characteristics.

The general parameter requirements for the selection of the peer group candidates included a maximum asset size limit of $1.5 billion, a trading exchange requirement that each candidate be traded on a major stock exchange such as the New York Stock Exchange or Nasdaq and a geographic parameter that eliminated potential candidates located in the southwest, southeast and western parts of the United States. In addition, a merger and acquisition parameter was established that eliminated any potential candidate that was involved in a merger and acquisition transaction as a target, and a recent conversion parameter was established that eliminated any institution that has not converted from the mutual to the stock form of organization for at least four quarters or prior to December 31, 2011.  Due to the general parameter requirement related to trading on Nasdaq or another major stock exchange, the asset size of the peer group institutions resulted in larger institutions.

The specific parameter requirements are tied to the financial characteristics of A.J. Smith Federal and related to selected key balance sheet ratios, including cash and investments to assets, loans to assets, deposits to assets, borrowed funds to assets and equity to assets. In addition, selected key performance ratios such as return on average assets, return on average equity, net interest margin, non-interest income to average assets and non-interest expenses to average assets were considered and compared to A.J. Smith Federal as well as asset quality ratios such as non-performing assets to assets, repossessed assets to assets and allowance for loan losses to assets.

Each institution in the peer group must fulfill the general parameters identified and fulfill each of the specific financial parameters.

The following table presents a summary of selected pricing ratios for New AJS Bancorp (on a pro forma basis) and the peer group companies used by Keller & Company, Inc., our independent appraiser, in its appraisal.  These ratios are based on Old AJS Bancorp’s book value, tangible book value and core earnings as of and for the twelve months ended March 31, 2013 and the latest date for which complete financial data were publicly available for the peer group as of May 2, 2013, the date of the appraisal.  Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 31.38% on a price-to-book value basis and a discount of 33.58% on a price-to-tangible book value basis.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
New AJS Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	NM	67.61%	67.61%
Maximum	NM	61.69%	61.69%
Midpoint	NM	56.05%	56.05%
Minimum	NM	49.88%	49.88%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	18.64x	81.67%	84.39%
Medians	15.48x	80.11%	81.65%

NM Not meaningful.

The independent appraisal does not indicate trading market value.  Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price.  Furthermore, the pricing ratios presented in the appraisal were utilized by Keller and Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “Proposal 1—Approval of the Plan of Conversion and Reorganization—Stock Pricing and Number of Shares to be Issued.”

The Exchange of Existing Shares of Old AJS Bancorp Common Stock

If you are currently a stockholder of Old AJS Bancorp, your shares will be cancelled at the completion of the conversion and will be exchanged for shares of common stock of New AJS Bancorp.  The number of shares of common stock you receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Old AJS Bancorp common stock owned by public stockholders immediately prior to the completion of the conversion. Depending on the exchange ratio and the market value of Old AJS Bancorp common stock at the time of the exchange, the initial market value of the New AJS Bancorp common stock that you receive in the share exchange could be less than the market value of the Old AJS Bancorp common stock that you currently own.  The following table shows how the exchange ratio will adjust, based on the appraised value of New AJS Bancorp as of May 2, 2013, assuming public stockholders of Old AJS Bancorp own 39.2% of Old AJS Bancorp common stock immediately prior to the completion of the conversion.  The table also shows the number of shares of New AJS Bancorp common stock a hypothetical owner of Old AJS Bancorp common stock would receive in exchange for 100 shares of Old AJS Bancorp common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of New AJS Bancorp to be Issued for Shares of Old AJS Bancorp		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price (1)	Share (2)	Shares (3)

Minimum	904,103	60.8%	583,397	39.2%	1,487,500	0.7365	$7.37	$14.77	73
Midpoint	1,063,650	60.8	686,350	39.2	1,750,000	0.8665	8.67	15.46	86
Maximum	1,223,198	60.8	789,302	39.2	2,012,500	0.9965	9.97	16.15	99
Adjusted Maximum	1,406,677	60.8	907,698	39.2	2,314,375	1.1459	11.46	16.95	114

(1)         Represents the value of shares of New AJS Bancorp common stock to be received in the conversion by a holder of one share of Old AJS Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share purchase price.

(2)         Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.

(3)         Cash will be paid in lieu of fractional shares.

If you own shares of Old AJS Bancorp common stock in a brokerage account in “street name,” your shares will be exchanged automatically within your account, so you do not need to take any action to exchange your shares of common stock.  If your shares are represented by physical Old AJS Bancorp stock certificates, after the completion of the conversion, our transfer agent will mail to you a transmittal form with instructions to surrender your stock certificate(s).  You should not submit a stock certificate until you receive a transmittal form. New stock certificates for New AJS Bancorp common stock will be mailed to you after the transfer agent receives a properly executed transmittal form and your Old AJS Bancorp stock certificate(s).

No fractional shares of New AJS Bancorp common stock will be issued to any public stockholder of Old AJS Bancorp.  For each fractional share that otherwise would be issued, New AJS Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of Old AJS Bancorp common stock also will convert into and become options to purchase shares of New AJS Bancorp common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion.  At March 31, 2013, there were 62,485 outstanding options to purchase shares of Old AJS Bancorp common stock, all of which have vested.  Such outstanding options will be converted into options to purchase 46,020 shares of common stock at the minimum of the offering range and 62,266 shares of common stock at the maximum of the offering range.  Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.  If all existing options were exercised for authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 3.0%.

How We Intend to Use the Proceeds From the Offering

We intend to invest at least 50% of the net proceeds from the offering in A.J. Smith Federal, loan funds to our employee stock ownership plan to fund its expected purchase of 8% of the shares of common stock sold in the offering and retain the remainder of the net proceeds from the offering at New AJS Bancorp. Therefore, assuming we sell 1,063,650 shares of common stock in the stock offering, and we have net proceeds of $9.5 million, we intend to invest $4.8 million in A.J. Smith Federal, loan $851,000 to our employee stock ownership plan to fund its purchase of shares of common stock and retain the remaining $3.9 million of the net proceeds at New AJS Bancorp.

The remainder of the net proceeds will be used by New AJS Bancorp for general corporate purposes, including paying cash dividends and repurchasing shares of our common stock, subject to regulatory restrictions.  Funds invested in A.J. Smith Federal will be used to increase capital levels and to support increased lending and new products and services. The net proceeds retained by New AJS Bancorp and A.J. Smith Federal also may be used to expand our retail banking franchise by acquiring new branches or by acquiring other financial institutions. We do not currently have any agreements or understandings regarding any acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Please see the section of this proxy statement/prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Market for Common Stock

Old AJS Bancorp’s common stock is not currently listed on a national securities exchange. Trades in the common stock are quoted on the OTC Bulletin Board under the symbol “AJSB.”  Upon completion of the conversion, the shares of common stock of New AJS Bancorp will replace the existing shares of Old AJS Bancorp common stock, and we expect that transactions in the shares of New AJS Bancorp common stock will also be quoted on the OTC Bulletin Board under the symbol “AJSB.” In order to list our stock on the OTC Bulletin Board, we are required to have at least one broker-dealer who will make a market in our common stock.  Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Dividend Policy

After the completion of the conversion we intend to seek regulatory approval to pay cash dividends on a quarterly basis.  Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and an annual yield of 2.0% based on a price of $10.00 per share. We cannot assure you that we will obtain such approval or when such approval may be obtained.

We also intend to seek regulatory approval to pay a one-time, special cash dividend of $0.25 per share to all New AJS Bancorp stockholders.  We cannot assure you that we will obtain such approval or when such approval may be obtained.

The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, our ability to receive dividends from A.J. Smith Federal, statutory and regulatory limitations, alternative uses of capital, including acquisitions and general economic conditions.  We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated.

For information regarding our historical dividend payments, see “Selected Consolidated Financial and Other Data” and “Market for the Common Stock.”  For information regarding our current and proposed dividend policy, see “Our Dividend Policy.”

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, will subscribe for 70,398 shares of common stock in the offering, representing 7.8% of shares to be sold at the minimum of the offering range.  The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.  Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 188,905 shares of New AJS Bancorp common stock, or 12.7% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own that will be exchanged for shares of New AJS Bancorp.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•                                          The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of AJS Bancorp, MHC (depositors and certain borrowers of A.J. Smith Federal) as of July 31, 2013;

•                                          The plan of conversion and reorganization is approved by Old AJS Bancorp stockholders holding at least two-thirds of the outstanding shares of common stock of Old AJS Bancorp as of July 31, 2013, including shares held by AJS Bancorp, MHC;

•                                          The plan of conversion and reorganization is approved by Old AJS Bancorp stockholders holding at least a majority of the outstanding shares of common stock of Old AJS Bancorp as of July 31, 2013, excluding shares held by AJS Bancorp, MHC;

•                                          We sell at least the minimum number of shares of common stock offered in the offering; and

•                                          We receive final approval of the Federal Reserve Board to complete the conversion and offering.

AJS Bancorp, MHC intends to vote its shares in favor of the plan of conversion and reorganization.  At July 31, 2013, AJS Bancorp, MHC owned 60.8% of the outstanding shares of common stock of Old AJS Bancorp.  The directors and executive officers of Old AJS Bancorp and their affiliates owned 159,708 shares of Old AJS Bancorp (excluding exercisable options), or 7.9% of the outstanding shares of common stock and 20.2% of the outstanding shares of common stock excluding shares held by AJS Bancorp, MHC. They intend to vote those shares in favor of the plan of conversion and reorganization.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 904,103 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range.  Specifically, we may:

(i)                                     increase the purchase and ownership limitations; and/or

(ii)                                  seek regulatory approval to extend the offering beyond November 1, 2013; and/or

(iii)                               increase the number of shares purchased by the employee stock ownership plan.

If we extend the offering beyond November 1, 2013, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders.  If you do not respond to this notice, we will cancel your stock order, promptly return your funds with interest at 0.05% per annum for funds received in the subscription and community offerings or cancel your deposit account withdrawal authorization.  If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the new limit.  In our sole discretion, we may also resolicit some other large subscribers to give them the opportunity to increase their subscriptions up to the new limit.

Possible Change in the Offering Range

Keller and Company, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Keller and Company, Inc. determines that our pro forma market value has increased, we may sell up to 1,406,677 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $14.9 million or above $23.1 million, then, after consulting with the Federal Reserve Board, we may:

•                                          terminate the stock offering, cancel stock orders, promptly return all funds (with interest paid on funds received in the subscription and community offerings) and cancel any deposit account withdrawal authorizations;

•                                          set a new offering range; or

•                                          take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will cancel stock orders, promptly return funds with interest at 0.05% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  We will resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of AJS Bancorp, MHC that has been called to vote on the plan of conversion and reorganization, and at any time after member approval with the approval of the Federal Reserve Board.  If we terminate the offering, we will cancel stock orders, promptly return funds with interest at 0.05% per annum for funds received in the subscription and community offerings, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees, to purchase up to 8% of the shares of common stock we sell in the offering.  These shares, when combined with shares already owned by our employee stock ownership plan, will be less than 10% of the shares outstanding following the conversion.

Federal regulations permit us to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion.  Our current intention is to implement one or more new stock-based benefit plans, but we have not determined whether we would adopt the plans within 12 months following the completion of the conversion or more than 12 months following the completion of the conversion.  Stockholder approval of these plans would be required.  If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would reserve a number of shares (i) up to 4% of the shares of common stock sold in the offering for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors.  The total number of shares available under the stock-based benefit plans is subject to adjustment as may be required by federal regulations or policy to reflect shares of common stock or stock options previously granted by Old AJS Bancorp or A.J. Smith Federal.  For stock-based benefit plans adopted within 12 months following the completion of the conversion, current regulatory policy would require that the total number of shares of restricted stock and the total number of shares available for the exercise of stock options not exceed 4% and 10%, respectively, of our total outstanding shares following the conversion.  If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above.  We have not yet determined the number of shares that would be reserved for issuance under these plans.  For a description of our current stock-based benefit plan, see “Management—Benefit Plans.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that will be available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards and stock options, respectively.  The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of purchased in the open market.  A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution
			As a	Resulting	Value of Grants
			Percentage of	From	(In Thousands) (1)
		At Adjusted	Common	Issuance of		At Adjusted
	At Minimum of Offering Range	Maximum of Offering Range	Stock to be Sold in the Offering	Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	Maximum of Offering Range

Employee stock ownership plan	72,328	112,535	8.00%	NA (2)	$723	$1,125
Restricted stock awards	36,164	56,266	4.00	2.37%	362	563
Stock options	90,410	140,668	10.00	5.73%	217	338
Total	198,902	309,469	22.00%	7.84%	$1,302	$2,026

(1)         The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share.  The fair value of stock options has been estimated at $2.40 per option using the Black-Scholes option pricing model with the following assumptions:  a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; a dividend yield of 0%; a risk-free rate of return of 1.72%; and expected volatility of 12.81%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(2)         No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the stock offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2003 Stock Option Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock under our existing stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of March 31, 2013 regarding our employee stock ownership plan, our 2003 Recognition and Retention Plan, our 2003 Stock Option Plan and our proposed stock-based benefit plan.  The table below assumes that 2,012,500 shares are outstanding after the offering, which includes the sale of 1,223,198 shares in the offering at the maximum of the offering range and the issuance of new shares in exchange for shares of Old AJS Bancorp using an exchange ratio of 0.9965.  It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion

Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 2001 offering (1)		94,022	(2)	$940,220		4.67%
Shares to be purchased in this offering		97,855		978,550		4.85%
Total employee stock ownership plan shares		191,877		$1,918,770		9.53%

Restricted Stock Awards:	Directors, Officers and Employees
2003 Recognition and Retention Plan (1)		58,765	(3)	$587,650	(4)	2.92%
New shares of restricted stock		48,927		489,270	(4)	2.43%
Total shares of restricted stock		107,692		$1,076,920		5.35%	(5)

Stock Options:	Directors, Officers and Employees
2003 Stock Option Plan (1)		114,284	(6)	$274,282		5.68%
New stock options		122,320		293,568	(7)	6.08%
Total stock options		236,604		$567,850		11.76	%(5)

Total of stock benefit plans		536,173		$3,563,540		26.64%

(1)         The number of shares indicated has been adjusted for the 0.9965 exchange ratio at the maximum of the offering range.

(2)         As of March 31, 2013, 94,022 of these shares, or 94,352 shares prior to adjustment for the exchange, have been allocated.

(3)         As of March 31, 2013, 58,765 of these shares, or 58,971 shares prior to adjustment for the exchange, have been awarded and all of these shares have vested.

(4)         The value of restricted stock awards is determined based on their fair value as of the date grants are made.  For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.

(5)        The number of shares of restricted stock and shares reserved for stock options set forth in the table would exceed regulatory limits if a stock-based benefit plan were adopted within one year of the completion of the conversion.  Accordingly, the number of new shares of restricted stock and shares reserved for stock options set forth in the table would have to be reduced such that the aggregate amount of stock awards and shares reserved for stock options would be 4% or less and 10% or less, respectively, of our outstanding shares, unless we obtain a waiver from the Federal Reserve Board, or we implement the incentive plan more than 12 months after completion of the conversion.  We have not determined whether we will implement a new stock-based benefit plan earlier than 12 months after completion of the conversion.

(6)         As of March 31, 2013, options to purchase 62,266 of these shares, or 62,485 shares prior to adjustment for the exchange, have been awarded and are outstanding, and all such options have vested.

(7)         The weighted-average fair value of stock options to be granted has been estimated at $2.40 per option, using the Black-Scholes option pricing model.  The fair value of stock options uses the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected term, 10 years; expected volatility, 12.81%; and risk-free rate of return, 1.72%.  The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

Tax Consequences

AJS Bancorp, MHC, Old AJS Bancorp, A.J. Smith Federal and New AJS Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, and have received an opinion of Crowe Horwath LLP regarding the material Illinois state income tax consequences of the conversion.  As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to AJS Bancorp, MHC, Old AJS Bancorp (except for cash paid for fractional shares), A.J. Smith Federal, New AJS Bancorp, persons eligible to subscribe in the subscription offering, or existing stockholders of Old AJS Bancorp.  Existing stockholders of Old AJS Bancorp who receive cash in lieu of fractional shares of New AJS Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Changes in Stockholders’ Rights for Existing Stockholders of Old AJS Bancorp

As a result of the conversion, existing stockholders of Old AJS Bancorp will become stockholders of New AJS Bancorp. Some rights of stockholders of New AJS Bancorp will be reduced compared to the rights stockholders currently have in Old AJS Bancorp.  The reduction in stockholder rights results from differences between the federal and Maryland charters, articles of incorporation and bylaws, and from distinctions between federal and Maryland law.  Many of the differences in stockholder rights under the articles of incorporation and bylaws of New AJS Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of New AJS Bancorp and all of its stockholders.  The differences in stockholder rights in the articles of incorporation and bylaws of New AJS Bancorp include the following:  (i) greater lead time required for stockholders to submit proposals for certain provisions of new business or to nominate directors; (ii) approval by at least 80% of outstanding shares required to amend the bylaws and certain provisions of the articles of incorporation; and (iii) a limit on voting rights of shares beneficially owned in excess of 10% of New AJS Bancorp’s outstanding voting stock. See “Comparison of Stockholders’ Rights For Existing Stockholders of Old AJS Bancorp” for a discussion of these differences.

Dissenters’ Rights

Stockholders of Old AJS Bancorp do not have dissenters’ rights in connection with the conversion and offering.

Important Risks in Owning New AJS Bancorp’s Common Stock

Before you decide to vote, you should read the “Risk Factors” section beginning on page 23 of this proxy statement/prospectus.

RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of New AJS Bancorp common stock.

Risks Related to Our Business

We are subject to a Formal Enforcement Order and an Individual Minimum Capital Requirement that may adversely affect our operations and our financial performance.

On March 8, 2012, we entered into a Formal Agreement with our primary federal regulator, the Office of the Comptroller of the Currency.  The Formal Agreement sought to address Office of the Comptroller of the Currency findings of unsafe and unsound practices by A.J. Smith Federal relating to management, credit underwriting and administration, and liquidity risk management.  The Formal Agreement required that the board of directors of A.J. Smith Federal take specific actions to address the deficiencies noted by the Office of the Comptroller of the Currency.  Among other things, specifically, the Formal Agreement required the board of directors to:

•                                          review the organizational structure of A.J. Smith Federal to ensure that full-time management was in place to carry out the board’s policies, ensure compliance with the Formal Agreement and manage the day-to-day operations of A.J. Smith Federal;

•                                          hire qualified senior personnel where necessary and/or provide enhanced training for existing personnel;

•                                          prepare, adopt and implement a written program for obtaining and analyzing credit and collateral information to monitor credit risk;

•                                          follow a specific protocol before originating, reviewing or restructuring any loan, lease or other extension of credit;

•                                          adopt and implement a written program to identify risk in the loan portfolio and ensure that A.J. Smith Federal does not improperly recognize income from the loan portfolio;

•                                          adopt and adhere to written policies and procedures to maintain an adequate allowance for loan and lease losses;

•                                          establish a written troubled debt restructure policy;

•                                          adopt and implement a loan review system to assure the timely identification and categorization of problem loans; and

•                                          adopt and implement a formal written liquidity management program to address A.J. Smith Federal’s liquidity position and maintain adequate sources of stable funding.

Concurrent with entering into the Formal Agreement, A.J. Smith Federal was deemed by the Office of the Comptroller of the Currency to be in “troubled condition” under the Office of the Comptroller of the Currency’s prompt corrective action rules.  Consequently, A.J. Smith Federal is subject to additional regulatory restrictions that require it to:

•                                          obtain the prior written approval of the Office of the Comptroller of the Currency before appointing any new director or senior executive officer;

•                                          obtain the prior written approval of the Office of the Comptroller of the Currency before making or entering into any “golden parachute” payments or agreements;

•                                          obtain the prior written approval of the Office of the Comptroller of the Currency before declaring or paying any dividends or making any other capital distributions; and

•                                          provide advance notice to and receive a written notice of non-objection from the Office of the Comptroller of the Currency before entering into or amending any contractual arrangements for compensation or benefits with any director or senior executive officer of A.J Smith Federal.

In addition, pursuant to an Individual Minimum Capital Requirement, A.J. Smith Federal has been directed by the Office of the Comptroller of the Currency to maintain a Tier 1 Leverage capital ratio of 8% and a Total Risk-Based capital ratio of 12%. In order to be considered “well-capitalized” by the Office of the Comptroller of the Currency, a bank must maintain a Tier 1 Leverage capital ratio of 5% and a Total Risk-Based capital ratio of 10%.  At March 31, 2013, A.J. Smith Federal’s Tier 1 Leverage capital ratio was 10.35% and its Total Risk-Based capital ratio was 23.44%.

The Formal Agreement requires that we make periodic reports to the Office of the Comptroller of the Currency as to our compliance with the requirements of the Formal Agreement.  Management believes that it has complied with the requirements of the Formal Agreement.  The requirements of the Formal Agreement will remain in effect until the Office of the Comptroller of the Currency suspends or terminates the Formal Agreement.  Moreover, A.J. Smith Federal will be subject to the higher capital requirements noted above until such time as the Office of the Comptroller of the Currency no longer considers A.J. Smith Federal to be in “troubled condition.”

Changes in interest rates could adversely affect our results of operations and financial condition.

Our results of operations and financial condition are significantly affected by changes in interest rates.  Our results of operations depend substantially on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.  Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, a sustained increase in interest rates generally would tend to reduce our interest income.  At March 31, 2013, a significant portion (39.5%) of our loan portfolio was comprised of fixed-rate loans with terms of over 15 years while a significant portion (22.6%) of our deposits was comprised of time deposits with terms of one year or less.  In the event that interest rates suddenly rise our interest expense may rise more quickly than our interest income. Consequently, we may experience a related decrease in our net interest income.

Changes in interest rates also may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs.  Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable-rate loans. Also, increases in interest rates may extend the life of fixed-rate assets, which would restrict our ability to reinvest in higher yielding alternatives, and may result in customers withdrawing certificates of deposit early so long as the early withdrawal penalty is less than the interest they could receive on a new investment.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio.  Generally, the value of our securities classified as available for sale changes inversely with changes in interest rates.  At March 31, 2013, the fair value of our portfolio of investment securities, mortgage-backed and agency securities classified as available for sale totaled $65.7 million.  At that date, net unrealized gains on these securities totaled $784,000.

As a result of our suspending the origination of commercial real estate and multi-family loans, our weighted average yield on interest-earning assets has decreased.

Since 2008, we have ceased originating new commercial and multi-family real estate loans in our market area.  As a result of the negative impact of the economic downturn on our market area, management elected to cease originating commercial and multi-family real estate loans until the local economy improves.  Consequently, our one- to four-family residential mortgage loan portfolio and our fixed-rate investment securities portfolio will likely continue to comprise a greater percentage of our interest-earning assets.  At March 31, 2013, our commercial and multi-family real estate loan portfolios totaled $13.5 million, or 11.2% of total loans, compared to $32.1 million, or 24.8% of total loans at December 31, 2008.  During the prolonged low interest rate environment, one- to four-family residential mortgage loans and fixed-rate investment securities have comprised an increasing proportion of our interest-earning assets and our weighted average yield on our interest-earning assets has decreased. Our weighted average yield on our interest-earning assets decreased 203 basis points to 3.08% for the three months ended March 31, 2013 from 5.11% for the year ended December 31, 2008.

We would expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family residential mortgage loans and investment securities generally yield less than commercial and multi-family real estate loans.  If we are unable to leverage the net proceeds of the offering with higher yielding assets our ability to generate or increase our interest income will be compromised, which will reduce our profitability.

Our emphasis on one- to four-family residential mortgage loans exposes us to increased credit risks.

At March 31, 2013, $95.0 million, or 78.6%, of our loan portfolio consisted of one- to four-family residential mortgage loans, and $12.1 million, or 10.0%, of our loan portfolio consisted of home equity lines of credit.  Recent economic conditions have resulted in declines in real estate values in our market areas.  These declines in real estate values could cause some of our mortgage and home equity lines of credit to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

In the future we may increase the origination of commercial real estate and multi-family loans, which carry greater credit risk than loans secured by owner occupied one- to four-family real estate.

Due to credit concerns related to commercial lending, since mid-2008 we have ceased new loan originations for commercial and multi-family real estate loans. At March 31, 2013, our commercial and multi-family real estate loan portfolios totaled $13.5 million, or 11.2% of total loans. As the local economy improves, we intend to moderately increase our level of commercial and multi-family real estate loan originations consistent with our conservative loan underwriting policies and procedures. Given their larger balances and the complexity of the underlying collateral, commercial and multi-family real estate loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate.  This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans.  Furthermore, the repayment of loans secured by commercial properties typically depends upon the successful operation of the real property securing the loan.  If the cash flow from the property is reduced, the borrower’s ability to repay the loan may be impaired. If these commercial and multi-family real estate loans become non-performing, we may have to increase our provision for loan losses which would negatively affect our results of operations.

Our business may continue to be adversely affected by downturns in our national and local economies.

Our operations are significantly affected by national and local economic conditions. Substantially all of our loans are to businesses and individuals in the metropolitan Chicago area. All of our branches and most of our deposit customers also are located in this area.  A continuing decline in the economies in which we operate could have a material adverse effect on our business, financial condition and results of operations. In particular, metropolitan Chicago has experienced home price declines, increased foreclosures and high unemployment rates.

A further deterioration or minimal improvement in economic conditions in the market areas we serve could result in the following consequences, any of which could have a material adverse effect on our business, financial condition and results of operations:

•                                          demand for our loans, deposits and services may decline;

•                                          loan delinquencies, problem assets and foreclosures may increase;

•                                          weak economic conditions may continue to limit the demand for loans by creditworthy borrowers, limiting our capacity to leverage our retail deposits and maintain our net interest income;

•                                          the value of the collateral for our loans may decline further; and

•                                          the amount of our low-cost or non-interest-bearing deposits may decrease.

If the allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our customers may not repay their loans according to the original terms, and the collateral, if any, securing the payment of these loans may be insufficient to pay any remaining loan balance.  We may experience significant loan losses, which may have a material adverse effect on our operating results.  We make various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans.  If our assumptions are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to the allowance.  Additions to the allowance would decrease our net income. At March 31, 2013, our allowance for loan losses was $1.5 million, or 43.9% of non-performing loans, compared to $1.6 million, or 41.1% non-performing loans at December 31, 2012.

Bank regulators also periodically review our allowance for loan losses and may require an increase in the provision for loan losses or further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs would decrease our earnings and adversely affect our financial condition.

If our problem assets increase, our earnings may decrease.

At March 31, 2013, our non-performing assets (which consist of non-accrual loans, loans 90 days or more delinquent, non-accruing troubled debt restructured loans and foreclosed real estate assets) consisted of $3.5 million of loans and $3.1 million of foreclosed real estate.  In addition, our classified assets (consisting of substandard loans and other real estate owned) totaled $13.6 million at March 31, 2013.  Our problem assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or real estate owned.  Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses as a charge to earnings to maintain the allowance for loan losses at an appropriate level.  From time to time, we also write down the value of properties in our real estate owned portfolio to reflect changing market values.  Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our real estate owned.  Further, the resolution of problem assets requires the active involvement of management, which could detract from the overall supervision of our operations.  Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance accordingly.

We rely on our management team for the successful implementation of our business strategy.

Our future success will be largely due to the efforts of our senior management team consisting of Thomas R. Butkus, our Chairman, President and Chief Executive Officer, and Emily Lane, our Chief Financial Officer. Because we are a relatively small community savings bank with a relatively small management team, each member of our senior management team has more responsibility than his or her counterpart typically would have at a larger institution with more employees, and we have fewer management-level personnel who are in a position to assume the responsibilities of our senior management team. Accordingly, the loss of services of either of these individuals may have a material adverse effect on our ability to implement our business plan and comply with the terms of our Formal Agreement with the Office of the Comptroller of the Currency.

Historically low interest rates may adversely affect our net interest income and profitability.

During the past four years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and purchases of mortgage-backed securities. Historically, our interest-bearing liabilities have repriced or matured more quickly than our interest-earning assets. As a result, rates paid on our interest-bearing liabilities have decreased more quickly than the rates we pay on the loans we have originated and the securities we have purchased.   Consequently, our interest rate spreads increased in the short term.  However, our ability to reduce our interest expense is now highly limited while the average yields on our interest-earning assets may continue to decrease.  The Federal Reserve Board has indicated its intention to maintain low interest rates in the near future.  Accordingly, our interest rate spreads and our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may decrease, which would adversely affect our profitability.

Strong competition and the changing banking environment may limit our growth and profitability.

Competition in the banking and financial services industry is intense.  We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms operating locally and elsewhere, and non-traditional financial institutions, including non-depository financial services providers.  Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we have and may offer certain services that we do not or cannot provide.  Additionally, non-traditional financial institutions may not have the same regulatory requirements or burdens as we do even while playing a rapidly increasing role in the financial services industry, which could ultimately limit our growth, profitability and stockholder value.  Our profitability depends upon our ability to successfully compete in our market areas and adapt to the changing financial services environment.

We may not be able to realize our deferred tax asset.

We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. At March 31, 2013, we had a $437,000 net deferred tax asset. In 2009, we established a valuation allowance for our net deferred tax asset after evaluating the positive and negative evidence regarding our ability to generate future taxable income in order to utilize the deferred tax asset in accordance with U.S. GAAP. At March 31, 2013, our valuation allowance was $2.0 million. U.S. GAAP requires more weight be given to objective evidence, and since realization is dependent on future operating results, our three year cumulative operating loss carried more weight than forecasted earnings.

Management regularly reviews the net deferred tax asset for recoverability based on our history of earnings, expectations for future earnings and expected timing of reversals of temporary differences. Realization of the net deferred tax asset ultimately depends on the existence of sufficient taxable income, including taxable income in prior carryback years, as well as future taxable income. The net deferred tax asset at March 31, 2013 will not become fully realizable until our expected future earnings will support realization of the asset. In addition, future events such as the expiration of net operating loss carryfowards, capital raises or transactions that result in a change in control, could trigger the application of certain tax laws which materially limit the utilization of the net deferred tax asset. This is a complex analysis and requires us to make certain judgments in determining the annual limitation. It is possible that we could ultimately not be able to use or lose a significant portion of the net deferred tax asset. Realization of our net deferred tax asset would significantly improve our earnings and capital.

Financial reform legislation has, among other things, eliminated the Office of Thrift Supervision, tightened capital standards and created a new Consumer Financial Protection Bureau, and will result in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress.  The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Among other things, as a result of the Dodd-Frank Act:

•                                          the Office of the Comptroller of the Currency became the primary federal regulator for federal savings associations such as A.J. Smith Federal (replacing the Office of Thrift Supervision), and the Federal Reserve Board now supervises and regulates all savings and loan holding companies that were formerly regulated by the Office of Thrift Supervision, including Old AJS Bancorp and AJS Bancorp, MHC;

•                                          effective July 21, 2011, the federal prohibition on paying interest on demand deposits has been eliminated, thus allowing businesses to have interest-bearing checking accounts.  This change has increased our interest expense;

•                                          the Federal Reserve Board is required to set minimum capital levels for depository institution holding companies that are as stringent as those required for their insured depository subsidiaries, and the components of Tier 1 capital are required to be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions.  There is a five-year transition period (from the July 21, 2010 effective date of the Dodd-Frank Act) before the capital requirements will apply to savings and loan holding companies.  However, the new rule for savings and loan holding companies has set January 1, 2015 as the date the new capital requirements will begin to apply.  See “Supervision and Regulation—Capital Requirements;

•                                          the federal banking regulators are required to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives;

•                                          a new Consumer Financial Protection Bureau has been established, which has broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets, like A.J. Smith Federal, will be examined by their applicable bank regulators; and

•                                          federal preemption rules that have been applicable for national banks and federal savings banks have been weakened, and state attorneys general have the ability to enforce federal consumer protection laws.

In addition to the risks noted above, we expect that our operating and compliance costs, and possibly our interest expense, could increase as a result of the Dodd-Frank Act and the implementing rules and regulations.  The need to comply with additional rules and regulations, as well as state laws and regulations to which we were not previously subject, will also divert management’s time from managing our operations.  Higher capital levels would reduce our ability to grow and increase our interest-earning assets which would adversely affect our return on stockholders’ equity.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules are uncertain.

In July 2013, the Office of the Comptroller of the Currency and the Federal Reserve Board approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to A.J. Smith Federal and New AJS Bancorp. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for A.J. Smith Federal and New AJS Bancorp on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios.  The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

The application of more stringent capital requirements for A.J. Smith Federal and New AJS Bancorp could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions such as the inability to pay dividends or repurchase shares if we were to be unable to comply with such requirements.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Act has changed the bank regulatory framework, created an independent consumer protection bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, and established more stringent capital standards for banks and bank holding companies.  Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations.  Ongoing uncertainty and adverse developments in the financial services industry and the domestic and international credit markets, and the effect of the Dodd-Frank Act and regulatory actions, may adversely affect our operations by increasing ongoing compliance costs and restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.  These risks could affect the performance and value of our loan and investment securities portfolios, which also would negatively affect our financial performance.

If the Federal Reserve Board increases the federal funds rate, overall interest rates will likely rise, which may negatively impact the housing markets and the U.S. economic recovery.  In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Changes in laws and regulations may increase our costs of compliance which may adversely affect our operations and our income.

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to increase confidence and encourage liquidity in financial institutions, and the Federal Deposit Insurance Corporation has taken actions to increase insurance coverage on deposit accounts. In addition, there have been proposals made by members of Congress and others that would reduce the amount delinquent borrowers are otherwise contractually obligated to pay on their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral.

Moreover, bank regulatory agencies have responded aggressively to concerns and trends identified in examinations, and have issued many formal enforcement orders requiring capital ratios in excess of regulatory requirements. Bank regulatory agencies, such as the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, govern the activities in which we may engage, primarily for the protection of depositors, and not for the protection or benefit of potential investors. In addition, new laws and regulations are likely to increase our costs of regulatory compliance and costs of doing business, and otherwise affect our operations. New laws and regulations may significantly affect the markets in which we do business, the markets for and value of our loans and investments, the fees we can charge, and our ongoing operations, costs and profitability.  Further, legislative proposals limiting our rights as a creditor could result in credit losses or increased expense in pursuing our remedies as a creditor.  Regulations limit interchange fees for banks with assets of more than $10.0 billion.  It is unclear whether in the future these limits will apply to smaller banks such as A.J. Smith Federal.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission.  Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.  In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of: fraud by employees or persons outside our company; the execution of unauthorized transactions by employees: errors relating to transaction processing and technology; breaches of the internal control systems and compliance requirements; and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to negative publicity. In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action, and suffer damage to our reputation.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. Any such losses could have a material adverse effect on our financial condition and results of operations.

We are a community bank and our ability to maintain our reputation is critical to the success of our business.

Our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees or otherwise, our business and operating results may be materially adversely affected.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we use could be vulnerable to unforeseen problems.  Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers.  Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations.  Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in violations of consumer privacy laws including the Gramm-Leach-Bliley Act, cause significant liability to us and give reason for existing and potential customers to refrain from doing business with us.  Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage and potential liability, there can be no assurance that these security measures will be successful.  In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data.  A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Offering and the Exchange

The market value of New AJS Bancorp common stock received in the share exchange may be less than the market value of Old AJS Bancorp common stock exchanged.

The number of shares of New AJS Bancorp common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Old AJS Bancorp common stock held by the public prior to the completion of the conversion and offering, the final independent appraisal of New AJS Bancorp common stock prepared by Keller & Company, Inc. and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public stockholders of Old AJS Bancorp common stock will own the same percentage of New AJS Bancorp common stock after the conversion and offering as they owned of Old AJS Bancorp common stock immediately prior to completion of the conversion and offering (excluding any shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).  The exchange ratio will not depend on the market price of Old AJS Bancorp common stock.

The exchange ratio ranges from 0.7365 of a share at the minimum to 0.9965 of a share at the maximum (or 1.1459 shares at the adjusted maximum) of the offering range of New AJS Bancorp common stock per share of Old AJS Bancorp common stock. Shares of New AJS Bancorp common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Old AJS Bancorp common stock at the time of the exchange, the initial market value of the New AJS Bancorp common stock that you receive in the share exchange could be less than the market value of the Old AJS Bancorp common stock that you currently own. Based on the most recent closing price of Old AJS Bancorp common stock prior to the date of this proxy statement/prospectus, which was $12.10, the initial value of the New AJS Bancorp common stock you receive in the share exchange would be less than the market value of the Old AJS Bancorp common stock you currently own.

The future price of the shares of our common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of our common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering.  In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price.  The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time.  After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of New AJS Bancorp and the outlook for the financial services industry in general.  Price fluctuations in our common stock may be unrelated to our operating performance.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We expect transactions in the shares of New AJS Bancorp common stock will be quoted on the OTC Bulletin Board under the symbol “AJSB.” Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market for our common stock depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker.  The number of active buyers and sellers of the shares of common stock at any particular time may be limited.  Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.  In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited.  As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue.  If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share.  Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock.  This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

We may not pay dividends on our shares of common stock, and we may not receive regulatory approval to pay dividends following the completion of the conversion.

Old AJS Bancorp ceased paying dividends on its common stock after the quarter ended June 30, 2011. We have adopted resolutions requested by the Federal Reserve Bank of Chicago that restrict our ability to pay dividends without prior approval of the Federal Reserve Bank of Chicago and A.J. Smith Federal is prohibited by the terms of its Formal Agreement with the Office of the Comptroller of the Currency from making any capital distributions unless it receives the prior written non-objection of the Office of the Comptroller of the Currency.  Although New AJS Bancorp intends to seek regulatory approval to pay a quarterly cash dividend to its stockholders following the completion of the conversion, subject to market considerations, stockholders are not entitled to receive dividends.  Furthermore, the payment of a one-time, special dividend to all New AJS Bancorp stockholders will also be subject to regulatory approval.  We may not receive such regulatory approval following the completion of the conversion or at all to pay a regular quarterly cash dividend or special dividend, or we may only receive regulatory approval to pay a smaller regular quarterly cash dividend or special dividend than we currently intend.  See “Our Dividend Policy” for additional information.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from reporting requirements that are available to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012. We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, disclosure, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation.  We also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the requirement that an independent registered public accounting firm attest to our internal control over financial reporting.  As a result, our stockholders may not have access to certain information they may deem important.  If we take advantage of any of these exemptions, some investors may find our common stock less attractive, which could hurt our stock price.  In addition, we have elected to use the extended transition period to delay adoption of new or revised accounting standards applicable to public companies until such standards are made applicable to private companies.  Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We may remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities in the stock offering; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (which would generally require us to have at least $700 million of voting and non-voting equity held by non-affiliates).

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $4.0 million and $6.5 million of the net proceeds of the offering in A.J. Smith Federal.  We may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes.  We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering.  A.J. Smith Federal may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches, or for other general corporate purposes.  However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Office of the Comptroller of the Currency or the Federal Reserve Board.  We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds.  Our failure to utilize these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity will be low following the stock offering.  This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions.  Following the stock offering, we expect our consolidated equity to be between $29.8 million at the minimum of the offering range and $34.2 million at the adjusted maximum of the offering range. Based upon our income for the three months ended March 31, 2013 (annualized) and the year ended December 31, 2012, and these pro forma equity levels, our return on equity would be 3.49% (annualized) and (0.07%) at the minimum and 3.04% (annualized) and (0.06%) at the adjusted maximum of the offering range, respectively. We expect our return on equity will remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the offering into higher yielding assets, we expect our return on equity to remain low, which may reduce the market price of our common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under a stock-based benefit plan.  The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under a plan, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time.  In the event we adopt a stock-based benefit plan within 12 months following the conversion, under current regulatory policy the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under our existing and proposed stock-based benefit plans will be limited to 4% and 10%, respectively, of the total shares of our common stock outstanding.  If we award shares of restricted common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the conversion, our costs would increase further.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients.  The expense in the first year following the offering for shares purchased in the offering has been estimated to be approximately $37,510, or $24,758 after tax, at the adjusted maximum of the offering range assuming the employee stock ownership plan purchases 8.0% of the shares of common stock sold in the offering as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock.  For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest.  Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock.  Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance.  While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 7.8% dilution in ownership interest at the maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in an amount equal to 10% and 4%, respectively, of the shares sold in the offering.  In the event we adopt a plan within 12 months following the conversion, under current regulatory policy the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under our existing and proposed stock-based benefit plans would be limited to 4% and 10%, respectively, of the total shares of our common stock outstanding.  In the event we adopt a stock-based benefit plan more than 12 months following the conversion, the plan would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of the stock-based benefit plans will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans.  Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our existing and proposed stock-based benefit plans may exceed 4% and 10%, respectively, of our total outstanding shares.  Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.”  Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest.  Historically, stockholders have approved these stock-based benefit plans.”  Although the implementation of stock-based benefit plans would be subject to stockholder approval, the determination as to the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Our board of directors has no current intention to sell control of New AJS Bancorp. Our articles of incorporation and bylaws, federal regulations, A.J. Smith Federal’s charter, Maryland law, shares of restricted stock and stock options that we have granted or may grant to employees and directors, stock ownership by our management and directors, an employment agreement that we have entered into with our Chief Executive Officer and other factors may make it more difficult for companies or persons to acquire control of New AJS Bancorp without the consent of our board of directors.  You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock.  For additional information, see “Restrictions on Acquisition of New AJS Bancorp,” “Management—Executive Compensation—Employment Agreement with Mr. Butkus” and “—Benefits to be Considered Following Completion of the Conversion.”

There may be a decrease in stockholders’ rights for existing stockholders of Old AJS Bancorp.

As a result of the conversion, existing stockholders of Old AJS Bancorp will become stockholders of New AJS Bancorp.  In addition to the provisions discussed above that may discourage takeover attempts that may be favored by stockholders, some rights of stockholders of New AJS Bancorp will be reduced compared to the rights stockholders currently have in Old AJS Bancorp.  The reduction in stockholder rights results from differences between the federal and Maryland chartering documents and bylaws, and from differences between federal and Maryland law.  Many of the differences in stockholder rights under the articles of incorporation and bylaws of New AJS Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of New AJS Bancorp and its stockholders.  The articles of incorporation and bylaws of New AJS Bancorp include the following provisions:  (i) greater lead time required for stockholders to submit proposals for new business or to nominate directors; and (ii) approval by at least 80% of the outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation. See “Comparison of Stockholders’ Rights For Existing Stockholders of Old AJS Bancorp “ for a discussion of these differences.

You may not revoke your decision to subscribe for New AJS Bancorp common stock in the subscription or community offerings after you submit your stock order.

Funds submitted or deposit account withdrawals authorized in connection with a subscription for shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering.  Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by Keller and Company, Inc., among other factors, there may be one or more delays in the completion of the conversion and offering.  Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond November 1, 2013, or the number of shares to be sold in the offering is increased to more than 1,406,677 shares or decreased to fewer than 904,103 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors or certain borrowers of A.J. Smith Federal are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value.  Whether subscription rights are considered to have ascertainable value is an inherently factual determination.  We have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of Old AJS Bancorp of proxies to be voted at the special meeting of stockholders to be held at the executive offices of A.J. Smith Federal Savings Bank, 14757 South Cicero Avenue, Midlothian, Illinois 60445, on September 27, 2013, at 2:00 p.m., Central Time, and any adjournment or postponement thereof.

At the special meeting, stockholders will consider and vote upon the plan of conversion and reorganization of AJS Bancorp, MHC.

In addition, stockholders will vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization.

Voting in favor of or against the plan of conversion and reorganization includes a vote for or against the conversion of AJS Bancorp, MHC to a stock holding company as contemplated by the plan of conversion and reorganization.  Voting in favor of the plan of conversion and reorganization will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at A.J. Smith Federal Savings Bank.

Who Can Vote at the Meeting

You are entitled to vote your Old AJS Bancorp common stock if our records show that you held your shares as of the close of business on July 31, 2013.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee.  As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on July 31, 2013, there were 2,018,932 shares of Old AJS Bancorp common stock outstanding.  Each share of common stock has one vote.

Attending the Meeting

If you are a stockholder as of the close of business on July 31, 2013, you may attend the meeting.  However, if you hold your shares in street name, you will need proof of stock ownership to be admitted to the meeting.  A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of Old AJS Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will be held only if there is a quorum.  A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion and Reorganization.  We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes of Old AJS Bancorp entitled to be cast at the special meeting, including shares held by AJS Bancorp, MHC, and (ii) a majority of the total number of Old AJS Bancorp votes entitled to be cast at the special meeting, other than shares held by AJS Bancorp, MHC.

Proposal 2:  Approval of the adjournment of the special meeting.  We must obtain the affirmative vote of at least a majority of the votes cast by Old AJS Bancorp stockholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization.

Informational Proposals 3a through 3c.  The provisions of New AJS Bancorp’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Old AJS Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions only provide for a vote on the entire plan of conversion and reorganization and not specific parts of the plan of conversion and reorganization such as the content of the governing documents of the new savings and loan holding company.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals.  The provisions of New AJS Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New AJS Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters.  We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Old AJS Bancorp. At this time, we know of no other matters that may be presented at the special meeting.

Shares Held by AJS Bancorp, MHC and Our Executive Officers and Directors

As of July 31, 2013, AJS Bancorp, MHC beneficially owned 1,227,544 shares of Old AJS Bancorp common stock.  This equals approximately 60.8% of our outstanding shares.  AJS Bancorp, MHC intends to vote all of its shares in favor of each proposal presented by Old AJS Bancorp at the meeting.

As of July 31, 2013, our executive officers and directors beneficially owned 159,708 shares of Old AJS Bancorp common stock, not including shares that they may acquire upon the exercise of outstanding stock options.  This equals 7.9% of our outstanding shares and 20.2% of shares held by persons other than AJS Bancorp, MHC.

Voting by Proxy

Our board of directors is sending you this proxy statement/prospectus to request that you allow your shares of Old AJS Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card.  All shares of Old AJS Bancorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors.  Our board of directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” approval of the adjournment of the special meeting, and “FOR” each of the Informational Proposals 3a through 3c.

If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the board of directors will use their judgment to determine how to vote your shares.  We do not know of any other matters to be presented at the special meeting.

If your Old AJS Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form provided by your broker or other nominee that accompanies this proxy statement/prospectus.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must advise the corporate secretary of Old AJS Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person.  Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the board of directors.  Old AJS Bancorp will pay the costs of soliciting proxies from its stockholders.  To the extent necessary to permit approval of the plan of conversion and reorganization and the other proposals being considered, Phoenix Advisors Partners, LLC, our proxy solicitor, directors, officers or employees of Old AJS Bancorp and A.J. Smith Federal Savings Bank may solicit proxies by mail, telephone and other forms of communication.  We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation.  For its services as stockholder information agent and stockholder proxy solicitor, we will pay Phoenix Advisors Partners, LLC $6,500 for stockholder solicitation services plus reasonable out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation which fees and expenses may not exceed $30,000.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Participants in the Employee Stock Ownership Plan

If you participate in A.J. Smith Federal Savings Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the Employee Stock Ownership Plan. Under the terms of the Employee Stock Ownership Plan, the Employee Stock Ownership Plan trustee votes all shares held by the Employee Stock Ownership Plan, but each Employee Stock Ownership Plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The Employee Stock Ownership Plan trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Old AJS Bancorp common stock held by the Employee Stock Ownership Plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the plan’s trustee or its designee is September 20, 2013.

Participants in the Employees’ Profit Sharing Plan

Shares of Old AJS Bancorp common stock held by the Employees’ Profit Sharing Plan will be voted by the plan trustee without direction from the participants, subject to exercise of the trustee’s fiduciary duties to the participants.

Recommendation of the Board of Directors

The board of directors recommends that you promptly vote the enclosed proxy card in favor of the above described proposals, including the adoption of the plan of conversion and reorganization.  Voting the proxy card will not prevent you from voting in person at the special meeting.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the plan of conversion and reorganization.

PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The boards of directors of Old AJS Bancorp and of AJS Bancorp, MHC have approved the plan of conversion and reorganization.  The plan of conversion and reorganization must also be approved by the depositors and certain borrowers of A.J. Smith Federal Savings Bank and the stockholders of Old AJS Bancorp.  Special meetings have been called for this purpose. The Federal Reserve Board has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form.  Currently, A.J. Smith Federal Savings Bank is a wholly-owned subsidiary of Old AJS Bancorp and AJS Bancorp, MHC owns approximately 60.8% of Old AJS Bancorp’s common stock. The remaining 39.2% of Old AJS Bancorp’s common stock is owned by public stockholders. As a result of the conversion, our newly formed company, New AJS Bancorp, will replace Old AJS Bancorp as the holding company of A.J. Smith Federal Savings Bank.  Each share of Old AJS Bancorp common stock owned by the public will be exchanged for between 0.7365 of a share at the minimum and 0.9965 of a share at the maximum of the offering range (or 1.1459 shares at the adjusted maximum of the offering range) of New AJS Bancorp common stock, so that Old AJS Bancorp’s existing public stockholders will own the same percentage of New AJS Bancorp common stock as they owned of Old AJS Bancorp’s common stock immediately prior to the conversion (excluding any shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).  The actual number of shares that you will receive will depend on the percentage of Old AJS Bancorp common stock held by the public at the completion of the conversion, the final independent appraisal of New AJS Bancorp and the number of shares of New AJS Bancorp common stock sold in the offering described in the following paragraph. It will not depend on the market price of Old AJS Bancorp common stock.

The board of directors considered the possibility that stockholders could receive less than the current market price of Old AJS Bancorp when they exchange their shares for shares of New AJS Bancorp depending on the amount of stock sold in the offering.   However, the board of directors believes that stockholders should vote to approve the plan of conversion and reorganization because the long-term stockholder benefits of completing the conversion from the mutual holding company form of organization to the fully stock form of organization outweigh any short-term decline in market price.  The board of directors believes that completing the conversion and stock offering will increase our capital and support continued growth and future business activities which will increase long-term stockholder value.

Concurrently with the exchange offer, we are offering up to 1,223,198 shares (subject to increase to 1,406,677 shares) of common stock of New AJS Bancorp, representing the ownership interest of AJS Bancorp, MHC in Old AJS Bancorp, for sale to eligible A.J. Smith Federal Savings Bank depositors and certain borrowers and, possibly to the public, at a price of $10.00 per share. After the conversion and offering are completed, A.J. Smith Federal Savings Bank will be a wholly-owned subsidiary of New AJS Bancorp, and 100% of the common stock of New AJS Bancorp will be owned by public stockholders. As a result of the conversion and offering, Old AJS Bancorp and AJS Bancorp, MHC will cease to exist.

New AJS Bancorp intends to contribute between $4.0 million and $6.5 million of the net proceeds to A.J. Smith Federal Savings Bank and to retain between $3.2 million and $5.3 million of the net proceeds.  The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)                                     First, to depositors with accounts at A.J. Smith Federal Savings Bank with aggregate balances of at least $50 at the close of business on September 30, 2010.

(ii)                                  Second, to our tax-qualified employee benefit plans (specifically A.J. Smith Federal Savings Bank’s employee stock ownership plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering.

(iii)                               Third, to depositors with accounts at A.J. Smith Federal Savings Bank with aggregate balances of at least $50 at the close of business on June 30, 2013.

(iv)                              Fourth, to depositors of A.J. Smith Federal Savings Bank at the close of business on July 31, 2013 and each borrower of A.J. Smith Federal Savings Bank as of April 16, 1984 whose borrowing remained outstanding as of the close of business on July 31, 2013.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in the Illinois counties of Cook or Will and then to Old AJS Bancorp’s public stockholders as of July 31, 2013.  The community offering may begin concurrently with, during or after the subscription offering.  We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering.  We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering.  Any determination to accept or reject stock orders in the community offering and the syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

The community offering, if any, may begin at the same time as or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “—Community Offering.”  The syndicated offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with approval of the Federal Reserve Board.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of New AJS Bancorp.  All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

A copy of the plan of conversion and reorganization is available for inspection at each branch office of A.J. Smith Federal Savings Bank and at the Federal Reserve Bank of Chicago. The plan of conversion and reorganization is also filed as an exhibit to AJS Bancorp, MHC’s application to convert from mutual to stock form of which this proxy statement/prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion and reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website.  See “Where You Can Find Additional Information.”

The board of directors recommends that you vote “FOR” the plan of conversion and reorganization of AJS Bancorp, MHC.

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

•                                          Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation.  The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, has changed our primary holding company regulator to the Federal Reserve

Board, which has resulted in changes in regulations applicable to AJS Bancorp, MHC and Old AJS Bancorp, including AJS Bancorp, MHC’s ability to waive the receipt of dividends from Old AJS Bancorp. Absent approval for AJS Bancorp, MHC to waive dividends, any dividend declared on Old AJS Bancorp’s common stock would have to be paid to AJS Bancorp, MHC, as well as our public stockholders, resulting in a tax liability for AJS Bancorp, MHC, fewer capital resources available to Old AJS Bancorp and A.J. Smith Federal and a decrease in the exchange ratio for our public stockholders upon conversion to stock form.  The Federal Reserve Board currently requires a “grandfathered” mutual holding company, like AJS Bancorp, MHC, to obtain member (depositor and certain borrower) approval and comply with other procedural requirements prior to waiving dividends, which makes dividend waivers more difficult and costly to obtain.  The conversion will eliminate our mutual holding company structure, and should we receive regulatory approval to reintroduce a cash dividend, enable us to pay dividends to our stockholders, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions.  See “Our Dividend Policy.”  It will also eliminate the risk that the Federal Reserve Board will amend existing regulations applicable to the conversion process in a manner disadvantageous to our public stockholders or members.

•                                          Transition A.J. Smith Federal to a more familiar and flexible holding company structure.   The stock holding company structure is a more familiar form of organization which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•                                          Improve the trading liquidity of our shares of common stock.  The greater number of shares that will be outstanding after completion of the conversion and offering will result in a more liquid and active market than currently exists for Old AJS Bancorp common stock.  A more liquid and active market would make it easier for our stockholders to buy and sell our common stock and would give us greater flexibility in implementing capital management strategies.

•                                          Facilitate future mergers and acquisitions.  Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company form will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise.  The additional capital raised in the offering also will enable us to consider larger transactions.  In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions, although applicable regulations prohibit the acquisition of New AJS Bancorp for three years following completion of the conversion, without regulatory approval.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of AJS Bancorp, MHC is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of AJS Bancorp, MHC will also be approving the merger of AJS Bancorp, MHC into Old AJS Bancorp.  The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Old AJS Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Old AJS Bancorp held by the public stockholders of Old AJS Bancorp (stockholders other than AJS Bancorp, MHC) also are required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Federal Reserve Board, which has approved the application that includes the plan of conversion and reorganization.

Share Exchange Ratio for Public Stockholders

Federal regulations provide that in a conversion of a mutual holding company to stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Federal Reserve Board that the basis for the exchange is fair and reasonable.  At the completion of the conversion, each publicly held share of Old AJS Bancorp common stock will be converted automatically into the right to receive a number of shares of New AJS Bancorp common stock.  The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in New AJS Bancorp after the conversion as they held in Old AJS Bancorp immediately prior to the conversion, exclusive of their purchase of shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The exchange ratio will not depend on the market value of Old AJS Bancorp common stock.  The exchange ratio will be based on the percentage of Old AJS Bancorp common stock held by the public, the independent valuation of New AJS Bancorp prepared by Keller and Company, Inc., and the number of shares of common stock issued in the offering.  The exchange ratio is expected to range from approximately 0.7365 of an exchange share for each publicly held share of Old AJS Bancorp at the minimum of the offering range to 1.1459 exchange shares for each publicly held share of Old AJS Bancorp at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of New AJS Bancorp as of May 2, 2013,  assuming public stockholders of Old AJS Bancorp own 39.2% of Old AJS Bancorp common stock immediately prior to the completion of the conversion.  The table also shows how many shares of New AJS Bancorp a hypothetical owner of Old AJS Bancorp common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of New AJS Bancorp to be Issued for Shares of Old AJS Bancorp		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price (1)	Share (2)	Shares (3)

Minimum	904,103	60.8%	583,397	39.2%	1,487,500	0.7365	$7.37	$14.77	73
Midpoint	1,063,650	60.8	686,350	39.2	1,750,000	0.8665	8.67	15.46	86
Maximum	1,223,198	60.8	789,302	39.2	2,012,500	0.9965	9.97	16.15	99
Adjusted Maximum	1,406,677	60.8	907,698	39.2	2,314,375	1.1459	11.46	16.95	114

(1)         Represents the value of shares of New AJS Bancorp common stock to be received in the conversion by a holder of one share of Old AJS Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share offering price.

(2)         Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.

(3)         Cash will be paid in lieu of fractional shares.

Options to purchase shares of Old AJS Bancorp common stock that are outstanding immediately prior to the completion of the conversion will be converted into options to purchase shares of New AJS Bancorp common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio.  The aggregate exercise price, term and vesting period of the options will remain unchanged.

Exchange of Old AJS Bancorp Public Stockholders’ Shares

The conversion of outstanding publicly held shares of Old AJS Bancorp common stock into the right to receive shares of New AJS Bancorp common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our transfer agent will send a transmittal form to each public stockholder of Old AJS Bancorp who holds physical stock certificates.  The transmittal form will contain instructions on how to surrender certificates evidencing Old AJS Bancorp common stock in exchange for new certificates of New AJS Bancorp common stock.  We expect that new stock certificates of New AJS Bancorp will be distributed by our transfer agent within five business days after the transfer agent receives properly executed transmittal forms, Old AJS Bancorp stock certificates and other required documents.  Shares held by public stockholders in street name (such as in a brokerage account) will be exchanged within their accounts automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of New AJS Bancorp common stock will be issued to any public stockholder of Old AJS Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the transfer agent of the transmittal forms and the surrendered Old AJS Bancorp stock certificates.  If your shares of common stock are held in street name, you will automatically receive cash in lieu of a fractional share in your brokerage account.

You should not forward your stock certificate(s) until you have received a transmittal form, which will include forwarding instructions.  After the conversion, stockholders will not receive shares of New AJS Bancorp common stock and will not be paid dividends on the shares of New AJS Bancorp common stock until certificates representing shares of Old AJS Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Old AJS Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of New AJS Bancorp common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Old AJS Bancorp common stock has been lost, stolen or destroyed, the stockholder will be required to submit necessary forms to our transfer agent and to purchase a bond from a surety company at the stockholder’s expense.

All shares of New AJS Bancorp common stock that we issue in exchange for existing shares of Old AJS Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. The conversion will not affect the normal business of A.J. Smith Federal of accepting deposits and making loans. A.J. Smith Federal will continue to be a federally chartered savings bank and will continue to be regulated by the Office of the Comptroller of the Currency. After the conversion, A.J. Smith Federal will continue to offer existing services to depositors, borrowers and other customers.  The directors serving Old AJS Bancorp at the time of the conversion will be the directors of New AJS Bancorp after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of A.J. Smith Federal at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from A.J. Smith Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors and certain borrowers of A.J. Smith Federal are members of, and have voting rights in, AJS Bancorp, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and certain borrowers will cease to be members of AJS Bancorp, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in A.J. Smith Federal will be vested in New AJS Bancorp as the sole stockholder of A.J. Smith Federal.   The stockholders of New AJS Bancorp will possess exclusive voting rights with respect to New AJS Bancorp common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of tax advisor with regard to the state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to AJS Bancorp, MHC, Old AJS Bancorp, the public stockholders of Old AJS Bancorp (except for cash paid for fractional shares), members of AJS Bancorp, MHC, Eligible Account Holders, Supplemental Eligible Account Holders, or A.J. Smith Federal.  See “—Material Income Tax Consequences.”

Effect on Liquidation Rights.  Each depositor in A.J. Smith Federal has both a deposit account in A.J. Smith Federal and a pro rata ownership interest in the net worth of AJS Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest of members may be realized in the event of a complete liquidation of AJS Bancorp, MHC and A.J. Smith Federal; however, there has never been a liquidation of a solvent mutual holding company.  Any depositor who opens a deposit account obtains a pro rata ownership interest in AJS Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of AJS Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable value in the unlikely event that AJS Bancorp, MHC and A.J. Smith Federal are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of AJS Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by New AJS Bancorp and A.J. Smith Federal in an aggregate amount equal to (i) AJS Bancorp, MHC’s ownership interest in Old AJS Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition used in this proxy statement/prospectus plus (ii) the value of the net assets of AJS Bancorp, MHC as of the date of the latest statement of financial condition of AJS Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of Old AJS Bancorp). New AJS Bancorp and A.J. Smith Federal will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in A.J. Smith Federal after the conversion.  The liquidation accounts would be distributed to Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in A.J. Smith Federal only in the event of a liquidation of (a) New AJS Bancorp and A.J. Smith Federal or (b) A.J. Smith Federal.  The liquidation account in A.J. Smith Federal would be used only in the event that New AJS Bancorp does not have sufficient assets to fund its obligations under its liquidation account.  The total obligation of New AJS Bancorp and A.J. Smith Federal under their liquidation accounts will never exceed the dollar amount of New AJS Bancorp’s liquidation account as adjusted from time to time pursuant to the plan of conversion and federal regulations.  See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  We have retained Keller and Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Keller and Company, Inc. will receive a fee of $40,000, as well as payment for reimbursable expenses not to exceed $2,000 and an additional $3,000 for each valuation update, as necessary.  We have agreed to indemnify Keller and Company, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from Keller and Company, Inc.’s bad faith or negligence.

The independent valuation was prepared by Keller and Company, Inc. in reliance upon the information contained in this proxy statement/prospectus, including the consolidated financial statements of Old AJS Bancorp.  Keller and Company, Inc. also considered the following factors, among others:

•                                          the present results and financial condition of Old AJS Bancorp and the projected results and financial condition of New AJS Bancorp;

•                                          the economic and demographic conditions in Old AJS Bancorp’s existing market area;

•                                          certain historical, financial and other information relating to Old AJS Bancorp;

•                                          a comparative evaluation of the operating and financial characteristics of Old AJS Bancorp with those of other similarly situated publicly traded savings institutions located in the Midwest of the United States;

•                                          the effect of the conversion and offering on New AJS Bancorp’s stockholders’ equity and earnings potential;

•                                          the proposed dividend policy of New AJS Bancorp; and

•                                          the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation appraisal considered the pro forma effect of the offering.  Consistent with federal appraisal guidelines, the appraisal considered three primary methodologies:  (i) the pro forma price-to-book value approach applied to both the reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach, recognizing that the price-to-earnings approach was not meaningful due to Old AJS Bancorp’s minimal earnings.  The market value ratios applied in the two remaining methodologies were based on the current market valuations of the peer group companies.  Keller and Company, Inc. placed the greatest emphasis on the price-to-book approach in estimating pro forma market value.  Keller and Company, Inc. considered the pro forma price-to-assets approach to be less meaningful in preparing the appraisal.

In applying each of the valuation methods, Keller and Company, Inc. considered adjustments to the pro forma market value based on a comparison of New AJS Bancorp with the peer group. Keller and Company, Inc. made upward adjustments for the market area.  Keller and Company, Inc. made downward adjustments for financial condition, profitability, growth, marketing of the issue and liquidity.  Keller and Company, Inc. made no adjustments for subscription interest, dividends, management or effect of government regulations and regulatory reform.  The downward adjustment for financial condition recognizes Old AJS Bancorp’s higher non-performing assets, lower reserves to non-performing assets and lower equity to assets.  The upward adjustment for market area recognizes the favorable demographic characteristics of Old AJS Bancorp’s market area. There were no adjustments for management or dividends, recognizing New AJS Bancorp’s plan to initiate a dividend upon completion of the offering is contingent on regulatory approval.  There was also no adjustment for the subscription interest of the New AJS Bancorp stock, but downward adjustments were made in connection with new issue discount and liquidity due to the smaller size of the anticipated public market float.

Included in Keller and Company, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of New AJS Bancorp after the conversion that were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return of 0.47% for the twelve months ended March 31, 2013 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of May 2, 2013, the estimated pro forma market value of New AJS Bancorp was $17.5 million.  Based on federal regulations, this market value forms the midpoint of a range with a minimum of $14.9 million and a maximum of $20.1 million.  The board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Old AJS Bancorp common stock owned by AJS Bancorp, MHC.  The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Old AJS Bancorp common stock owned by AJS Bancorp, MHC and the $10.00 price per share, the minimum of the offering range is 904,103 shares, the midpoint of the offering range is 1,063,650 shares and the maximum of the offering range is 1,223,198 shares.

The board of directors of New AJS Bancorp reviewed the independent valuation and, in particular, considered the following:

•                                          Old AJS Bancorp’s financial condition and results of operations;

•                                          a comparison of financial performance ratios of Old AJS Bancorp to those of other financial institutions of similar size;

•                                          market conditions generally and in particular for financial institutions; and

•                                          the historical trading price of the publicly held shares of Old AJS Bancorp common stock.

All of these factors are recognized in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by Keller and Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Federal Reserve Board, if required, as a result of subsequent developments in the financial condition of Old AJS Bancorp or A.J. Smith Federal or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of New AJS Bancorp to less than $14.9 million or more than $23.1 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to New AJS Bancorp’s registration statement.

The following table presents a summary of selected pricing ratios for New AJS Bancorp (on a pro forma basis) and the peer group companies used by Keller & Company, Inc., our independent appraiser, in its appraisal.  These ratios are based on Old AJS Bancorp’s book value, tangible book value and core earnings as of and for the twelve months ended March 31, 2013 and the latest date for which complete financial data were publicly available for the peer group as of May 2, 2013, the date of the appraisal.  Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 31.38% on a price-to-book value basis and a discount of 33.58% on a price-to-tangible book value basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.  The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Old AJS Bancorp’s common stock. The closing price of the common stock was $10.00 per share on May 2, 2013, the effective date of the appraisal, and $11.50 per share on October 18, 2011, the last trading day immediately preceding the announcement of the conversion.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
New AJS Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	NM	67.61%	67.61%
Maximum	NM	61.69%	61.69%
Midpoint	NM	56.05%	56.05%
Minimum	NM	49.88%	49.88%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	18.64x	81.67%	84.39%
Medians	15.48x	80.11%	81.65%

NM  Not meaningful.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. Keller and Company, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Keller and Company, Inc. independently value our assets or liabilities. The independent valuation considers A.J. Smith Federal as a going concern and should not be considered as an indication of the liquidation value of A.J. Smith Federal.  Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $23.1 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,406,677 shares, to reflect changes in the market and financial conditions or demand for the shares.  We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers.  The subscription price of $10.00 per share will remain fixed.  See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 1,406,677 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $23.1 million and a corresponding increase in the offering range to more than 1,406,677 shares, or a decrease in the minimum of the valuation range to less than $14.9 million and a corresponding decrease in the offering range to fewer than 904,103 shares, then we will cancel stock orders, promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations. After consulting with the Federal Reserve Board, we may terminate the plan of conversion and reorganization.  Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Federal Reserve Board in order to complete the offering.  In the event that we extend the offering and conduct a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond September 27, 2015, which is two years after the special meeting of members to vote on the conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest, New AJS Bancorp’s pro forma earnings and stockholders’ equity on a per share basis and pro forma earnings on an aggregate basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest, New AJS Bancorp’s pro forma earnings and stockholders’ equity on a per share basis and pro forma earnings on an aggregate basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of Keller and Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the maximum, minimum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of A.J. Smith Federal with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on September 30, 2010 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $150,000 (15,000 shares) of our common stock, subject to the overall purchase limitations.  See “—Additional Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on September 30, 2010.  In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Old AJS Bancorp or who are associates of such person, will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding September 30, 2010.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee plans, including our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering.  We reserve the right to have our employee stock ownership plan purchase more than 8% of the stock sold in the offering to the extent necessary to complete the offering at the minimum of the offering range.  If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to fill all or a portion of its intended subscription by purchasing shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each depositor of A.J. Smith Federal with a Qualifying Deposit at the close of business on June 30, 2013 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at June 30, 2013.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of A.J. Smith Federal as of the close of business on July 31, 2013 and each borrower of A.J. Smith Federal as of April 16, 1984 whose borrowing remained outstanding as of the close of business on July 31, 2013 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit or applicable loan accounts in which he or she had an ownership interest at July 31, 2013.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 2:00 p.m., Central Time, on September 17, 2013, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible accountholder can be located.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond September 27, 2015, which is two years after the special meeting of members to vote on the plan of conversion and reorganization.  New AJS Bancorp is not required to give subscribers notice of any such extension unless such period extends beyond November 1, 2013, in which event we will resolicit subscribers, as described under “—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization in a community offering.  Shares will be offered in the community offering with the following preferences:

(i)                                     Natural persons (including trusts of natural persons) residing in the Illinois counties of Cook or Will;

(ii)                                  Old AJS Bancorp’s public stockholders as of July 31, 2013; and

(iii)                               Members of the general public.

Subscribers in the community offering may purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Illinois counties of Cook or Will, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among natural persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order.  If an oversubscription instead occurs due to the orders of public stockholders of Old AJS Bancorp or to members of the general public, the allocation procedures described above will apply to the stock orders of such persons.  In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this proxy statement/prospectus means any person who occupies a dwelling within the Illinois counties of Cook or Will, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering, if commenced, may begin at the same time as or after the subscription offering commences, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended.  New AJS Bancorp may decide to extend the community offering for any reason and is not required to give subscribers notice of any such extension unless such period extends beyond November 1, 2013, in which event we will resolicit subscribers, as described under “—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date.”

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager.  In the event that shares of common stock are sold in a syndicated offering, we will pay fees of 6.0% of the aggregate amount of common stock sold in the syndicated offering to the sole book-running manager and any other broker-dealers included in the syndicated offering.  The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to New AJS Bancorp or its agents for the payment of the purchase price of the shares ordered), except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at A.J. Smith Federal or wire transfers).  See “—Procedure for Purchasing Shares in Subscription and Community Offerings.”

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares.  The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Execution of Orders

We will not execute orders until at least the minimum number of shares of common stock have been subscribed for or otherwise sold in the offering.  If the minimum number of shares have not been subscribed for or sold by November 1, 2013, unless such period is extended with the consent of the Federal Reserve Board, stock orders will be cancelled, all funds received will be returned promptly to the subscribers with interest, for funds received in the subscription and community offerings and all deposit account withdrawal authorizations will be cancelled.  If an extension beyond November 1, 2013 is granted, we will notify subscribers of the extension of time and subscribers will have the right to confirm, modify or rescind their subscriptions.  If we do not receive a response from a subscriber to any resolicitation, the subscriber’s stock order will be rescinded and all funds received from such subscriber will be returned promptly with interest at 0.05% per annum and any withdrawal authorization will be cancelled.

Additional Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)                                     No person may purchase fewer than 25 shares of common stock;

(ii)                                  Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)                               Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $300,000 (30,000 shares) of common stock in all categories of the offering combined;

(iv)                              Stockholders of Old AJS Bancorp are subject to an ownership limitation.  As previously described, stockholders of Old AJS Bancorp as of the effective date of the conversion will receive shares of New AJS Bancorp common stock in exchange for their existing shares of Old AJS Bancorp common stock. Subject to the individual purchase limit and the in concert purchase limit set forth in clause (iii) above, the maximum number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Old AJS Bancorp common stock, may not exceed 4.9% of the shares of common stock of New AJS Bancorp to be issued and outstanding at the completion of the conversion. However, if, based on a stockholder’s current ownership level, the stockholder will own more than 4.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion, the stockholder will not need to divest any of his or her shares, but would not be permitted to purchase shares in the offering; and

(v)                                 The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of A.J. Smith Federal and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 31% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with the approval of the Federal Reserve Board and without further approval of members of AJS Bancorp, MHC, may decrease or increase the purchase and ownership limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated on their stock order form an interest in being resolicited will be given the opportunity to increase their orders up to the then applicable limit.  The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99% with the approval of the Federal Reserve Board, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.  Requests to purchase additional shares of common stock in the event that the purchase limitation is so increased will be determined by the boards of directors of New AJS Bancorp and AJS Bancorp, MHC in their sole discretion.

In the event of an increase in the offering range of up to 1,406,677 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(i)                                     to fill the subscriptions of our tax-qualified employee benefit plans, specifically the employee stock ownership plan, for up to 10% of the total number of shares of common stock issued in the offering;

(ii)                                  in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)                               to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in the Illinois counties of Cook or Will, then to Old AJS Bancorp public stockholders as of July 31, 2013, and then to members of the general public.

The term “associate” of a person means:

(i)                                     any corporation or organization, other than Old AJS Bancorp, A.J. Smith Federal or a majority-owned subsidiary of A.J. Smith Federal,  of which the person is a senior officer, partner or 10% beneficial stockholder;

(ii)                                  any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)                               any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Old AJS Bancorp or A.J. Smith Federal.

The term “acting in concert” means:

(i)                                     knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)                                  a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”  Persons having the same address, and persons exercising subscription rights through qualifying accounts registered at the same address will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of New AJS Bancorp or A.J. Smith Federal and except as described below.  Any purchases made by any associate of New AJS Bancorp or A.J. Smith Federal for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of New AJS Bancorp.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings.  To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the subscription and community offerings by:

(i)                                     acting as our financial advisor for the conversion and offering;

(ii)                                  providing administrative services and managing the Stock Information Center;

(iii)                               educating our employees regarding the stock offering;

(iv)                              targeting our sales efforts, including assisting in the preparation of marketing materials; and

(v)                                 soliciting orders for shares of common stock.

For these services, Keefe, Bruyette & Woods, Inc. will receive a success fee of $165,000.  Included in the success fee is a management fee of $25,000, of which $12,500 was paid upon the signing of the engagement letter and $12,500 was paid upon the filing of New AJS Bancorp’s registration statement with the Securities and Exchange Commission.

Syndicated Offering.  In the event that Keefe, Bruyette & Woods, Inc. sells shares of common stock through a group of broker-dealers in a syndicated offering, they will be paid a fee equal to 6.0% of the dollar amount of total shares sold in the syndicated offering.  From this fee Keefe, Bruyette & Woods, Inc. will pass onto selected broker-dealers who assist in the syndicated offering an amount competitive with gross underwriting discounts.  Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager.  All fees payable with respect to a syndicated offering will be in addition to fees payable with respect to the subscription and community offerings.

Expenses.  Keefe, Bruyette & Woods, Inc. also will be reimbursed for allocable expenses in amount not to exceed $20,000 and $85,000 for attorney’s fees and expenses.  The expenses may be increased by mutual consent of Keefe, Bruyette & Woods, Inc. and New AJS Bancorp and Old AJS Bancorp, including in the event of a material delay in the offering which would require an update of the financial information in the prospectus to a period later than the original filing. Under such circumstances, Keefe, Bruyette & Woods, Inc. may be reimbursed for additional allowable expenses up to $15,000 and total legal fees of its attorneys would not exceed $130,000.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. as records management agent in connection with the conversion and the subscription and community offerings. In its role as records management agent, Keefe, Bruyette & Woods, Inc., will assist us in the offering in the:

•                                          consolidation of deposit and loan accounts and vote calculation;

•                                          preparation of information for stock order forms and proxy cards;

•                                          interfacing with our financial printer;

•                                          recording stock order information; and

•                                          tabulating proxy votes.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $25,000, of which $5,000 has already been paid.  Additional fees may be negotiated if significant work is required due to unexpected circumstances, which will not exceed $15,000.  We will also reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses in connection with these services, not to exceed $15,000.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of A.J. Smith Federal may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We, and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this proxy statement/prospectus and ending 90 days after the closing of the offering, without the prior written consent of Keefe, Bruyette & Woods, Inc., we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of New AJS Bancorp common stock or any securities convertible into or exercisable or exchangeable for shares of New AJS Bancorp stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of New AJS Bancorp common stock, or (iii) announce any intention to take any of the foregoing actions.  In the event that either (1) during the last 17 days of the restricted period described above we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period described above, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Procedure for Purchasing Shares in Subscription and Community Offerings

Expiration Date. The subscription offering and community offering, if commenced, will expire at 2:00 p.m., Central Time, on September 17, 2013, unless we extend one or both for up to 45 days, with the approval of the Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to subscribers in the offering. Any extension of the subscription or community offerings beyond November 1, 2013 would require the Federal Reserve Board’s approval.  If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders.  If you do not respond to this notice, we will cancel your stock order, promptly return your funds with interest at 0.05% per annum from the date your payment is processed for funds received in the subscription and community offerings or cancel your deposit account withdrawal authorization.  If the offering range is decreased below the minimum of the offering range or is increased above the maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds received for the purchase of stock in the subscription and community offerings will be returned promptly, with interest at 0.05% per annum.  We will then resolicit subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel stock orders, cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date your payment is processed, as described above.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment.  We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 2:00 p.m., Central Time, on September 17, 2013. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms.  We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.  You may submit your stock order form and payment in one of three ways: by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the stock order form, or by hand-delivery to A.J. Smith Federal’s executive office, located at 14757 South Cicero Avenue, Midlothian, Illinois 60445.  Hand-delivered stock order forms will only be accepted at this location. A.J. Smith Federal’s executive office is closed on Wednesdays. We will not accept stock order forms at our banking offices.  Please do not mail stock order forms to A.J. Smith Federal.

Once tendered, an order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.  If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.  Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by A.J. Smith Federal or the federal government, and that you received a copy of the prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)                                     personal check, bank check or money order, made payable to AJS Bancorp, Inc.; or

(ii)                                  authorization of withdrawal of available funds from the types of A.J. Smith Federal deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at A.J. Smith Federal are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current savings account rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at A.J. Smith Federal and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, wire transfers, A.J. Smith Federal line of credit checks or any type of third-party checks (including those payable to you and endorsed over to AJS Bancorp, Inc.).  You may not designate on your stock order form direct withdrawal from an A.J. Smith Federal retirement account.  See “—Using Retirement Account Funds.”  Additionally, you may not designate a direct withdrawal from A.J. Smith Federal accounts with check-writing privileges.  Please provide a check instead.  If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your account.  If permitted by the Federal Reserve Board, in the event we resolicit large subscribers, as described above in “—Additional Limitations on Common Stock Purchases,” those purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers may be allowed.

Once your executed stock order form is received, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by November 1, 2013.  In such event, unless an extension is granted by the Federal Reserve Board, stock orders will be cancelled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly, with interest at 0.05% per annum.  Additionally, all deposit account withdrawal authorizations will be cancelled.  If an extension is granted, we will resolicit subscribers for a specified period of time, as described under “—Execution of Orders.”

Regulations prohibit A.J. Smith Federal from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion.  This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or New AJS Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds.  If you are interested in using funds in your individual retirement account, or IRA, or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account.  By regulation, A.J. Smith Federal’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock.  Therefore, if you wish to use funds that are currently in an A.J. Smith Federal IRA or other retirement account, then, prior to placing a stock order, the funds you wish to use for the purchase of common stock will have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts.  The purchase must be made through that account.  If you do not have such an account, you will need to establish one before placing a stock order.  An annual administrative fee may be payable to the independent trustee or custodian.  There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers.  Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at A.J. Smith Federal or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the September 17, 2013 offering deadline.  Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates. Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed to the certificate registration address noted by purchasers on the stock order form.  All shares of common stock sold in the syndicated offering will be in book entry form and paper stock certificates will not be issued.  It is possible that until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading.  Your ability to sell the shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm.  If you are currently a shareholder of Old AJS Bancorp, see “—Exchange of Old AJS Bancorp Public Stockholders’ Shares.”

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:

(i)                                     a small number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization reside in such state;

(ii)                                  the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or

(iii)                               such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Regulations of the Federal Reserve Board prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account.  On the stock order form, you should not add the name(s) of others for joint registration who do not have subscription rights or who qualify only in a lower purchase priority than you do.  You may add only those who were eligible to purchase shares of common stock in the subscription offering in your priority of eligibility.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call our Stock Information Center.  The toll-free phone number is (877) 643-8198.  The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion.  In the unlikely event that AJS Bancorp, MHC is liquidated prior to the conversion, all claims of creditors of AJS Bancorp, MHC would be paid first. Thereafter, if there were any assets of AJS Bancorp, MHC remaining, these assets would first be distributed to certain depositors of A.J. Smith Federal under such depositors’ liquidation rights.  The amount received by such depositors would be equal to their pro rata interest in the remaining value of AJS Bancorp, MHC after claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion.  The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a liquidation account by New AJS Bancorp for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) AJS Bancorp, MHC’s ownership interest in Old AJS Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition used in this proxy statement/prospectus plus (ii) the value of the net assets of AJS Bancorp, MHC as of the date of the latest statement of financial condition of AJS Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of Old AJS Bancorp). The plan of conversion also provides for the establishment of a parallel liquidation account in A.J. Smith Federal to support the New AJS Bancorp liquidation account in the event New AJS Bancorp does not have sufficient assets to fund its obligations under the New AJS Bancorp liquidation account.

In the unlikely event that A.J. Smith Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first.  However, except with respect to the liquidation account to be established in New AJS Bancorp (discussed below), a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of A.J. Smith Federal or New AJS Bancorp above that amount.

The liquidation account established by New AJS Bancorp is designed to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in AJS Bancorp, MHC) in the event of a complete liquidation of New AJS Bancorp and A.J. Smith Federal or a liquidation solely of A.J. Smith Federal.  Specifically, in the unlikely event that either (i) A.J. Smith Federal or (ii) New AJS Bancorp and A.J. Smith Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of September 30, 2010 and June 30, 2013 of their interests in the liquidation account maintained by New AJS Bancorp.  Also, in a complete liquidation of both entities, or of A.J. Smith Federal only, when New AJS Bancorp has insufficient assets (other than the stock of A.J. Smith Federal) to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and A.J. Smith Federal has positive net worth, A.J. Smith Federal shall immediately make a distribution to fund New AJS Bancorp’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by New AJS Bancorp as adjusted from time to time pursuant to the plan of conversion and federal regulations.  If New AJS Bancorp is completely liquidated or sold apart from a sale or liquidation of A.J. Smith Federal, then the New AJS Bancorp liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the A.J. Smith Federal liquidation account, subject to the same rights and terms as the New AJS Bancorp liquidation account.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion, New AJS Bancorp may upon the prior written approval of the Federal Reserve Board and will upon the written request of the Federal Reserve Board, transfer the liquidation account and the depositors’ interests in such account to A.J. Smith Federal and the liquidation account shall thereupon be subsumed into the liquidation account of A.J. Smith Federal.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which New AJS Bancorp or A.J. Smith Federal is not the surviving institution, would not be considered a liquidation.  In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in A.J. Smith Federal on September 30, 2010 or June 30, 2013 equal to the proportion that the balance of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s deposit account on September 30, 2010 and June 30, 2013, respectively, bears to the balance of all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders in A.J. Smith Federal on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2010 or June 30, 2013, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment from any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income tax consequences of conversion to AJS Bancorp, MHC, Old AJS Bancorp, A.J. Smith Federal, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of AJS Bancorp, MHC.  Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that New AJS Bancorp or A.J. Smith Federal would prevail in a judicial proceeding.

AJS Bancorp, MHC, Old AJS Bancorp, A.J. Smith Federal and New AJS Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which include the following:

1.                                      The merger of AJS Bancorp, MHC with and into Old AJS Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.                                      The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in AJS Bancorp, MHC for liquidation interests in Old AJS Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.                                      Neither AJS Bancorp, MHC, Old AJS Bancorp, Eligible Account Holders nor Supplemental Eligible Account Holders, will recognize any gain or loss on the transfer of the assets of AJS Bancorp, MHC to Old AJS Bancorp in constructive exchange for liquidation interests in Old AJS Bancorp.

4.                                      The basis of the assets of AJS Bancorp, MHC and the holding period of such assets to be received by Old AJS Bancorp will be the same as the basis and holding period of such assets in AJS Bancorp, MHC immediately before the exchange.

5.                                      The merger of Old AJS Bancorp with and into New AJS Bancorp will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Old AJS Bancorp nor New AJS Bancorp will recognize gain or loss as a result of such merger.

6.                                      The basis of the assets of Old AJS Bancorp and the holding period of such assets to be received by New AJS Bancorp will be the same as the basis and holding period of such assets in Old AJS Bancorp immediately before the exchange.

7.                                      Current stockholders of Old AJS Bancorp will not recognize any gain or loss upon their exchange of Old AJS Bancorp common stock for New AJS Bancorp common stock.

8.                                      Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Old AJS Bancorp for interests in the liquidation account in New AJS Bancorp.

9.                                      The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Old AJS Bancorp for interests in the liquidation account established in New AJS Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

10.                               Each stockholder’s aggregate basis in shares of New AJS Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Old AJS Bancorp common stock surrendered in the exchange.

11.                               Each stockholder’s holding period in his or her New AJS Bancorp common stock received in the exchange will include the period during which the Old AJS Bancorp common stock surrendered was held, provided that the Old AJS Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

12.                               Cash received by any current stockholder of Old AJS Bancorp in lieu of a fractional share interest in shares of New AJS Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of New AJS Bancorp common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.                               It is more likely than not that the fair market value of the nontransferable subscription rights to purchase New AJS Bancorp common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of New AJS Bancorp common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.                               It is more likely than not that the fair market value of the benefit provided by the liquidation account of A.J. Smith Federal supporting the payment of the New AJS Bancorp liquidation account in the event New AJS Bancorp lacks sufficient net assets, is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the A.J. Smith Federal liquidation account as of the effective date of the merger of Old AJS Bancorp with and into New AJS Bancorp.

15.                               It is more likely than not that the basis of the shares of New AJS Bancorp common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the New AJS Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.                               No gain or loss will be recognized by New AJS Bancorp on the receipt of money in exchange for New AJS Bancorp common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to AJS Bancorp, MHC, Old AJS Bancorp, A.J. Smith Federal, New AJS Bancorp and persons receiving subscription rights and stockholders of Old AJS Bancorp.  With respect to items 13 and 15 above, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that Keller and Company, Inc. has issued a letter that the subscription rights have no ascertainable fair market value.  The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that:  (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in A.J. Smith Federal are reduced; and

(iv) the A.J. Smith Federal liquidation account payment obligation arises only if New AJS Bancorp lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from Keller and Company, Inc. stating its belief that the benefit provided by the A.J. Smith Federal liquidation account supporting the payment of the liquidation account in the event New AJS Bancorp lacks sufficient net assets, does not have any economic value at the time of the conversion.  Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the A.J. Smith Federal liquidation account have no value.  If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed.  We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Crowe Horwath LLP that the Illinois state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to New AJS Bancorp’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of A.J. Smith Federal generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.  For restricted shares, our transfer agent will be given notice of restrictions on transfer, and instructions will be issued to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of New AJS Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit New AJS Bancorp from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with Federal Reserve Board approval) or tax-qualified employee stock benefit plans.  In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by financial institution holding companies.

Exchange of Old AJS Bancorp Public Stockholders’ Shares

The conversion of outstanding publicly held shares of Old AJS Bancorp common stock into the right to receive shares of New AJS Bancorp common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our transfer agent will send a transmittal form to each public stockholder of Old AJS Bancorp who holds physical stock certificates.  The transmittal form will contain instructions on how to surrender certificates evidencing Old AJS Bancorp common stock for certificates evidencing New AJS Bancorp common stock.  We expect that stock certificates evidencing shares of New AJS Bancorp common stock will be distributed within five business days after the transfer agent receives properly executed transmittal forms, Old AJS Bancorp stock certificates and other required documents.  Shares held by public stockholders in street name (such as in a brokerage account) will be exchanged automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of New AJS Bancorp common stock will be issued to any public stockholder of Old AJS Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the transfer agent of the transmittal forms and the surrendered Old AJS Bancorp stock certificates.  If your shares of common stock are held in street name, you will automatically receive cash in lieu of a fractional share in your account.

You should not forward your stock certificate(s) until you have received transmittal forms, which will include forwarding instructions.  After the conversion, stockholders will not receive shares of New AJS Bancorp common stock and will not be paid dividends on the shares of New AJS Bancorp common stock until certificates representing shares of Old AJS Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Old AJS Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of New AJS Bancorp common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Old AJS Bancorp common stock has been lost, stolen or destroyed, the stockholder will be required to submit necessary forms to our transfer agent and to purchase a bond from a surety company at the stockholder’s expense.

All shares of New AJS Bancorp common stock that we issue in exchange for existing shares of Old AJS Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion and reorganization at the time of the special meeting, the proposals may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies.  In order to allow proxies that have been received by Old AJS Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Old AJS Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration.  The board of directors of Old AJS Bancorp recommends that stockholders vote “FOR” the adjournment proposal.  If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization.

PROPOSALS 3a THROUGH 3c — INFORMATIONAL PROPOSALS RELATED TO THE

ARTICLES OF INCORPORATION OF NEW AJS BANCORP

By their approval of the plan of conversion and reorganization as set forth in Proposal 1, the board of directors of Old AJS Bancorp has approved each of the informational proposals numbered 3a through 3c, all of which relate to provisions included in the articles of incorporation of New AJS Bancorp. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public stockholders of Old AJS Bancorp, whose rights are presently governed by the charter and bylaws of Old AJS Bancorp, will become stockholders of New AJS Bancorp, whose rights will be governed by the articles of incorporation and bylaws of New AJS Bancorp.  The following informational proposals address the material differences between the governing documents of the two companies.  This discussion is qualified in its entirety by reference to the charter and bylaws of Old AJS Bancorp and the articles of incorporation and bylaws of New AJS Bancorp.  See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of New AJS Bancorp’s articles of incorporation that are summarized as informational proposals 3a through 3c were approved as part of the process in which the board of directors of Old AJS Bancorp approved the plan of conversion and reorganization.  These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions only provide for a vote on the entire plan of conversion and reorganization and not specific parts of the plan of conversion and reorganization such as the content of the governing documents of the new savings and loan holding company.  Old AJS Bancorp’s stockholders are being asked to approve these informational proposals at the special meeting.  While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals.  The provisions of New AJS Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New AJS Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 3a. — Approval of a Provision in New AJS Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote of Stockholders to Approve Certain Amendments to New AJS Bancorp’s Articles of Incorporation.  No amendment of the charter of Old AJS Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.  The articles of incorporation of New AJS Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C, D, E or F of Article 5 (Preferred Stock, Restrictions on Voting Rights of the Corporation’s Equity Securities, Majority Vote and Quorum), Article 7 (Directors), Article 8 (Bylaws), Article 9 (Evaluation of Certain Offers), Article 10 (Indemnification, etc. of Directors and Officers), Article 11 (Limitation of Liability) and Article 12 (Amendment of the Articles of Incorporation) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

These limitations on amendments to specified provisions of New AJS Bancorp’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote.  While this limits the ability of stockholders to amend those provisions, AJS Bancorp, MHC, as a 60.8% stockholder, currently can effectively block any stockholder proposed change to the charter.

The requirement of a super-majority stockholder vote to amend specified provisions of New AJS Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror.  The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New AJS Bancorp and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in New AJS Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to New AJS Bancorp’s articles of incorporation.

Informational Proposal 3b. — Approval of a Provision in New AJS Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote of Stockholders to Approve Stockholder Proposed Amendments to New AJS Bancorp’s Bylaws.  An amendment to Old AJS Bancorp’s bylaws proposed by stockholders must be approved by the holders of a majority of the total votes eligible to be cast at a legal meeting subject to applicable approval by the Federal Reserve Board. The articles of incorporation of New AJS Bancorp provide that stockholders may only amend the bylaws if such proposal is approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

The requirement of a super-majority stockholder vote to amend the bylaws of New AJS Bancorp is intended to ensure that the bylaws are not limited or changed upon a simple majority vote of stockholders.  While this limits the ability of stockholders to amend the bylaws, AJS Bancorp, MHC, as a 60.8% stockholder, currently can effectively block any stockholder proposed change to the bylaws. Also, the board of directors of both Old AJS Bancorp and New AJS Bancorp may by a majority vote amend either company’s bylaws.

This provision in New AJS Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the bylaws is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provision limiting amendments to the bylaws will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New AJS Bancorp and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of the provision in New AJS Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder proposed amendments to New AJS Bancorp’s bylaws.

Informational Proposal 3c. — Approval of a Provision in New AJS Bancorp’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of New AJS Bancorp’s Outstanding Voting Stock.  The articles of incorporation of New AJS Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter, be entitled or permitted to vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (i) have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and (ii) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by New AJS Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to any employee benefit plan of New AJS Bancorp or any subsidiary or a trustee of a plan.

The provision in New AJS Bancorp’s articles of incorporation limiting the voting rights of beneficial owners of more than 10% of New AJS Bancorp’s outstanding voting stock is intended to limit the ability of any person to acquire a significant number of shares of New AJS Bancorp common stock and thereby gain sufficient voting control so as to cause New AJS Bancorp to effect a transaction that may not be in the best interests of New AJS Bancorp and its stockholders generally.  This provision will not prevent a stockholder from seeking to acquire a controlling interest in New AJS Bancorp, but it will prevent a stockholder from voting more than 10% of the outstanding shares of common stock unless that stockholder has first persuaded the board of directors of the merits of the course of action proposed by the stockholder.  The board of directors of New AJS Bancorp believes that fundamental transactions generally should be first considered and approved by the board of directors as it generally believes that it is in the best position to make an initial assessment of the merits of any such transaction and that its ability to make the initial assessment could be impeded if a single stockholder could acquire a sufficiently large voting interest so as to control a stockholder vote on any given proposal.  This provision in New AJS Bancorp’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most stockholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction.  Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in New AJS Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New AJS Bancorp’s outstanding voting stock.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•                                          statements of our goals, intentions and expectations;

•                                          statements regarding our business plans, prospects, growth and operating strategies;

•                                          statements regarding the quality of our loan and investment portfolios; and

•                                          estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•                                          general economic conditions, either nationally or in our market areas, that are worse than expected;

•                                          competition among depository and other financial institutions;

•                                          inflation and changes in the interest rate environment that reduce our margins and yields or reduce the fair value of financial instruments;

•                                          adverse changes in the securities markets;

•                                          changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•                                          our ability to manage operations in the current economic conditions;

•                                          our ability to enter new markets successfully and capitalize on growth opportunities;

•                                          our ability to successfully integrate acquired entities;

•                                          our ability to comply with the Office of the Comptroller of the Currency’s Formal Agreement and our Individual Minimum Capital Requirement;

•                                          changes in consumer spending, borrowing and savings habits;

•                                          changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•                                          changes in our organization, compensation and benefit plans;

•                                          changes in the level of government support for housing finance;

•                                          significant increases in our loan losses; and

•                                          changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page 23.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Old AJS Bancorp and its subsidiaries for the periods and at the dates indicated.  The following is only a summary and you should read it in conjunction with the business and financial information regarding Old AJS Bancorp contained elsewhere in this proxy statement/prospectus, including the consolidated financial statements and notes beginning on page F-1 of this proxy statement/prospectus.  The information at December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at December 31, 2010, 2009 and 2008 and for the years ended December 31, 2010, 2009 and 2008 is derived in part from the audited consolidated financial statements that do not appear in this proxy statement/prospectus.  The information at March 31, 2013 and for the three months ended March 31, 2013 and 2012 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results to be achieved for all of 2013 or any other interim period.

	At March 31,	At December 31,
	2013	2012	2011	2010	2009	2008
	(In thousands)
Selected Financial Condition Data:
Total assets	$218,467	$221,340	$238,090	$249,292	$249,268	$243,970
Cash and cash equivalents	17,813	16,346	19,384	7,354	6,484	7,393
Investment securities available for sale	65,736	70,311	79,950	95,804	92,167	89,490
Investment securities held to maturity — at cost	339	341	347	353	360	367
Trading securities	—	—	24	24	25	18
Bank owned life insurance	5,362	5,311	3,642	3,499	3,351	3,202
Loans receivable, net	119,347	119,068	122,333	128,952	127,456	126,395
Deposits	171,634	171,721	181,699	196,287	193,175	180,291
Advances from the Federal Home Loan Bank	20,000	22,000	29,000	24,300	25,300	30,175
Stockholders’ equity	22,933	22,852	22,546	24,118	23,846	27,097

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$1,550	$1,757	$6,694	$7,856	$9,779	$10,503	$11,999
Total interest expense	306	417	1,521	2,214	3,180	4,213	5,934
Net interest income	1,244	1,340	5,173	5,642	6,599	6,290	6,065
Provision for loan losses	—	—	501	2,409	367	2,917	4,328
Net interest income after provision for loan losses	1,244	1,340	4,672	3,233	6,232	3,373	1,737
Total non-interest income	222	220	1,019	1,242	2,073	1,507	560
Total non-interest expense	1,206	1,290	5,713	6,557	6,897	6,602	5,775
Net income (loss) before income taxes	260	270	(22)	(2,082)	1,408	(1,722)	(3,478)
Income tax expense (benefit)	—	—	—	—	—	713	(1,407)
Net income (loss)	$260	$270	$(22)	$(2,082)	$1,408	$(2,435)	$(2,071)
Income (loss) per share — basic and diluted	$0.13	$0.13	$(0.01)	$(1.03)	$0.70	$(1.20)	$(1.02)

	At or For the Three Months Ended March 31, (1)		At or For the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008

Selected Financial Ratios and Other Data:

Performance Ratios:
Return (loss) on assets (ratio of net income (loss) to average total assets)	0.48%	0.47%	(0.01)%	(0.85)%	0.56%	(1.01)%	(0.83)%
Return (loss) on equity (ratio of net income (loss) to average equity)	4.55	4.75	(0.09)	(8.81)	5.64	(8.92)	(7.31)
Average equity to average total assets	10.48	9.84	10.23	9.64	9.98	11.34	11.39
Equity to total assets at end of period	10.50	10.04	10.32	9.47	9.67	9.57	11.11
Interest rate spread (2)	2.37	2.39	2.35	2.36	2.69	2.67	2.34
Net interest margin (3)	2.47	2.50	2.46	2.48	2.86	2.82	2.59
Average interest-earning assets to average interest-bearing liabilities	116.22	113.67	114.99	112.78	111.96	107.96	109.88
Total non-interest expenses to average total assets	2.21	2.23	2.51	2.68	2.76	2.74	2.32
Efficiency ratio (4)	82.26	82.68	92.26	95.25	79.53	84.67	87.17
Dividend payout ratio (5)	N/A	N/A	N/A	N/A	24.87	N/A	N/A

Asset Quality Ratios:
Non-performing loans as a percent of total loans (6)	2.88	2.28	3.16	2.10	2.45	4.99	2.89
Non-performing assets as a percent of total assets (6)	3.01	2.76	3.12	2.61	2.63	3.72	1.53
Allowance for loan losses as a percent of total loans	1.26	1.44	1.30	1.54	1.19	2.33	2.12
Allowance for loan losses as a percent of non-performing loans	43.88	63.33	41.13	73.39	48.44	46.60	73.18

Regulatory Capital Ratios (Bank Only):
Total capital (to risk-weighted assets)	23.44	22.88	22.79	21.53	22.05	19.64	22.51
Tier I capital (to risk-weighted assets)	22.18	21.63	21.54	20.27	20.80	18.38	21.39
Tier I capital (to adjusted assets)	10.35	9.91	10.09	9.34	9.50	8.75	10.20

Number of:
Banking offices	3	3	3	3	3	3	3
Full time equivalent employees	45	46	45	46	56	55	58

(1)         Ratios are annualized, where appropriate.

(2)         Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(3)         Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)         Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total non-interest income.

(5)         The dividend payout ratio represents total dividends declared and not waived divided by total net income.  The following table sets forth total cash dividends paid per period, which is calculated by multiplying the dividends declared per share by the number of shares outstanding as of the applicable record date.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands)
Dividends paid to public stockholders	$—	$—	$—	$262	$351	$350	$754
Dividends paid to AJS Bancorp, MHC	—	—	—	50	—	—	—
Total dividends paid	$—	$—	$—	$312	$351	$350	$754
Total dividends waived by AJS Bancorp, MHC	$—	$—	$—	$1,065	$2,160	$2,160	$5,769
Total dividends paid and total dividends waived	$—	$—	$—	$1,377	$2,511	$2,510	$6,523

(6)        Non-performing loans consist of non-accrual loans, non-accruing troubled debt restructurings and accruing loans greater than 90 days delinquent, while non-performing assets consist of non-performing loans and real estate acquired through foreclosure.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Old AJS Bancorp and its subsidiary for the periods and at the dates indicated.  The following is only a summary and you should read it in conjunction with the business and financial information regarding Old AJS Bancorp contained elsewhere in this proxy statement/prospectus, including the consolidated financial statements beginning on page F-1 of this proxy statement/prospectus.  The information at December 31, 2012 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at June 30, 2013 and for the three and six months ended June 30, 2013 and 2012,  is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the three and six months ended June 30, 2013, are not necessarily indicative of the results for all of fiscal 2013 or any other period.

	At June 30,	At December 31,
	2013	2012
	(In thousands)
Selected Financial Condition Data:
Total assets	$216,204	$221,340
Cash and cash equivalents	15,366	16,346
Investment securities available for sale	64,318	70,311
Investment securities held to maturity — at cost	338	341
Bank owned life insurance	5,412	5,311
Loans receivable, net	120,231	119,068
Deposits	168,976	171,721
Advances from the Federal Home Loan Bank	20,000	22,000
Stockholders’ equity	22,520	22,852

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$1,490	$1,719	$3,040	$3,476
Total interest expense	283	388	589	805
Net interest income	1,207	1,331	2,451	2,671
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	1,207	1,331	2,451	2,671
Total non-interest income	197	208	419	428
Total non-interest expense	1,159	1,299	2,365	2,589
Net income before income taxes	245	240	505	510
Income tax expense	—	—	—	—
Net income	$245	$240	$505	$510
Income per share — basic and diluted	$0.12	$0.12	$0.25	$0.25

	At or For the Three Months Ended June 30, (1)		At or For the Six Months Ended June 30, (1)
	2013	2012	2013	2012

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.45%	0.42%	0.46%	0.44%
Return on equity (ratio of net income to average equity)	4.29	4.14	4.42	4.44
Average equity to average total assets	10.52	10.19	10.50	10.01
Equity to total assets at end of period	10.42	10.26	10.42	10.26
Interest rate spread (2)	2.30	2.41	2.34	2.41
Net interest margin (3)	2.40	2.53	2.44	2.52
Average interest-earning assets to average interest-bearing liabilities	117.72	115.16	117.05	114.29
Total non-interest expenses to average total assets	2.13	2.28	2.17	2.26
Efficiency ratio (4)	82.55	84.41	82.40	83.54

Asset Quality Ratios:
Non-performing loans as a percent of total loans (5)	3.09	2.98	3.09	2.98
Non-performing assets as a percent of total assets (5)	3.17	3.14	3.17	3.14
Allowance for loan losses as a percent of total loans	1.21	1.37	1.21	1.37
Allowance for loan losses as a percent of non-performing loans	39.24	45.90	39.24	45.90

Regulatory Capital Ratios (Bank Only):
Total capital (to risk-weighted assets)	23.41	22.87	23.41	22.87
Tier I capital (to risk-weighted assets)	22.16	21.63	22.16	21.63
Tier I capital (to adjusted assets)	10.58	10.03	10.58	10.03

Number of:
Banking offices	3	3	3	3
Full time equivalent employees	44	48	44	48

(1)         Ratios are annualized, where appropriate.

(2)         Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(3)         Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)         Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total non-interest income.

(5)         Non-performing loans consist of non-accrual loans, non-accruing troubled debt restructurings and accruing loans greater than 90 days delinquent, while non-performing assets consist of non-performing loans and real estate acquired through foreclosure.

Comparison of Financial Condition at June 30, 2013 and December 31, 2012

Assets. Total consolidated assets as of June 30, 2013 were $216.2 million, a decrease of $5.1 million, or 2.3%, from $221.3 million at December 31, 2012.  The decrease was primarily due to a decrease in securities available-for-sale and cash and cash equivalents, partially offset by an increase in net loans.

Cash and cash equivalents decreased $980,000, or 6.0%, to $15.4 million at June 30, 2013 from $16.4 million at December 31, 2012. Cash and cash equivalents decreased as funds were used to originate loans and to repay a Federal Home Loan Bank advance.

Securities available-for-sale decreased $6.0 million, or 8.5%, to $64.3 million at June 30, 2013 from $70.3 million at December 31, 2012.  The primary reason for the decrease in securities available-for-sale was due to a $1.3 million decrease in the market value, $11.6 million of securities sales, calls, and mortgage-backed securities principal repayments, partially offset by new purchases of securities available-for-sale of $7.2 million.

Net loans increased $1.1 million, or 1.0%, to $120.2 million at June 30, 2013 from $119.1 million at December 31, 2012.  The reason for the increase was due to loan originations of $9.5 million of primarily one- to four-family residential real estate loans exceeding principal repayments of $8.3 million.

Non-performing Assets and Allowance for Loan Losses. We had non-performing assets of $6.9 million, or 3.2% of total assets, as of June 30, 2013 and $6.9 million, or 3.1% of total assets, as of December 31, 2012.  The allowance for loan losses totaled $1.5 million at June 30, 2013 and $1.6 million at December 31, 2012.  This represents a ratio of the allowance for loan losses to gross loans receivable of 1.21% at June 30, 2013 and 1.30% at December 31, 2012.  The allowance for loan losses to non-performing loans was 39.24% at June 30, 2013 and 41.13% at December 31, 2012.

At June 30, 2013, we had 28 one- to four-family residential real estate loans with an aggregate principal balance of $1.9 million on non-accrual and impaired status.  At June 30, 2013, we had seven commercial loans with an aggregate principal balance of $1.6 million on non-accrual and impaired status, one of which had a principal balance in excess of $500,000. At June 30, 2013, we had nine one- to four-family residential real estate loans and seven commercial real estate loans classified as troubled debt restructurings with an aggregate principal balance of $4.1 million of which $1.9 million was on non-accrual.

At June 30, 2013, we had a $1.1 million mortgage loan on a 46 unit apartment building in Chicago that was deemed to be impaired. The borrower experienced financial difficulty and we restructured the loan in 2008 and in 2010. The loan is classified as a troubled debt restructuring and was performing in accordance with its revised terms as of June 30, 2013.

At June 30, 2013, we had an other real estate owned property of $1.0 million representing a 15.3% participation in a $9.4 million unimproved land loan located in Northbrook, Illinois. As of June 30, 2013, the property was under a sales contract that required approval by the county which has not yet been received.

At June 30, 2013, we had an other real estate owned property of $1.3 million representing a 3.4% participation in a $42.8 million indoor water park. The property has been generating operating income and is projecting a profit for 2013.

Although we record our non-performing assets at the estimated fair value of the property or underlying collateral less costs to sell, there may be additional losses on these properties in the future.

Deposits. Total deposits decreased $2.7 million, or 1.6%, to $169.0 million at June 30, 2013 from $171.7 million at December 31, 2012.  The decrease in deposits occurred as a result of decreases in certificates of deposit and money market accounts, while the balances of NOW, checking, and passbook accounts increased.  Certificates of deposit accounts decreased $3.4 million, or 4.7%, to $68.4 million at June 30, 2013 from $71.8 million at December 31, 2012.  Money market accounts decreased $3.1 million, or 38.5%, to $5.0 million at June 30, 2013 from $8.1 million at December 31, 2012. NOW and checking accounts increased $2.3 million, or 8.2%, to $30.1 million at June 30, 2013 from $27.8 million at December 31, 2012. Passbook savings accounts increased $1.5 million, or 2.3%, to $65.5 million at June 30, 2013 compared to $64.0 million at December 31, 2012.  Time deposits decreased, while core deposits increased as a result of our less competitive pricing strategy for time deposits.  The pricing strategy and the low interest rate environment is also believed to have contributed in an increase in core deposits as customers prefer to hold funds in liquid transaction accounts.

Borrowings. Federal Home Loan Bank of Chicago advances decreased $2.0 million, or 9.1%, to $20.0 million at June 30, 2013 from $22.0 million at December 31, 2012.  We repaid a $2.0 million Federal Home Loan Bank of Chicago advance at maturity with an interest rate of 3.95% in the first quarter of 2013. Outstanding Federal Home Loan Bank of Chicago advances at June 30, 2013 were fixed-rate with maturities of one to three years with a weighted average cost of 2.11%.

Stockholders’ Equity. Total stockholders’ equity decreased $332,000, or 2.3%, to $22.5 million at June 30, 2013 from $22.9 million at December 31, 2012.  The decrease in stockholders’ equity primarily resulted from an $804,000 decrease in accumulated other comprehensive income due to the decrease in the market value of the available-for-sale securities portfolio, partially offset by net income of $505,000 for the six months ended June 30, 2013.

Comparison of Operating Results for the Three Months Ended June 30, 2013 and 2012

General.  We had net income of $245,000 for the three months ended June 30, 2013 compared to net income of $240,000 for the three months ended June 30, 2012.  Net income increased for the three months ended June 30, 2013 as compared to the same period in 2012 primarily as a result of a decrease in non-interest expense, partially offset by a decrease in net interest income.

Interest Income.  Total interest income decreased $229,000, or 13.3%, to $1.5 million for the three months ended June 30, 2013 from $1.7 million for the same period in 2012.  The decrease in our interest income was primarily due to a lower average yield earned on all categories of our interest-earning assets and a decrease in the average balance of all categories of our interest-earning assets.

Interest income from loans decreased by $140,000, or 10.1%, to $1.2 million for the three months ended June 30, 2013, from $1.4 million for the three months ended June 30, 2012. The decrease in interest income from loans was due to a decrease in the average loan yield and a decrease in average loan balances during the three months ended June 30, 2013.  The average yield on loans decreased to 4.11% during the three months ended June 30, 2013 from 4.51% for the same period in 2012.  The decrease in average loan yield was primarily due to the continuing low interest rate environment.  Average loan balances declined $1.8 million to $121.4 million during the three months ended June 30, 2013 from $123.2 million for the three months ended June 30, 2012. The decrease in our average loan balance was primarily due to low loan demand.

Interest income from securities decreased $91,000, or 28.1%, to $233,000 for the three months ended June 30, 2013, from $324,000 for the three months ended June 30, 2012.  The decrease resulted from decreases in the average balances and in the average yield earned on securities.  Average balances on securities decreased $10.2 million to $64.7 million for the three months ended June 30, 2013 from $74.9 million for the same period in 2012, while the average yield decreased to 1.44% for the three months ended June 30, 2013 from 1.73% for the same period in 2012.  The decrease in the average balance of securities was due to the low interest rate environment which resulted in increased securities calls.

Interest income from interest-earning deposits at other financial institutions and stock dividends increased $2,000, or 28.6%, to $9,000 for the three months ended June 30, 2013, from $7,000 for the three months ended June 30, 2012. The increase was primarily due to an increase in the average balance of interest-earning deposits in other financial institutions. Average balances of interest-earning deposits in other financial institutions increased $2.3 million to $13.0 million for the three months ended June 30, 2013 from $10.7 million for the same period in 2012. Interest-earning deposits in other financial institutions fluctuate based on our liquidity position and liquidity needs.

Interest Expense.  Interest expense decreased by $105,000, or 27.1%, to $283,000 for the three months ended June 30, 2013, from $388,000 for the same period in 2012. The decrease was due to a decrease in interest expense on deposits and borrowings.

Interest expense on deposits decreased by $76,000, or 30.2%, to $176,000 for the three months ended June 30, 2013, from $252,000 for the same period in 2012.  The decrease in our cost of deposits reflected the lower average market interest rates, certificates of deposit maturing and renewing at lower rates, as well as a decrease in average deposit balances during the three months ended June 30, 2013.  Average deposits decreased $3.8 million to $170.1 million for the three months ended June 30, 2013, from $173.9 million for the same period in 2012 due primarily to the decrease in the average balance of certificates of deposit.  Our average cost of deposits decreased to 0.47% for the three months ended June 30, 2013 from 0.64% for the same period in 2012.

Interest expense on borrowings decreased $29,000, or 21.3%, to $107,000 for the three months ended June 30, 2013, from $136,000 for the same period during 2012. The primary reason for the decrease was a decrease in the average balance of Federal Home Loan Bank of Chicago advances. Average balances of Federal Home Loan Bank of Chicago advances decreased $5.6 million to $20.0 million for the three months ended June 30, 2013 from $25.6 million for the same period in 2012. The decrease was due to the repayment of maturing Federal Home Loan Bank of Chicago advances.

Net Interest Income.  Net interest income decreased by $124,000, or 9.3%, to $1.2 million for the three months ended June 30, 2013 from $1.3 million for the same period in 2012.  Average interest-earning assets were $200.8 million and $210.8 million during the comparative 2013 and 2012 second quarter periods while the average yield was 2.97% for the three months ended June 30, 2013 as compared to 3.26% for the same period in 2012.  Our net interest rate spread decreased 11 basis points to 2.30% for the three months ended June 30, 2013 from 2.41% for the same period in 2012. Our net interest margin decreased 13 basis points to 2.40% for the three months ended June 30, 2013 from 2.53% for the same period in 2012. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 117.72% for the three months ended June 30, 2013 from 115.16% for the three months ended June 30, 2012.  The decrease in our net interest rate spread and net interest margin reflected that during the three-month period ended June 30, 2013 the yield earned on average interest-earning assets decreased faster than the cost of average interest-bearing liabilities. With the average cost of interest-bearing liabilities at historic lows, our ability to further reduce significantly our interest expense will be limited.

Provision for Loan Losses.  We established a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.  Based on our evaluation of these factors, we recorded no provision for loan losses for the three months ended June 30, 2013 and June 30, 2012.  This was primarily due to continuing improvements in credit quality trends and net charge-offs in the multi-family and commercial real estate loan portfolio and the decreased balances of these loan categories.  We recorded net charge-offs of $53,000 and $143,000 during the three months ended June 30, 2013 and June 30, 2012.  We had a 1.21% allowance for loan losses to gross loans receivable at June 30, 2013 compared to a 1.37% allowance for loan losses to gross loans receivable at June 30, 2012.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of June 30, 2013 was maintained at a level that represents management’s best estimate of inherent losses in the loan portfolio, and such losses that were both probable and reasonably estimable.

Non-Interest Income.  Non-interest income decreased $11,000, or 5.3%, to $197,000 for the three months ended June 30, 2013 from $208,000 for the three months ended June 30, 2012.  The decrease was primarily due to a decrease in gains on securities sales, partially offset by increases in earnings on bank owned life insurance and other non-interest income items.

There were no securities sales in the three months ended June 30, 2013 and two mortgage-backed securities sales resulting in a $32,000 gain in the three months ended June 30, 2012.

Earnings on bank owned life insurance increased $15,000, or 42.9%, to $50,000 for the three months ended June 30, 2013 from $35,000 for the three months ended June 30, 2012 primarily due to an increase in the cash surrender value of the bank owned life insurance policies.  We purchased $1.5 million of bank owned life insurance in July of 2012.

Other non-interest income items increased $10,000, or 29.4%, to $44,000 for the three months ended June 30, 2013 from $34,000 for the three months ended June 30, 2012. The increase was primarily due to a $23,000 increase in our FHA loan referral fee income, partially offset by a $12,000 decrease in insurance commissions. The decrease in insurance commissions was due to a decline in policy renewals as customers were unwilling to renew for prolonged periods at the current low market interest rates.

Non-Interest Expense.  Non-interest expense decreased $140,000, or 10.8%, to $1.2 million for the three months ended June 30, 2013 from $1.3 million for the same period in 2012.  The decrease was primarily due to a decrease in federal deposit insurance expense and net loss on other real estate owned write downs, sales, and expenses.

Federal deposit insurance expense decreased $76,000, or 100.0%, to $0 for the three months ended June 30, 2013 from $76,000 for the same period in 2012. The decrease was primarily due to a $73,000 refund received from the Federal Deposit Insurance Corporation’s December 31, 2009 prepaid assessment for three years of insurance premiums, whereby our estimate in 2009 exceeded the actual expense. Beginning in the third quarter of 2013, we will accrue for our federal deposit insurance premiums.

Net loss on other real estate owned write-downs, sales and expenses decreased $73,000, or 88.0%, to $10,000 for the three months ended June 30, 2013 compared to $83,000 for the same period last year. The decrease was primarily due to a decrease in accrued real estate taxes. Accrued real estate taxes on other real estate owned decreased $58,000 for the three months ended June 30, 2013 compared to the same period in 2012 as two commercial properties were sold in 2012.

Provision for Income Taxes.  We recorded no federal and state income tax expense or benefit for the three months ended June 30, 2013 and June 30, 2012 on pre-tax income of $245,000 and $240,000, respectively.  This was due to a reversal of a portion of our $1.9 million valuation allowance which offset the federal and state income tax expense and resulted in no federal and state income tax expense for both three-month periods.

Our gross deferred tax asset consists primarily of the tax benefit of net operating loss carryforwards and temporary differences in the tax deductibility of credit-related expense and deferred compensation.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character within the carry-forward periods available under the tax laws.  We considered limited prudent and feasible tax-planning strategies that are available to accelerate taxable income, such as the sale of deposits related to our branches, the sale of appreciated one- to four-family residential loans and holding loss securities to maturity.  We concluded that it is more likely than not that the net deferred tax asset of $941,000 at June 30, 2013 can be realized from these tax planning strategies.  In coming to this conclusion, we considered that the realization of the net deferred tax asset was based on tax planning strategies, primarily the sale of appreciated assets to generate taxable income.

Comparison of Operating Results for the Six Months Ended June 30, 2013 and 2012

General.  We had net income of $505,000 for the six months ended June 30, 2013 compared to net income of $510,000 for the six months ended June 30, 2012.  Net income decreased for the six months ended June 30, 2013 as compared to the same period in 2012 primarily as a result of a decrease in net interest income, partially offset by a decrease in non-interest expense.

Interest Income.  Total interest income decreased $436,000, or 12.5%, to $3.0 million for the six months ended June 30, 2013, from $3.5 million for the same period in 2012.  The decrease in our interest income was primarily due to a lower average yield earned on all categories of our interest-earning assets and a decrease in the average balance of all categories of our interest-earning assets.

Interest income from loans decreased by $248,000, or 8.9%, to $2.5 million for the six months ended June 30, 2013, from $2.8 million for the six months ended June 30, 2012. The decrease in interest income from loans was due to a decrease in the average loan yield and a decrease in average loan balances during the six months ended June 30, 2013.  The average yield on loans decreased to 4.19% during the six months ended June 30, 2013 from 4.50% for the same period in 2012.  The decrease in average loan yield was primarily due to the continuing low interest rate environment.  Average loan balances declined $2.7 million to $120.9 million during the six months ended June 30, 2013 from $123.6 million for the six months ended June 30, 2012. The decrease in our average loan balance was primarily due to low loan demand.

Interest income from securities decreased $190,000, or 27.9%, to $490,000 for the six months ended June 30, 2013, from $680,000 for the six months ended June 30, 2012.  The decrease resulted from decreases in the average balances and in the average yield earned on securities.  Average balances on securities decreased $8.2 million to $67.3 million for the six months ended June 30, 2013 from $75.5 million for the same period in 2012, while the average yield decreased to 1.46% for the six months ended June 30, 2013 from 1.80% for the same period in 2012.  The decrease in the average balance of securities was due to the low interest rate environment which resulted in increased securities calls.

Interest income from interest-earning deposits at other financial institutions and stock dividends increased $2,000, or 15.4%, to $15,000 for the six months ended June 30, 2013 from $13,000 for the six months ended June 30, 2012. The increase was primarily due to an increase in the average balance of one of our interest-earning deposits at other financial institutions. The average balance of interest-earning deposits at one financial institution increased $904,000 to $8.9 million for the six months ended June 30, 2013 from $8.0 million for the six months ended June 30, 2012. Interest-earning deposits in other financial institutions fluctuate based on our liquidity position and liquidity needs.

Interest Expense.  Interest expense decreased by $216,000, or 26.8%, to $589,000 for the six months ended June 30, 2013, from $805,000 for the same period in 2012. The decrease was due to a decrease in interest expense on deposits and borrowings.

Interest expense on deposits decreased by $157,000, or 30.1%, to $364,000 for the six months ended June 30, 2013, from $521,000 for the same period in 2012.  The decrease in our cost of deposits reflected the lower average market interest rates, certificates of deposit maturing and renewing at lower rates, and a decrease in average deposit balances during the six months ended June 30, 2013.  Average deposits decreased $5.5 million to $169.7 million for the six months ended June 30, 2013, from $175.2 million for the same period in 2012 due primarily to the decrease in the average balance of certificates of deposit.  Our average cost of deposits decreased to 0.48% for the six months ended June 30, 2013 from 0.65% for the same period in 2012.

Interest expense on borrowings decreased $59,000, or 20.8%, to $225,000 for the six months ended June 30, 2013, from $284,000 for the same period during 2012. The primary reason for the decrease was a decrease in the average balance of Federal Home Loan Bank of Chicago advances. Average balances of Federal Home Loan Bank of Chicago advances decreased $5.9 million to $20.6 million for the six months ended June 30, 2013 from $26.5 million for the same period in 2012. The decrease was due to the repayment of maturing Federal Home Loan Bank of Chicago advances.

Net Interest Income.  Net interest income decreased by $220,000, or 8.2%, to $2.5 million for the six months ended June 30, 2013 from $2.7 million for the same period in 2012.  Average interest-earning assets were $200.9 million and $212.4 million during the comparative 2013 and 2012 six month periods while the average yield was 3.03% for the six months ended June 30, 2013 as compared to 3.27% for the same period in 2012.  Our net interest rate spread decreased seven basis points to 2.34% for the six months ended June 30, 2013 from 2.41% for the same period in 2012. Our net interest margin decreased eight basis points to 2.44% for the six months ended June 30, 2013 from 2.52% for the same period in 2012.  The ratio of average interest-earning assets to average interest-bearing liabilities increased to 117.05% for the six months ended June 30, 2013 from 114.29% for the six months ended June 30, 2012.  The decrease in our net interest rate spread and net interest margin reflected the fact that during the six month period ended June 30, 2013 the yield earned on average interest-earning assets decreased faster than the cost of average interest-bearing liabilities. With the average cost of interest-bearing liabilities at historic lows, our ability to further reduce significantly our interest expense will be limited.

Provision for Loan Losses.  We established a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.  Based on our evaluation of these factors, we recorded no provision for loan losses for the six months ended June 30, 2013 and June 30, 2012.  This was primarily due to continuing improvements in credit quality trends and net charge-offs in the multi-family and commercial real estate loan portfolio and the decreased balances of these loan categories. We recorded net charge-offs of $91,000 and $236,000 during the six months ended June 30, 2013 and June 30, 2012.  We had a 1.21% allowance for loan losses to gross loans receivable at June 30, 2013 compared to a 1.37% allowance for loan losses to gross loans receivable at June 30, 2012.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of June 30, 2013 was maintained at a level that represents management’s best estimate of inherent losses in the loan portfolio, and such losses that were both probable and reasonably estimable.

Non-Interest Income.  Non-interest income decreased $9,000, or 2.1%, to $419,000 for the six months ended June 30, 2013 from $428,000 for the six months ended June 30, 2012.  The decrease was primarily due to a decrease in service charges and gains on securities sales, partially offset by earnings on bank owned life insurance.

Service charges decreased $13,000, or 7.3%, to $165,000 for the six months ended June 30, 2013 from $178,000 for the six months ended June 30, 2012. The decrease was primarily due to a reduction in fees recognized on our NOW accounts, debit cards, and ATM stations.

Gains on securities sales decreased $31,000, or 40.3%, to $46,000 for the six months ended June 30, 2013 from $77,000 for the six months ended June 30, 2012 as a result of fewer securities sales. We sold one mortgage-backed security for a gain of $46,000 in the six months ended June 30, 2013 and one agency and four mortgage-backed securities for gains of $77,000 in the six months ended June 30, 2012.

Earnings on bank owned life insurance increased $32,000, or 46.4%, to $101,000 for the six months ended June 30, 2013 from $69,000 for the six months ended June 30, 2012 primarily due to an increase in the cash surrender value of the bank owned life insurance policies.  We purchased $1.5 million of bank owned life insurance in July of 2012.

Non-Interest Expense.  Non-interest expense decreased $224,000, or 8.7%, to $2.4 million for the six months ended June 30, 2013 from $2.6 million for the same period in 2012.  The decrease primarily reflected decreases in salaries and employee benefits, net loss on other real estate owned write-downs, sales, and expenses and federal deposit insurance expense.

Salaries and employee benefits decreased $54,000, or 4.4%, to $1.2 million for the six months ended June 30, 2013.  Salaries and employee benefits decreased primarily due to a reduction in full-time equivalent employees.

Net loss on other real estate owned write-downs, sales and expenses decreased $155,000, or 85.2%, to $27,000 for the six months ended June 30, 2013 compared to $182,000 for the same period last year.  The decrease was primarily due to a decrease in accrued real estate taxes, net losses on the sale of other real estate owned, and an increase in rental income. Accrued real estate taxes on other real estate owned decreased $55,000 for the six months ended June 30, 2013 compared to the same period in 2012 as four properties were sold during the six months ended June 30, 2012. Net loss on the sale of other real estate owned decreased $29,000 for the six months ended June 30, 2013 as there were no losses recognized on the sale of other real estate owned in the six months ended June 30, 2013 and four sales resulting in a net loss of $29,000 for the same period in 2012. Rental income increased $78,000 for the six months ended June 30, 2013 due to a change in the management company of one of our commercial other real estate owned properties. The change resulted in the receipt of rental payments on a monthly basis. Under the prior management company, we received rental payments on an irregular basis.

Federal deposit insurance expense decreased $55,000, or 43.0%, to $73,000 for the six months ended June 30, 2013 compared to $128,000 for the same period last year.  The primary reason for the decrease was a $73,000 refund received from the Federal Deposit Insurance Corporation’s 2009 prepaid assessment for three years of insurance premiums, whereby our estimate in 2009 exceeded the actual expense. Beginning in the third quarter of 2013, we will accrue for our federal deposit insurance premiums.

Provision for Income Taxes.  We recorded no federal and state income tax expense or benefit for the six months ended June 30, 2013 and June 30, 2012 on pre-tax income of $505,000 and $510,000, respectively.  This was primarily due to a reversal of a portion of our $1.9 million valuation allowance which offset the federal and state income tax expense and resulted in no federal and state income tax expense for both six-month periods.

Our gross deferred tax asset consists primarily of the tax benefit of net operating loss carryforwards and temporary differences in the tax deductibility of credit-related expense and deferred compensation.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character within the carry-forward periods available under the tax laws.  We considered limited prudent and feasible tax-planning strategies that are available to accelerate taxable income, such as the sale of deposits related to our branches, the sale of appreciated one- to four-family residential loans and holding loss securities to maturity.  We concluded that it is more likely than not that the net deferred tax asset of $941,000 at June 30, 2013 can be realized from these tax planning strategies.  In coming to this conclusion, we considered that the realization of the net deferred tax asset was based on tax planning strategies, primarily the sale of appreciated assets to generate taxable income.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $7.9 million and $12.9 million.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	904,103 Shares		1,063,650 Shares		1,223,198 Shares		1,406,677 Shares
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$9,041		$10,637		$12,232		$14,067
Less offering expenses	(1,122)		(1,122)		(1,122)		(1,122)
Net offering proceeds	$7,919	100.0%	$9,515	100.0%	$11,110	100.0%	$12,945	100.0%
Distribution of net proceeds:
To A.J. Smith Federal	$3,960	50.0%	$4,758	50.0%	$5,555	50.0%	$6,473	50.0%
To fund loan to employee stock ownership plan	$723	9.1%	$851	8.9%	$979	8.8%	$1,125	8.7%
Retained by New AJS Bancorp (1)	$3,236	40.9%	$3,906	41.1%	$4,576	41.2%	$5,347	41.3%

(1)          In the event stock-based benefit plans providing for stock awards and stock options are approved by stockholders, and assuming shares are purchased for stock awards at $10.00 per share, an additional $362,000, $425,000, $489,000 and $563,000 of net proceeds will be used by New AJS Bancorp.  In this case, the net proceeds retained by New AJS Bancorp would be $2.9 million, $3.5 million, $4.1 million and $4.8 million, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of A.J. Smith Federal’s deposits.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and shares were sold in a syndicated offering.  In addition, amounts shown for the distribution of the net proceeds at the minimum of the offering range to fund the loan to the employee stock ownership plan and proceeds to be retained by New AJS Bancorp may change if we exercise our right to have the employee stock ownership plan purchase more than 8% of the shares of common stock offered if necessary to complete the offering at the minimum of the offering range.

New AJS Bancorp may use the proceeds it retains from the offering:

•                                          to invest in securities;

•                                          to pay cash dividends to stockholders, subject to regulatory restrictions;

•                                          to repurchase shares of our common stock, subject to regulatory restrictions;

•                                          to finance the acquisition of branches or financial institutions, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•                                          for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion.  Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

A.J. Smith Federal may use the net proceeds it receives from the offering:

•                                          to fund new loans, including one- to four-family residential mortgage loans, home equity lines of credit and, to a lesser extent, multi-family, commercial real estate and consumer loans;

•                                          to improve existing products and services and to support the development of new products and services;

•                                          to invest in securities;

•                                          to expand its retail banking franchise by acquiring new branches or by acquiring other financial institutions, or other financial services companies as opportunities arise, although we do not currently have any agreements to acquire a financial institution or other entity; and

•                                          for other general corporate purposes.

Until we are able to deploy funds as set forth above, we anticipate that a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.  We have not determined specific amounts of the net proceeds that would be used for the purposes described above.  The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.  The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity will be lower compared to our performance in recent years, until we are able to reinvest effectively the additional capital raised in the offering.  Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering and the Exchange—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

After the completion of the conversion, we intend to seek regulatory approval to pay cash dividends on a quarterly basis, subject to market, tax and regulatory considerations.  Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and an annual yield of 2.0% based on a price of $10.00 per share. We cannot assure you that we will obtain such approval or when such approval may be obtained.

We also intend to seek regulatory approval to pay a one-time, special cash dividend of $0.25 per share to all New AJS Bancorp stockholders.  We cannot assure you that we will obtain such approval or when such approval may be obtained, or whether tax laws will change in a manner that affects our decision whether to pay a special dividend.

The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, the rate of federal and state taxation of dividends, our ability to receive dividends from A.J. Smith Federal, statutory and regulatory limitations, and general economic conditions.  We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated.

After the completion of the conversion, A.J. Smith Federal will not be permitted to pay dividends on its capital stock to New AJS Bancorp, its sole stockholder, if A.J. Smith Federal’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion.  In addition, A.J. Smith Federal will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized.  A.J. Smith Federal must generally file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of A.J. Smith Federal’s net income for that year to date plus its retained net income for the preceding two years or A.J. Smith Federal would not be at least adequately capitalized following the distribution.  In addition, any payment of dividends by A.J. Smith Federal to New AJS Bancorp that would be deemed to be drawn from A.J. Smith Federal’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by A.J. Smith Federal on the amount of earnings deemed to be removed from the reserves for such distribution.  A.J. Smith Federal does not intend to make any distribution that would create such a federal tax liability.  See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of A.J. Smith Federal to make capital distributions, including the payment of dividends to New AJS Bancorp, see “Taxation—Federal Taxation” and “Supervision and Regulation—Capital Distributions.”

New AJS Bancorp will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by New AJS Bancorp in connection with the conversion.  However, the source of dividends will depend on the net proceeds retained by New AJS Bancorp and earnings thereon, and dividends from A.J. Smith Federal.  In addition, New AJS Bancorp will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

We will file a consolidated federal tax return with A.J. Smith Federal.  Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes.  Additionally, pursuant to Federal Reserve Board regulations, during the three-year period following the conversion, we will not make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Old AJS Bancorp’s common stock is not currently listed on a national securities market.  Trades in our common stock are quoted on the OTC Bulletin Board under the symbol “AJSB.”  Upon completion of the conversion, the new shares of common stock of New AJS Bancorp will replace the existing shares, and we expect that transactions in the shares of New AJS Bancorp common stock will also be quoted on the OTC Bulletin Board under the symbol “AJSB.” In order to list our stock on the OTC Bulletin Board, we are required to have at least one broker-dealer who will make a market in our common stock.  Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

The following table sets forth the high and low trading prices for shares of Old AJS Bancorp common stock for the periods indicated, as obtained from the OTC Bulletin Board, and the dividends paid during those periods.  As of the close of business on July 31, 2013, there were 2,018,932 shares of Old AJS Bancorp common stock outstanding, including 791,388 publicly held shares (shares held by stockholders other than AJS Bancorp, MHC), and approximately 277 stockholders of record of Old AJS Bancorp.

	Price Per Share
	High	Low	Dividends Paid

Fiscal 2013
Third quarter (through August 9, 2013)	$12.10	$11.86	$—
Second quarter	13.29	10.00	—
First quarter	10.75	9.74	—

Fiscal 2012
Fourth quarter	11.00	9.56	—
Third quarter	10.99	9.35	—
Second quarter	10.25	9.40	—
First quarter	10.39	9.12	—

Fiscal 2011
Fourth quarter	11.50	9.55	—
Third quarter	13.00	10.98	0.11
Second quarter	13.00	11.50	0.11
First quarter	12.75	11.75	0.11

On October 18, 2011, the business day immediately preceding the public announcement of the conversion, and on August 9, 2013, the closing prices of Old AJS Bancorp common stock as reported on the OTC Bulletin Board were $11.50 per share and $12.10 per share, respectively.  On the effective date of the conversion, all publicly held shares of Old AJS Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of New AJS Bancorp common stock determined pursuant to the exchange ratio.  See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Public Stockholders.”  Options to purchase shares of Old AJS Bancorp common stock will be converted into options to purchase a number of shares of New AJS Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2013, A.J. Smith Federal exceeded all applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of A.J. Smith Federal at March 31, 2013, and the pro forma equity capital and regulatory capital of A.J. Smith Federal, after giving effect to the sale of shares of common stock at $10.00 per share.  The table assumes the receipt by A.J. Smith Federal of 50% of the net offering proceeds.  See “How We Intend to Use the Proceeds from the Offering.”

	A.J. Smith Federal Historical at		Pro Forma at March 31, 2013, Based Upon the Sale in the Offering of (1)
	March 31, 2013		904,103 Shares		1,063,650 Shares		1,223,198 Shares		1,406,677 Shares
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)

Equity	$23,057	10.6%	$25,932	11.7%	$26,539	11.9%	$27,144	12.1%	$27,842	12.4%

Tier 1 leverage capital	$22,589	10.3%	$25,464	11.5%	$26,071	11.7%	$26,676	11.9%	$27,374	12.2%
Leverage requirement (3)	10,916	5.0	11,114	5.0	11,154	5.0	11,193	5.0	11,239	5.0
Excess	$11,673	5.3%	$14,350	6.5%	$14,917	6.7%	$15,483	6.9%	$16,135	7.2%

Tier 1 risk-based capital (4)	$22,589	22.2%	$25,464	24.8%	$26,071	25.4%	$26,676	25.9%	$27,374	26.5%
Risk-based requirement	6,110	6.0	6,157	6.0	6,167	6.0	6,176	6.0	6,187	6.0
Excess	$16,479	16.2%	$19,307	18.8%	$19,904	19.4%	$20,500	19.9%	$21,187	20.5%

Total risk-based capital (4)	$23,866	23.4%	$26,741	26.1%	$27,348	26.6%	$27,953	27.2%	$28,651	27.8%
Risk-based requirement (3)	10,183	10.0	10,262	10.0	10,278	10.0	10,294	10.0	10,312	10.0
Excess	$13,683	13.4%	$16,479	16.1%	$17,070	16.6%	$17,659	17.2%	$18,339	17.8%

Reconciliation of capital infused into A.J. Smith Federal:
Net proceeds			$3,960		$4,758		$5,555		$6,473
Less: Common stock acquired by stock-based benefit plan			(362)		(425)		(489)		(563)
Less: Common stock acquired by employee stock ownership plan			(723)		(851)		(979)		(1,125)
Pro forma increase			$2,875		$3,482		$4,087		$4,785

(1)             Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds we lend to such plan.  Pro forma generally accepted accounting principles (“GAAP”) capital and regulatory capital have been reduced by the amount required to fund this plan.  See “Management” for a discussion of the employee stock ownership plan.

(2)             Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)             Reflects regulatory requirements to be considered “well capitalized.”  On March 15, 2012, the OCC imposed an Individual Minimum Capital Requirement, that effective as of that date, required A.J. Smith Federal to maintain a Tier 1 leverage capital ratio of 8.0% and a total risk-based capital ratio of 12.0%.

(4)             Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Old AJS Bancorp at March 31, 2013 and the pro forma consolidated capitalization of New AJS Bancorp after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Old AJS Bancorp	Pro Forma at March 31, 2013 Based upon the Sale in the Offering at $10.00 per Share of
	Historical at March 31, 2013	904,103 Shares	1,063,650 Shares	1,223,198 Shares	1,406,677 Shares
	(Dollars in thousands)

Deposits (1)	$171,634	$171,634	$171,634	$171,634	$171,634
Borrowed funds	20,000	20,000	20,000	20,000	20,000
Total deposits and borrowed funds	$191,634	$191,634	$191,634	$191,634	$191,634

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized (post-conversion) (2)	—	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (2) (3)	24	15	18	20	23
Additional paid-in capital (2)	12,428	20,356	21,949	23,542	25,374
MHC capital contribution	—	53	53	53	53
Retained earnings (4)	19,880	19,880	19,880	19,880	19,880
Accumulated other comprehensive income	468	468	468	468	468
Less:
Treasury stock	(9,867)	(9,867)	(9,867)	(9,867)	(9,867)
Common stock held by employee stock ownership plan (5)	—	(723)	(851)	(979)	(1,125)
Common stock to be acquired by stock-based benefit plan (6)	—	(362)	(425)	(489)	(563)
Total stockholders’ equity	$22,933	$29,820	$31,225	$32,628	34,243

Pro Forma Shares Outstanding
Shares offered for sale	—	904,103	1,063,650	1,223,198	1,406,677
Exchange shares issued	—	583,397	686,350	789,302	907,698
Total shares outstanding	2,019,647	1,487,500	1,750,000	2,012,500	2,314,375

Total stockholders’ equity as a percentage of total assets (1)	10.50%	13.23%	13.77%	14.30%	14.90%
Tangible equity as a percentage of total assets	10.50%	13.23%	13.77%	14.30%	14.90%

(1)         Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(2)         Old AJS Bancorp currently has 20,000,000 authorized shares of preferred stock and 50,000,000 authorized shares of common stock, par value $0.01 per share.  On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of New AJS Bancorp common stock to be outstanding.

(3)         No effect has been given to the issuance of additional shares of New AJS Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of New AJS Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans, subject to adjustment as may be required by federal regulations or policy to reflect stock options previously granted by Old AJS Bancorp so that the total shares available for issuance upon the exercise of stock options does not exceed 10% of New AJS Bancorp’s outstanding shares immediately after the conversion and offering.  No effect has been given to the exercise of options currently outstanding. See “Management.”

(4)         The retained earnings of A.J. Smith Federal will be substantially restricted after the conversion.  See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Capital Distributions.”

(5)         Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from New AJS Bancorp (although the employee stock ownership plan may purchase more than 8% of the shares sold in the offering to the extent such purchases are necessary to complete the offering at the minimum of the offering range).  The loan will be repaid principally from A.J. Smith Federal’s contributions to the employee stock ownership plan.  Since New AJS Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on New AJS Bancorp’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(footnotes continue on following page)

(continued from previous page)

(6)         Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans.  If the stock-based benefit plans are adopted within 12 months following the conversion, the amount reserved for restricted stock awards would be subject to adjustment as may be required by federal regulations or policy to reflect restricted stock previously granted by Old AJS Bancorp so that the total shares reserved for restricted stock awards does not exceed 4% of New AJS Bancorp’s outstanding shares immediately after the conversion and offering. The funds to be used by the plan to purchase the shares will be provided by New AJS Bancorp.  The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. New AJS Bancorp will accrue compensation expense to reflect the vesting of shares pursuant to the plan and will credit capital in an amount equal to the charge to operations. Implementation of the plan will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Old AJS Bancorp and pro forma data of New AJS Bancorp at and for the three months ended March 31, 2013 and at and for the year ended December 31, 2012.  This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the table are based upon the following assumptions:

(i)                                     all shares of common stock will be sold in the subscription and community offerings;

(ii)                                  our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from New AJS Bancorp.  The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated as of the date of the origination of the loan) over a period of 30 years.  Interest income that we earn on the loan will offset the interest paid by A.J. Smith Federal;

(iii)                               we will pay Keefe, Bruyette & Woods, Inc. a fee (including reimbursable expenses) equal to $325,000; and

(iv)                              total expenses of the offering, other than the sales fees and commissions to be paid to Keefe, Bruyette & Woods, Inc. will be $797,000.

We calculated pro forma consolidated net income for the three months ended March 31, 2013 and the year ended December 31, 2012, as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 0.71% (0.47% on an after-tax basis).  This represents the yield on the five-year U.S. Treasury Note as of May 3, 2013, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations.

We further believe that the reinvestment rate is factually supportable because:

•                                          the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•                                          we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock.  We adjusted the shares for earnings calculations to give effect to the shares of common stock purchased by the employee stock ownership plan.  We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of one or more stock-based benefit plans.  Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering.  We assume that awards of common stock granted under the plans vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering.  In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years.  We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.40 for each option.  In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 12.81% for the shares of common stock, a dividend yield of 0%, an expected option term of 10 years and a risk-free rate of return of 1.72%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute 50% of the net proceeds from the stock offering to A.J. Smith Federal, and we will retain the remainder of the net proceeds from the stock offering.  We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•                                          withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•                                          our results of operations after the stock offering; or

•                                          changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities.  The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated.  Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of A.J. Smith Federal, to the tax effect of the recapture of the bad debt reserve.  See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights.”

At or for the Three Months Ended March 31, 2013 Based upon the Sale at $10.00 Per Share of
904,103 Shares	1,063,650 Shares	1,223,198 Shares	1,406,677 Shares
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$9,041	$10,637	$12,232	$14,067
Market value of shares issued in the exchange	5,834	6,863	7,893	9,077
Pro forma market capitalization	$14,875	$17,500	$20,125	$23,144

Gross proceeds of offering	$9,041	$10,637	$12,232	$14,067
Expenses	(1,122)	(1,122)	(1,122)	(1,122)
Estimated net proceeds	7,919	9,515	11,110	12,945
Common stock purchased by employee stock ownership plan	(723)	(851)	(979)	(1,125)
Common stock purchased by stock-based benefit plan	(362)	(425)	(489)	(563)
Estimated net proceeds, as adjusted	$6,834	$8,239	$9,642	$11,257

For the Three Months Ended March 31, 2013
Consolidated net earnings:
Historical	$260	$260	$260	$260
Pro forma adjustments:
Income on adjusted net proceeds	8	10	11	13
Employee stock ownership plan (1)	(4)	(5)	(5)	(6)
Stock awards (2)	(12)	(14)	(16)	(19)
Stock options (3)	(10)	(12)	(13)	(15)
Pro forma net income	$242	$239	$237	$233

Earnings per share (4):
Historical	$0.18	$0.16	$0.14	$0.12
Pro forma adjustments:
Income on adjusted net proceeds	0.01	0.01	0.01	0.01
Employee stock ownership plan (1)	0.00	0.00	0.00	0.00
Stock awards (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock options (3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma earnings per share (4)	$0.17	$0.15	$0.13	$0.11

Offering price to pro forma net earnings per share	14.71	x	16.67	x	19.23	x	22.73	x
Number of shares used in earnings per share calculations	1,415,775	1,665,618	1,915,460	2,202,778

At March 31, 2013
Stockholders’ equity:
Historical	$22,933	$22,933	$22,933	$22,933
Estimated net proceeds	7,919	9,515	11,110	12,945
Equity increase from the mutual holding company	53	53	53	53
Common stock acquired by employee stock ownership plan (1)	(723)	(851)	(979)	(1,125)
Common stock acquired by stock-based benefit plan (2)	(362)	(425)	(489)	(563)
Pro forma stockholders’ equity	$29,820	$31,225	$32,628	$34,243
Intangible assets	$—	$—	$—	$—
Pro forma tangible stockholders’ equity (5)	$29,820	$31,225	$32,628	$34,243

Stockholders’ equity per share (6):
Historical	$15.42	$13.10	$11.40	$9.91
Estimated net proceeds	5.32	5.44	5.52	5.59
Plus: Assets received from the mutual holding company	0.04	0.03	0.02	0.02
Common stock acquired by employee stock ownership plan (1)	(0.49)	(0.49)	(0.49)	(0.49)
Common stock acquired by stock-based benefit plan (2)	(0.24)	(0.24)	(0.24)	(0.24)
Pro forma stockholders’ equity per share (5) (6)	$20.05	$17.84	$16.21	$14.79
Intangible assets	$—	$—	$—	$—
Pro forma tangible stockholders’ equity per share (5) (6)	$20.05	$17.84	$16.21	$14.79

Offering price as percentage of pro forma stockholders’ equity per share	49.88%	56.05%	61.69%	67.61%
Offering price as percentage of pro forma tangible stockholders’ equity per share	49.88%	56.05%	61.69%	67.61%
Number of shares outstanding for pro forma book value per share calculations	1,487,500	1,750,000	2,012,500	2,314,375

(footnotes begin on following page)

(continued from previous page)

(1)                                 Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New AJS Bancorp.  A.J. Smith Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  A.J. Smith Federal’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest.  Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by A.J. Smith Federal, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%.  The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 603, 709, 816 and 938 shares were committed to be released during the period at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(2)                                 Assumes that, if approved by New AJS Bancorp’s stockholders, one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering, subject to adjustment as may be required by federal regulations or policy to reflect restricted stock previously granted by Old AJS Bancorp (and may be a greater number of shares if the plan is implemented more than one year after completion of the conversion).  Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New AJS Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New AJS Bancorp.  The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the plan is amortized as an expense during the three months ended March 31, 2013, and (iii) the plan expense reflects an effective combined federal and state tax rate of 34.0%.  Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4.0% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.4%.

(3)                                 Assumes that, if approved by New AJS Bancorp’s stockholders, one or more stock-based benefit plans grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering, subject to adjustment as may be required by federal regulations or policy to reflect stock options previously granted by Old AJS Bancorp (and may be a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion.  In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.40 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%.  The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.  Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease.  The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.7%.

(4)                                 Per share figures include publicly held shares of Old AJS Bancorp common stock that will be exchanged for shares of New AJS Bancorp common stock in the conversion.  See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Public Stockholders.”  Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the period. See note 1.  The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5)                                 The retained earnings of A.J. Smith Federal will be substantially restricted after the conversion. See “Our Dividend Policy,” “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Capital Distributions.”

(6)                                 Per share figures include publicly held shares of Old AJS Bancorp common stock that will be exchanged for shares of New AJS Bancorp common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.7365, 0.8665, 0.9965 and 1.1459 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

	At or for the Year Ended December 31, 2012 Based upon the Sale at $10.00 Per Share of
	904,103 Shares		1,063,650 Shares		1,223,198 Shares		1,406,677 Shares
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$9,041		$10,637		$12,232		$14,067
Market value of shares issued in the exchange	5,834		6,863		7,893		9,077
Pro forma market capitalization	$14,875		$17,500		$20,125		$23,144

Gross proceeds of offering	$9,041		$10,637		$12,232		$14,067
Expenses	(1,122)		(1,122)		(1,122)		(1,122)
Estimated net proceeds	7,919		9,515		11,110		12,945
Common stock purchased by employee stock ownership plan	(723)		(851)		(979)		(1,125)
Common stock purchased by stock-based benefit plan	(362)		(425)		(489)		(563)
Estimated net proceeds, as adjusted	$6,834		$8,239		$9,642		$11,257

For the Year Ended December 31, 2012
Consolidated net loss:
Historical	$(22)		$(22)		$(22)		$(22)
Pro forma adjustments:
Income on adjusted net proceeds	32		39		45		53
Employee stock ownership plan (1)	(16)		(19)		(22)		(25)
Stock awards (2)	(48)		(56)		(65)		(74)
Stock options (3)	(40)		(47)		(54)		(62)
Pro forma net loss	$(94)		$(105)		$(118)		$(130)

Loss per share (4):
Historical	$(0.02)		$(0.01)		$(0.01)		$(0.01)
Pro forma adjustments:
Income on adjusted net proceeds	0.02		0.02		0.02		0.02
Employee stock ownership plan (1)	(0.01)		(0.01)		(0.01)		(0.01)
Stock awards (2)	(0.03)		(0.03)		(0.03)		(0.03)
Stock options (3)	(0.03)		(0.03)		(0.03)		(0.03)
Pro forma loss per share (4)	$(0.07)		$(0.06)		$(0.06)		$(0.06)

Offering price to pro forma net loss per share	(150.81	)x	(158.83	)x	(162.53	)x	(169.66	)x
Number of shares used in earnings per share calculations	1,417,583		1,667,745		1,917,907		2,205,591

At December 31, 2012
Stockholders’ equity:
Historical	$22,852		$22,852		$22,852		$22,852
Estimated net proceeds	7,919		9,515		11,110		12,945
Equity increase from the mutual holding company	53		53		53		53
Common stock acquired by employee stock ownership plan (1)	(723)		(851)		(979)		(1,125)
Common stock acquired by stock-based benefit plan (2)	(362)		(425)		(489)		(563)
Pro forma stockholders’ equity	$29,739		$31,144		$32,547		$34,162
Intangible assets	$—		$—		$—		$—
Pro forma tangible stockholders’ equity (5)	$29,739		$31,144		$32,547		$34,162

Stockholders’ equity per share (6):
Historical	$15.36		$13.06		$11.36		$9.87
Estimated net proceeds	5.32		5.44		5.52		5.59
Plus: Assets received from the mutual holding company	0.04		0.03		0.03		0.02
Common stock acquired by employee stock ownership plan (1)	(0.49)		(0.49)		(0.49)		(0.49)
Common stock acquired by stock-based benefit plan (2)	(0.24)		(0.24)		(0.24)		(0.24)
Pro forma stockholders’ equity per share (5) (6)	$19.99		$17.80		$16.18		$14.75
Intangible assets	$—		$—		$—		$—
Pro forma tangible stockholders’ equity per share (5) (6)	$19.99		$17.80		$16.18		$14.75

Offering price as percentage of pro forma stockholders’ equity per share	50.03%		56.18%		61.80%		67.80%
Offering price as percentage of pro forma tangible stockholders’ equity per share	50.03%		56.18%		61.80%		67.80%
Number of shares outstanding for pro forma book value per share calculations	1,487,500		1,750,000		2,012,500		2,314,375

(footnotes begin on following page)

(continued from previous page)

(1)         Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New AJS Bancorp.  A.J. Smith Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  A.J. Smith Federal’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest.  ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by A.J. Smith Federal, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%.  The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 2,411, 2,836, 3,262 and 3,751 shares were committed to be released during the year at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the year were considered outstanding for purposes of net income per share calculations.

(2)         Assumes that, if approved by New AJS Bancorp’s stockholders, one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering, subject to adjustment as may be required by federal regulations or policy to reflect restricted stock previously granted by Old AJS Bancorp (and may be a greater number of shares if the plan is implemented more than one year after completion of the conversion).  Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New AJS Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New AJS Bancorp.  The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2012, and (iii) the plan expense reflects an effective combined federal and state tax rate of 34.0%.  Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4.0% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.4%.

(3)         Assumes that, if approved by New AJS Bancorp’s stockholders, one or more stock-based benefit plans grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering, subject to adjustment as may be required by federal regulations or policy to reflect stock options previously granted by Old AJS Bancorp (and may be a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion.  In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.40 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%.  The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.  Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease.  The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.7%.

(4)         Per share figures include publicly held shares of Old AJS Bancorp common stock that will be exchanged for shares of New AJS Bancorp common stock in the conversion.  See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Public Stockholders.”  Net income (loss) per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See note 1.  The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5)         The retained earnings of A.J. Smith Federal will be substantially restricted after the conversion. See “Our Dividend Policy,” “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Capital Distributions.”

(6)         Per share figures include publicly held shares of Old AJS Bancorp common stock that will be exchanged for shares of New AJS Bancorp common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.7365, 0.8665, 0.9965 and 1.1459 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reviews our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations.  The information in this section has been derived from audited and unaudited consolidated financial statements, which appear beginning on page F-1 of this proxy statement/prospectus.  You should read the information in this section in conjunction with the business and financial information regarding Old AJS Bancorp and the financial statements provided in this proxy statement/prospectus.

Overview

We historically have operated as a traditional thrift institution headquartered in Midlothian, Illinois. Our primary business activity is the origination of one- to four-family real estate loans.  To a lesser extent, we originate home equity and consumer loans.  We also invest in securities, primarily United States Government Agency securities and mortgage-backed securities.  In addition, we offer insurance and investment products and services on a limited basis.

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities.  Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense.  Non-interest income currently consists primarily of service fees, rental income, earnings on bank owned life insurance, gain on sales of securities and other income.  Non-interest expense currently consists primarily of expenses related to compensation and employee benefits, occupancy, data processing, advertising and promotion, professional and regulatory, federal deposit insurance premiums, net loss on other real estate owned write-downs, sales, and expenses and other operating expenses.  Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

As a result of the economic downturn, we experienced an increase in non-performing loans and non-performing assets, particularly multi-family and commercial real estate loans which had a negative impact on our profitability. As a result of these problem assets, we ceased originating new multi-family and commercial real estate loans in 2008. Over the last several years, we have been focused on resolving our problem assets and improving our asset quality. Our net income has steadily improved from a net loss of $2.1 million for 2011 to a net loss of $22,000 for 2012 to net income of $260,000 for the first quarter of 2013. The primary reasons for this improvement were a substantial reduction in our provision for loan losses which decreased by $1.9 million in 2012 as compared to 2011 and a decrease in our net loss on other real estate owned write-downs, sales and expenses by $405,000 in 2012 as compared to 2011. The current low interest rate environment continues to put pressure on our net interest margin and interest rate spread. As a result, beginning in September 2012, in order to supplement our loan originations, we started purchasing fixed-rate jumbo (loan balances of $417,000 or greater) one- to four-family residential loans located in the Chicagoland area from another financial institution.   As our local economy improves, we intend to resume the originations of a moderate amount of multi-family and commercial real estate loans. Both of these initiatives are intended to improve our yield in future periods.

Business Strategy

Our business strategy is to operate as a well-capitalized, profitable, community-oriented savings bank dedicated to providing quality customer service.  In the past, we implemented our business strategy by emphasizing the origination of one- to four-family loans and other loans secured by real estate.  We continue to be primarily a one- to four-family lender with the ability to originate FHA loans.  In the past, we broadened the scope of our loan products and services to include loans secured by commercial real estate.  However, in 2008, as a result of the economic downturn’s impact on commercial real estate in the Chicago market, we discontinued our commercial lending services. For the years ended December 31, 2011 and 2012, we incurred net losses of $2.1 million and $22,000, respectively. As our local economy improves, we intend to resume originating a moderate amount of multi-family and commercial real estate loans consistent with our conservative loan underwriting policies and procedures.

Highlights of our business strategy are as follows:

•                                          Continuing One- to Four-Family Residential Real Estate Lending.  Historically, we have emphasized one- to four-family residential lending within our market area.  As of March 31, 2013, $95.0 million, or 78.6%, of our total loan portfolio consisted of one- to four-family residential real estate loans.  During the three months ended March 31, 2013 and for the year ended December 31, 2012, we originated $2.6 million and $7.1 million of one- to four-family residential real estate loans, respectively.  In September 2012, we also began purchasing fixed-rate jumbo one- to four-family residential loans located in the Chicagoland area from another financial institution. For the three months ended March 31, 2013 and for the year ended December 31, 2012, these loan purchases totaled $935,000 and $1.1 million, respectively.  We intend to continue to originate and purchase one- to four-family loans because of our expertise with this type of lending.

•                                          Focus on Relationship Banking.  We are focused on meeting the financial needs of our customer base through offering a full complement of loan, deposit and online banking solutions (i.e., internet banking).  Over the years we have introduced new products and services in order to more fully serve and deepen our relationship with customers which has enabled us to grow our core deposit base, which generally represents a customer’s primary banking relationship.  While the amount of total deposits decreased to $171.6 million at March 31, 2013 from $196.3 million at December 31, 2010, our core deposits, which we consider to be our checking, passbook, NOW, and money market accounts, grew 12.4% to $101.3 million as of March 31, 2013 from $90.1 million as of December 31, 2010 primarily as a result of our focus on relationship banking.

•                                          Managing Interest Rate Risk.  Like many financial institutions during the prolonged low interest rate environment, a significant portion of our loan portfolio is comprised of fixed-rate loans which are currently preferred by borrowers.  We monitor our interest rate risk on an ongoing basis in order to be well positioned for the inevitable increase in interest rates. We manage our interest rate risk in a variety of ways. Substantially all of our investments, a significant portion of which have fixed interest rates, are classified as available for sale. We seek to maintain a portion of our investment portfolio in shorter-term instruments with a stable cash flow. The majority of our one- to four-family residential loans are underwritten to qualify for sale in the secondary market. We also have emphasized lower cost savings deposits and transaction accounts.  In addition, we have substantial borrowing capacity to access capital to be used if necessary to originate loans in a rising interest rate environment.  The ability over time to leverage the net proceeds from the offering will permit us to grow our interest-earning assets and manage our interest rate risk.  Our Asset-Liability Committee meets quarterly to analyze our interest rate risk. At March 31, 2013, in the event of a 100 basis point increase in interest rates, we would experience a 1.70% increase in the economic value of equity. As of the same date, in the event of a 400 basis point increase in interest rates, we would experience a 3.64% decrease in the economic value of equity.

•                                          Continue to Improve Asset Quality.  We emphasize a disciplined credit culture based on market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers.  While the challenging operating environment following the economic downturn contributed to an increase in problem assets, management’s primary objective has been to expeditiously reduce the level of non-performing assets through diligent monitoring and aggressive resolution efforts. Non-performing assets decreased $2.7 million to $6.6 million as of March 31, 2013 from $9.3 million at December 31, 2009, although the level of non-performing assets at March 31, 2013 was higher than or equal to the level of non-performing assets at December 31, 2011 and 2010 which were $6.2 million and $6.6 million, respectively.  Non-performing assets to total assets decreased 71 basis points to 3.01% as of March 31, 2013 from 3.72% as of December 31, 2009.  Beginning in 2008, we discontinued originating commercial real estate loans and increased our emphasis on originating one- to four-family residential loans.  The results of this effort are reflected in our improved asset quality. As the economy improves, we plan to resume a moderate level of multi-family and commercial real estate lending consistent with our conservative loan underwriting policies and procedures.

Anticipated Increase in Non-interest Expense

Following the completion of the conversion, our non-interest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders no earlier than six months after the completion of the conversion.  For further information, see “ “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our expenses and reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”  In addition, after the conversion, we expect that we will add additional accounting and lending staff, which will increase our compensation costs.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, changes in these assumptions and estimates could significantly affect our financial position or results of operations.  Actual results could differ from those estimates.

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period.  Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

Discussed below are selected critical accounting policies that are of particular significance to us.

Allowance for Loan Losses.  The allowance for loan losses represents management’s estimate of probable incurred credit losses inherent in the loan portfolio.  Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows or fair value of collateral on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience and qualitative factors, and consideration of current economic trends and conditions, all of which may be susceptible to significant change.  The loan portfolio also represents the largest asset type on the consolidated balance sheet.  Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance.  A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The allowance for loan losses consists of specific allocations on impaired loans and general allocation for inherent credit losses.  The specific allocation component of the allowance for loan losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans.  The general allocation component of the allowance reflects historical loss experience for each loan category adjusted for trends and credit risks.  The specific credit allocations are based on analyses involving a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values.  The historical loss analysis is performed quarterly and loss factors are updated regularly based on actual experience and trends and credit risk.

The allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. Uncertainty surrounding the strength and timing of economic cycles also affects estimates of loss.  The historical losses used in the analysis may not be representative of actual probable incurred losses in the portfolio.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment.  Although management believes its process for determining the allowance adequately considers all of the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change.  To the extent actual outcomes differ from management estimates, additional provision for credit losses could be required that could adversely affect earnings or financial position in future periods.

Other Real Estate Owned.  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed.

Deferred Tax Valuation Allowance.  A valuation allowance should be recognized against deferred tax assets if, based on the weight of available evidence, it is more likely than not (i.e. greater than 50% probability) that some portion or all of the deferred tax asset will not be realized.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry back and carry forward periods available under the tax law.  We evaluate the future realization of the deferred tax asset on a quarterly basis and establish a valuation allowance predicated on consideration of future performance as well as tax planning strategies available to us.  Tax-planning strategies are actions that we would take in order to prevent an operating loss or tax credit carry forward from expiring unused.  In order for a tax-planning strategy to be considered, it must be prudent and feasible and result in realization of the deferred tax assets.

Fair Value of Financial Instruments.  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Some of these estimates are not necessarily indicative of an exit price. Changes in assumptions or in market conditions could significantly affect the estimates.

Comparison of Financial Condition at March 31, 2013 and December 31, 2012

Assets. Total consolidated assets as of March 31, 2013 were $218.5 million, a decrease of $2.8 million, or 1.3%, from $221.3 million at December 31, 2012.  The decrease was primarily due to a decrease in securities, partially offset by an increase in cash and cash equivalents and net loans. Securities decreased $4.6 million, or 6.5%, to $66.1 million at March 31, 2013 from $70.7 million at December 31, 2012.  The decrease in securities was primarily due to a security call and sale in the first quarter of 2013. Cash and cash equivalents increased $1.5 million, or 9.0%, to $17.8 million at March 31, 2013 from $16.3 million at December 31, 2012. The increase was due to the security call and sale proceeds exceeding the Federal Home Loan Bank of Chicago advance maturity.  Net loans increased $279,000 to $119.4 million at March 31, 2013 from $119.1 million at December 31, 2012.  The increase was due to originations and purchased loans of $3.6 million, partially offset by $3.3 million in principal repayments for the three months ended March 31, 2013.

Non-performing Assets and Allowance for Loan Losses. We had non-performing assets of $6.6 million, or 3.0% of total assets as of March 31, 2013 and $6.9 million, or 3.1% of total assets as of December 31, 2012.  The $326,000 decrease in non-performing assets was primarily due to a troubled debt restructured one- to four-family residential loan paying off from the sale of the collateral.  The allowance for loan losses totaled $1.5 million at March 31, 2013 and $1.6 million at December 31, 2012.  This represents a ratio of the allowance for loan losses to gross loans receivable of 1.26% at March 31, 2013 and 1.30% at December 31, 2012.  The allowance for loan losses to non-performing loans was 43.88% at March 31, 2013 and 41.13% at December 31, 2012.

At March 31, 2013, we had 28 one- to four-family residential loans on non-accrual status, all of which were considered impaired.  The aggregate principal balance of these loans at March 31, 2013 was $1.8 million.   At March 31, 2013, we had six commercial loans on non-accrual status, one of which had a principal balance in excess of $500,000.  The aggregate principal balance of these loans was $1.6 million at March 31, 2013.  At March 31, 2013, we had nine one- to four-family residential loans and seven commercial real estate loans classified as troubled debt restructurings with an aggregate principal balance of $4.2 million of which $1.9 million was on non-accrual.

At March 31, 2013, we had a $1.1 million mortgage loan on a 46 unit apartment building in Chicago that was deemed to be impaired. The borrower experienced financial difficulty and we restructured the loan in 2008 and in 2010. The loan is classified as a troubled debt restructuring and was performing in accordance with its revised terms as of March 31, 2013.

At March 31, 2013, we had an other real estate owned property of $1.0 million representing a 15.3% participation in a $9.4 million unimproved land loan located in Northbrook, Illinois. As of March 31, 2013, the property was under a sales contract that required approval by the county which has not yet been received.

At March 31, 2013, we had an other real estate owned property of $1.3 million representing a 3.4% participation in a $42.8 million indoor water park. The property has been generating operating income and is projecting a profit for 2013.

Although we record our non-performing assets at fair value less costs to sell, there may be additional losses on these properties in the future.

Deposits. Total deposits decreased $87,000, or 0.1%, to $171.6 million at March 31, 2013 from $171.7 million at December 31, 2012.  The decrease in deposits occurred as a result of decreases in certificates of deposit and money market accounts, while the balances of NOW, checking, and passbook accounts increased.  Certificates of deposit decreased $1.5 million to $70.3 million at March 31, 2013 from $71.8 million at December 31, 2012.  Money market accounts decreased $2.8 million to $5.3 million at March 31, 2013 from $8.1 million at December 31, 2012. NOW and checking accounts increased $3.5 million to $31.3 million at March 31, 2013 from $27.8 million at December 31, 2012. Passbook savings accounts increased $803,000 to $64.8 million at March 31, 2013 compared to $64.0 million at December 31, 2012.  Time deposits decreased, while core deposits increased as a result of our less competitive pricing strategy for time deposits.  The pricing strategy and the low interest rate environment is also believed to have contributed in an increase in core deposits as customers prefer to hold funds in liquid transaction accounts.

Borrowings. Federal Home Loan Bank of Chicago advances decreased $2.0 million, or 9.1%, to $20.0 million at March 31, 2013 from $22.0 million at December 31, 2012.  We repaid a $2.0 million maturing Federal Home Loan Bank of Chicago advance with an interest rate of 3.95% in the first quarter of 2013. Outstanding Federal Home Loan Bank of Chicago advances at March 31, 2013 were fixed-rate with maturities of one to three years with a weighted average cost of 2.11%.

Stockholders’ Equity. Total stockholders’ equity increased $81,000, or 0.4%, to $22.9 million at March 31, 2013 from $22.9 million at December 31, 2012.   The increase in stockholders’ equity primarily resulted from the net income of $260,000 for the three months ended March 31, 2013, partially offset by a decrease in other comprehensive income due to a decrease in the market value of the available for sale securities portfolio.

Comparison of Financial Condition at December 31, 2012 and December 31, 2011

Assets. Total assets as of December 31, 2012 were $221.3 million, a decrease of $16.8 million, or 7.0%, from $238.1 million at December 31, 2011.  The decrease was primarily due to decreases in cash and cash equivalents, securities, and net loans, partially offset by an increase in bank owned life insurance.  Cash and cash equivalents decreased $3.1 million, or 15.7%, to $16.3 million at December 31, 2012 from $19.4 million at December 31, 2011.  The decrease was due to the repayment of maturing Federal Home Loan Bank of Chicago advances.  Net loans decreased $3.2 million, or 2.7%, to $119.1 million at December 31, 2012 from $122.3 million at December 31, 2011.  The decrease in net loans was primarily due to principal repayments outpacing loan originations as a result of low loan demand. Securities decreased $9.6 million, or 12.0%, to $70.7 million at December 31, 2012 from $80.3 million at December 31, 2011.  The decrease in securities reflected securities sales, calls, maturities, and principal payments of $59.6 million which were greater than securities purchases of $49.8 million.  Bank-owned life insurance increased $1.7 million, or 45.8%, to $5.3 million at December 31, 2012 from $3.6 million at December 31, 2011.  The increase reflected purchases of insurance policies on key employees of $1.5 million in July 2012. Old AJS Bancorp is the sole owner and beneficiary of the life insurance policies and the increasing value of this asset will be used to offset the costs of existing benefits for our employees.

Non-performing Assets and Allowance for Loan Losses. We had non-performing assets of $6.9 million, or 3.1% of total assets as of December 31, 2012 and $6.2 million, or 2.6% of total assets as of December 31, 2011.  The increase in non-performing assets resulted primarily from an increase in non-performing troubled debt restructured loans of $1.0 million.  The allowance for loan losses totaled $1.6 million at December 31, 2012 and $1.9 million at December 31, 2011.  This represents a ratio of the allowance for loan losses to gross loans receivable of 1.30% at December 31, 2012 and 1.54% at December 31, 2011. The allowance for loan losses to non-performing loans was 41.13% at December 31, 2012 and 73.39% at December 31, 2011. The decrease in the ratio of the allowance for loan losses to gross loans receivable and allowance for loan losses to non-performing loans was primarily due to continuing improvements in the credit quality trends and net charge-offs in the multi-family and commercial real estate loan portfolio and the decreased balances of these loan categories.  Multi-family and commercial real estate loans greater than 90 days delinquent decreased from $607,000 at December 31, 2011 to $305,000 at December 31, 2012.  Net charge-offs also decreased $1.2 million from $2.0 million for the year ended December 31, 2011 to $853,000 for the year ended December 31, 2012.

Deposits. Total deposits decreased $10.0 million, or 5.5%, to $171.7 million at December 31, 2012 from $181.7 million at December 31, 2011.  The decrease in deposits occurred as a result of decreases in certificates of deposit and money market accounts, while the balances of NOW, checking, and passbook accounts increased.  Certificates of deposit decreased $12.6 million to $71.8 million at December 31, 2012 from $84.4 million at December 31, 2011.  Money market accounts decreased $2.8 million to $8.1 million at December 31, 2012 from $10.9 million at December 31, 2011. NOW and checking accounts increased $1.7 million to $27.8 million at December 31, 2012 from $26.1 million at December 31, 2011. Passbook savings accounts increased $3.7 million to $64.0 million at December 31, 2012 compared to $60.3 million at December 31, 2011. Time deposits decreased, while core deposits increased as a result of our less competitive pricing strategy for time deposits.  The pricing strategy and the low interest rate environment is also believed to have contributed in an increase in core deposits as customers prefer to hold funds in liquid transaction accounts.

Borrowings. Federal Home Loan Bank of Chicago advances decreased $7.0 million, or 24.1%, to $22.0 million at December 31, 2012 from $29.0 million at December 31, 2011.  The decrease was due to the repayment of maturing advances.

Stockholders’ Equity. Total stockholders’ equity increased $306,000, or 1.4%, to $22.9 million at December 31, 2012 from $22.6 million at December 31, 2011.  The increase in stockholders’ equity primarily resulted from an increase in other comprehensive income due to the increased market value of the available for sale securities portfolio, partially offset by the $22,000 net loss.

Average Balance Sheets

The following tables present for the periods indicated the total dollar amount of interest income on average interest-earning assets and the resultant yields, the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, as well as yields and costs at March 31, 2013 and for the three months ended March 31, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010.  No tax equivalent adjustments were made.  All average balances are monthly average balances.  Non-accruing loans have been included in the table as loans carrying a zero yield.

	At March 31,	For the Three Months Ended March 31,
	2013	2013			2012
	Yield/ Cost (4)	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost (4)	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost (4)
	(Dollars in thousands)

Interest-earning assets:
Interest-earning deposits in other financial institutions	0.23%	$9,789	$5	0.20%	$11,968	$5	0.17%
Securities	1.51	69,533	257	1.48	76,171	356	1.87
Loans receivable	4.01	120,383	1,287	4.28	123,789	1,395	4.51
Federal Home Loan Bank of Chicago common stock	0.30	1,657	1	0.24	2,225	1	0.18
Total interest-earning assets		201,362	1,550	3.08	214,153	1,757	3.28
Total non-interest-earning assets		16,578			16,798
Total assets		$217,940			$230,951

Interest-bearing liabilities:
Passbook accounts	0.06	$64,726	21	0.13	$59,596	26	0.17
NOW accounts	—	10,546	—	—	10,393	—	—
Money market accounts	0.03	5,889	1	0.07	8,312	1	0.05
Certificates of deposit	0.91	71,095	166	0.93	82,847	242	1.17
Total deposits		152,256	188	0.49	161,148	269	0.67
Federal Home Loan Bank of Chicago advances		21,000	118	2.25	27,250	148	2.17
Total interest-bearing liabilities		173,256	306	0.71	188,398	417	0.89
Non-interest-bearing demand deposits-checking accounts		18,113			15,438
Other liabilities		3,720			4,388
Total liabilities		195,089			208,224
Stockholders’ Equity		22,851			22,727
Total liabilities and stockholders’ equity		$217,940			$230,951

Net interest income			$1,244			$1,340
Net interest rate spread (1)				2.37%			2.39%
Net interest-earning assets (2)		$28,106			$25,755
Net interest margin (3)				2.47%			2.50%
Average interest-earning assets to average interest-bearing liabilities		116.22%			113.67%

(footnotes on following page)

	For The Year Ended December 31,
	2012			2011			2010
	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost
	(Dollars in thousands)

Interest-earning assets:
Interest-earning deposits in other financial institutions	$12,694	$24	0.19%	$12,332	$23	0.19%	$5,099	$28	0.55%
Securities	73,301	1,216	1.66	85,679	1,911	2.23	95,371	3,255	3.41
Loans receivable	122,608	5,449	4.44	126,737	5,920	4.67	128,011	6,496	5.07
Federal Home Loan Bank of Chicago common stock	1,914	5	0.26	2,450	2	0.08	2,450	—	—
Total interest-earning assets	210,517	6,694	3.18	227,198	7,856	3.46	230,931	9,779	4.23
Total non-interest-earning assets	16,722			17,793			19,245
Total assets	$227,239			$244,991			$250,176

Interest-bearing liabilities:
Passbook accounts	$61,212	102	0.17	$60,458	175	0.29	$53,476	321	0.60
NOW accounts	10,182	1	0.01	10,395	4	0.04	10,006	13	0.13
Money market accounts	8,031	5	0.06	8,004	6	0.07	9,078	16	0.18
Certificates of deposit	78,570	864	1.10	93,073	1,303	1.40	114,708	2,230	1.94
Total deposits	157,995	972	0.62	171,930	1,488	0.87	187,268	2,580	1.38
Federal Home Loan Bank of Chicago advances	25,077	549	2.19	29,515	726	2.46	18,992	600	3.16
Total interest-bearing liabilities	183,072	1,521	0.83	201,445	2,214	1.10	206,260	3,180	1.54
Non-interest-bearing demand deposits	16,248			15,252			14,337
Other liabilities	4,680			4,674			4,605
Total liabilities	$204,000			$221,371			$225,202
Stockholders’ Equity	23,239			23,620			24,974
Total liabilities and stockholders’ equity	$227,239			$244,991			$250,176

Net interest income		$5,173			$5,642			$6,599
Net interest rate spread (1)			2.35%			2.36%			2.69%
Net interest-earning assets (2)	$27,445			$25,753			$24,671
Net interest margin (3)			2.46%			2.48%			2.86%
Average interest-earning assets to average interest-bearing liabilities	114.99%			112.78%			111.96%

(1)         Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)         Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)         Net interest margin represents net interest income divided by average total interest-earning assets.

(4)         Annualized.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Three Months Ended March 31, 2013 vs. 2012			Year Ended December 31, 2012 vs. 2011			Year Ended December 31, 2011 vs. 2010
	Increase/(Decrease) Due to		Total Increase/	Increase/(Decrease) Due to		Total Increase/	Increase/(Decrease) Due to		Total Increase/
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Interest-earning deposits in other financial institutions	$1	$(1)	$—	$1	$—	$1	$13	$(18)	$(6)
Securities	(70)	(29)	(99)	(205)	(490)	(695)	(216)	(1,128)	(1,343)
Loans receivable	(72)	(36)	(108)	(184)	(287)	(471)	(60)	(516)	(576)
Federal Home Loan Bank of Chicago common stock	—	—	—	(1)	4	3	—	2	2

Total interest—earning assets	(141)	(66)	(207)	(389)	(773)	(1,162)	(263)	(1,660)	(1,923)

Interest-bearing liabilities:
Passbook savings	(7)	1	(6)	1	(74)	(73)	20	(166)	(146)
NOW accounts	1	—	1	—	(3)	(3)	—	(9)	(9)
Money market accounts	1	(1)	—	—	(1)	(1)	(1)	(9)	(10)
Certificates of deposit	(43)	(33)	(76)	(159)	(280)	(439)	(303)	(624)	(927)
Federal Home Loan Bank of Chicago Advances	4	(34)	(30)	(97)	(80)	(177)	259	(133)	126

Total interest-bearing liabilities	(44)	(67)	(111)	(255)	(438)	(693)	(25)	(941)	(966)

Change in net interest income	$(97)	$1	$(96)	$(134)	$(335)	$(469)	$(238)	$(719)	$(957)

Comparison of Operating Results for the Three Months Ended March 31, 2013 and 2012

General.  We had net income of $260,000 for the three months ended March 31, 2013 compared to net income of $270,000 for the three months ended March 31, 2012.  Net income decreased for the three months ended March 31, 2013 as compared to the same period in 2012 primarily as a result of a decrease in net interest income, partially offset by a decrease in non-interest expense.

Interest Income.  Total interest income decreased to $1.6 million for the three months ended March 31, 2013, down $207,000, or 11.8% from $1.8 million for the same period in 2012.  The decrease in our interest income was primarily due to a lower average yield earned on all categories of our interest-earning assets and a decrease in the average balance of all categories of our interest-earning assets.

Interest income from loans decreased by $108,000, or 7.7%, to $1.3 million for the three months ended March 31, 2013, from $1.4 million for the three months ended March 31, 2012. The decrease in interest income from loans was due to a decrease in the average loan yield and a decrease in average loan balances during the three months ended March 31, 2013.  The average yield on loans decreased to 4.28% during the three months ended March 31, 2013 from 4.51% for the same period in 2012.  The decrease in average loan yield was primarily due to the continuing low interest rate environment.  Average loan balances declined $3.4 million to $120.4 million during the three months ended March 31, 2013 from $123.8 million for the three months ended March 31, 2012. The decrease in our average loan balance was primarily due to low loan demand.

Interest income from securities decreased $99,000, or 27.8%, to $257,000 for the three months ended March 31, 2013, from $356,000 for the three months ended March 31, 2012.  The decrease resulted from decreases in the average balances and in the average yield earned on securities.  Average balances on securities decreased to $69.5 million for the three months ended March 31, 2013 from $76.2 million for the same period in 2012, while the average yield decreased to 1.48% for the three months ended March 31, 2013 from 1.87% for the same period in 2012.  The decrease in the average balance of securities was due to the low interest rate environment which resulted in increased security calls.

Interest income from interest-earning deposits and stock dividends was $6,000 for both three month periods ended March 31, 2013 and 2012.  Interest income primarily remained unchanged as the average yield on interest-earning deposits in other financial institutions increased three basis points and the average balance on interest-earning deposits in other financial institutions decreased $2.2 million to $9.8 million for the three months ended March 31, 2013 from $12.0 million for the same period in 2012.  Interest-earning deposits in other financial institutions fluctuate based on our liquidity position and liquidity needs.

Interest Expense.  Interest expense decreased by $111,000, or 26.6%, to $306,000 for the three months ended March 31, 2013, from $417,000 for the same period in 2012 due to a decrease in interest expense on deposits and borrowings.  Interest expense on deposits decreased by $81,000, or 30.1%, to $188,000 for the three months ended March 31, 2013, from $269,000 for the same period in 2012.  The decrease in our cost of deposits reflected the lower average market interest rates, certificates of deposit maturing and renewing at lower rates, as well as a decrease in average deposit balances during the three months ended March 31, 2013.  Average deposits decreased to $170.4 million for the three months ended March 31, 2013, from $176.6 million for the same period in 2012 due primarily to the decrease in the average balance of certificates of deposit.  Our average cost of deposits decreased to 0.49% for the three months ended March 31, 2013 from 0.67% for the same period in 2012.  Interest expense on borrowings decreased to $118,000 for the three months ended March 31, 2013, from $148,000 for the same period during 2012, which was due to a decrease in the average Federal Home Loan Bank of Chicago borrowings.

Net Interest Income.  Net interest income decreased by $96,000, or 7.2%, to $1.2 million for the three months ended March 31, 2013 from $1.3 million for the same period in 2012.  Average interest-earning assets were $201.4 million and $214.2 million during the comparative 2013 and 2012 first quarter periods while the average yield was 3.08% for the three months ended March 31, 2013 and as compared to 3.28% for the same period in 2012.  Our net interest rate spread decreased two basis points to 2.37% for the three months ended March 31, 2013 from 2.39% for the same period in 2012. Our net interest margin decreased three basis points to 2.47% for the three months ended March 31, 2013 from 2.50% for the same period in 2012.  The ratio of average interest-earning assets to average interest-bearing liabilities increased to 116.22% for the three months ended March 31, 2013 from

113.67% for the three months ended March 31, 2012.  The decrease in our net interest rate spread and net interest margin reflected that during the three-month period ended March 31, 2013 the yield earned on average interest-earning assets decreased faster than the cost of average interest-bearing liabilities.

Provision for Loan Losses.  We established a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.  Based upon our evaluation and improvements in our loan portfolio’s credit quality, we recorded no provision for loan losses for the three months ended March 31, 2013 or March 31, 2012. We recorded charge-offs of $44,000 and recoveries of $6,000 during the three months ended March 31, 2013.  We had a 1.26% allowance for loan losses to gross loans receivable at March 31, 2013 compared to a 1.44% allowance for loan losses to gross loans receivable at March 31, 2012.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of March 31, 2013 was maintained at a level that represents management’s best estimate of inherent losses in the loan portfolio, and such losses that were both probable and reasonably estimable.

Non-Interest Income.  Non-interest income increased $2,000, or 0.9%, to $222,000 for the three months ended March 31, 2013 from $220,000 for the three months ended March 31, 2012.  The increase was primarily due to an increase of $17,000 in earnings on bank owned life insurance, offset by a $14,000 decrease in other non-interest income items.

Earnings on bank owned life insurance increased $17,000, or 50.0%, to $51,000 for the three months ended March 31, 2013 from $34,000 for the three months ended March 31, 2012 and was primarily due to an increase in the cash surrender value of the bank owned life insurance policies.  We purchased $1.5 million of bank owned life insurance in July of 2012.

Other non-interest income items decreased $14,000, or 35.9%, to $25,000 for the three months ended March 31, 2013 from $39,000 for the three months ended March 31, 2012 primarily due to a decrease of $12,000 in insurance commissions. The decrease in insurance commissions was due to a decline in renewals as customers were unwilling to renew for prolonged periods at the current low market interest rates.

Non-Interest Expense.  Non-interest expense decreased $84,000, or 6.5%, to $1.2 million for the three months ended March 31, 2013 from $1.3 million for the same period in 2012.  The decrease primarily reflected decreases in salaries and employee benefits, net loss on other real estate owned write-downs, sales, and expenses, offset by an increase in the federal deposit insurance premium.

Salaries and employee benefits decreased $37,000, or 6.1%, to $569,000 for the three months ended March 31, 2013 compared to $606,000 for the same period last year.  Salaries and employee benefits decreased primarily due to a reduction of three full-time positions.

Net loss on other real estate owned write-downs, sales and expenses decreased $82,000, or 82.8%, to $17,000 for the three months ended March 31, 2013 compared to $99,000 for the same period last year.  The decrease was due to our recording a loss on the sale of an other real estate owned property in the first quarter of 2012 and recording no losses in the same period in 2013.  We also recorded past due rental income on an other real estate owned property in the first quarter of 2013 that was not recorded in the same period in 2012.

Federal deposit insurance premiums increased $21,000, or 40.4%, to $73,000 for the three months ended March 31, 2013 compared to $52,000 for the same period last year.  The increase was primarily due to our regulatory status.

Provision for Income Taxes.  We recorded no federal and state income tax expense or benefit for the three months ended March 31, 2013 and March 31, 2012 on pre-tax income of $260,000 and $270,000, respectively.  This was primarily due to a reversal of a portion of our $2.0 million valuation allowance which offset the federal and state income tax expense and resulted in no federal and state income tax expense for both three month periods.

Our gross deferred tax asset consists primarily of the tax benefit of net operating loss carryforwards and temporary differences in the tax deductibility of credit-related expense and deferred compensation.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character within the carry-forward periods available under the tax laws.  In considering all available factors, we concluded that it is more likely than not that the net deferred tax asset of $437,000 at March 31, 2013 can be realized.  In coming to this conclusion, we considered that the realization of the net deferred tax asset was based on tax planning strategies, primarily the sale of appreciated assets to generate taxable income.

Comparison of Operating Results for the Years Ended December 31, 2012 and December 31, 2011

General.  We experienced a net loss in each of the years ended December 31, 2012 and 2011.  Our net loss decreased $2.1 million, or 98.9%, to $22,000, for the year ended December 31, 2012, from a net loss of $2.1 million for the year ended December 31, 2011.  The decrease in the net loss resulted primarily from decreases in the provision for loan losses and net loss on other real estate owned write-downs, sales and expenses.

Interest Income.  Total interest income decreased to $6.7 million for the year ended December 31, 2012, down $1.2 million, or 14.8%, from $7.9 million for 2011.  The decrease in our interest income was primarily due to a lower average yield earned on all categories of our interest-earning assets as well as lower average balances of loans and securities.

Interest income from loans decreased by $471,000, or 8.0%, to $5.5 million for the year ended December 31, 2012, from $5.9 million for the year ended December 31, 2011.  The decrease in interest income from loans was due to a decrease in average loan balances and the average yield on loans during 2012.  Average loan balances were $122.6 million during the year ended December 31, 2012 compared to average loan balances of $126.7 million during the year ended December 31, 2011. The decrease in our average loan balance was primarily due to low loan demand.  The average yield on loans decreased to 4.44% during 2012 from 4.67% during 2011 due to the continuing low interest rate environment.

Interest income from securities decreased by $695,000, or 36.4%, to $1.2 million for the year ended December 31, 2012 compared to $1.9 million for the year ended December 31, 2011.  The decrease was due to decreases in the average balances of securities and the average yield of securities during 2012.  Average securities balances were $73.3 million during the year ended December 31, 2012 compared to average securities balances of $85.7 million during the year ended December 31, 2011.  The average yield on securities decreased to 1.66% during 2012 from 2.23% during 2011.  The decrease in the average balance of securities was due to the low interest rate environment which resulted in increased security calls.

Interest income from interest-earning deposits and stock dividends increased $4,000, or 16.0%, to $29,000 for the year ended December 31, 2012, from $25,000 for the year ended December 31, 2011.  The increase resulted from increases in the average balances of interest-earning deposits.  Average balances of interest-earning deposits increased to $12.7 million in 2012 from $12.3 million in 2011, while the average yield remained stable at 0.19% for 2012 and 2011. The increase in the average balance of interest-earning deposits was caused primarily by a decrease in securities, which increased our cash and cash equivalents.

Interest Expense.  Interest expense decreased by $693,000, or 31.3%, to $1.5 million for the year ended December 31, 2012, from $2.2 million for 2011 due to lower interest expense on deposits and borrowings.  Interest expense on deposits decreased by $516,000, or 34.7%, to $972,000 for the year ended December 31, 2012, from $1.5 million for 2011.  The decrease in our cost of deposits reflected the lower average market interest rates during

2012, certificates of deposit maturing and renewing at lower rates during 2012, and a decrease in average deposit balances during the year.  Average deposits decreased to $174.2 million for the year ended December 31, 2012, from $187.2 million for 2011.  Our average cost of deposits decreased to 0.62% in 2012 from 0.87% in 2011.  Interest expense on borrowings decreased $177,000, or 24.4%, to $549,000 for the year ended December 31, 2012, from $726,000 for 2011, which was due to a decrease in the average balance and average cost of Federal Home Loan Bank of Chicago borrowings.

Net Interest Income. Net interest income decreased by $469,000, or 8.3%, to $5.2 million for the year ended December 31, 2012 from $5.6 million for 2011.  Average interest-earning assets were $210.5 million and $227.2 million during 2012 and 2011, while the average yield was 3.18% and 3.46% for 2012 and 2011.  Our net interest rate spread decreased one basis point to 2.35% in 2012 from 2.36% in 2011 while our net interest margin decreased two basis points to 2.46% in 2012 from 2.48% in 2011.  The ratio of average interest-earning assets to average interest-bearing liabilities increased to 114.99% for the year ended December 31, 2012 from 112.78% for the year ended December 31, 2011.  The decrease in our net interest rate spread and net interest margin reflected that during the year ended December 31, 2012, the average yield earned on interest-earning assets decreased faster than the average cost of average interest-bearing liabilities.

Provision for Loan Losses.  We establish provisions for loan losses, which are charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.  Based on our evaluation of these factors, we recorded a provision of $501,000 for the year ended December 31, 2012 and $2.4 million for the year ended December 31, 2011. The provision for loan losses for the year ended December 31, 2012 decreased as compared to the prior year as a result of continuing improvements in credit quality trends and net charge-offs in the multi-family and commercial real estate loan portfolio and the decreased balances of these loan categories.  The loan loss provision recorded for the year ended December 31, 2012 was based on concerns regarding economic conditions, a downward trend in real estate values and additional specific reserves allocated for commercial and single-family properties.  These factors were partially offset by the decrease in lending risk as a result of our strategic decision to suspend the origination of commercial real estate loans.  The allowance for loan losses was $1.6 million, or 1.30% of loans outstanding at December 31, 2012 compared to $1.9 million, or 1.54% of loans outstanding at December 31, 2011.  The non-performing assets to total assets ratio at December 31, 2012 was 3.12% as compared to 2.61% at December 31, 2011.  The level of the allowance is based on estimates and the ultimate losses may vary from the estimates.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of December 31, 2012 was maintained at a level that represents management’s best estimate of inherent losses in the loan portfolio, and such losses were both probable and reasonably estimable.

Non-Interest Income. Non-interest income decreased $223,000, or 18.0%, to $1.0 million for the year ended December 31, 2012 from $1.2 million for the year ended December 31, 2011.  The decrease was primarily due to a $84,000 decrease in gains on the sale of securities and a $154,000 decrease in other non-interest income.

Gains on the sale of securities decreased $84,000, or 23.3%, to $277,000 for the year ended December 31, 2012, from $361,000 for the year ended December 31, 2011 as a result of decreased security sales.

Other non-interest income decreased $154,000, or 54.0%, to $131,000 for the year ended December 31, 2012, from $285,000 for the year ended December 31, 2011.  The decrease was primarily due to a $106,000 reduction in referral fee income.  Referral fee income is the income recognized on FHA loans referred to third parties.

Non-Interest Expense.  Non-interest expense decreased $844,000, or 12.9%, to $5.7 million for the year ended December 31, 2012 compared to $6.6 million for 2011.  The decrease primarily reflected decreases in salaries and employee benefits, occupancy expense, advertising and promotion costs, professional and regulatory fees and net loss on other real estate owned write-downs, sales and expenses.

Salaries and employee benefits decreased $158,000, or 6.2%, to $2.4 million for the year ended December 31, 2012 compared to $2.6 million for 2011. Salaries and employee benefits decreased primarily due to a reduction of three full-time positions.

Occupancy expense decreased $41,000, or 4.9%, to $792,000 for the year ended December 31, 2012 compared to $833,000 for 2011. The primary reason for the decrease was due to a reduction in depreciation expense on computers and software in 2012 as they were fully depreciated in 2011.

Advertising and promotion costs decreased $108,000, or 53.2%, to $95,000 for the year ended December 31, 2012 compared to $203,000 for the prior year.  The decrease was primarily due to a cost reduction program implemented in January 2012.

Professional and regulatory fees decreased $80,000, or 24.2%, to $251,000 for the year ended December 31, 2012 compared to $331,000 for 2011.  The primary reason for the decrease was due to a 2011 recruitment fee paid to a third party in connection with the hiring of our Chief Financial Officer.

Net loss on other real estate owned write-downs, sales and expenses decreased $405,000, or 32.8%, to $829,000 for the year ended December 31, 2012 compared to $1.2 million for 2011. The decrease was due to a decrease in commercial other real estate owned write downs. We recorded $275,000 and $689,000 in commercial other real estate owned write downs for the years ended December 31, 2012 and 2011, respectively.

Provision for Income Taxes.  We recorded no federal and state income tax expense or benefit for the years ended December 31, 2012 and December 31, 2011 on pre-tax losses of $22,000 and $2.1 million, respectively.  This was primarily due to recording additional valuation allowance on changes in the net deferred tax asset for both years.

Our gross deferred tax asset consists primarily of the tax benefit of net operating loss carryforwards and temporary differences in the tax deductibility of credit-related expense and deferred compensation.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character within the carry-forward periods available under the tax laws.  In considering all available factors, we concluded that it is more likely than not that the net deferred asset of $322,000 and $435,000 at December 31, 2012 and 2011, respectively, can be realized.  In coming to this conclusion, we considered that the realization of the net deferred tax asset was based on tax planning strategies, primarily the sale of appreciated assets to generate taxable income.

Management of Interest Rate Risk

General.  The majority of our assets and liabilities are monetary in nature.  Consequently, our most significant form of market risk is interest rate risk.  Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits.  As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates.  Accordingly, our board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.  Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management operating under a policy adopted by the board of directors, meets quarterly to review our asset/liability policies and interest rate risk position.

We have sought to manage our interest rate risk by more closely matching the maturities of our interest rate sensitive assets and liabilities.  In particular, we offer one, three-, five- and seven-year adjustable-rate mortgage loans, and three- and five-year balloon loans.  In a low interest rate environment, borrowers typically prefer fixed-rate loans to adjustable-rate mortgages.  We may sell our originations of longer-term fixed-rate loans into the secondary market.  We do not solicit high-rate jumbo certificates of deposit or brokered funds.

Economic Value of Equity. The table below sets forth, as of March 31, 2013, the estimated changes in our economic value of equity that would result from the designated instantaneous changes in the United States Treasury yield curve.

Change in Interest Rates	Economic Value of Equity			EVE as a % of Economic Value of
(Basis Points)		Amount of		Assets (3)
(1)	Estimated EVE (2)	Change	Percent	EVE Ratio	Change (1)
	(Dollars in thousands)
+400	$33,178	$(1,252)	(3.64)%	16.80%	1.18
+300	33,375	(1,055)	(3.06)	16.52%	0.90
+200	33,836	(594)	(1.73)	16.34%	0.72
+100	35,016	586	1.70	16.42%	0.80
0	34,430	—	—	15.62%	—
-100	36,370	1,940	5.63%	15.95%	0.33

(1)         Assumes instantaneous parallel changes in interest rates.

(2)         EVE or Economic Value of Equity at Risk measures A.J. Smith Federal’s exposure to equity due to changes in a forecast interest rate environment.

(3)         EVE ratio represents Economic Value of Equity divided by the economic value of assets which should measure stability for future earnings.

The table above indicates that at March 31, 2013, in the event of a 100 basis point decrease in interest rates, we would experience a 5.63% increase in economic value of equity.  In the event of a 400 basis point increase in interest rates, we would experience a 3.64% decrease in economic value of equity.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement.  Modeling changes in the economic portfolio value of equity require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates.  In this regard, the table above assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that particular changes in interest rates occur at different times and in different amounts in response to a designed change in the yield curve for U.S. Treasuries.  Furthermore, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income.  Finally, the above table does not take into account the changes in the credit risk of our assets which can occur in connection with changes in interest rates.

Liquidity and Capital Resources

We maintain liquid assets at levels we consider adequate to meet our liquidity needs.  Our liquidity ratio averaged 40.5%, 41.5%, and 42.7% for the three months ended March 31, 2013 and the years ended December 31, 2012 and December 31, 2011, respectively.  We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments.  We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations.  While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition.  We set the interest rates on our deposits to maintain a desired level of total deposits.  In addition, we invest excess funds in short-term interest-earning investments and other assets, which provide liquidity to meet lending requirements.  Short-term interest-earning deposits with the Federal Home Loan

Bank of Chicago and the Federal Reserve Bank of Chicago amounted to $13.8 million at March 31, 2013, $12.5 million at December 31, 2012, and $13.7 million at December 31, 2011.

A significant portion of our liquidity consists of securities classified as available-for-sale and cash and cash equivalents, which are a product of our operating, investing and financing activities.  Our primary sources of cash are net income, principal repayments on loans and mortgage-backed securities, and increases in deposit accounts, along with advances from the Federal Home Loan Bank of Chicago.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago and JP Morgan Chase which provides an additional source of funds.  At March 31, 2013, we had $20.0 million in advances outstanding from the Federal Home Loan Bank of Chicago and $0 on the $5.0 million line of credit at JP Morgan Chase.  Of the $20.0 million in Federal Home Loan Bank advances, $3.0 million is due within one year and $17.0 million is due between one and three years.

Our cash flows are comprised of three classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $228,000 and $450,000 for the three months ended March 31, 2013 and March 31, 2012, respectively. Net cash provided by operating activities for the years ended December 31, 2012 and December 31, 2011 was $2.3 million and $1.8 million, respectively. Net cash provided by investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sales, calls, and maturities of securities and proceeds from the pay downs on mortgage-backed securities, were $3.9 million and $5.7 million for the three months ended March 31, 2013 and March 31, 2012, respectively. During the three months ended March 31, 2013, we purchased $3.6 million and sold $1.7 million in securities held as available-for sale, and during the three months ended March 31, 2012, we purchased $13.9 million and sold $1.9 million in securities held as available-for-sale. Net cash provided by investing activities for the years ended December 31, 2012 and December 31, 2011 was $11.6 million and $20.3 million. During the year ended December 31, 2012, we purchased $49.8 million and sold $10.8 million in securities held as available-for-sale, and during the year ended December 31, 2011, we purchased $51.0 million and sold $9.3 million in securities held as available-for-sale. Net cash used in financing activities, consisting primarily of deposit account activity and Federal Home Loan Bank advances, was $2.7 million and $9.7 million for the three months ended March 31, 2013 and March 31, 2012, respectively, resulting from our managing growth to preserve capital ratios and reduce expenses. Net cash used in financial activities was $16.8 million and $10.1 million for the years ended December 31, 2012 and December 31, 2011, respectively. For additional information about cash flows from our operating, financing, and investing activities, see “Consolidated Statements of Cash Flows” included in the consolidated financial statements beginning on page F-1.

At March 31, 2013, we had outstanding commitments of $4.1 million to originate loans.  This amount does not include the unfunded portion of loans in process.  At March 31, 2013, certificates of deposit scheduled to mature in less than one year totaled $38.9 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case.  In addition, the cost of such deposits may be significantly higher upon renewal in a rising interest rate environment.

We are required to maintain liquid assets in an amount that would ensure our safe and sound operation.  Our liquidity ratio at March 31, 2013 was 40.0%.

At March 31, 2013, we exceeded all our regulatory capital requirements with a Tier 1 leverage capital level of $22.6 million, or 10.35% of adjusted total assets, which is above our individual minimum capital required level of $17.5 million, or 8.0%; and total risk-based capital of $23.9 million, or 23.44% of risk-weighted assets, which is above our individual minimum capital required level of $12.2 million, or 12.0%. At December 31, 2012, we exceeded all our regulatory capital requirements with a Tier 1 leverage capital level of $22.3 million, or 10.09% of adjusted total assets, which is above our individual minimum capital required level of $17.7 million, or 8.0%; and total risk-based capital of $23.6 million, or 22.79% of risk-weighted assets, which is above our individual minimum capital required level of $12.4 million, or 12.0%.  Accordingly, A.J. Smith Federal was classified as well-capitalized at March 31, 2013 and at December 31, 2012. Management is not aware of any conditions or events since the most recent notification that would change our category.

Off-Balance-Sheet Arrangements.  In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and standby letters of credit.  For information about our loan commitments, letters of credit and unused lines of credit, see Note 14 of the Notes to Consolidated Financial Statements.

For the first quarter of 2013 and the years ended December 31, 2012 and 2011, we did not engage in any off-balance-sheet transactions other than loan origination commitments, unused lines of credit and standby letters of credit in the normal course of our lending activities.

Recent Accounting Pronouncements

For information with respect to recent accounting pronouncements that are applicable to Old AJS Bancorp, please see Note 1 of the notes to Old AJS Bancorp’s consolidated financial statements beginning on page F-8.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding Old AJS Bancorp have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.  Unlike most industrial companies, virtually all of Old AJS Bancorp’s assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on Old AJS Bancorp’s performance than does the effect of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

BUSINESS OF NEW AJS BANCORP

New AJS Bancorp is a Maryland corporation that was organized on April 26, 2013.  Upon completion of the conversion, New AJS Bancorp will become the holding company of A.J. Smith Federal and will succeed to all of the business and operations of Old AJS Bancorp and each of Old AJS Bancorp and AJS Bancorp, MHC will cease to exist.

Initially following the completion of the conversion, New AJS Bancorp will have approximately $352,000 in cash and other assets held by Old AJS Bancorp and AJS Bancorp, MHC as of March 31, 2013, and the net proceeds it retains from the offering, part of which will be used to make a loan to the A.J. Smith Federal employee stock ownership plan, and will have no significant liabilities.  See “How We Intend to Use the Proceeds From the Offering.”  New AJS Bancorp intends to use the support staff and offices of A.J. Smith Federal and will pay A.J. Smith Federal for these services.  If New AJS Bancorp expands or changes its business in the future, it may hire its own employees.

New AJS Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.”  In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations.  There are, however, no current understandings or agreements with respect to any of these activities.

BUSINESS OF OLD AJS BANCORP AND A.J. SMITH FEDERAL SAVINGS BANK

Old AJS Bancorp

Old AJS Bancorp is a federally chartered corporation that owns all of the outstanding shares of common stock of A.J. Smith Federal.  At March 31, 2013, Old AJS Bancorp had consolidated assets of $218.5 million, deposits of $171.6 million and stockholders’ equity of $22.9 million.

A.J. Smith Federal became the wholly owned subsidiary of Old AJS Bancorp in December 2001 when A.J. Smith Federal reorganized from a federally chartered mutual savings bank into the two-tiered mutual holding company structure.  At March 31, 2013, Old AJS Bancorp had 2,019,647 shares of common stock outstanding, of which 792,103 shares, or 39.2%, were owned by the public and will be exchanged for shares of common stock of New AJS Bancorp as part of the conversion.  The remaining 1,227,544 shares of common stock of Old AJS Bancorp are held by AJS Bancorp, MHC, a federally chartered mutual holding company. The shares of common stock being offered by New AJS Bancorp represent AJS Bancorp, MHC’s ownership interest in Old AJS Bancorp.  Upon completion of the conversion and offering, AJS Bancorp, MHC’s shares will be cancelled and Old AJS Bancorp will no longer exist.

Old AJS Bancorp’s Internet address is www.ajsmithbank.com.  Information on this website is not and should not be considered to be a part of this proxy statement/prospectus.  Old AJS Bancorp’s principal executive office is located at 14757 South Cicero Avenue, Midlothian, Illinois 60445, and its telephone number at that address is (708) 687-7400.

A.J. Smith Federal

A.J. Smith Federal was founded in 1892 by Arthur J. Smith as a building and loan cooperative organization.  In 1924 we were chartered as an Illinois savings and loan association, and in 1934 we converted to a federal savings bank charter.  In 1984 we amended our charter to become a federally chartered savings bank.  We are a customer-oriented institution, operating from our main office in Midlothian, Illinois, and two branch offices in Orland Park, Illinois.  Our primary business activity is the origination of one- to four-family real estate loans.  To a lesser extent, we originate home equity and consumer loans.  We also invest in securities, primarily United States Government Agency securities and mortgage-backed securities.  In addition, we offer insurance and investment products and services through a third party on a limited basis.

Market Area

A.J. Smith Federal has been, and continues to be, a community-oriented savings bank offering a variety of financial products and services to meet the needs of the greater Chicagoland area.  Our lending and deposit-generating area is concentrated in the neighborhoods surrounding our three offices located approximately 20 miles south of Chicago. Our main office is in Midlothian, Illinois, and we have two branch offices in Orland Park, Illinois.  All three of our offices are located in Cook County.  However, we consider our market area to include both Cook and Will counties. Midlothian is primarily a residential community, and its largest employers are state and local governments, automobile dealerships, financial institutions and retail shops.  In addition, Orland Park contains a greater number of retail businesses, and light industrial companies.  Our market area economy consists primarily of the services industry, wholesalers and retailers and manufacturing companies.  Major employers in our market area include the Orland Park School District, the Village of Orland Park, and various retailers including Macy’s and Sears.  The economy in our market area is not dependent on any single employer or type of business.

According to SNL Financial, population in our Illinois market area has increased from 2010 to 2012, with a growth rate of 0.4% for Cook County.  The market area’s median household income for the 2012 year was $50,934 which was above the national level of $50,157 for 2012.  The unemployment rate for Cook County as of March 2013 was 8.2% and was above the national level of 7.6% as of the same date.

Recent trends in our lending markets indicate that the housing market for Cook and Will Counties has been improving.  Based on home sales data from Redfin.com for May 2013, both counties have experienced an increase in home sales and home sale prices over the past year.  Cook County home sales totaled 6,918 in May 2013, an increase of 30.6% from a year ago, and the median sales price of $180,000 was up 8.8% from a year ago.  Will County home sales totaled 1,015 in May 2013, an increase of 19.3% from a year ago, and the median sales price of $172,000 was up 7.5% from a year ago.  According to Realtytrac.com, May 2013 foreclosure activity for Cook and Will Counties was lower compared to 12-month peak levels, although foreclosure rates for both counties remained above the comparable Illinois and U.S. foreclosure rates.  Cook County had approximately 4,000 foreclosure filings in May 2013 compared to a 12-month peak of approximately 9,000 foreclosure filings in August 2012.  Will County had approximately 800 foreclosure filings in May 2013 compared to a 12-month peak of approximately 1,200 in

October 2012.  As of May 2013, Cook County and Will County had foreclosure actions to housing units of 0.19% and 0.36%, respectively, versus Illinois and U.S. measures of 0.16% and 0.11%, respectively.

Competition

We face significant competition in both originating loans and attracting deposits.  The Chicago metropolitan area has a high concentration of financial institutions, most of which are significantly larger institutions with greater financial resources than A.J. Smith Federal, and all of which are our competitors to varying degrees.  Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, and other financial service companies.  Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions.  We face additional competition for deposits from non-depository competitors such as mutual funds, securities and brokerage firms, and insurance companies.  The Gramm-Leach-Bliley Act, which permits affiliation among banks, securities firms and insurance companies, continues to increase competition among financial services companies.

Lending Activities

General.  Our loan portfolio is comprised mainly of one- to four-family residential real estate loans.  The majority of these loans have fixed rates of interest.  In addition to one- to four-family residential real estate loans, our loan portfolio consists of multi-family residential and commercial real estate loans and home equity lines of credit.  At March 31, 2013, our gross loans totaled $120.8 million, of which $95.0 million, or 78.6%, were secured by one- to four-family residential real estate, $13.5 million, or 11.2%, were secured by multi-family residential and commercial real estate, $12.1 million, or 10.0%, were home equity lines of credit, and $190,000, or 0.2%, were consumer loans.  Our lending area is the Chicago metropolitan area, with an emphasis on lending in the south and southwest suburbs.  Due to credit concerns related to commercial lending, since mid-2008 we have ceased new loan originations for commercial and multi-family loans. As the local economy improves, we intend to moderately increase our level of multi-family and commercial real estate loan originations consistent with our conservative loan underwriting policies and procedures.  At March 31, 2013, 93.6% of our loans were secured by first and second mortgages on residential real estate.

We try to reduce our interest rate risk by making our loan portfolio more interest rate sensitive.  Accordingly, we offer adjustable-rate mortgage loans, short-and medium-term mortgage loans, and three- and five-year balloon mortgages.  In addition, we offer shorter-term consumer loans and home equity lines of credit with adjustable interest rates.  However, in the current and prolonged low interest rate environment a significant portion of our loan portfolio consists of fixed-rate loans with terms in excess of 15 years.

Loan Portfolio Composition.  The following table shows the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated. We had no loans held for sale at the dates indicated.

	At March 31,		At December 31,
	2013		2012		2011		2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$94,958	78.62%	$94,253	78.20%	$95,463	76.89%	$96,332	73.85%	$91,731	70.34%	$84,411	65.41%
Multi-family and commercial	13,522	11.19	13,977	11.60	15,884	12.79	20,740	15.90	25,152	19.29	32,064	24.84
Total real estate loans	108,480	89.81	108,230	89.80	111,347	89.68	117,072	89.75	116,883	89.63	116,475	90.25

Other Loans:
Consumer and other loans	190	0.16	176	0.15	245	0.20	224	0.17	375	0.29	323	0.25
Home equity	12,117	10.03	12,129	10.05	12,558	10.12	13,146	10.08	13,154	10.08	12,261	9.50
Total loans	120,787	100.00%	120,535	100.00%	124,150	100.00%	130,442	100.00%	130,412	100.00%	129,059	100.00%

Less:
Allowance for loan losses	(1,527)		(1,565)		(1,917)		(1,549)		(3,035)		(2,734)
Deferred loan (fees) costs	89		100		102		62		83		74
Deferred gain on real estate contract	(2)		(2)		(2)		(3)		(4)		(4)

Total loans receivable, net	$119,347		$119,068		$122,333		$128,952		$127,456		$126,395

Maturity of Loan Portfolio.  The following table sets forth certain information regarding the dollar amounts maturing and the interest rate sensitivity of our loan portfolio at December 31, 2012.  Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	One- to four-family residential		Multi-family and Commercial		Consumer and Other		Home Equity		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
One year or less	$1,202	6.21%	$3,322	4.10%	$108	2.50%	$2,432	2.92%	$7,064	4.03%
Greater than one to three years	1,050	4.70	7,423	6.46	—	—	5,315	3.00	13,788	4.99
Greater than three to five years	2,769	5.32	1,090	6.39	68	3.00	4,382	3.36	8,309	4.41
Greater than five to ten years	12,614	3.73	1,637	5.89	—	—	—	—	14,251	3.98
Greater than 10 to 20 years	39,267	3.72	505	6.84	—	—	—	—	39,772	3.76
More than 20 years	37,351	4.48	—	—	—	—	—	—	37,351	4.48
Total	$94,253	4.11%	$13,977	5.84%	$176	2.69%	$12,129	3.12%	$120,535	4.21%

Fixed and Adjustable-Rate Loan Schedule. The following tables set forth at December 31, 2012, the dollar amount of all fixed-rate and adjustable-rate loans due after December 31, 2013.

	At December 31, 2012 and Due After December 31, 2013
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$84,407	$8,644	$93,051
Multi-family and commercial	10,629	26	10,655
Total real estate loans	95,036	8,670	103,706

Other loans:
Consumer and other loans	68	—	68
Home equity	288	9,409	9,697
Total loans	$95,392	$18,079	$113,471

One- to Four-Family Residential Real Estate Loans.  Our primary lending activity consists of originating one- to four-family, owner-occupied, first and second residential mortgage loans, virtually all of which are secured by properties located in our market area.  At March 31, 2013, these loans totaled $95.0 million, or 78.6% of our total loan portfolio.  At March 31, 2013, we had $94.7 million of our one- to four-family loans in the first lien position and $232,000 in the second lien position.  The average loan balance of our one- to four-family residential real estate loans was $105,000 at March 31, 2013.

We currently offer one- to four-family residential real estate loans with terms up to 30 years, although we emphasize the origination of one- to four-family residential loans with terms of 15 years or less.  We offer our one- to four-family residential loans with adjustable or fixed interest rates.  At March 31, 2013, $86.4 million, or 91.2% of our one- to four-family residential real estate loans had fixed rates of interest, and $8.3 million, or 8.8% of our one- to four-family residential real estate loans, had adjustable rates of interest.  Our fixed-rate loans include loans that generally amortize on a monthly basis over periods between seven to 30 years.  One- to four-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers have the right to refinance or prepay their loans. We also offer home equity loans as to which we take a second mortgage.

We currently offer adjustable-rate mortgage loans with an initial interest rate fixed for one, three, five or seven years, and annual adjustments thereafter based on changes in a designated market index.  Our adjustable-rate mortgage loans generally have an interest rate adjustment limit of 200 basis points per adjustment, with a maximum lifetime interest rate adjustment limit of 800 basis points and a floor of 300 basis points.  Our adjustable-rate mortgages are priced at a level tied to the one-year United States Treasury bill rate.  We do not offer adjustable-rate mortgages that offer the possibility of negative amortization.  In the current low interest rate environment we have not originated a significant dollar amount of adjustable-rate mortgage loans. We have not originated, nor have we invested in, interest-only, negative amortization or payment option ARM loans.  We have not originated a sub-prime or Alt-A loan since 2006 and do not intend to originate these types of loans in the future.  At March 31, 2013, we had $226,000 outstanding in subprime first and second residential mortgages of which $82,000 was on nonaccrual.

Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated.  For all first lien position mortgage loans we utilize outside independent appraisers.  For second position mortgage loans, we utilize outside independent appraisers to perform a drive-by appraisal.  For borrowers who do not obtain private mortgage insurance, our lending policies limit the maximum loan-to-value ratio on both fixed-rate and adjustable-rate mortgage loans to 80% of the appraised value of the property that is collateral for the loan.  For one- to four-family residential real estate loans with loan-to-value ratios of between 80% and 90%, we require the borrower to obtain private mortgage insurance.  For first mortgage loan products, we require the borrower to obtain title insurance.  For second mortgage type products, we conduct a title search.  We also require homeowners’ insurance, fire and casualty, and flood insurance, if necessary, on properties securing real estate loans.

Multi-Family Loans and Commercial Lending.  At March 31, 2013, $13.5 million, or 11.2% of our total loan portfolio, consisted of loans secured by multi-family and commercial real estate properties, virtually all of which are located in the state of Illinois.  Our multi-family loans are secured by multi-family and mixed use properties.  Our commercial real estate loans are secured by improved property such as offices, small business facilities, unimproved land, warehouses and other non-residential buildings.  Due to the severity of the last recession and its adverse effect on commercial real estate particularly in the Chicago area, we stopped originating multi-family and commercial real estate loans in mid-2008.  However, as an accommodation to existing borrowers, we will renew such loans if the loans have been performing in accordance with their original terms. As the local economy improves, we intend to resume a moderate amount of multi-family and commercial real estate loan originations consistent with our conservative loan underwriting policies and procedures.   At March 31, 2013, the average loan balance of our multi-family and commercial real estate loans was $241,000.  At that date, our largest multi-family/commercial real estate loan had a balance of $3.7 million, was secured by a golf course located in Flossmor, Illinois and was performing in accordance with its terms. In the past, we generally made multi-family and commercial real estate loans for up to 80% of the lesser of cost or the appraised value of the property securing the loan.

In the past, prior to funding a loan secured by multi-family, mixed use or commercial property, we generally obtained an environmental assessment from an independent, licensed environmental engineer to ascertain the existence of any environmental risks that may be associated with the property.  The level of the environmental consultant’s evaluation of a property depended on the facts and circumstances relating to the specific loan, but generally the environmental consultant’s actions range from a Phase I Environmental Site Assessment to a Phase II Environmental Report.  The underwriting process for multi-family and commercial real estate loans included an analysis of the debt service coverage of the collateral property.  We typically required a debt service coverage ratio of 120% or higher.  We also required personal guarantees by the principals of the borrower and a cash flow analysis when applicable.

Loans secured by multi-family residential or commercial real estate generally have larger loan balances and more credit risk than one- to four-family residential mortgage loans.  This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans.  Furthermore, the repayment of loans secured by multi-family or commercial real estate properties typically depends upon the successful operation of the real property securing the loan.  If the cash flow from the property is reduced, the borrower’s ability to repay the loan may be impaired.  However, multi-family and commercial real estate loans generally have higher interest rates than loans secured by one- to four-family residential real estate.

Home Equity Lines of Credit.  We offer home equity lines of credit, the total of which amounted to $12.1 million, or 10.0% of our total loan portfolio, as of March 31, 2013.  Home equity lines of credit are generally made for owner-occupied homes, and are secured by first or second mortgages on residences.  We generally offer these loans with a maximum loan to appraised value ratio of 75% (including senior liens on the collateral property).  We currently offer these lines of credit for a period of five years, and generally at rates tied to the prevailing prime interest rate.  Our lines of credit provide for interest only payments during the term of the loan with the principal amount due at the end of the loan term.  Our home equity lines of credit are generally underwritten in the same manner as our one- to four-family residential loans.  At March 31, 2013, we had $133,000 outstanding in subprime or Alt-A home equity lines of credit of which $56,000 was on nonaccrual.  We have not originated an Alt-A or subprime home equity line of credit since 2006 and do not intend to originate these types of loans in the future.

Consumer Loans.  We are authorized to make loans for a variety of personal and consumer purposes.  As of March 31, 2013, consumer loans totaled $190,000, and consisted primarily of automobile loans and loans secured by deposit accounts.  Automobile loans accounted for $64,000 of our consumer loans and loans secured by deposit accounts were $126,000 at March 31, 2013.  Our procedure for underwriting consumer loans includes an assessment of the applicant’s credit history and ability to meet existing obligations and payments of the proposed loan, as well as an evaluation of the value of the collateral security, if any.  Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of loans that are unsecured or are secured by assets that tend to depreciate in value, such as automobiles.  In these cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan, and the remaining value often does not warrant further substantial collection efforts against the borrower.

Loan Originations, Purchases, Sales and Servicing.  Although we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area.  These lenders include commercial banks, savings institutions, credit unions, and mortgage banking companies, as well as Wall Street conduits that also actively compete for local real estate loans.  Our loan originations come from a number of sources, including real estate broker referrals, existing customers, borrowers, builders, attorneys, and “walk-in” customers.

Our loan origination activity may be affected adversely by a rising interest rate environment that typically results in decreased loan demand.  Historically, a declining interest rate environment generally would result in increased loan demand, however, in the case of declining real estate values, our loan origination activity may also decline as fewer home purchases occur.  Accordingly, the volume of loan originations and the profitability of this activity may vary from period to period.  In the past, we have originated mortgage loans for sale in the secondary market, and we may do so in the future, although this is not a significant part of our business at this time. Beginning in September 2012, in order to supplement our loan originations, we started purchasing fixed-rate jumbo (loan balances of $417,000 or greater) one- to four-family residential loans located in the Chicagoland area from another financial institution. We intend to continue this relationship. We have also engaged in participation relationships on occasion with other financial institutions.  At March 31, 2013, we had three participations with an aggregate outstanding balance of $2.5 million.  Two of these participations totaling $2.4 million were classified as other real estate owned.  The third participation has an outstanding balance of $178,000 and is on nonaccrual.

The following table shows our loan origination, purchase, and repayment activities for the periods indicated.  All loans purchased consisted of one- to four-family residential loans.  All purchased loans are subject to the same underwriting criteria as loans originated by us.  We did not sell any loans during the periods indicated.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2013	2012	2012	2011	2010
	(In Thousands)

Loans receivable, beginning of period	$120,535	$124,150	$124,150	$130,442	$130,412
Originations by type:
Real estate- one- to four-family	2,610	1,397	7,140	9,982	15,173
Multi-family and commercial	15	—	140	665	1,275
Non-real estate -consumer	—	—	—	—	—
Home equity	16	228	1,696	1,353	1,523
Total loans originated	2,641	1,625	8,976	12,000	17,971
Loans Purchased	935	—	1,136	—	—
Transfer to other real estate owned	(16)	—	(656)	(1,823)	(1,701)
Charge-offs	(44)	(143)	(879)	(2,041)	(1,860)
Principal repayments	(3,264)	(2,565)	(12,192)	(14,428)	(14,380)

Loans receivable, at end of period	$120,787	$123,067	$120,535	$124,150	$130,442

Loan Approval Procedures and Authority.  Our lending activities are subject to written, non-discriminatory underwriting standards and loan origination procedures adopted by management and the board of directors.  A loan officer initially reviews all loans, regardless of size or type.  Loans up to the Fannie Mae single family loan limit, currently $417,000, must be reviewed and approved by a loan underwriter or a Vice President of the loan department.  All loans of $417,000 or less that do not meet our standard underwriting ratios and credit criteria must be reviewed by a Vice President or in their absence, the President or the Loan Committee.  The Loan Committee, which consists of Director Ray Blake, Senior Vice President, Donna Manuel and Vice President, Susan Coleman has the authority to approve all loans up to $750,000.  The Chief Executive Officer and the board of directors must approve loans in excess of $750,000.

Loans-to-One-Borrower.  Federal savings banks are subject to the same loans-to-one-borrower limits as those applicable to national banks, which restrict loans to one borrower to an amount equal to 15% of unimpaired capital and unimpaired surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate).  At March 31, 2013, our lending limit was $3.6 million.  At March 31, 2013, our largest lending relationship to one borrower totaled $3.7 million, which is secured by a golf course located in Flossmor, Illinois and complied with our legal lending limit at the time of origination. This lending relationship was performing in accordance with its terms at March 31, 2013.  Our second largest lending relationship at March 31, 2013 was $1.1 million and is secured by a 46 unit apartment building. The loan is a troubled debt restructuring and is performing in accordance with its revised terms.

Asset Quality

Loan Delinquencies and Collection Procedures.  When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status.  In the case of mortgage loans, a reminder notice is sent 15 days after an account becomes delinquent.  After 15 days, we attempt to establish telephone contact with the borrower.  If the borrower does not remit the entire payment due by the end of the month, then a letter that includes information regarding home-ownership counseling organizations is sent.  During the first 15 days of the following month, a second letter is sent, and we again attempt to establish telephone contact with the borrower.  At this time, and after reviewing the cause of the delinquency and the borrower’s previous loan payment history, we may agree to accept repayment over a period of time, which will generally not exceed 60 days.  However, should a loan become delinquent by two or more payments, and the borrower is either unwilling or unable to repay the delinquency over a period of time acceptable to us, we will send a notice of default by both regular and certified mail.  This notice will provide the borrower with the terms which must be met to cure the default, and will again include information regarding home-ownership counseling.  In the case of commercial mortgage loans, attempts will be made to work out a repayment plan that will preserve the current ownership of the property while allowing us to retain a performing lending relationship.  Loan modifications that meet the definition of troubled debt restructurings are accounted for accordingly.

In the event the borrower does not cure the default within 30 days of the postmark of the notice of default, we may instruct our attorneys to institute foreclosure proceedings depending on the loan-to-value ratio or our relationship with the borrower.  We hold foreclosed property as real estate owned.  We carry foreclosed real estate at its fair value less estimated selling costs or carrying value, whichever is less.  If a foreclosure action begins and the loan is not brought current or paid in full before the foreclosure sale, we will either sell the real property securing the loan at the foreclosure sale or sell the property as soon thereafter as practical.

In the case of consumer loans, customers are mailed delinquency notices when the loan is 15 days past due.  We also attempt to establish telephone contact with the borrower.  If collection efforts are unsuccessful, we may instruct our attorneys to take further action.

Our policies require that management continuously monitor the status of the loan portfolio and report to the board of directors on a monthly basis.  These reports include information on delinquent loans and foreclosed real estate and our actions and plans to cure the delinquent status of the loans and to dispose of any real estate acquired through foreclosure.

Impaired Loans, Non-Performing Loans and Troubled Debt Restructurings.  A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is non-performing when it is greater than 90 days past due.  Some loans may be included in both categories, whereas other loans may only be included in one category.  Specific allocations are made for loans that are determined to be impaired.  Our policy requires that all non-homogeneous loans past due greater than ninety days be classified as impaired and non-performing.  However, loans past due less than 90 days may also be classified as impaired when management does not expect to collect all amounts due according to the contractual terms of the loan agreement.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses as compared to the loan carrying value.

We have not originated, nor have we invested in, interest-only, negative amortization or payment option ARM loans.  We have not originated a sub-prime or Alt-A loan since 2006 and do not intend to originate these types of loans in the future.  At March 31, 2013, we had $226,000 outstanding in subprime first and second residential mortgages of which $82,000 was on non-accrual and $133,000 in subprime home equity lines of credit of which $56,000 was on non-accrual.

As of March 31, 2013, our total non-accrual loans were $3.5 million, or 2.88% of total loans, compared to $3.8 million, or 3.16% of total loans, at December 31, 2012. Our non-accrual loans decreased due to a decrease of $68,000 in our non-accruing one- to four-family residential loans and $249,000 in troubled debt restructured loans.  At March 31, 2013, our largest non-accrual loan was a multi-family loan with an outstanding balance of $698,000.  The loan is a troubled debt restructuring and has been current for over six months. However, due to management’s concerns over the borrower’s ability to repay the loan in the future, the loan has not been returned to accrual status.

Loans are classified as restructured when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. Modifications involving a reduction of the stated interest rate of the loan ranged from 0.50% to 5.0%. Modifications involving an extension of the maturity date were for periods ranging from 10 months to 378 months.  We had three troubled debt restructurings with extensions of maturity dates with periods greater than 200 months at March 31, 2013. Modifications involving forgiveness of principal ranged from $150,000 to $1.1 million. No additional loan commitments were outstanding to our troubled debt restructured borrowers at March 31, 3013, December 31, 2012 and 2011.

The following table sets forth our troubled debt restructurings by concession type and amount at the dates indicated.

	At March 31,		At December 31,
	2013		2012	2011
	(In thousands)

Reduced rate, maturity extension and principal reduction	$1,431	(1)	$1,444	$1,615
Reduced rate and maturity extension	2,444	(2)	2,498	2,143
Maturity extension	98	(3)	289	297
Reduced rate and interest-only from amortizing	173	(4)	175	—
Total troubled debt restructurings	$4,146		$4,406	$4,055

(1)         $300,000 of the troubled debt restructurings of this concession type were non-accruing.

(2)         $1.3 million of the troubled debt restructurings of this concession type were non-accruing.

(3)         $98,000 of the troubled debt restructurings of this concession type were non-accruing.

(4)         $173,000 of the troubled debt restructurings of this concession type were non-accruing.

Loans on non-accrual status at the date of modification are initially classified as non-accrual troubled debt restructurings.  At March 31, 2013, we had $1.9 million in non-accrual troubled debt restructurings. Our policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory payment performance and reasonable future payment assurance under the terms of the restructuring.  Satisfactory payment performance is generally no less than six consecutive months of timely payments.  At March 31, 2013, we had $2.2 million in accruing troubled debt restructurings.  As of March 31, 2013, no loans that were modified as troubled debt restructurings within the previous twelve months defaulted after their restructure.

The table below sets forth the amounts and categories of non-performing assets in our loan portfolio at the dates indicated.

	March 31,	At December 31,
	2013	2012	2011	2010	2009	2008
		(Dollars in thousands)
Non-accrual loans:
One- to four-family residential	$1,397	$1,465	$765	$595	$30	$322
Multi-family and commercial	—	—	607	2,594	3,552	3,368
Consumer and other	—	—	—	—	—	—
Home equity	167	175	79	9	17	46
Total non-accrual loans	1,564	1,640	1,451	3,198	3,599	3,736

Non-accruing troubled debt restructured loans:
One- to four-family residential	369	592	738	—	—	—
Multi-family and commercial	1,547	1,573	423	—	2,914	—
Consumer and other	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Total non-accruing troubled debt restructured loans	1,916	2,165	1,161	—	2,914	—

Loans greater than 90 days delinquent and still accruing:
One- to four-family residential	—	—	—	—	—	—
Multi-family and commercial	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Total loans greater than 90 days delinquent and still accruing	—	—	—	—	—	—

Total non-performing loans	3,480	3,805	2,612	3,198	6,513	3,736

Other real estate owned:
One- to four-family residential	238	239	232	—	—	—
Multi-family and commercial	2,865	2,865	3,379	3,368	2,768	—
Consumer and other	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Total other real estate owned	3,103	3,104	3,611	3,368	2,768	—

Total non-performing assets	$6,583	$6,909	$6,223	$6,566	$9,281	$3,736

Accruing troubled debt restructured loans:
One- to four-family residential	$1,099	$1,102	$968	$1,746	$—	$—
Multi-family and commercial	1,131	1,139	1,926	2,992	251	3,163
Consumer and other	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Total accruing troubled debt restructured loans	$2,230	$2,241	$2,894	$4,738	$251	$3,163

Ratios:
Non-performing loans to total loans	2.88%	3.16%	2.10%	2.45%	4.99%	2.89%

Non-performing assets to total assets	3.01%	3.12%	2.61%	2.63%	3.72%	1.53%

For the three months ended March 31, 2013 and for the year ended December 31, 2012, gross interest income which would have been recorded had the non-performing loans been current in accordance with their original terms amounted to $52,000 and $206,000, respectively.  The amount that was included in interest income on such loans totaled $0 for both the three months ended March 31, 2013 and the year ended December 31, 2012.

Real Estate Owned.  Real estate owned consists of property acquired through formal foreclosure, in-substance foreclosure or by deed in lieu of foreclosure, and is recorded at the lower of recorded investment or fair value less estimated costs to sell.  Write-downs from recorded investment to fair value, which are required at the time of foreclosure, are charged to the allowance for loan losses.  After transfer adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur.  During the three months ended March 31, 2013, a $16,000 one- to four-family residential lending relationship was transferred into real estate owned.  For the year ended December 31, 2012, one commercial loan relationship of $90,000 and six one- to four-family residential lending relationships of $469,000 were transferred into real estate owned.  We had $3.1 million in real estate owned at March 31, 2013 and December 31, 2012.

Delinquencies. The following table sets forth our loan delinquencies by type, amount and percentage at the dates indicated.

	Loans Delinquent For:
	60-89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At March 31, 2013
One- to four-family residential	6	$232	0.24%	18	$1,404	1.48%	24	$1,636	1.72%
Multi-family and commercial	1	83	0.61	3	300	2.22	4	383	2.83
Consumer and other	—	—	—	—	—	—	—	—	—
Home equity	2	75	0.62	2	75	0.62	4	150	1.24

Total loans	9	$390	0.32%	23	$1,779	1.47%	32	$2,169	1.80%

	Loans Delinquent For:
	60-89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2012
One- to four-family residential	6	$235	0.25%	22	$1,760	1.87%	28	$1,995	2.12%
Multi-family and commercial	—	—	—	3	305	2.18	3	305	2.18
Consumer and other	—	—	—	—	—	—	—	—	—
Home equity	1	41	0.34	2	82	0.68	3	123	1.01

Total loans	7	$276	0.23%	27	$2,147	1.78%	34	$2,423	2.01%

	Loans Delinquent For:
	60-89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2011
One- to four-family residential	10	$806	0.84%	20	$1,091	1.14%	30	$1,897	1.99%
Multi-family and commercial	1	185	1.16	5	607	3.82	6	792	4.99
Consumer and other	—	—	—	—	—	—	—	—	—
Home equity	1	38	0.30	1	41	0.33	2	79	0.63

Total loans	12	$1,029	0.83%	26	$1,739	1.40%	38	$2,768	2.23%

	Loans Delinquent For:
	60-89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2010
One- to four-family residential	8	$242	0.25%	13	$595	0.62%	21	$837	0.87%
Multi-family and commercial	2	247	1.19	11	2,594	12.51	13	2,841	13.70
Consumer and other	—	—	—	—	—	—	—	—	—
Home equity	2	150	1.14	1	9	0.07	3	159	1.21

Total loans	12	$639	0.49%	25	$3,198	2.45%	37	$3,837	2.94%

	Loans Delinquent For:
	60-89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2009
One- to four-family residential	7	$388	0.42%	2	$30	0.03%	9	$418	0.46%
Multi-family and commercial	—	—	—	10	3,663	14.56	10	3,663	14.56
Consumer and other	—	—	—	—	—	—	—	—	—
Home equity	1	79	0.60	2	17	0.13	3	96	0.73

Total loans	8	$467	0.36%	14	$3,710	2.84%	22	$4,177	3.20%

	Loans Delinquent For:
	60-89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2008
One- to four-family residential	5	$517	0.61%	4	$333	0.39%	9	$850	1.01%
Multi-family and commercial	5	1,273	3.97	6	3,566	11.12	11	4,839	15.09
Consumer and other	—	—	—	—	—	—	—	—	—
Home equity	2	113	0.92	3	24	0.20	5	137	1.12

Total loans	12	$1,903	1.47%	13	$3,923	3.04%	25	$5,826	4.51%

Classification of Assets.  Consistent with regulatory guidelines, we provide for the classification of loans and other assets, such as securities, that are considered to be of lesser credit quality as substandard, special mention, doubtful or loss assets.  An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Substandard assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected.  At March 31, 2013, we had three lending relationships totaling $3.3 million in which the total amount outstanding exceeded $500,000 and were classified as substandard.  Two of these relationships totaling $1.8 million were impaired.  Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted.  Doubtful assets are those that are past maturity and therefore require additional steps to protect our collateral.  Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated as special mention by management.

When we classify assets as substandard, we allocate for analytical purposes a portion of our general valuation allowances or loss reserves as we consider prudent.  General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which have not been allocated to particular problem assets.  When we classify problem assets as loss, we establish a specific allowance for losses equal to 100% of the amount of the assets so classified, or we charge-off the amount.  Our determination as to the classification of assets and the amount of valuation allowances is subject to review by the Office of the Comptroller of the Currency, which can order the establishment of additional loss allowances.  Management regularly reviews our assets to determine whether any require reclassification.

Our classified assets are set forth below.

	At March 31,	At December 31,
	2013	2012	2011	2010
	(In thousands)
Classification of Assets:
Substandard	$13,576	$13,951	$14,998	$11,304
Doubtful	—	—	323	—
Loss	—	—	—	—
Total Classified Assets	$13,576	$13,951	$15,321	$11,304
Special Mention	$4,217	$4,236	$4,087	$—

Allowance for Loan Losses.  The following table sets forth information regarding our allowance for loan losses and other ratios at or for the dates indicated.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands)

Balance at beginning of period	$1,565	$1,917	$1,917	$1,549	$3,035	$2,734	$1,539

Charge-offs:
One- to four-family residential	(42)	(72)	(555)	(174)	(105)	(45)	(80)
Multi-family and commercial	(2)	(71)	(324)	(1,867)	(1,755)	(2,606)	(3,120)
Consumer and other	—	—	—	—	—	(1)	—
Home equity	—	—	—	—	—	—	—
Total charge-offs	(44)	(143)	(879)	(2,041)	(1,860)	(2,652)	(3,200)

Recoveries:
One- to four-family residential	5	—	1	—	1	11	40
Multi-family and commercial	1	—	25	—	6	25	27
Consumer and other	—	—	—	—	—	—	—
Home equity	—	—	—	—	—	—	—
Total recoveries	6	—	26	—	7	36	67

Net (charge-offs)	(38)	(143)	(853)	(2,041)	(1,853)	(2,616)	(3,133)
Provision for loan losses	—	—	501	2,409	367	2,917	4,328

Balance at end of period	$1,527	$1,774	$1,565	$1,917	$1,549	$3,035	$2,734

Ratios:
Net charge-offs during the period to average loans outstanding during the period (1)	0.03%	0.12%	0.70%	1.61%	1.45%	1.97%	2.33%

Net charge-offs during the period to non-performing loans at end of period (2)	1.09%	5.11%	22.42%	78.14%	57.94%	72.69%	83.86%

Allowance for loan losses to non-performing loans at end of period (2)	43.88%	63.33%	41.13%	73.39%	48.44%	46.60%	73.18%

Allowance for loan losses to total loans at end of period	1.26%	1.44%	1.30%	1.54%	1.19%	2.33%	2.12%

(1)   Annualized.

(2)   Includes non-performing troubled debt restructurings.

The allowance for loan losses is a valuation account that reflects our evaluation of the losses known and inherent in our loan portfolio that are both probable and reasonable to estimate.  We maintain the allowance through provisions for loan losses that we charge to income.  We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.

Our evaluation of risk in maintaining the allowance for loan losses includes the review of all loans in which the collectability of principal may not be reasonably assured.  We consider the following factors as part of this evaluation: our historical loan loss experience, known and inherent risks in the loan portfolio, the estimated value of the underlying collateral and current economic and market trends.  There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable losses.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change.  Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

Management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific but are reflective of the probable incurred losses inherent in the loan portfolio.  This includes management’s periodic review of loan collectability in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions such as housing trends, inflation rates and unemployment rates, geographic concentrations of loans within our immediate market area, and levels of allowance for loan losses.  Generally, small balance, homogenous type loans, such as consumer and home equity loans are evaluated for impairment in total.  The allowance related to these loans is established primarily by using loss experience data by general loan type.  Non-performing loans are evaluated individually, based primarily on the value of the underlying collateral securing the loan.  Larger loans, such as multi-family mortgages, are also generally evaluated for impairment individually.  The allowance is allocated to each loan type based on the results of the evaluation described above.  Inherent credit risks that cannot be allocated to specific loan groups are presented as “unallocated.”

In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate.  The Office of the Comptroller of the Currency may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on its review of information available at the time of the examination, thereby adversely affecting our results of operations.

Allocation of the Allowance for Loan Losses.  The following table presents our allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis.  The allocation of the allowance by category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At March 31,			At December 31,
	2013			2012			2011
	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

One- to four-family residential	$1,001	$94,958	78.62%	$1,038	$94,253	78.20%	$870	$95,463	76.89%
Multi-family and commercial	466	13,522	11.19	467	13,977	11.60	947	15,884	12.79
Consumer and other	1	190	0.16	1	176	0.15	1	245	0.20
Home equity	59	12,117	10.03	59	12,129	10.05	99	12,558	10.12
Unallocated	—	—	—	—	—	—	—	—	—

Total loans	$1,527	$120,787	100.00%	$1,565	$120,535	100.00%	$1,917	$124,150	100.00%

	At December 31,
	2010			2009			2008
	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

One- to four-family residential	$1,040	$96,332	73.85%	$829	$91,731	70.34%	$765	$84,411	65.41%
Multi-family and commercial	404	20,740	15.90	1,955	25,152	19.29	1,725	32,064	24.84
Consumer and other	3	224	0.17	4	375	0.29	3	323	0.25
Home equity	102	13,146	10.08	147	13,154	10.08	115	12,261	9.50
Unallocated	—	—	—	100	—	—	126	—	—

Total loans	$1,549	$130,442	100.00%	$3,035	$130,412	100.00%	$2,734	$129,059	100.00%

Investment Activities

We are permitted under federal law to invest in various types of liquid assets, including United States Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank of Chicago, certificates of deposit at federally insured institutions, certain bankers’ acceptances and federal funds.  Within certain regulatory limits, we may also invest a portion of our assets in commercial paper and corporate debt securities.  We are also required to maintain an investment in Federal Home Loan Bank of Chicago stock.

Securities are categorized as “held to maturity,” “trading securities” or “available for sale,” based on management’s intent as to the ultimate disposition of each security.  Debt securities are classified as “held to maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity.  Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held to maturity.”

Trading securities are carried at fair value with unrealized gains and losses recorded through earnings.  We typically do not use a trading account with the intent to purchase and sell securities. Debt and equity securities not classified as “held to maturity” are classified as “available for sale.”  These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.  Since 2012 we have had no securities classified as trading securities.

All of our securities carry market risk insofar as increases in market rates of interest may cause a decrease in their fair value.  Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources.  The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered.  We purchase securities to provide necessary liquidity for day-to-day operations, and when investable funds exceed loan demand.

Generally, our investment policy is to invest funds in various categories of securities and maturities based upon our liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives.  The board of directors reviews our securities portfolio on a monthly basis.

Securities classified as held to maturity totaled $339,000 at March 31, 2013.  Our securities classified as available-for-sale, other than mortgage-backed securities, totaled $4.0 million at March 31, 2013, and consisted of Federal agency obligations, primarily Federal Farm Credit Bank (FFCB) notes, and Federal Home Loan Mortgage Corporation (FHLMC) obligations with maturities of one to seven years.  Mortgage backed securities are discussed in the next section.

We also have a $1.7 million investment in Federal Home Loan Bank of Chicago stock at March 31, 2013, which is classified separately from securities due to the restrictions on sale or transfer.  For further information regarding our securities portfolio, see Note 2 to the Consolidated Financial Statements.

Mortgage-Backed Securities

Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages.  The mortgage originators use intermediaries (generally United States government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors such as A.J. Smith Federal receiving the principal and interest payments on the mortgages.  Such United States government agencies and government sponsored enterprises guarantee the payment of principal and interest to investors.

Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities.  The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder.  The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.  Our mortgage-backed securities consist of Fannie Mae, Freddie Mac and Ginnie Mae securities.

At March 31, 2013, our available for sale mortgage-backed securities totaled $61.7 million, which represented 28.3% of our total assets at that date.  At March 31, 2013, 71.6% of our mortgage-backed securities had fixed rates of interest.  We purchased $3.6 million of mortgage-backed securities during the three months ended March 31, 2013 and $38.8 million during the year ended December 31, 2012.

Mortgage-backed securities generally yield less than the mortgage loans underlying such securities because of their payment guarantees or credit enhancements, which offer nominal credit risk to the security holder.  In addition, mortgage-backed securities are more liquid than individual mortgage loans and we may use them to collateralize borrowings or other obligations of A.J. Smith Federal.

Amortized Cost and Estimated Fair Value of Securities. The following table sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

	At March 31,		At December 31,
	2013		2012		2011		2010
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Trading Securities	$—	$—	$—	$—	$24	$24	$24	$24

Investment securities held to maturity:
Municipal obligations	320	343	320	344	320	344	320	326
Freddie Mac	—	—	—	—	—	—	—	—
Fannie Mae	—	—	—	—	—	—	—	—
Ginnie Mae	19	20	21	22	27	29	33	35
Total investment securities held to maturity	339	363	341	366	347	373	353	361

Investment securities available for sale:
U.S. Government and agency securities	4,000	3,999	6,000	6,001	29,536	29,623	56,771	56,433
Freddie Mac	13,514	13,509	10,809	10,891	2,817	2,848	3,542	3,530
Fannie Mae	34,775	35,352	39,562	40,380	46,536	47,193	35,728	35,394
Ginnie Mae	12,663	12,876	12,898	13,039	270	286	425	447
Total investment securities available for sale	64,952	65,736	69,269	70,311	79,159	79,950	96,466	95,804

Total investment securities	$65,291	$66,099	$69,610	$70,677	$79,530	$80,347	$96,843	$96,189

Carrying Values, Yields and Maturities.  The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of our securities portfolio as of March 31, 2013. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	At March 31, 2013
	One Year or Less		More Than One Year through Five Years		More Than Five Years through Ten Years		More Than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield
	(Dollars in thousands)
Trading Securities	$—	—%	$—	—%	$—	—%	$—	—%	$—	$—	—%

Investment securities held to maturity:
Municipal obligations	—	—	150	4.40	170	4.60	—	—	320	343	4.51
Freddie Mac	—	—	—	—	—	—	—	—	—	—	—
Fannie Mae	—	—	—	—	—	—	—	—	—	—	—
Ginnie Mae	—	—	19	3.87	—	—	—	—	19	20	3.87
Total investment securities held to maturity	—	—	169	4.34	170	4.60	—	—	339	363	4.47

Investment securities available for sale:
U.S. Government and agency securities	—	—	3,000	0.49	1,000	1.00	—	—	4,000	3,999	0.62
Freddie Mac	—	—	—	—	8,742	1.18	4,772	1.65	13,514	13,509	1.34
Fannie Mae	8	4.50	187	3.61	20,259	1.66	14,321	1.48	34,775	35,352	1.60
Ginnie Mae	—	—	—	—	—	—	12,663	1.63	12,663	12,876	1.63
Total investment securities available for sale	$8	4.50%	$3,187	0.67%	$30,001	1.50%	$31,756	1.56%	$64,952	$65,736	1.49%

Sources of Funds

General. Deposits have been our primary source of funds for lending and other investment purposes. In addition to deposits, we derive funds primarily from principal and interest payments on loans. These loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions.  Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, and may be used on a longer-term basis for general business purposes.

Deposits. Our deposits are generated primarily from residents within our primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.  We are not currently using, nor have we used in the past, brokers to obtain deposits.  Our deposit products include checking, NOW, money market, passbook, and certificate of deposit accounts.  We establish interest rates, maturity terms, service fees and withdrawal penalties on a periodic basis. Management determines the rates and terms based on rates paid by competitors, our need for funds or liquidity, growth goals and federal and state regulations.

Deposit Accounts.  The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered as of and for the dates indicated.

	At or For the Three Months Ended March 31,				At or For the Year Ended December 31,
	2013				2012
	Average Balance	Amount	Percent of Amount	Weighted Average Rate	Average Balance	Amount	Percent of Amount	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Non-interest-bearing Checking accounts	$17,934	$20,113	11.72%	—	$16,037	$17,174	10.00%	—
Passbook accounts	64,726	64,786	37.75	0.12%	61,212	63,983	37.26	0.17%
NOW accounts
Non-interest-bearing	179	33	0.01	—	211	193	0.11	—
Interest-bearing	10,546	11,149	6.50	0.04%	10,182	10,464	6.09	0.01%
Money market accounts	5,889	5,254	3.06	0.07%	8,031	8,114	4.73	0.06%
Certificates of deposit	71,095	70,299	40.96	0.93%	78,570	71,793	41.81	1.10%

Total deposits	$170,369	$171,634	100.00%	0.49%	$174,243	$171,721	100.00%	0.62%

	At or For the Year Ended December 31,
	2011				2010
	Average Balance	Amount	Percent of Amount	Weighted Average Rate	Average Balance	Amount	Percent of Amount	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Non-interest-bearing Checking accounts	$14,932	$15,428	8.49%	—	$14,121	$13,130	6.69%	—
Passbook accounts	60,458	60,333	33.20	0.29%	53,476	60,010	30.58	0.60%
NOW accounts
Non-interest-bearing	320	85	0.05	—	216	418	0.21	—
Interest-bearing	10,395	10,593	5.83	0.04%	10,006	9,808	5.00	0.13%
Money market accounts	8,004	10,860	5.98	0.07%	9,078	6,781	3.45	0.18%
Certificates of deposit	93,073	84,400	46.45	1.40%	114,708	106,140	54.07	1.94%

Total deposits	$187,182	$181,699	100.00%	0.87%	$201,605	$196,287	100.00%	1.38%

Maturities of Certificates of Deposit Accounts. The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

	At March 31, 2013
	Less than Six Months	Six Months to One Year	Over One Year to Three Years	Over Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate:
0.50% and below	$23,342	$11,179	$4,186	$227	$38,934	55.38%
0.51% to 1.00%	510	1,012	3,517	5,776	10,815	15.38
1.01% to 2.00%	365	48	6,149	2,286	8,848	12.59
2.01% to 3.00%	526	790	8,714	—	10,030	14.27
3.01% to 4.00%	1,003	39	—	1	1,043	1.48
4.00% and over	21	17	591	—	629	0.89
Total	$25,767	$13,085	$23,157	$8,290	$70,299	100.00%

Large Certificates.  As of March 31, 2013, the aggregate amount of outstanding certificates of deposit at A.J. Smith Federal in amounts greater than or equal to $100,000 was approximately $21.8 million. The following table presents the maturity of these certificates of deposit at such date.

Maturity Period	At March 31, 2013
(In thousands)

Less than three months	$4,029
Three to six months	2,253
Six months to one year	3,581
Over one year to three years	7,719
Over three years	4,253
Total	$21,835

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

		At December 31,
	At March 31, 2013	2012	2011	2010
		(In thousands)
Interest Rate:
0.50% and below	$38,934	$39,261	$44,609	$11,835
0.51% to 1.00%	10,815	9,448	8,034	25,489
1.01% to 2.00%	8,848	9,057	11,153	29,872
2.01% to 3.00%	10,030	11,474	14,409	28,150
3.01% to 4.00%	1,043	1,937	3,413	5,864
4.00% and over	629	616	2,782	4,930
Total	$70,299	$71,793	$84,400	$106,140

Borrowings.  We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of the common stock we own in the Federal Home Loan Bank of Chicago and our qualifying residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank of Chicago advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.  The following table sets forth information with respect to our Federal Home Loan Bank advances, which were our only outstanding borrowings for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2013	2012	2012	2011	2010
	(Dollars in thousands)
Federal Home Loan Bank of Chicago Advances:
Maximum outstanding at any month end	$22,000	$28,000	$28,000	$32,300	$24,300
Balance at the end of period	$20,000	$26,000	$22,000	$29,000	$24,300
Average balance during period	$21,000	$27,250	$25,077	$29,515	$18,992
Weighted average interest rate at the end of period	2.11%	2.08%	2.28%	2.26%	2.57%
Weighted average interest rate during period	2.25%	2.17%	2.19%	2.46%	3.16%

Employees

At March 31, 2013, we had a total of 40 full-time and nine part-time employees.  Our employees are not represented by any collective bargaining group.  Management believes that we have good relationships with our employees.

Properties

We operate from three locations in Midlothian and Orland Park, Illinois.  Set forth below is information related to our headquarters and branch locations.  The net book value of our facilities was $3.4 million at March 31, 2013. The net book value of our real property described below in the table is as of March 31, 2013.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:

14757 South Cicero Avenue Midlothian, Illinois 60445	Owned	1976	$456

Branch Locations:

8000 West 159th Street Orland Park, Illinois 60462	Owned	1987	1,235

11275W. 143rd Street Orland Park, Illinois 60467	Owned	2002	1,778

Legal Proceedings

At March 31, 2013, we were not involved in any pending legal proceedings other than routine proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which management believes are immaterial to our financial condition, our results of operations and our cash flows.

Subsidiary Activities

Old AJS Bancorp has no direct or indirect subsidiaries other than A.J. Smith Federal.

SUPERVISION AND REGULATION

General

A.J. Smith Federal is a federally chartered savings bank regulated, examined and supervised by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.  This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors, and not for the protection of security holders.  Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates.  A.J. Smith Federal also is regulated to a lesser extent by the Federal Reserve Board, governing reserves to be maintained against deposits and other matters.  The Office of the Comptroller of the Currency examines A.J. Smith Federal and prepares reports for the consideration of our board of directors on any operating deficiencies.  A.J. Smith Federal’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of A.J. Smith Federal’s loan documents.  A.J. Smith Federal also is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the twelve regional banks in the Federal Home Loan Bank System.

As a savings and loan holding company following the conversion, New AJS Bancorp will be required to comply with the rules and regulations of the Federal Reserve Board.  It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board.  New AJS Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of New AJS Bancorp and A.J. Smith Federal.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to A.J. Smith Federal and New AJS Bancorp.  The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on A.J. Smith Federal and New AJS Bancorp.

Agreement with the Office of the Comptroller of the Currency

On March 8, 2012, we entered into a Formal Agreement with our primary federal regulator, the Office of the Comptroller of the Currency.  The Formal Agreement sought to address Office of the Comptroller of the Currency findings of unsafe and unsound practices by A.J. Smith Federal relating to management, credit underwriting and administration, and liquidity risk management.  The Formal Agreement required that the board of directors of A.J. Smith Federal take specific actions to address the deficiencies noted by the Office of the Comptroller of the Currency.  Among other things, specifically, the Formal Agreement required the board of directors to:

•                                          review the organizational structure of A.J. Smith Federal to ensure that full-time management was in place to carry out the board’s policies, ensure compliance with the Formal Agreement and manage the day-to-day operations of A.J. Smith Federal;

•                                          hire qualified senior personnel where necessary and/or provide enhanced training for existing personnel;

•                                          prepare, adopt and implement a written program for obtaining and analyzing credit and collateral information to monitor credit risk;

•                                          follow a specific protocol before originating, reviewing or restructuring any loan, lease or other extension of credit;

•                                          adopt and implement a written program to identify risk in the loan portfolio and ensure that A.J. Smith Federal does not improperly recognize income from the loan portfolio;

•                                          adopt and adhere to written policies and procedures to maintain an adequate allowance for loan and lease losses;

•                                          establish a written troubled debt restructure policy;

•                                          adopt and implement a loan review system to assure the timely identification and categorization of problem loans; and

•                                          adopt and implement a formal written liquidity management program to address A.J. Smith Federal’s liquidity position and maintain adequate sources of stable funding.

Concurrent with entering into the Formal Agreement, A.J. Smith Federal was deemed by the Office of the Comptroller of the Currency to be in “troubled condition” under the Office of the Comptroller of the Currency’s prompt corrective action rules.  Consequently, A.J. Smith Federal is subject to additional regulatory restrictions that require it to:

•                                          obtain the prior written approval of the Office of the Comptroller of the Currency before appointing any new director or senior executive officer;

•                                          obtain the prior written approval of the Office of the Comptroller of the Currency before making or entering into any “golden parachute” payments or agreements;

•                                          obtain the prior written approval of the Office of the Comptroller of the Currency before declaring or paying any dividends or any other capital distributions; and

•                                          provide advance notice to and receive a written notice of non-objection from the Office of the Comptroller of the Currency before entering into or amending any contractual arrangements for compensation or benefits with any director or senior executive officer of A.J Smith Federal.

In addition, pursuant to an Individual Minimum Capital Requirement, A.J. Smith Federal has been directed by the Office of the Comptroller of the Currency to maintain a Tier 1 Leverage capital ratio of 8% and a Total Risk-Based capital ratio of 12%. In order to be considered “well-capitalized” by the Office of the Comptroller of the Currency, a bank must maintain a Tier 1 Leverage capital ratio of 5% and a Total Risk-Based capital ratio of 10%.  At March 31, 2013, A.J. Smith Federal’s Tier 1 Leverage capital ratio was 10.35% and its Total Risk-Based capital ratio was 23.44%.

The Formal Agreement requires that we make periodic reports to the Office of the Comptroller of the Currency as to our compliance with the requirements of the Formal Agreement. In order to comply with the Formal Agreement, we conducted an organizational review which resulted in the hiring of a new Chief Financial Officer, enhanced our training for existing personnel and initiated annual performance evaluations. We revised our classification of assets and appraisal policies to require updated financial information from borrowers and updated collateral valuation before originating, reviewing or restructuring any loan or extension of credit. In addition, we have revised our loan servicing and classification of assets policies to enhance our risk rating system for loans and follow the Office of the Comptroller of the Currency guidance for maintaining an adequate allowance for loan losses. We have also established a troubled debt restructuring policy, revised our liquidity policy and implemented a loan review program for commercial credits.  Management believes that it has complied with the requirements of the Formal Agreement.  The requirements of the Formal Agreement will remain in effect until the Office of the Comptroller of the Currency suspends or terminates the Formal Agreement.  Moreover, A.J. Smith Federal will be subject to the higher capital requirements noted above until such time as the Office of the Comptroller of the Currency no longer considers A.J. Smith Federal to be in “troubled condition.”

Board Resolutions Requested by the Federal Reserve Bank of Chicago

The Federal Reserve Bank of Chicago requested that the board of directors adopt resolutions relating to certain operations of Old AJS Bancorp. The board resolutions require written approval from the Federal Reserve Bank of Chicago prior to the declaration or payment of dividends, any increase in debt or the stock repurchase or redemption of holding company stock. Old AJS Bancorp’s board adopted the resolutions requested by the Federal Reserve Bank of Chicago on May 15, 2012 and such resolutions will become applicable to New AJS Bancorp following completion of the conversion. We cannot determine when New AJS Bancorp would no longer be subject to the conditions of the board resolutions.

The Dodd-Frank Act

The Dodd-Frank Act significantly changed bank regulation and has affected the lending, investment, trading and operating activities of depository institutions and their holding companies.  The Dodd-Frank Act eliminated our primary federal regulator, the Office of Thrift Supervision, as of July 21, 2011, and required A.J. Smith Federal to be supervised and examined by the Office of the Comptroller of the Currency, the primary federal regulator of national banks.  On the same date, the Federal Reserve Board assumed regulatory jurisdiction over savings and loan holding companies, in addition to its role of supervising bank holding companies.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with extensive powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau also has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets, such as A.J. Smith Federal, will continue to be examined by their applicable federal bank regulators.  The legislation gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for Federal Deposit Insurance Corporation assessments for deposit insurance, permanently increased the maximum amount of deposit insurance to $250,000 per depositor, and authorized non-interest-bearing transaction accounts with unlimited deposit insurance through December 31, 2012.  The legislation also, among other things, requires originators of certain securitized loans to retain a portion of the credit risk, stipulates regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contains a number of reforms related to mortgage originations.  The Dodd-Frank Act increased the ability of stockholders to influence boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to company executives, regardless of whether the company is publicly traded or not.

Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates or require the implementing regulations and, therefore, their impact on our operations cannot be fully determined at this time.  However, it is likely that the Dodd-Frank Act will increase the regulatory burden, compliance costs and interest expense for A.J. Smith Federal and New AJS Bancorp.

Business Activities

A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of the Comptroller of the Currency.  Under these laws and regulations, A.J. Smith Federal may originate mortgage loans secured by residential and commercial real estate, commercial business loans and consumer loans, and it may invest in certain types of debt securities and certain other assets.  Certain types of lending, such as commercial and consumer loans, are subject to aggregate limits calculated as a specified percentage of A.J. Smith Federal’s capital or assets.  A.J. Smith Federal also may establish subsidiaries that may engage in a variety of activities, including some that are not otherwise permissible for A.J. Smith Federal, including real estate investment and securities and insurance brokerage.

The Dodd-Frank Act removed federal statutory restrictions on the payment of interest on commercial demand deposit accounts, effective July 21, 2011.

Loans-to-One-Borrower

We generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of our unimpaired capital and unimpaired surplus.  An additional amount may be lent, equal to 10% of unimpaired capital and unimpaired surplus, if the loan is secured by readily marketable collateral, which is defined to include certain financial instruments and bullion, but generally does not include real estate.  As of March 31, 2013, we were in compliance with our loans-to-one-borrower limits.

Qualified Thrift Lender Test

We are required to satisfy a qualified thrift lender (“QTL”) test, which required us to either qualify as a “domestic building and loan” association as defined by the Internal Revenue Code or maintain at least 65% of our “portfolio assets” in “qualified thrift investments.”  “Qualified thrift investments” consist primarily of residential mortgages and related investments, including mortgage-backed and related securities.  “Portfolio assets” generally means total assets less specified liquid assets up to 20% of total assets, goodwill and other intangible assets and the value of property used to conduct business.  A savings institution that fails the qualified thrift lender test must operate under specified restrictions.  The Dodd-Frank Act made noncompliance with the QTL test also subject to agency enforcement action for a violation of law.  As of March 31, 2013, we maintained 88.68% of our portfolio assets in qualified thrift investments and, therefore, we satisfied the QTL test.

Standards for Safety and Soundness

Federal law requires each federal banking agency to prescribe for insured depository institutions under its jurisdiction standards relating to, among other things, internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, employee compensation, and other operational and managerial standards as the agency deems appropriate.  The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law.  The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.  If an institution fails to submit or implement an acceptable plan, the appropriate federal banking agency may issue an enforceable order requiring correction of the deficiencies.

Capital Requirements

Federal regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.  In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS financial institution rating system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard.  Federal regulations also require that in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities that are not permissible for a national bank.

The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by capital regulations based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.  Additionally, a savings institution that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the potential recourse against the savings bank.  In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors but also qualitative factors, and has the authority to establish higher capital requirements for individual associations where necessary.

In July, 2013, the Office of the Comptroller of the Currency and the other federal bank regulatory agencies issued a final rule to revise their risk-based and leverage capital requirements and their method for calculating risk-weighted assets, to make them consistent with the agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act.  The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more, and top-tier savings and loan holding companies (“banking organizations”).  Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The final rule also limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.  The final rule becomes effective for us on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

At March 31, 2013, A.J. Smith Federal met each of its capital requirements.

Prompt Corrective Regulatory Action

Under the federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized national banks and federal savings associations depending upon each institution’s capital levels.  A savings institution that has total risk-based capital of less than 8% or a leverage ratio or a Tier 1 risk-based capital ratio that generally is less than 4% is considered to be undercapitalized.  A savings institution that has total risk-based capital of less than 6%, a Tier 1 core risk-based capital ratio of less than 3% or a leverage ratio that is less than 3%, is considered to be “significantly undercapitalized.”  A savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator within specific time frames for a savings institution that is “critically undercapitalized.”  The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date a savings institution receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.”  Any holding company for the savings institution required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings institution’s assets at the time it was notified or deemed to be undercapitalized by the Office of the Comptroller of the Currency, or the amount necessary to restore the savings institution to adequately capitalized status.  This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings institution that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of the Comptroller of the Currency has the authority to require payment and collect payment under the guarantee.  Various restrictions, such as restrictions on capital distributions and growth, also apply to “undercapitalized” institutions.  The Office of the Comptroller of the Currency also may take any number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

The recently adopted final rule that will increase regulatory capital requirements will adjust the prompt corrective action categories accordingly.

Capital Distributions

Federal regulations restrict capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution.  A federal savings institution must file an application with the Office of the Comptroller of the Currency for approval of the capital distribution if:

•                                          the total capital distributions for the applicable calendar year exceeds the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years that is still available to be paid as a dividend;

•                                          the institution would not be at least adequately capitalized following the distribution;

•                                          the distribution would violate any applicable statute, regulation, agreement or written regulatory condition; or

•                                          the institution is not eligible for expedited review of its filings (i.e., generally, institutions that do not have safety and soundness, compliance and Community Reinvestment Act ratings in the top two categories or fail a capital requirement).

A savings institution that is a subsidiary of a holding company, which is the case with A.J. Smith Federal, must file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution, and must receive Federal Reserve Board non-objection to the payment of the dividend.

Applications or notices may be denied if the institution would be undercapitalized after the dividend, the proposed dividend raises safety and soundness concerns or the proposed dividend would violate a law, regulation enforcement order or regulatory condition.

In the event a savings institution’s capital falls below its regulatory requirements or is notified by the regulatory agency that it is in need of more than normal supervision, its ability to make capital distributions would be restricted.  In addition, any proposed capital distribution could be prohibited if the regulatory agency determines that the distribution would constitute an unsafe or unsound practice.

Transactions with Related Parties

A savings institution’s authority to engage in transactions with related parties or “affiliates” is limited by Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s Regulation W.  The term “affiliate” generally means any company that controls or is under common control with an institution, including New AJS Bancorp and its non-savings institution subsidiaries.  Applicable law limits the aggregate amount of “covered” transactions with any individual affiliate, including loans to the affiliate, to 10% of the capital and surplus of the savings institution.  The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus.  Certain covered transactions with affiliates, such as loans to or guarantees issued on behalf of affiliates, are required to be secured by specified amounts of collateral.  Purchasing low quality assets from affiliates is generally prohibited.  Regulation W also provides that transactions with affiliates, including covered transactions, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.  In addition, savings institutions are prohibited by law from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

Our authority to extend credit to executive officers, directors or 10% or greater stockholders (“insiders”), as well as entities controlled by these persons, is governed by Sections 22(g) and 22(h) of the Federal Reserve Act and Federal Reserve Board Regulation O.  Among other things, loans to insiders must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment.  There is an exception for bank-wide lending programs that do not discriminate in favor of insiders.  Regulation O also places individual and aggregate limits on the amount of loans that may be made to insiders based, in part, on the institution’s capital position, and requires that certain prior board approval procedures be followed.  Extensions of credit to executive officers are subject to additional restrictions on the types and amounts of loans that may be made.  At March 31, 2013, we were in compliance with these regulations.

Enforcement

The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings institutions, including the authority to bring enforcement action against “institution-related parties,” which includes officers, directors, certain stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution.  Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors of the institution, receivership, conservatorship or the termination of deposit insurance.  Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day.

Deposit Insurance

A.J. Smith Federal is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation.  Deposit accounts in A.J. Smith Federal are insured up to a maximum of $250,000 for each separately insured depositor. In addition, certain non-interest-bearing transaction accounts were fully insured, regardless of the dollar amount, until December 31, 2012.

The Federal Deposit Insurance Corporation assesses deposit insurance premiums on all insured depository institutions.  Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to risk categories based on supervisory evaluations, regulatory capital levels and certain other factors.  An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by Federal Deposit Insurance Corporation regulations, with less risky institutions paying lower rates.  Assessment rates (inclusive of possible adjustments) currently range from 2 ½ to 45 basis points of each institution’s total assets less tangible capital.  The Federal Deposit Insurance Corporation may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking.  The Federal Deposit Insurance Corporation’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s aggregate deposits.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation is authorized to impose and collect, through the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the Financing Corporation in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation.  The bonds issued by the Financing Corporation are due to mature in 2017 through 2019.  For the quarter ended March 31, 2013, the annualized Financing Corporation assessment was equal to 0.66 basis points of total assets less tangible capital.

For the year ended December 31, 2012, A.J. Smith Federal paid $13,000 related to the FICO bonds and was assessed $263,000 pertaining to deposit insurance assessments.  Deposit insurance assessments were prepaid in December 2009, for calendar years 2010 through 2012, while FICO bond payments were prepaid, one quarter in advance.

The Dodd-Frank Act increased the minimum target ratio for the Deposit Insurance Fund from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits, and the Federal Deposit Insurance Corporation must achieve the 1.35% ratio by September 30, 2020.  Insured institutions with assets of $10 billion or more are required to fund the increase.  The Dodd-Frank Act also eliminated the 1.5% maximum fund ratio, and instead gives the Federal Deposit Insurance Corporation discretion to determine the maximum fund ratio.  The Federal Deposit Insurance Corporation has exercised this discretion by establishing a long-term fund ratio of 2%.

On November 12, 2009, the Federal Deposit Insurance Corporation approved a final rule requiring insured depository institutions to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012.   Estimated assessments for the fourth quarter of 2009 and for all of 2010 were based upon the assessment rate in effect on September 30, 2009, with three basis points added for the 2011 and 2012 assessment rates.  In addition, a 5% annual growth in the assessment base was assumed.  Prepaid assessments were applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments.  Any significant increases would have an adverse effect on the results of operations of A.J. Smith Federal.  Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation.  Management of A.J. Smith Federal does not know of any practice, condition or violation that may lead to termination of our deposit insurance.

Federal Home Loan Bank System

A.J. Smith Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks.  The Federal Home Loan Bank System provides a central credit facility primarily for member institutions.  As a member of the Federal Home Loan Bank of Chicago, we are required to acquire and hold a specified amount of shares of capital stock in the Federal Home Loan Bank.

Community Reinvestment Act and Fair Lending Laws

Savings institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods.  An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on certain activities such as branching and acquisitions.  A.J. Smith Federal received a “Satisfactory” Community Reinvestment Act rating in its most recent examination.

Other Regulations

Interest and other charges collected or contracted for by A.J. Smith Federal are subject to state usury laws and federal laws concerning interest rates.  A.J. Smith Federal’s operations are also subject to federal laws applicable to credit transactions, such as the:

•                                          Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•                                          Real Estate Settlement Procedures Act, requiring that borrowers for one- to four-family residential real estate mortgage loans receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices;

•                                          Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable banking regulators and the public to determine whether a financial institution is fulfilling its obligation to help meet the credit needs of the communities it serves;

•                                          Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•                                          Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•                                          Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•                                          Truth in Savings Act; and

•                                          Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of A.J. Smith Federal also are subject to the:

•                                          Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•                                          Electronic Funds Transfer Act, which governs automatic deposits in and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•                                          Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•                                          The USA PATRIOT Act, which requires banks and savings institutions to, among other things, establish broadened anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering.  Such required compliance programs are intended to supplement pre-existing compliance requirements that apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•                                          The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties and requires all financial institutions offering products or services to retail customers to provide such customers with the financial institution’s privacy policy and allow such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

New AJS Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board.  The Federal Reserve Board will have enforcement authority over New AJS Bancorp and its non-savings institution subsidiaries.  Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to A.J. Smith Federal.

As a savings and loan holding company, New AJS Bancorp’s activities will be limited to those activities permissible by law for financial holding companies, bank holding companies under section 4(c)(8) of the Bank Holding Company Act of 1956, as amended, or multiple savings and loan holding companies.  A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity.  Such activities include lending activities, insurance and underwriting equity securities.  A savings and loan holding company must elect such status in order to engage in activities permissible for a financial holding company, must meet the qualitative requirements for a bank holding company to qualify as a financial holding company and conduct the activities in accordance with the requirements that would apply to a financial holding company’s conduct of the activity.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the Federal Deposit Insurance Corporation.   In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.  A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements.  However, the Dodd-Frank Act requires the Federal Reserve Board to set for all depository institution holding companies minimum consolidated capital levels that are as stringent as those required for the insured depository subsidiaries.  The components of Tier 1 capital are restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions, which excludes instruments such as trust preferred securities and cumulative preferred stock.  Instruments issued before May 19, 2010 are grandfathered for companies with consolidated assets of $15 billion or less. The final capital rule discussed above implements the consolidated capital requirements for savings and loan holding companies effective January 1, 2015.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies.  The regulatory agencies must promulgate regulations implementing the “source of strength” doctrine which requires holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies.  In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition.  Regulatory guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition.  The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.  The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of New AJS Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Federal Securities Laws

New AJS Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering.  New AJS Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in New AJS Bancorp’s public offering does not cover the resale of those shares.  Shares of common stock purchased by persons who are not affiliates of New AJS Bancorp may be resold without registration.  Shares purchased by an affiliate of New AJS Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933.  If New AJS Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of New AJS Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of New AJS Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, New AJS Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. We have existing policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets.  Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.”  New AJS Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes).  An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, New AJS Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates).  Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement.  Such an election is irrevocable during the period a company is an emerging growth company.  New AJS Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv)

the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company such as New AJS Bancorp unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.  Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution.  Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with New AJS Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.  Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Federal Taxation

General.  AJS Bancorp, MHC, Old AJS Bancorp and A.J. Smith Federal are, and New AJS Bancorp will be, subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Old AJS Bancorp, New AJS Bancorp or A.J. Smith Federal.

Method of Accounting.  For federal income tax purposes, Old AJS Bancorp currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves.  Historically, A.J. Smith Federal has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves.  Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six-year period all bad debt reserves accumulated after 1987.  A.J. Smith Federal has recaptured its reserves accumulated after 1987.

Currently, the Old AJS Bancorp consolidated group uses the reserve method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture.  Prior to 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if A.J. Smith Federal failed to meet certain thrift asset and definitional tests or made certain distributions.  Tax law changes in 1996 eliminated thrift-related recapture rules.  However, under current law, pre-1988 tax bad debt reserves remain subject to recapture if A.J. Smith Federal makes certain non-dividend distributions, repurchases any of its common stock, pays dividends in excess of earnings and profits, or fails to qualify as a “bank” for tax purposes.

At March 31, 2013, the total federal pre-base year bad debt reserve of A.J. Smith Federal was approximately $2.4 million.

Alternative Minimum Tax.  The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less any available exemption.  The alternative minimum tax is imposed to the extent it exceeds the regular income tax.  Net operating losses can offset no more than 90% of alternative taxable income.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  Old AJS Bancorp’s consolidated group has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers.  Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years.  However, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) was expanded to five years.  At March 31, 2013, Old AJS Bancorp had $3.1 million in federal loss carryforwards and $7.2 million in state loss carryforwards.

Corporate Dividends-Received Deduction.  Old AJS Bancorp may exclude from its federal taxable income 100% of dividends received from A.J. Smith Federal as a wholly-owned subsidiary by filing consolidated tax returns.  The corporate dividends-received deduction is 80% when the corporation receiving the dividend owns at least 20% of the stock of the distributing corporation.  The dividends-received deduction is 70% when the corporation receiving the dividend owns less than 20% of the distributing corporation.

Audit of Tax Returns.  Our federal and state tax returns are not currently under audit, and our federal tax returns have not been audited during the past five years. The state of Illinois audited our tax returns for the tax years 2006 to 2008.

State Taxation

A.J. Smith Federal is required to file Illinois income tax returns and pay tax at an effective tax rate of 9.5% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations.

As a Maryland business corporation, New AJS Bancorp is required to file an annual report with and pay franchise taxes to the state of Maryland.

MANAGEMENT

Shared Management Structure

The directors of New AJS Bancorp are the same persons who are the directors of A.J. Smith Federal.  In addition, each executive officer of New AJS Bancorp is also an executive officer of A.J. Smith Federal. We expect that New AJS Bancorp and A.J. Smith Federal will continue to have common executive officers until there is a business reason to establish separate management structures.

Directors and Executive Officers of New AJS Bancorp and A.J. Smith Federal

New AJS Bancorp has five directors.  Directors serve three-year staggered terms so that approximately one-third of the directors are elected annually.  Directors of A.J. Smith Federal will be elected by New AJS Bancorp as its sole stockholder. The following table states our directors’ and executive officers’ names, their ages as of March 31, 2013, the years when they began serving as directors of A.J. Smith Federal and when their current term expires. The executive officers of New AJS Bancorp and A.J. Smith Federal are elected annually.

Name	Age	Position	Director Since	Term to Expire
Thomas R. Butkus	65	President, Chief Executive Officer and Chairman of the Board	1977	2015
Raymond J. Blake	70	Director	1979	2015
Roger L. Aurelio	65	Director	1999	2014
Richard J. Nogal	56	Director	2003	2016
Michael H. Rose	61	Director	2012	2016
Emily Lane	30	Vice President and Chief Financial Officer	—	—

The principal occupation during the past five years of each of our directors and executive officers is set forth below.  All directors and executive officers have held their present positions for all five years unless otherwise stated.

Thomas R. Butkus is the President, Chief Executive Officer and Chairman of the board of directors of Old AJS Bancorp, AJS Bancorp, MHC and A.J. Smith Federal. He has been employed with A.J. Smith Federal since 1972. He has served as A.J. Smith Federal’s Chief Executive Officer and Chairman of the Board since 1988 and President, Chief Executive Officer and Chairman of the Board of Old AJS Bancorp and AJS Bancorp, MHC since their formation in 2001. Mr. Butkus also served as A.J. Smith Federal’s President from 1982 to 2002 and resumed his position as President in 2010.  Mr. Butkus has over 41 years of community banking experience. Mr. Butkus was selected to serve as a director because his extensive experience in a variety of roles at A.J. Smith Federal which provides a broad and unique perspective on the challenges facing our organization and on our business strategies and operations.

Raymond J. Blake was a former Director of Research and Development with Commonwealth Edison, an electric utility company, until his retirement in 1997. Mr. Blake worked at Commonwealth Edison and held various management positions during his 32 years of employment. Mr. Blake participates in community service organizations and was a member of the Oak Lawn Rotary Club and a board member of Visitation Grammar School of Elmhurst, Illinois.  Mr. Blake was selected to serve as a director because of his extensive business and management experience at a regulated entity, and because his service to the community in which we operate provides a unique perspective on economic and other conditions in our market area.

Roger L. Aurelio is the founder, President and Chief Executive Officer of New Supplies Company of Romeoville, Illinois, which has been selling pneumatic nailing and stapling equipment to the construction industry for over 35 years. Mr. Aurelio participates in various charitable causes and runs his own weekly food pantry with the Peoples Church of Uptown at Preston Bradely Center in Chicago. Mr. Aurelio was selected to serve as a director because of his experience managing and overseeing a business, his experience in the local construction industry which provides perspective with respect to general business operations, reviewing financial statements, understanding housing and real estate trends in our market area, and risks and opportunities related to our lending operations. In addition, Mr. Aurelio has been designated as an audit committee financial expert by the board of directors.

Richard J. Nogal has been a law partner with Goldstine, Skrodzki, Russian, Nemec and Hoff, Ltd., of Burr Ridge, Illinois, since 2002. From May 1986 until November 2002, he was an attorney and partner with the law firm of Lillig & Thorsness, Ltd. Mr. Nogal has substantial experience in business, contract, employment, estate, health care, insurance, real estate, financial institution law, and litigation. Mr. Nogal also serves as President of the Board of Education for Consolidated High School District 230, Commissioner of Palos Fire Protection, and was Chairman of the board of directors at Palos Community Hospital.  Mr. Nogal has been counsel to A.J. Smith Federal since 1986. Mr. Nogal was selected to serve as a director because his extensive legal experience provides a unique perspective on our business and operations, and because his client service and his community service provide insight into the needs of members of our community as well as economic and other trends developing in our market area.

Michael H. Rose is the founder, President and Chairman of Location Finders International of Mokena, Illinois, which is a commercial real estate development and investment company. Mr. Rose is also the sole owner of

Rose Construction, which is a builder of commercial real estate properties. Additionally, he founded Theros International Gaming, Inc., an Illinois corporation with its principal casino in Patras, Greece. Mr. Rose served on the board of directors for Theros International Gaming, Inc. for over 10 years. Mr. Rose was selected to serve as a director because his experience managing and overseeing a business and his experience in commercial real estate provides a unique perspective with respect to general business operations, reviewing financial statements, understanding housing and real estate trends in our market area, and risks and opportunities related to our lending operations.

Emily Lane has been employed with Old AJS Bancorp, AJS Bancorp, MHC and A.J. Smith Federal since January 2012, and was appointed Chief Financial Officer in May 2013. She has over eight years of experience in the financial services industry, having served as an accountant with Crowe Horwath LLP from September 2005 until December 2011, prior to joining A.J. Smith Federal. Ms. Lane holds a masters and bachelors in accounting from Northern Illinois University, and is a certified public accountant. Her responsibilities include the management and supervision of the Accounting, Compliance, Internal Audit, and Regulatory Reporting at A.J. Smith Federal.

Board Independence

The board of directors has determined that each of our directors, with the exception of Mr. Butkus, is “independent” as defined in the listing standards of the Nasdaq Stock Market.  Mr. Butkus is not independent because he is one of our executive officers.  In evaluating the independence of our directors, the board reviewed loans made to Messrs. Butkus, Blake, Nogal and Rose, as well as legal fees of $5,875 paid in 2012 to Goldstine, Skrodzki, Russian, Nemec and Hoff, Ltd. of which Mr. Nogal is a partner.

Codes of Conduct and Ethics

Old AJS Bancorp has adopted a Code of Ethics that is applicable to the officers, directors and employees of Old AJS Bancorp, including Old AJS Bancorp’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as A.J. Smith Federal, to their executive officers and directors in compliance with federal banking regulations. Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  Federal regulations adopted under this law permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Loans to directors and executive officers must be approved by the disinterested members of the board of directors regardless of amounts.  At March 31, 2013, loans and drawn open lines of credit to executive officers, directors and their associates totaled approximately $845,000.

A.J. Smith Federal makes loans to its directors, executive officers and employees through an employee loan program. The program applies only to first or second mortgage loans on a primary or secondary residence, and provides for an interest rate that is 1% below the market price at the time of origination.  Except for the reduced interest rate, these loans were made in the ordinary course of business, were made on substantially the same terms, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Name	Position	Nature of Transaction	Largest Aggregate Balance from 1/1/10 to 3/31/13	Interest Rate	Principal Balance 3/31/13	Principal Paid 1/1/10 to 3/31/13	Interest Paid 1/1/10 to 3/31/13
Thomas R. Butkus	President, Chief Executive Officer, and Chairman of the Board	Home Equity Line of Credit	$200,000	3.00%	$195,000	$482,000	$1,000
Thomas R. Butkus	President, Chief Executive Officer, and Chairman of the Board	First Mortgage	$379,000	2.625%	$—	$379,000	$12,000
Raymond J. Blake	Director	First Mortgage	$91,000	3.00%	$72,000	$19,000	$8,000
Raymond J. Blake	Director	Home Equity Line of Credit	$—	3.00%	$—	$—	$—
Richard J. Nogal	Director	Home Equity Line of Credit	$24,000	3.00%	$—	$24,000	$1,000
Richard J. Nogal	Director	First Mortgage	$85,000	2.75%	$—	$85,000	$3,000
Michael H. Rose	Director	First Mortgage	$650,000	4.50%	$578,000	$72,000	$64,000

Executive Compensation

Summary Compensation Table.  The table below summarizes the total compensation paid to, or earned by, Mr. Butkus, who served as our principal executive officer during the year ended December 31, 2012, and Ms. Lane who was our most highly compensated executive officer other than Mr. Butkus who was serving as an executive officer at the end of, and earned at least $100,000 during, the year ended December 31, 2012.  No other officer had total compensation in excess of $100,000 for the year ended December 31, 2012.  We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Year Ended December 31, 2012

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3) ($)	Total ($)

Thomas R. Butkus Chairman, President and Chief Executive Officer	2012	194,400	5,000	10,558	35,672	245,630

Emily Lane Vice President and Chief Financial Officer	2012	100,000	8,500	—	588	109,088

(1)         Represents a discretionary bonus payment awarded to each Named Executive Officer.  Please see “Discretionary Bonus Payments” for further details regarding the performance metrics used by the board of directors to determine each Named Executive Officer’s discretionary bonus payment.

(2)         Reflects the above-market earnings on each Named Executive Officer’s deferred compensation under the Amended and Restated 2005 Executives and Directors Deferred Compensation Plan and the Executives and Directors Deferred Compensation Plan, as applicable, described below under “Benefit Plans” during 2012.  The above-market earnings is equal to difference between: (i) the earnings credited to the Named Executive Officer’s deferred compensation account under each plan in 2012 using an interest rate of 5.25%, compounded monthly and (ii) the amount of such earnings the Named Executive Officer would have received at an interest rate of 120% of the applicable federal-long term rate as prescribed by the Internal Revenue Service.

(3)         The amounts reflect what we have paid to, or reimbursed, the applicable Named Executive Officer for various benefits which we provide.  A break-down of the various elements of compensation in this column is set forth in the table immediately below for the year ended December 31, 2012.

All Other Compensation

Name	Year	Perquisites (1) ($)	Profit Sharing Contribution (2) ($)	Life Insurance Premiums ($)	Board Fees ($)	Total ($)
Thomas R. Butkus	2012	15,072	1,931	669	18,000	35,672
Emily Lane	2012	—	—	588	—	588

(1)         Mr. Butkus’ perquisites represents: (i) $12,034 for country club dues; (ii) $1,884 for use of a company automobile and (iii) $1,154 for use of a cellular phone.   Ms. Lane did not receive perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000.

(2)         Represents the employer contribution made to the Named Executive Officer’s account for plan year ended December 31, 2012 under the A.J. Smith Federal Savings Bank Employees Profit Sharing Plan.

Employment Agreement with Mr. Butkus.  A.J. Smith Federal and Mr. Butkus entered into a revised employment agreement dated June 19, 2012.  The employment agreement has an initial term of 36 months.   On each anniversary date, disinterested members of the board of directors will meet to determine to extend term for an additional year, provided, however, that the term will only be extended if the board of directors determines that the performance of Mr. Butkus has met the board of directors’ requirements and standards.

The employment agreement provides Mr. Butkus with a base salary of $194,400.  Mr. Butkus’ annual rate of base salary is reviewed by the board of directors at least annually, and may be increased but not decreased.  In addition to base salary, Mr. Butkus is entitled to participate in A.J. Smith Federal’s discretionary bonus program and benefit plans, and use of an automobile (including reimbursement of maintenance costs associated with the automobile).  Mr. Butkus is also reimbursed for reasonable out-of-pocket expenses incurred in connection with the performance of his duties as Chairman, President and Chief Executive Officer, including fees for memberships in clubs and organizations, including the Midlothian Country Club, which are necessary and appropriate to further the business of A.J. Smith Federal.  Furthermore, following termination of employment for any reason other than death or cause, Mr. Butkus and his spouse will each be entitled to participate in A.J. Smith Federal’s group health insurance plan, with the cost to be paid fully by A.J. Smith Federal, until death.

Subject to regulatory approval, in the event of Mr. Butkus’ involuntary termination of employment for reasons other than cause, disability or death, or in the event of his “constructive termination,” (collectively referred to as an “Involuntary Termination”) he will receive a lump sum severance payment equal to three times the sum of his: (i) base salary and (ii) highest rate of bonus awarded at any time during the prior three years.  In addition, Mr. Butkus is entitled to a lump sum payment equal to the present value of employer contributions that would have been made on his behalf under A.J. Smith Federal’s tax-qualified retirement plans if he had continued working for 36 months following his date of termination.  For purposes of the employment agreement a “constructive termination” is defined as: (i) the requirement that Mr. Butkus move his personal residence or perform his principal executive functions more than 35 miles from his primary office; (ii) material reduction in base compensation; (iii) the failure to increase base salary or pay a discretionary bonus in accordance with the terms of the employment agreement; (iv) the failure by A.J. Smith Federal to provide Mr. Butkus with compensation and benefits provided for under the employment agreement; (v) requirement that Mr. Butkus report directly to a person other than the board of directors; (vi) material change in duties and responsibilities; (vii) failure to be reelected to the board of directors; and (viii) material diminution or reduction in responsibilities or authority.

If Mr. Butkus incurs an Involuntary Termination in connection with, or within 12 months after, a change in control of New AJS Bancorp or A.J. Smith Federal or voluntarily terminates within 90 days following such change in control, he would be entitled to the same severance benefits described immediately above, plus continued use of the company automobile and membership to the Midlothian Country Club for 24 months following his date of termination.  In addition, within five business days prior to a change in control, A.J. Smith Federal is required to deposit in a grantor trust an amount equal 2.99 times Mr. Butkus’ “base amount” as defined under Section 280G of the Internal Revenue Code, which will be used to fund Mr. Butkus’ change in control benefits.  Notwithstanding the foregoing, Mr. Butkus’ change in control benefits described herein will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

In addition, if Mr. Butkus becomes disabled, A.J. Smith Federal will pay him for 12 months thereafter the difference between his monthly base salary and amount received pursuant to any disability insurance or program of A.J. Smith Federal.  In the event of Mr. Butkus’ death while employed, his beneficiaries will be paid his base salary for one year following death.

Amended and Restated Supplemental Executive Agreement with Mr. Butkus.  Old AJS Bancorp and Mr. Butkus entered into an amended and restated supplemental executive agreement dated June 21, 2005, which following the conversion will be succeeded by New AJS Bancorp.  Under this agreement, if there is a change in control of New AJS Bancorp or A.J. Smith Federal, Mr. Butkus will be entitled to receive an amount payable by New AJS Bancorp, in addition to any change in control benefits payable by A.J. Smith Federal pursuant to his employment agreement (as described above), equal to the difference, if any, between the amount that would be paid under the employment agreement but for a reduction in his change in control benefits to avoid penalties under Section 280G of the Internal Revenue Code, and the amount of change in control benefits that are actually paid under his employment agreement.

In addition, New AJS Bancorp will pay Mr. Butkus a gross-up payment to cover applicable excise taxes owed, if any, by Mr. Butkus on the change in control benefits that are considered “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code such that the net amount retained by Mr. Butkus after deduction of the excise and other applicable taxes on the gross-up payment would equal the amount of change in control benefits due to him.

Discretionary Bonus Program.  The board of directors has the authority to award discretionary bonus payments to the Named Executive Officers.  While strict numerical formulas are not used to quantify the Named Executive Officers’ bonus payments, both company-wide and individually-based performance objectives are used to determine bonus payments.  Company-wide performance objectives focus on growth, expense control and asset quality, which are customary metrics used by similarly-situated financial institutions in measuring performance.  Individually-based performance objectives are determined based on the individual’s responsibilities and contributions to our successful operation.  Both the company-wide and individually-based performance objectives are evaluated by the board of directors on an annual basis and also as a trend of performance.  The board of directors also takes into consideration outside factors that impact our performance, such as national and local economic conditions, the interest rate environment, regulatory mandates and the level of competition in our primary market area.

Based on the foregoing, for the year ended December 31, 2012, Mr. Butkus and Ms. Lane received a bonus of $5,000 and $8,500, respectively, in recognition of their performance and efforts.

Outstanding Equity Awards.  The following table sets forth information with respect to our outstanding equity awards as of December 31, 2012 for our Named Executive Officers.

Outstanding Equity Awards at Year Ended December 31, 2012

	Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (1) (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)

Thomas R. Butkus	5/21/2003	24,000	—	18.75	5/21/2013	—	—
Emily Lane	—	—	—	—	—	—	—

(1)         All awards are fully vested and were granted pursuant to the AJS Bancorp, Inc. 2003 Stock Option Plan.

Benefit Plans

Stock Option Plan.  On May 21, 2003, our stockholders approved the AJS Bancorp, Inc. 2003 Stock Option Plan (“Stock Option Plan”).  Under the Stock Option Plan, key employees and outside directors may receive up to 117,941 stock options to acquire shares of common stock of Old AJS Bancorp.  However, since the Stock Option Plan expired on May 21, 2013, no stock options are currently available to be issued thereunder.  Following the conversion, all outstanding stock options will be exchanged for options to purchase common stock of New AJS Bancorp pursuant to the exchange ratio.

A stock option gives the recipient the right to purchase shares of common stock of New AJS Bancorp at a specific price during a specified period not to exceed 10 years from the date of grant.  Awards may be granted as either incentive or non-statutory stock options.  Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code.  Only key employees are eligible to receive incentive stock options.  Shares of common stock purchased upon exercise of a stock option must be paid for in full at the time of exercise either in cash or with common stock owned by the recipient.

Simultaneously with the grant of any stock option, a recipient may receive a dividend equivalent right and/or a reload option with respect to all or some of the shares covered by such stock option.  A dividend equivalent right entitles the option holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of stock options held by the stock option holder. For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds A.J. Smith Federal’s weighted average cost of funds on interest-bearing liabilities for the current quarter or the annualized aggregate dollar amount of the dividend exceeds A.J. Smith Federal’s after-tax net income for the current quarter.

A reload option entitles the stock option holder, who has delivered shares that he or she owns as payment of the exercise price for the stock option, to a new stock option to acquire additional shares of common stock equal to the amount of shares he or she has delivered as payment of the exercise price. A reload option may also be granted to replace shares of common stock retained by the employer for payment of the option holder’s withholding tax incurred as a result of the exercising his or her stock option. The exercise price at which additional shares of common stock can be purchased by the stock option holder through the exercise of a reload option is equal to the market value of the previously owned common stock at the time it was surrendered. The period during which the reload option may be exercised expires at the same time as that of the original stock option that the holder has exercised.

As of December 31, 2012, Mr. Butkus had 24,000 outstanding incentive stock option awards to purchase Old AJ Bancorp common stock, all of which expired or were exercised as of May 21, 2013.

Amended and Restated 2005 Executives and Directors Deferred Compensation Plan.  A.J. Smith Federal adopted the Amended and Restated 2005 Executives and Directors Deferred Compensation Plan, a non-qualified defined contribution plan, on January 1, 2008.   This plan amended and restated the 2005 Executives and Directors Deferred Compensation Plan, which was originally adopted on January 1, 2005.  Directors and “executive employees” are eligible to participate in the plan.  An executive employee is an employee of A.J. Smith Federal designated and approved by the board of directors to participate in the plan.  Mr. Butkus and Ms. Lane are participants in the plan.

Each participant may elect to defer annually a fixed percentage of his or her compensation payable by A.J. Smith Federal during the plan year, provided, however, that the fixed percentage does not exceed: (i) 20% of the participant’s base salary; (ii) 50% of the participant’s annual bonus; and (iii) 100% of the participant’s fees earned by serving on the board of directors.  Each participant’s deferred compensation will be credited by A.J. Smith Federal to an account maintained on behalf of the participant.  A.J. Smith Federal will also credit the participant’s account with interest on a monthly basis equal to two percentage points above the prime rate, as published by The Wall Street Journal on the first day of the month until the Participant’s account balance has been fully distributed, provided, however, that if the participant’s account balance is held or maintained by A.J. Smith Federal in a grantor trust, the participant’s account balance will be credited with interest at rate equal to that earned by the investments of such trust.  Each participant’s account will be subject to the claims of creditors of A.J. Smith Federal in the event of its insolvency.

Each participant has the right to elect the time and manner in which his or her account balance will be paid, provided, however, that the election is made prior to the plan year in which his or her compensation is deferred under the plan.  Specifically, the participant may elect for the payment of his or her account balance will commence upon either: (i) a specified date or (ii) the date of the participant’s separation from service.  The account balance will be payable in either: (i) a lump sum distribution, or (ii) substantially equal monthly installments over a fixed period of five, 10 or 15 years, as elected by the participant.  Notwithstanding the foregoing, in the event of a change in control, the participant’s account balance will commence immediately thereafter and will be payable in either: (i) a lump sum distribution, or (ii) substantially equal monthly installments over a fixed period of five, 10 or 15 years, as elected by the participant.

Executives and Directors Deferred Compensation Plan.  A.J. Smith Federal adopted the Executives and Directors Deferred Compensation Plan on July 1, 1995, a non-qualified defined contribution plan.  Under this plan, certain employees and directors were eligible to contribute a portion of their compensation, on a pre-tax basis, toward retirement benefits.  The deferred compensation was credited to an account maintained by A.J. Smith Federal for the benefit of the participant.

Effective December 31, 2004, the plan was frozen as to any new contributions thereafter.  However, A.J. Smith Federal still credits a participant’s account with interest in the same manner as provided above with respect to the Amended and Restated 2005 Executives and Directors Deferred Compensation Plan.

Mr. Butkus is the only participant in the plan.   Upon his termination of employment, his account balance will be payable to him in either a lump distribution, or in substantially equal monthly installment payments over a fixed period of five, 10 or 15 years, as elected by him.

Employees’ Profit Sharing Plan.  A.J. Smith Federal maintains the Employees’ Profit Sharing Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the plan’s eligibility requirements.  Each eligible employee can begin participating in this plan on the first day of the plan year during which the employee attains age 18 and has completed 1,000 hours of service, provided such requirements are satisfied during the first six months of the plan year.  If the eligibility requirements are not satisfied during the first six months of the plan year, then the employee will become a participant on the first day of the plan year immediately following the date on which the eligibility requirements are satisfied.

Under this plan, A.J. Smith Federal is permitted to make a discretionary profit sharing contribution to the plan that will be allocated to each participant’s plan account pro-rata based on his or her compensation relative to the total compensation of all participants in the plan during the plan year.  A participant is not permitted to make elective deferral contributions to his or her plan account.  Each participant vests in his or her plan account balance at a rate of 20% per year, commencing after the completion of two years of credited service, such that the participant will become 100% vested upon the completion of six years of credited service.  However a participant will immediately become 100% vested in his or her plan account upon death, disability or attainment of age 65 while employed with A.J. Smith Federal.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement, death, disability or termination of employment, and elect for the distribution to be paid in the form of either a lump sum or installments over a period not to exceed his or her life expectancy (or life expectancy of a designated beneficiary).

The plan trustee or another designated person is responsible for the investment of all assets held by this plan, which includes the investment in the common stock of Old AJS Bancorp.  Investment decisions are made solely in the best interests of the participants.  Upon consummation of the conversion, shares of Old AJS Bancorp common stock held by the plan will automatically be converted into shares of New AJS Bancorp common stock pursuant to the exchange ratio.

Employee Stock Ownership Plan.  A.J. Smith Federal maintains the Employee Stock Ownership Plan (“ESOP”), a tax-qualified defined contribution plan whereby the plan assets are currently invested primarily in the common stock of Old AJS Bancorp.  Employees of A.J. Smith Federal who have been credited with at least 1,000 hours of service during a continuous 12-month period and who have attained age 18 are eligible to participate in the ESOP.  In 2001,the ESOP borrowed funds from Old AJS Bancorp and used those funds to purchase 94,352 shares of Old AJS Bancorp common stock for the ESOP in connection with Old AJS Bancorp’s initial public offering.  The purchased shares served as collateral for the loan.  The loan was repaid over a 10-year period, commencing on December 26, 2001, primarily through contributions made by A.J. Smith Federal to the ESOP.  There is currently no outstanding loan balance and all 94,352 shares have been allocated to the participants.  Upon consummation of the conversion, shares of Old AJS Bancorp common stock held by the ESOP will automatically be converted into shares of New AJS Bancorp common stock pursuant to the exchange ratio.

In connection with the conversion, the ESOP is expected to purchase 8% of the total number of shares of New AJS Bancorp common stock issued in the offering.  We anticipate that the ESOP will fund its stock purchase with a loan from New AJS Bancorp equal to the aggregate purchase price of the common stock.  The loan will be repaid principally through A.J. Smith Federal’s contributions to the ESOP and dividends paid on the common stock held by the ESOP over the anticipated 30-year loan term.  The interest rate for the ESOP loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.  Thereafter, the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The purchased shares will be held in an unallocated suspense account.  Shares will be released from the suspense account on a pro-rata basis as we repay the loan.  The released shares will be allocated among the participant’s ESOP account on the basis of each participant’s proportional share of compensation relative to all participants.  Each participant will vest in his or her benefit at a rate of 20% per year, commencing after the completion of two years of credited service, such that the participant will become 100% vested upon the completion of six years of credited service. Each participant who was employed by A.J. Smith Federal prior to the conversion will receive credit for vesting purposes for such years of prior service in accordance with terms of the ESOP.  Each participant also will become fully vested upon normal retirement (attainment of age 65 and completed five years of service), early retirement (attainment of age 55 and completed 15 years of service), death or disability, a change in control, or termination of the ESOP.  Generally, a participant will receive distributions from the ESOP upon severance from employment.  The ESOP reallocates any unvested shares forfeited upon a participant’s termination of employment among the remaining participants.

The ESOP permits the participant to direct the trustee as to how to vote the shares of common stock allocated to his or her ESOP account.  The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, New AJS Bancorp will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts.  The compensation expense resulting from the release of New AJS Bancorp common stock from the suspense account and allocation to ESOP participants will result in a corresponding reduction in New AJS Bancorp’s earnings.

Director Compensation

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2012.  Director compensation paid to directors who are also Named Executive Officers is reflected above in “Executive Compensation — Summary Compensation Table.”

Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Roger L. Aurelio	20,000	—	—	—	20,000
Raymond J. Blake	26,000	—	2,257	—	28,257
Richard J. Nogal	18,000	—	—	—	18,000
Michael H. Rose	9,000	—	—	—	9,000

(1)         See table below for breakdown of fees earned for the year ended December 31, 2012.

(2)         The outstanding aggregate number of option awards for each director as of December 31, 2012 is as follows:  Mr. Aurelio, 5,895, Mr. Blake, 5,895, Mr. Nogal, 1,200 and Mr. Rose, 0.

(3)         Reflects the above-market earnings on Mr. Blake’s deferred compensation under the Amended and Restated 2005 Executives and Directors Deferred Compensation Plan described above under “Benefit Plans” during 2012.  The above-market earnings is equal to difference between: (i) the earnings credited to Mr. Blake’s deferred compensation account under the plan in 2012 using an interest rate of 5.25%, compounded monthly and (ii) the amount of such earnings Mr. Blake would have received at an interest rate of 120% of the applicable federal-long term rate as prescribed by the Internal Revenue Service.

(4)         No director received any or perquisites or benefits that, in the aggregate, was equal to or greater than $10,000.

Director Fees

All directors received fees per board and committee meetings attended for the fiscal year ended December 31, 2012.  Our directors did not receive compensation from Old AJS Bancorp for their service on the board.  They did receive compensation for their service on the board of A.J. Smith Federal.  During 2012, Directors were paid a fee of $1,500 for each regular meeting of the board of directors of A.J. Smith Federal attended and $400 for each committee meeting attended, except that Mr. Blake received $500 for his attendance at each meeting of the loan committee.  Directors were permitted one paid absence per year for board meetings.  Directors were not paid if they were absent from any committee meetings.  The table below identifies the meetings, by type, for which each non-employee director received compensation from A.J. Smith Federal during the year ended December 31, 2012.

Name	Board Fee ($)	Committee Meetings ($)
Roger L. Aurelio	18,000	2,000
Raymond J. Blake	18,000	8,000
Richard J. Nogal	18,000	—
Michael H. Rose	9,000	—

Director Plans

2001 Retirement Plan for Outside Directors.  A.J. Smith Federal maintains the Retirement Plan for Outside Directors, a non-qualified defined benefit plan.  The plan was initially adopted on December 18, 1995 and was amended and restated effective as of January 1, 2001.  The plan was frozen as to any new contributions or accruals, effective December 21, 2004.  Mr. Blake is the only director participating in the plan.

Under the plan, if a participant terminates service for any reason other than death, he will receive an annual payment equal to $12,000 multiplied by the participant’s benefit percentage (the “retirement benefit”).  The participant’s benefit percentage is equal to 10% multiplied by the number of full years of service as a non-employee director (not to exceed 10 years of service).  In lieu of annual payments, the participant may elect to receive his retirement benefit in the form of a lump sum or annual installments over a period not to exceed 20 years.  Distributions of the participant’s retirement benefit may be made in the event of an unforeseeable emergency or financial hardship.  Following termination of service, the participant can elect for his retirement benefit to be paid in a lump sum equal to 90% of the present value of his retirement benefit if his previous distribution election is to the contrary.  The remaining 10% of the retirement benefit would be forfeited if such election was made.  In the event of a change in control of New AJS Bancorp or A.J. Smith Federal, the present value of the participant’s retirement benefit would be paid to him in a lump within 30 days thereafter, provided, however, that prior to the change in control, A.J. Smith Federal will be required to contribute to a grantor trust (if it has not been previously established) an amount that is sufficient to pay the participant’s retirement benefit.

2005 Retirement Plan for Outside Directors.  A.J. Smith Federal maintains the 2005 Retirement Plan for Outside Directors, a non-qualified defined benefit plan.  The plan was adopted on April 21, 2005.  Messrs. Aurelio and Nogal are the only participants in the plan.  The board of directors may, in its discretion, designate additional outside directors as participants.

The benefit payable under this plan is identical to the retirement benefit payable under the 2001 Retirement Plan for Outside Directors, except that the a participant can elect an alternative form of distribution within 30 days after his initial entry into the plan, and such election, once made, is irrevocable.

Other Plans.  Certain members of the board of directors are participating in the 2003 Stock Option Plan and Amended and Restated 2005 Executives and Directors Deferred Compensation Plan.  Please see the description of each plan set forth above under “Benefit Plans” for further details.

Benefits to be Considered Following Completion of the Conversion

Following the stock offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards.  If adopted within 12 months following the completion of the conversion, the number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plan would generally be limited to 10% and 4%, respectively, of the shares sold in the stock offering, subject to adjustment as may be required by federal regulations or policy to reflect shares of common stock or stock options previously granted by Old AJS Bancorp or A.J. Smith Federal, so that the total shares reserved for stock options and restricted stock awards does not exceed 10% and 4%, respectively, of New AJS Bancorp’s outstanding shares immediately after the conversion and offering.

The stock-based benefit plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval of a majority of the votes eligible to be cast by stockholders.  If the stock-based benefit plan is established more than one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.  The following additional restrictions would apply to our stock-based benefit plan if the plan is adopted within one year after the stock offering:

•                                          non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•                                          any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•                                          any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•                                          any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless A.J. Smith Federal has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•                                          the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

•                                          accelerated vesting is not permitted except for death, disability or upon a change in control of A.J. Smith Federal or New AJS Bancorp; and

•                                          our executive officers or directors must exercise or forfeit their options in the event that A.J. Smith Federal or New AJS Bancorp becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present the stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the conversion.  In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under the stock-based benefit plan will be based in part on the price of New AJS Bancorp’s common stock at the time the shares are awarded. The stock-based benefit plan is subject to stockholder approval, and cannot be implemented until at least six months after the offering.  The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	36,164 Shares Awarded at Minimum of Offering Range	42,545 Shares Awarded at Midpoint of Offering Range	48,927 Shares Awarded at Maximum of Offering Range	56,266 Shares Awarded at Adjusted Maximum of Offering Range

$8.00	$289,312	$340,360	$391,416	$450,128
$10.00	361,640	425,450	489,270	562,660
$12.00	433,968	510,540	587,124	675,192
$14.00	506,296	595,630	684,978	787,724

The grant-date fair value of the options granted under the stock-based benefit plan will be based in part on the price of shares of common stock of New AJS Bancorp at the time the options are granted.  The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted.  The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.  The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	90,410 Options at Minimum of Offering Range	106,365 Options at Midpoint of Offering Range	122,320 Options at Maximum of Offering Range	140,668 Options at Adjusted Maximum of Offering Range

$8.00	$1.12	$101,259	$119,129	$136,998	$157,548
$10.00	$2.40	216,984	255,276	293,568	337,603
$12.00	$4.00	361,640	425,460	489,280	562,672
$14.00	$5.80	524,378	616,917	709,456	815,874

The tables presented above are provided for informational purposes only.  There can be no assurance that our stock price will not trade below $10.00 per share.  Before you make an investment decision, we urge you to read this proxy statement/prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 23.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Old AJS Bancorp held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of July 31, 2013.  Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown and has not pledged any shares of common stock as security for a loan.

Name of Beneficial Owner	Total Shares Beneficially Owned		Percent of All Common Stock Outstanding

Directors:
Thomas R. Butkus	89,380	(1)	4.4%
Raymond J. Blake	34,200	(2)	1.7
Roger L. Aurelio	24,557		1.2
Richard J. Nogal	10,771	(3)	*
Michael H. Rose	2,000		*

Executive Officers Other Than Directors:
Emily Lane	—		*

All directors and executive officers as a group (6 persons)	160,908		8.0%

AJS Bancorp, MHC 14757 South Cicero Avenue Midlothian, Illinois 60445	1,227,544		60.8%

AJS Bancorp, MHC and all directors and executive officers as a group	1,388,452		68.8%

*      less than 1%

(1)         Includes 40,000 shares held by Mr. Butkus’ IRA, 7,516 shares held by Mr. Butkus’ spouse’s Trust/IRA, 12,641 shares held in a trust for the benefit of Mr. Butkus’ granddaughter for which he is the trustee, 10,793 shares held by the A.J. Smith Federal Employee Stock Ownership Plan and 18,430 shares held by the A.J. Smith Federal Employees’ Profit Sharing Plan.

(2)         Includes 12,500 shares held by Mr. Blake’s IRA, 7,800 shares held by trust, 1,900 shares held by Mr. Blake’s spouse’s IRA, 10,000 shares held by Mr. Blake’s spouse’s trust and 2,000 shares held by Mr. Blake’s spouse’s exempt trust.

(3)         Includes 3,971 shares held by Mr. Nogal’s IRA and 1,200 shares underlying options exercisable within 60 days of the date indicated above.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of New AJS Bancorp’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)                                     the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Old AJS Bancorp common stock as of July 31, 2013;

(ii)                                  the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)                               the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range.  See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Additional Limitations on Common Stock Purchases.”  Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the Offering (1)			Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner	Number of Exchange Shares to Be Held (2)	Number of Shares		Amount	Number of Shares	Percentage of Shares Outstanding
Thomas R. Butkus, Chairman, President and Chief Executive Officer	65,828	8,398	(4)	$83,980	74,226	4.9%
Raymond J. Blake, Director	25,188	10,000		100,000	35,188	2.4
Roger L. Aurelio, Director	18,086	10,000		100,000	28,086	1.9
Richard J. Nogal, Director	7,932	10,000		100,000	17,049	1.2
Michael H. Rose, Director	1,473	30,000		300,000	31,473	2.1
Emily Lane, Chief Financial Officer	—	2,000		20,000	2,000	*
Total for Directors and Executive Officers	118,507	70,398		$703,980	188,905	12.7%

*                 Less than 1%.

(1)         Includes proposed subscriptions, if any, by associates.

(2)         Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 0.7365 at the minimum of the offering range.

(3)         At the maximum of the offering range, directors and executive officers would own 233,700 shares, or 11.6% of our outstanding shares of common stock.

(4)         At the minimum, midpoint, maximum and adjusted maximum of the offering range Mr. Butkus will purchase 8,398, 9,878, 11,356 and 13,067 shares of common stock, respectively.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING

STOCKHOLDERS OF OLD AJS BANCORP

General. As a result of the conversion, existing stockholders of Old AJS Bancorp will become stockholders of New AJS Bancorp.  There are differences in the rights of stockholders of Old AJS Bancorp and stockholders of New AJS Bancorp caused by differences between federal and Maryland law and regulations and differences in Old AJS Bancorp’s federal stock charter and bylaws and New AJS Bancorp’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of New AJS Bancorp’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Old AJS Bancorp consists of 50,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of serial preferred stock.

The authorized capital stock of New AJS Bancorp consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Under the Maryland General Corporation Law and New AJS Bancorp’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval.  Stockholder approval is required to increase or decrease the number of authorized shares of Old AJS Bancorp.

Old AJS Bancorp’s charter and New AJS Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control.  We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, AJS Bancorp, MHC is required to own not less than a majority of the outstanding shares of Old AJS Bancorp common stock. AJS Bancorp, MHC will no longer exist following completion of the conversion.

New AJS Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Old AJS Bancorp’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by stockholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by New AJS Bancorp stockholders in order to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither Old AJS Bancorp’s stock charter or bylaws nor New AJS Bancorp’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends.  Old AJS Bancorp’s ability to pay dividends depends, to a large extent, upon A.J. Smith Federal’s ability to pay dividends to Old AJS Bancorp, which is restricted by federal regulations and by federal income tax considerations related to federally-chartered savings associations.

The same restrictions will apply to A.J. Smith Federal’s payment of dividends to New AJS Bancorp.  In addition, Maryland law generally provides that New AJS Bancorp is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors. Old AJS Bancorp’s bylaws and New AJS Bancorp’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under Old AJS Bancorp’s bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors.  Persons elected by the board of directors of Old AJS Bancorp to fill vacancies may only serve until the next election of directors by stockholders. Under New AJS Bancorp’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. The charter and bylaws of Old AJS Bancorp do not limit the personal liability of directors or officers.

New AJS Bancorp’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to New AJS Bancorp for certain actions as directors or officers, except for (i) receipt of an improper personal benefit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit New AJS Bancorp.

Indemnification of Directors, Officers, Employees and Agents.  As generally allowed under current Federal Reserve Board regulations, Old AJS Bancorp will indemnify its directors, officers and employees for any reasonable costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Old AJS Bancorp or its stockholders.  Old AJS Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification.  Before making any indemnification payment, Old AJS Bancorp is required to notify the Federal Reserve Board of its intention, and such payment cannot be made if the Federal Reserve Board objects to such payment.

The articles of incorporation of New AJS Bancorp provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law.  Maryland law allows New AJS Bancorp to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of New AJS Bancorp.  No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.  The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. Old AJS Bancorp’s bylaws provide that special meetings of stockholders may be called by the chairman, the president, a majority of the members of the board of directors or the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting.  New AJS Bancorp’s bylaws provide that special meetings of stockholders may be called by the chairperson, the vice chairperson, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. Old AJS Bancorp’s bylaws provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Old AJS Bancorp at least five days before the date of any such meeting.

New AJS Bancorp’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to New AJS Bancorp at least 80 days prior and not earlier than 90 days prior to such meeting.  However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice must be submitted by a stockholder not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

Management believes that it is in the best interest of New AJS Bancorp and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors.  This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally.  Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.  In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

Stockholder Action Without a Meeting. Neither the bylaws of Old AJS Bancorp nor New AJS Bancorp provide for action to be taken by stockholders without a meeting.  However, under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Old AJS Bancorp, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose.  Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders.  New AJS Bancorp’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.  Old AJS Bancorp’s charter does not contain voting limits based on stock ownership.

In addition, federal regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of New AJS Bancorp’s equity securities without the prior written approval of the Federal Reserve Board.  Where any person acquires beneficial ownership of more than 10% of a class of New AJS Bancorp’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between New AJS Bancorp and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities.  Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of New AJS Bancorp’s voting stock after the date on which New AJS Bancorp had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of New AJS Bancorp at any time after the date on which New AJS Bancorp had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of New AJS Bancorp.  A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between New AJS Bancorp and an interested stockholder generally must be recommended by the board of directors of New AJS Bancorp and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of New AJS Bancorp, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of New AJS Bancorp other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if New AJS Bancorp’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Current federal regulations do not provide a vote standard for business combinations involving federal mid-tier stock holding companies.

Mergers, Consolidations and Sales of Assets.  Under New AJS Bancorp’s articles of incorporation, a merger or consolidation of New AJS Bancorp requires approval of a majority of all votes entitled to be cast by stockholders.  However, no approval by stockholders is required for a merger if:

•                                          the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•                                          each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•                                          the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of New AJS Bancorp.

Under Maryland law, a sale of all or substantially all of New AJS Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of New AJS Bancorp, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies.

Evaluation of Offers.  The articles of incorporation of New AJS Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New AJS Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New AJS Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•                                          the economic effect, both immediate and long-term, upon New AJS Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•                                          the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, New AJS Bancorp and its subsidiaries and on the communities in which New AJS Bancorp and its subsidiaries operate or are located;

•                                          whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of New AJS Bancorp;

•                                          whether a more favorable price could be obtained for New AJS Bancorp’s stock or other securities in the future;

•                                          the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of New AJS Bancorp and its subsidiaries;

•                                          the future value of the stock or any other securities of New AJS Bancorp or the other entity to be involved in the proposed transaction;

•                                          any antitrust or other legal and regulatory issues that are raised by the proposal;

•                                          the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•                                          the ability of New AJS Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Old AJS Bancorp’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal.  The Maryland General Corporation Law provides dissenters’ rights (Title 3 Subtitle 2) that will be applicable to New AJS Bancorp stockholders following the conversion for future applicable transactions. The following discussion is intended as a brief summary of the material provisions of Maryland corporate procedures that a New AJS Bancorp stockholder must follow in order to exercise dissenters’ rights under Maryland Law. This summary is not, however, a complete statement of all applicable requirements and is qualified in its entirety by reference to 3-201 to 3-213 of the Maryland General Corporation Law.

The Maryland General Corporation Law generally provides that a stockholder of a Maryland corporation that engages in a merger, consolidation, share exchange or amends its charter in a way that alters contract rights shall have the right to demand from such corporation payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. A stockholder generally must file a written objection at or before the stockholder meeting at which the transaction is to be considered and must vote against the proposed transaction. A dissenting stockholder then must make a written demand to the successor corporation for the appraisal within 20 days after the State Department of Assessments and Taxation has accepted the articles of merger for the record stating the number and class of shares for which the stockholder demands payment. The successor corporation will notify each objecting stockholder in writing of the date such articles were accepted for filing and may offer, to each dissenting stockholder, to purchase their dissenting shares at a specified price along with other corporate information. A dissenting stockholder may choose to accept this offer as the fair value of the shares held, or alternatively, a dissenting stockholder or the successor corporation may petition a court of equity for the determination of the fair value of the shares within 50 days from the acceptance of the articles of merger filed with the State Department of Assessments and Taxation.

Current federal regulations do not provide for dissenters’ appraisal rights for stockholders of federal mid-tier stock holding companies.

Amendment of Governing Instruments. No amendment of Old AJS Bancorp’s stock charter may be made unless it is first proposed by the board of directors then approved or preapproved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.  Amendments to Old AJS Bancorp’s bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of Old AJS Bancorp at any legal meeting.

New AJS Bancorp’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)                                     The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)                                  The division of the board of directors into three staggered classes;

(iii)                               The ability of the board of directors to fill vacancies on the board;

(iv)                              The requirement that directors may only be removed for cause and by the affirmative vote of at least a majority of the votes eligible to be cast by stockholders;

(v)                                 The ability of the board of directors to amend and repeal the bylaws;

(vi)                              The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire New AJS Bancorp;

(vii)                           The authority of the board of directors to provide for the issuance of preferred stock;

(viii)                        The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)                              The number of stockholders constituting a quorum or required for stockholder consent;

(x)                                 The indemnification of current and former directors and officers, as well as employees and other agents, by New AJS Bancorp;

(xi)                              The limitation of liability of officers and directors to New AJS Bancorp for money damages;

(xii)                           The inability of stockholders to cumulate their votes in the election of directors;

(xiii)                        The advance notice requirements for stockholder proposals and nominations; and

(xiv)                       The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF NEW AJS BANCORP

Although the board of directors of New AJS Bancorp is not aware of any effort that might be made to obtain control of New AJS Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of New AJS Bancorp’s articles of incorporation to protect the interests of New AJS Bancorp and its stockholders from takeovers which the board of directors might conclude are not in the best interests of A.J. Smith Federal, New AJS Bancorp or New AJS Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Maryland law, New AJS Bancorp’s articles of incorporation and bylaws, A.J. Smith Federal’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.  New AJS Bancorp’s articles of incorporation and bylaws are included as part of AJS Bancorp, MHC’s application for conversion filed with the Federal Reserve Board and New AJS Bancorp’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of New AJS Bancorp

Maryland law, as well as New AJS Bancorp’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts.  As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of New AJS Bancorp more difficult.

Directors. The board of directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of the board of directors.  The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of A.J. Smith Federal and restrictions based upon prior legal or regulatory violations.  Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.  Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Call of Special Meetings.  The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.  The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.  This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”).

Authorized but Unissued Shares.  After the conversion, New AJS Bancorp will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock of New AJS Bancorp Following the Conversion.”  The articles of incorporation authorize 50,000,000 shares of serial preferred stock.  New AJS Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class).  In the event of a proposed merger, tender offer or other attempt to gain control of New AJS Bancorp that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of New AJS Bancorp.  The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions.  A list of these provisions is provided under “Comparison of Stockholders’ Rights For Existing Stockholders of Old AJS Bancorp—Amendment of Governing Instruments” above.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of New AJS Bancorp’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be cast at a duly constituted meeting of stockholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of New AJS Bancorp in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law.  Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders.  Maryland law restricts mergers, consolidations, sales of assets and other business combinations between New AJS Bancorp and an “interested stockholder”.  See “Comparison of Stockholder Rights for Existing Stockholders of Old AJS Bancorp—Mergers, Consolidations and Sales of Assets” above.

Evaluation of Offers.  The articles of incorporation of New AJS Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New AJS Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New AJS Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors.  For a list of these enumerated factors, see “Comparison of Stockholder Rights for Existing Stockholders of Old AJS Bancorp—Evaluation of Offers” above.

Purpose and Anti-Takeover Effects of New AJS Bancorp’s Articles of Incorporation and Bylaws.  Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors.  These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion.  We believe these provisions are in the best interests of New AJS Bancorp and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of New AJS Bancorp and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of New AJS Bancorp and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of New AJS Bancorp and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of New AJS Bancorp’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so.  Such provisions will also make it more difficult to remove our board of directors and management.  Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Charter of A.J. Smith Federal

A.J. Smith Federal’s charter will provide that for a period of three years from the closing of the conversion and offering, no person other than New AJS Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of A.J. Smith Federal.  This provision does not apply to any tax-qualified employee benefit plan of A.J. Smith Federal or New AJS Bancorp or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of New AJS Bancorp or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of A.J. Smith Federal.  In addition, during this three-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion.  Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company.  The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.  However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on behalf of the converting institution or its holding company, for resale to the general public, are excepted.  The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.  The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.  In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board.  Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with New AJS Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.  Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

DESCRIPTION OF CAPITAL STOCK OF NEW AJS BANCORP FOLLOWING THE CONVERSION

General

New AJS Bancorp is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.  New AJS Bancorp currently expects to issue in the offering and exchange up to 2,012,500 shares of common stock, subject to adjustment up to 2,314,375 shares.  New AJS Bancorp will not issue shares of preferred stock in the conversion.  Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.  Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. New AJS Bancorp may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors.  The payment of dividends by New AJS Bancorp is also subject to limitations that are imposed by law and applicable regulation, including restrictions on payments of dividends that would reduce New AJS Bancorp’s assets below the then-adjusted balance of its liquidation account.  The holders of common stock of New AJS Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor.  If New AJS Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of common stock of New AJS Bancorp will have exclusive voting rights in New AJS Bancorp.  They will elect New AJS Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of New AJS Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If New AJS Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a federal stock savings bank, corporate powers and control of A.J. Smith Federal are vested in its board of directors, who elect the officers of A.J. Smith Federal and who fill any vacancies on the board of directors.  Voting rights of A.J. Smith Federal are vested exclusively in the owners of the shares of capital stock of A.J. Smith Federal, which will be New AJS Bancorp, and voted at the direction of New AJS Bancorp’s board of directors.  Consequently, the holders of the common stock of New AJS Bancorp will not have direct control of A.J. Smith Federal.

Liquidation. In the event of any liquidation, dissolution or winding up of A.J. Smith Federal, New AJS Bancorp, as the holder of 100% of A.J. Smith Federal’s capital stock, would be entitled to receive all assets of A.J. Smith Federal available for distribution, after payment or provision for payment of all debts and liabilities of A.J. Smith Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of New AJS Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of New AJS Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of New AJS Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of New AJS Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for New AJS Bancorp’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of AJS Bancorp, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the two-year period ended December 31, 2012 have been included herein in reliance upon the reports of Crowe Horwath LLP, independent registered public accounting firm, which are included herein and upon the authority of said firm as experts in accounting and auditing.

Keller and Company, Inc. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to New AJS Bancorp, AJS Bancorp, MHC, Old AJS Bancorp and A.J. Smith Federal, issued to New AJS Bancorp its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion.  Crowe Horwath LLP has provided an opinion to us regarding the Illinois state income tax consequences of the conversion.  Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Kilpatrick, Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New AJS Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including New AJS Bancorp.  The statements contained in this proxy statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

AJS Bancorp, MHC has filed with the Board of Governors of the Federal Reserve System an Application on Form AC with respect to the conversion, and New AJS Bancorp has filed with the Board of Governors of the Federal Reserve System an Application H-(e)1 with respect to its acquisition of A.J. Smith Federal. This proxy statement/prospectus omits certain information contained in those applications. To obtain a copy of the applications filed with the Board of Governors of the Federal Reserve System, you may contact Colette A. Fried, Assistant Vice President, of the Federal Reserve Bank of Chicago, at (312) 322-5322. The Plan of Conversion and Reorganization is available, upon request, at each of A.J. Smith Federal’s offices.

In connection with the offering, New AJS Bancorp will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, New AJS Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, and the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion and reorganization, New AJS Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Provisions of Old AJS Bancorp’s Bylaws.  Under Old AJS Bancorp’s bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders.  These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received by the Secretary of Old AJS Bancorp at least five days before the meeting of stockholders. Written notice that is not timely received will be laid over for action at the following adjourned, special or annual meeting of stockholders taking place 30 days or more thereafter.

Provisions of New AJS Bancorp’s Bylaws.  New AJS Bancorp’s bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. Any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to New AJS Bancorp at least 80 days prior and not earlier than 90 days prior to such meeting.  However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice must be submitted by a stockholder not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice hereunder.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on New AJS Bancorp’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of New AJS Bancorp which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include (i) as to each individual whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of New AJS Bancorp’s bylaws, including an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of the bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (ii) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on New AJS Bancorp’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of New AJS Bancorp which are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor rule or regulation.  Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

The 2014 annual meeting of stockholders is expected to be held on May 21, 2014.  If the conversion is completed, it is expected that advance written notice for certain business, or nominations to the board of directors, to be brought before the next annual meeting must be given to us no earlier than February 20, 2014 and no later than March 3, 2014.  If notice is received before February 20, 2014 and no later than March 3, 2014, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Nothing in this proxy statement/prospectus shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING

The Notice of Special Meeting of Stockholders, Proxy Statement/Prospectus and Proxy Card are available at http://www.cfpproxy.com/5217.

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the special meeting other than the matters described above in the proxy statement/prospectus.  However, if any matters should properly come before the special meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

AJS BANCORP, INC.

Midlothian, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013, December 31, 2012 and December 31, 2011

Crowe Horwath LLP Independent Member Crowe Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

AJS Bancorp, Inc.

Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. (the Company) as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
June 5, 2013

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)

ASSETS
Cash and cash equivalents (interest-earning: 2013 - $13,756 (unaudited); 2012 - $12,457; 2011 - $13,744)	$17,813	$16,346	$19,384
Trading securities	—	—	24
Securities available-for-sale	65,736	70,311	79,950
Securities held-to-maturity (fair value: 2013 — $363 (unaudited); 2012 - $366; 2011 - $373)	339	341	347
Loans, net (allowance: 2013 - $1,527 (unaudited); 2012 - $1,565; 2011 - $1,917)	119,347	119,068	122,333
Federal Home Loan Bank stock	1,657	1,657	2,450
Premises and equipment	3,745	3,805	4,024
Bank-owned life insurance	5,362	5,311	3,642
Other real estate owned	3,103	3,104	3,611
Accrued interest receivable	531	544	680
Other assets	834	853	1,645

Total assets	$218,467	$221,340	$238,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$171,634	$171,721	$181,699
Federal Home Loan Bank advances	20,000	22,000	29,000
Advance payments by borrowers for taxes and insurance	1,192	1,804	1,658
Other liabilities and accrued interest payable	2,708	2,963	3,187
Total liabilities	195,534	198,488	215,544

Commitments and contingencies (note 14)

Stockholders’ equity
Preferred stock, $.01 par value, 20,000,000 shares authorized; none issued	—	—	—
Common stock, $.01 par value, 50,000,000 shares authorized; 2,444,521 shares issued; shares outstanding: 2013 — 2,019,647 shares (unaudited); 2012 - 2,019,647 shares; 2011 — 2,019,937 shares	24	24	24
Additional paid-in capital	12,428	12,453	12,260
Treasury stock, at cost (2013 — 424,874 shares (unaudited); 2012 — 424,874 shares; 2011 — 424,584 shares)	(9,867)	(9,867)	(9,864)
Retained earnings	19,880	19,620	19,642
Accumulated other comprehensive income	468	622	484
Total stockholders’ equity	22,933	22,852	22,546

Total liabilities and stockholders’ equity	$218,467	$221,340	$238,090

See accompanying notes.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (Dollars in thousands, except per share data)

	Three Months Ended		Years Ended
	March 31,		December 31,
	2013	2012	2012	2011
	(Unaudited)

Interest and dividend income
Loans	$1,287	$1,395	$5,449	$5,920
Securities	257	356	1,216	1,911
Interest-earning deposits and other	6	6	29	25
Total interest income	1,550	1,757	6,694	7,856

Interest expense
Deposits	188	269	972	1,488
Federal Home Loan Bank advances and other	118	148	549	726
Total interest expense	306	417	1,521	2,214

Net interest income	1,244	1,340	5,173	5,642

Provision for loan losses	—	—	501	2,409

Net interest income after provision for loan losses	1,244	1,340	4,672	3,233

Non-interest income
Service fees	81	87	374	388
Rental income	19	14	70	65
Earnings on bank-owned life insurance	51	34	169	143
Security gains (includes $46 reclassified from accumulated other comprehensive income for 2013)	46	45	277	361
Change in fair value of trading securities	—	1	(2)	—
Other	25	39	131	285
Total non-interest income	222	220	1,019	1,242

Non-interest expense
Compensation and employee benefits	569	606	2,394	2,552
Occupancy expense	195	182	792	833
Data processing expense	87	86	343	325
Advertising and promotion	22	22	95	203
Professional and regulatory	66	74	251	331
Postage and supplies	33	32	126	129
Bank security	27	31	135	150
Federal deposit insurance	73	52	276	284
Net loss on other real estate owned write-downs, sales, and expenses	17	99	829	1,234
Other	117	106	472	516
Total non-interest expense	1,206	1,290	5,713	6,557

Income (loss) before income taxes	260	270	(22)	(2,082)

Income tax expense	—	—	—	—

Net Income (loss)	$260	$270	$(22)	$(2,082)

Earnings (loss) per share
Basic	$0.13	$0.13	$(0.01)	$(1.03)
Diluted	0.13	0.13	(0.01)	(1.03)

See accompanying notes.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

 (Dollars in thousands, except per share data)

	Three Months Ended		Years Ended
	March 31,		December 31,
	2013	2012	2012	2011
	(Unaudited)

Net Income (loss)	$260	$270	$(22)	$(2,082)

Other comprehensive income:
Unrealized gains on securities available-for-sale:
Unrealized holding gain (loss) arising during the period	(212)	(88)	528	1,814
Reclassification adjustment for gains included in net income	(46)	(45)	(277)	(361)
Tax effect	104	52	(113)	(564)
Total other comprehensive income (loss)	(154)	(81)	138	889

Comprehensive income (loss)	$106	$189	$116	$(1,193)

See accompanying notes.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

					Accumulated
		Additional			Other
	Common	Paid-In	Treasury	Retained	Comprehensive
	Stock	Capital	Stock	Earnings	Income (Loss)	Total

Balance at January 1, 2011	$24	$12,292	$(9,829)	$22,036	$(405)	$24,118

Purchase of 2,896 treasury stock shares	—	—	(35)	—	—	(35)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	(32)	—	—	—	(32)
Cash dividend ($0.13 per share)	—	—	—	(312)	—	(312)
Net loss	—	—	—	(2,082)	—	(2,082)
Other comprehensive income	—	—	—	—	889	889

Balance at December 31, 2011	24	12,260	(9,864)	19,642	484	22,546

Purchase of 290 treasury stock shares	—	—	(3)	—	—	(3)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	193	—	—	—	193
Net loss	—	—	—	(22)	—	(22)
Other comprehensive income	—	—	—	—	138	138

Balance at December 31, 2012	24	12,453	(9,867)	19,620	622	22,852

Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	(25)	—	—	—	(25)
Net income	—	—	—	260	—	260
Other comprehensive loss	—	—	—	—	(154)	(154)

Balance at March 31, 2013 (Unaudited)	$24	$12,428	$(9,867)	$19,880	$468	$22,933

See accompanying notes.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended		Years Ended
	March 31,		December 31,
	2013	2012	2012	2011
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$260	$270	$(22)	$(2,082)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	67	72	296	292
Provision for loan losses	—	—	501	2,409
Premium amortization on securities, net	142	92	490	366
Earnings on bank-owned life insurance	(46)	(34)	(169)	(143)
Gain on sale of securities available-for-sale	(51)	(45)	(277)	(361)
Gain on sale of equipment	—	—	—	(23)
Net loss on other real estate owned write-downs and sales	—	43	641	944
Changes in:
Accrued interest receivable and other assets	32	190	928	946
Accrued interest payable and other liabilities	(176)	(138)	(143)	(536)
Net cash provided by operating activities	228	450	2,245	1,812

Cash flows from investing activities
Securities available-for-sale
Purchases	(3,603)	(13,941)	(49,843)	(50,956)
Sales	1,659	1,869	10,798	9,337
Calls, maturities and principal payments	6,167	16,323	48,751	58,921
Principal payments from securities held to maturity	—	—	—	6
Maturities of certificates of deposit	—	—	—	200
Loan origination and repayments, net	(295)	954	2,248	2,815
Redemption of FHLB stock	—	451	793	—
Purchase of Bank-owned life insurance	—	—	(1,500)	—
Proceeds from sale of other real estate	17	77	382	224
Purchase of equipment, net	(7)	(1)	(77)	(276)
Net cash provided by investing activities	3,938	5,732	11,552	20,271

Cash flows from financing activities
Dividends paid	—	—	—	(312)
Net change in deposits	(87)	(6,100)	(9,978)	(14,588)
Purchases of FHLB advances	—	—	—	14,000
Maturities of FHLB advances	(2,000)	(3,000)	(7,000)	(9,300)
Purchase of treasury stock	—	(2)	(3)	(35)
Net change in advance payments by borrowers for taxes and insurance	(612)	(636)	146	182
Net cash used in financing activities	(2,699)	(9,738)	(16,835)	(10,053)

Net change in cash and cash equivalents	1,467	(3,556)	(3,038)	12,030

Cash and cash equivalents at beginning of year	16,346	19,384	19,384	7,354

Cash and cash equivalents at end of year	$17,813	$15,828	$16,346	$19,384

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$314	$427	$1,536	$2,220
Income taxes	—	—	52	17

Supplemental noncash disclosures
Transfers from loans to real estate owned	$16	$—	$656	$1,823
Transfers of negative advance payment by borrowers for taxes and insurance balances to loans	—	—	—	16
Loans provided for sales of other real estate owned	—	—	140	412

See accompanying notes.

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated financial statements include the accounts of AJS Bancorp, Inc. (“the Company”) and its wholly owned subsidiary, A. J. Smith Federal Savings Bank (“the Bank”).  All significant intercompany balances and transactions have been eliminated.  The Company is 60.8% owned by a mutual holding company, AJS Bancorp, MHC (“the MHC”).  These consolidated financial statements do not include AJS Bancorp, MHC and its results or financial condition.

Nature of Operations:  The only business of the Company is ownership of the Bank.  The Bank is a federally chartered savings bank with operations located in Midlothian and Orland Park, Illinois.  The Bank provides single-family residential, home equity and commercial loans to customers and accepts deposits from customers located in the southern suburbs of Chicago, Illinois.  The Company’s exposure to credit risk is significantly affected by changes in the economy of Chicago and its suburban areas.

On October 20, 2011, the Board of Directors of AJS Bancorp, Inc., AJS Bancorp, MHC, and AJ Smith Federal Savings Bank announced the adoption of a Plan of Conversion and Reorganization (Plan of Conversion).  Pursuant to the Plan of Conversion, the MHC will sell its majority ownership in the Company in a “second step” stock offering.  In connection with the adoption of the Plan of Conversion, the Company’s Board of Directors has suspended paying the Company’s quarterly cash dividend.

Use of Estimates:  To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.  The allowance for loan losses, valuation of other real estate owned, deferred tax asset valuation allowance and fair values of assets and liabilities are particularly subject to change.

Cash Flows:  Cash and cash equivalents include cash and deposits with other financial institutions with original maturities of less than 90 days.  Certain cash deposits at other financial institutions from time to time may be over the Federal Deposit Insurance Corporation (FDIC) limits.  Net cash flows are reported for customer loan and deposit transactions, and certificates of deposit with other financial institutions.

Securities:  Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Debt securities are classified as available-for-sale when they might be sold before maturity.  Equity securities with readily determinable fair values are classified as trading securities.  These trading securities are carried at fair value with unrealized gains and losses reported through earnings.  Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax.

Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recognized on the trade date, based on the net proceeds received and the adjusted carrying amount of the specific security sold. At the time of recognition the company reclasses the associated net unrealized holding gain or loss reported in other comprehensive income (loss) to security gains (losses).

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment related to credit loss, which must be recognized through earnings and 2) other-than-temporary impairment related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale:  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors.  Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained.  The carrying value of mortgage loans sold is reduced by the fair value allocated to the servicing right.  Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.  At March 31, 2013 and December 31, 2012, there were no loans held for sale and the gains/losses on loans sold during the years presented were immaterial.

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is greater than 90 days delinquent unless the loan is well-secured and in process of collection.  Consumer loans are typically charged off no later than 120 days past due.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.  Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.  A loan is moved to nonaccrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income.  Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries.  Management estimates the allowance balance required using past loan loss experience; known and inherent losses in the nature and volume of the portfolio that are both probable and estimable; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.  Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

Non-performing loans and impaired loans are defined differently.  A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is non-performing when it is on non-accrual or greater than 90 days past due.  Some loans may be included in both categories, whereas other loans may only be included in one category. Company policy requires that all non-homogeneous loans past due greater than 90 days be classified as impaired and non-performing.  However, performing loans may also be classified as impaired when management does not expect to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Multifamily and commercial mortgage loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent two years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment, such as real estate trends and national and local economic conditions.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following portfolio segments have been identified: One-to-four family mortgages, Multi-family and commercial mortgages, Home equity mortgages, and Consumer and other.  Substantially all of the loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate.  Commercial loans are expected to be repaid from cash flows from operations of businesses and consumer loans are expected to be repaid from personal cash flows.  There are no significant concentrations of loans to any one industry or customer.  Risk factors impacting loans in each of the portfolio segments include local & national real estate values, local & national economic factors affecting borrowers’ employment prospects & income levels, levels & movement of interest rates and general availability of credit, and overall economic sentiment.

Federal Home Loan Bank (FHLB) Stock:  The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Premises and Equipment:  Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Depreciation is calculated using primarily the straight-line method and is provided over the estimated useful lives of 15 to 50 years for premises and 1 to 10 years for equipment.

Long-Term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows.  If impaired, the assets are recorded at fair value.

Bank-Owned Life Insurance:  The Company has purchased life insurance policies on certain key executives.  Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed as incurred.

Loan Commitments and Related Financial Instruments:  Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.   Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  At March 31, 2013 and December 31, 2012, there are no amounts accrued for uncertainty in income taxes.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.  No expense was accrued for these items during the years ended 2013 and 2012.

Retirement Plans:  Profit sharing plan expense is the amount of discretionary Company contributions.  Deferred compensation is funded by officer and director contributions. Supplemental retirement plan expense allocates the benefits over years of service once eligible participants meet minimum employment requirements.

Employee Stock Ownership Plan (“ESOP”):  The ESOP was fully allocated in 2006, and therefore, all related expenses recorded at that time. Dividends on ESOP shares reduce retained earnings.  Shares are considered outstanding in the earnings per share calculations.  Because participants may require the Company to purchase their ESOP shares upon termination of their employment and certain predetermined dates according to the ESOP plan document, the fair value of the putable allocated ESOP shares is reclassified from stockholders’ equity and included in other liabilities.

Stock-Based Compensation:  Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.  At March 31, 2013 and December31, 2012, all stock awards issued to employees are fully vested.

Income (Loss) Per Common Share:  Basic income (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period.  Employee stock ownership plan shares are considered outstanding for this calculation since all have been earned.  Diluted earnings per common share show the dilutive effect, if any, of additional common shares issuable from stock options and stock awards.  Income (loss) and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.  No stock splits or stock dividends occurred during 2013 or 2012.

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net (loss) income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of stockholders’ equity.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material effect on the financial statements.

Operating Segments:  While management monitors revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis.  Operating segments are aggregated into one as operating results for all segments are similar.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Dividend Restriction:  Banking regulations require the maintenance of certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to the stockholders.

Fair Value of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.  Reclassifications had no effect on prior year net income or stockholders’ equity.

Recent Accounting Pronouncements:  In February 2013, the Financial Accounting Standards Board issued an amendment to improve the reporting of reclassifications out of accumulated other comprehensive income. ASC Topic 220, “Comprehensive Income” amended prior guidance to improve the reporting of reclassifications out of accumulated other comprehensive income by requiring an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount reclassified is required under GAAP. The Company adopted this new authoritative guidance for the period ended March 31, 2013, by adding the additional disclosures to the consolidated statements of income.

NOTE 2 - SECURITIES

The fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
March 31, 2013 (Unaudited)
U.S. government-sponsored entities	$4,000	$1	$(2)	$3,999
Residential agency mortgage-backed	60,952	947	(162)	61,737

Total	$64,952	$948	$(164)	$65,736

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2012
U.S. government-sponsored entities	$6,000	$4	$(3)	$6,001
Residential agency mortgage-backed	63,269	1,060	(19)	64,310

Total	$69,269	$1,064	$(22)	$70,311

December 31, 2011
U.S. government-sponsored entities	$29,536	$89	$(2)	$29,623
Residential agency mortgage-backed	49,623	704	—	50,327

Total	$79,159	$793	$(2)	$79,950

The amortized cost, unrecognized gains and losses, and fair values of securities held-to-maturity were as follows:

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
March 31, 2013 (Unaudited)
Residential agency mortgage-backed	$19	$1	$—	$20
State and municipal	320	23	—	343

	$339	$24	$—	$363

December 31, 2012
Residential agency mortgage-backed	$21	$1	$—	$22
State and municipal	320	24	—	344

	$341	$25	$—	$366

December 31, 2011
Residential agency mortgage-backed	$27	$2	$—	$29
State and municipal	320	24	—	344

	$347	$26	$—	$373

Expected maturities of securities at were as follows.  Securities not due at a single maturity date (mortgage-backed securities) are shown separately.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
March 31, 2013 (Unaudited)
Due after one year through five years	$3,000	$2,998	$150	$161
Due after five years through ten years	1,000	1,001	170	182
Due after ten years	—	—	—	—
Residential agency mortgage-backed	60,952	61,737	19	20

	$64,952	$65,736	$339	$363

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
December 31, 2012
Due after one year through five years	$5,000	$5,002	$—	$—
Due after five years through ten years	1,000	999	320	344
Due after ten years	—	—	—	—
Residential agency mortgage-backed	63,269	64,310	21	22

	$69,269	$70,311	$341	$366

Securities with a carrying value of approximately $11,208, $11,941, and $11,656 at March 31, 2013 (Unaudited), December 31, 2012 and December 31, 2011 were pledged to secure public deposits and for other purposes as required or permitted by law.

The proceeds from sales of securities and the associated gains are listed below:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)

Proceeds from sale	$1,659	$10,798	$9,337
Gross realized gains	46	277	361

Securities with unrealized losses at year end not recognized in income, by length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
March 31, 2013 (Unaudited)
U.S. government-sponsored entities	$1,998	$(2)	$—	$—	$1,998	$(2)
Residential agency mortgage-backed	13,233	(162)	—	—	13,233	(162)

Total temporarily impaired	$15,231	$(164)	$—	$—	$15,231	$(164)

December 31, 2012
U.S. government-sponsored entities	$2,997	$(3)	$—	$—	$2,997	$(3)
Residential agency mortgage-backed	8,029	(19)	—	—	8,029	(19)

Total temporarily impaired	$11,026	$(22)	$—	$—	$11,026	$(22)

December 31, 2011
U.S. government-sponsored entities	$4,996	$(2)	$—	$—	$4,996	$(2)

Total temporarily impaired	$4,996	$(2)	$—	$—	$4,996	$(2)

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Unrealized losses on securities have not been recognized into income because the issuer’s securities are of high credit quality (rated AA or higher), management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates.  The fair value is expected to recover as the securities approach maturity.

NOTE 3 - LOANS

Loans were as follows:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)
Mortgage:
One-to-four-family	$94,958	$94,253	$95,463
Multi-family and commercial	13,522	13,977	15,884
Home equity	12,117	12,129	12,558
Consumer and other	190	176	245
	120,787	120,535	124,150
Allowance for loan losses	(1,527)	(1,565)	(1,917)
Net deferred costs and other	87	98	100

Loans, net	$119,347	$119,068	$122,333

The following tables present the activity in the allowance for the loan losses by portfolio segment:

		Multi-family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total
March 31, 2013 (Unaudited)
Allowances for loan losses:
Beginning balance	$1,038	$467	$59	$1	$1,565
Provision for loan losses	—	—	—	—	—
Charge-offs	(42)	(2)	—	—	(44)
Recoveries	5	1	—	—	6

Total ending allowance balance	$1,001	$466	$59	$1	$1,527

March 31, 2012 (Unaudited)
Allowances for loan losses:
Beginning balance	$870	$947	$99	$1	$1,917
Provision for loan losses	—	—	—	—	—
Charge-offs	(72)	(71)	—	—	(143)
Recoveries	—	—	—	—	—

Total ending allowance balance	$798	$876	$99	$1	$1,774

December 31, 2012
Allowances for loan losses:
Beginning balance	$870	$947	$99	$1	$1,917
Provision for loan losses	722	(181)	(40)	—	501
Charge-offs	(555)	(324)	—	—	(879)
Recoveries	1	25	—	—	26

Total ending allowance balance	$1,038	$467	$59	$1	$1,565

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

		Multi-family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total
December 31, 2011
Allowances for loan losses:
Beginning balance	$1,040	$404	$102	$3	$1,549
Provision for loan losses	4	2,410	(3)	(2)	2,409
Charge-offs	(174)	(1,867)	—	—	(2,041)
Recoveries	—	—	—	—	—

Total ending allowance balance	$870	$947	$99	$1	$1,917

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method:

		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total
March 31, 2013 (Unaudited)
Allowance for loan losses:
Loans individually evaluated for impairment	$227	$106	$22	$—	$355
Loans collectively evaluated for impairment	774	360	37	1	1,172

Total ending allowance balance	$1,001	$466	$59	$1	$1,527
Loans:
Loans individually evaluated for impairment	$3,090	$2,679	$50	$—	$5,819
Loans collectively evaluated for impairment	91,868	10,843	12,067	190	114,968

Total ending loans balance	$94,958	$13,522	$12,117	$190	$120,787

December 31, 2012
Allowance for loan losses:
Loans individually evaluated for impairment	$234	$118	$29	$—	$381
Loans collectively evaluated for impairment	804	349	30	1	1,184

Total ending allowance balance	$1,038	$467	$59	$1	$1,565
Loans:
Loans individually evaluated for impairment	$3,411	$2,713	$36	$—	$6,160
Loans collectively evaluated for impairment	90,842	11,264	12,093	176	114,375

Total ending loans balance	$94,253	$13,977	$12,129	$176	$120,535

December 31, 2011
Allowance for loan losses:
Loans individually evaluated for impairment	$159	$164	$—	$—	$323
Loans collectively evaluated for impairment	711	783	99	1	1,594

Total ending allowance balance	$870	$947	$99	$1	$1,917
Loans:
Loans individually evaluated for impairment	$2,944	$3,060	$78	$—	$6,082
Loans collectively evaluated for impairment	92,519	12,824	12,480	245	118,068

Total ending loans balance	$95,463	$15,884	$12,558	$245	$124,150

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The following table presents information related to impaired loans by class of loans:

			Allowance			Cash
	Unpaid		for Loan	Average	Interest	Basis
	Principal	Recorded	Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized
March 31, 2013 (Unaudited)
With no related allowance recorded:
One-to-four family	$2,452	$2,075	$—	$2,092	$7	$—
Multi-family and commercial	2,696	1,981	—	1,992	19	—
Home equity	14	14	—	14	—	—
Subtotal	5,162	4,070	—	4,098	26	—

With an allowance recorded:
One-to-four family	1,036	1,015	227	955	7	—
Multi-family and commercial	740	698	106	703	—	—
Home equity	38	36	22	36	—	—
Subtotal	1,814	1,749	355	1,694	7	—

Total	$6,976	$5,819	$355	$5,792	$33	$—

March 31, 2012 (Unaudited)
With no related allowance recorded:
One-to-four family				$2,600	$20	$—
Multi-family and commercial				1,853	37	—
Home equity				20	—	—
Subtotal				4,473	57	—

With an allowance recorded:
One-to-four family				786	7	—
Multi-family and commercial				1,169	12	—
Home equity				38	—	—
Subtotal				1,993	19	—

Total				$6,466	$76	$—

December 31, 2012
With no related allowance recorded:
One-to-four family	$3,044	$2,389	$—	$2,574	$46	$—
Multi-family and commercial	2,306	1,619	—	1,719	86	—
Home equity	—	—	—	—	—	—
Subtotal	5,350	4,008	—	4,293	132	—

With an allowance recorded:
One-to-four family	1,040	1,022	234	1,025	38	—
Multi-family and commercial	1,145	1,094	118	1,016	19	—
Home equity	38	36	29	37	—	—
Subtotal	2,223	2,152	381	2,078	57	—

Total	$7,573	$6,160	$381	$6,371	$189	$—

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

			Allowance			Cash
	Unpaid		for Loan	Average	Interest	Basis
	Principal	Recorded	Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized
December 31, 2011
With no related allowance recorded:
One-to-four family	$2,261	$2,099	$—	$2,436	$33	$—
Multi-family and commercial	2,852	1,760	—	4,360	30	—
Home equity	242	78	—	158	1	—
Subtotal	5,355	3,937	—	6,954	64	—

With an allowance recorded:
One-to-four family	864	845	159	860	11	—
Multi-family and commercial	1,538	1,300	164	1,323	32	—
Home equity	—	—	—	—	—	—
Subtotal	2,402	2,145	323	2,183	43	—

Total	$7,757	$6,082	$323	$9,137	$107	$—

The recorded investment in loans excludes accrued interest receivable and loan origination costs, net, due to immateriality.

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.  The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans:

				Loans Past Due Over
	Nonaccrual			90 Days Still Accruing
	March 31,	December 31,		March 31,	December 31,
	2013	2012	2011	2013	2012	2011
	(Unaudited)			(Unaudited)

One-to-four family	$1,766	$2,056	$1,503	$—	$—	$—
Multi-family and commercial	1,547	1,574	1,030	—	—	—
Home equity	167	175	79	—	—	—
Consumer and other	—	—	—	—	—	—

Total	$3,480	$3,805	$2,612	$—	$—	$—

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The following tables present the aging of the recorded investment in past due loans by class of loans:

	30 - 59	60 - 89	Greater Than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
March 31, 2013 (Unaudited)
One-to-four family	$399	$232	$1,404	$2,035	$92,923	$94,958
Multi-family and commercial	220	83	300	603	12,919	13,522
Home equity	47	75	75	197	11,920	12,117
Consumer and other	—	—	—	—	190	190

Total	$666	$390	$1,779	$2,835	$117,952	$120,787

December 31, 2012
One-to-four family	$330	$235	$1,760	$2,325	$91,928	$94,253
Multi-family and commercial	—	—	305	305	13,672	13,977
Home equity	114	41	82	237	11,892	12,129
Consumer and other	—	—	—	—	176	176

Total	$444	$276	$2,147	$2,867	$117,668	$120,535

December 31, 2011
One-to-four family	$932	$806	$1,091	$2,829	$92,634	$95,463
Multi-family and commercial	423	185	607	1,215	14,669	15,884
Home equity	134	38	41	213	12,345	12,558
Consumer and other	—	—	—	—	245	245

Total	$1,489	$1,029	$1,739	$4,257	$119,893	$124,150

Troubled Debt Restructurings

Troubled debt restructurings by accrual status and specific reserves allocated to troubled debt restructurings were as follows:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)

Accrual status	$2,230	$2,241	$2,894
Non-accrual status	1,916	2,165	1,161
	4,146	4,406	4,055
Specific reserves allocated	295	311	320

Net	$3,851	$4,095	$3,735

No additional loan commitments are outstanding to these borrowers at March 31, 2013, December 31, 2012 and December 31, 2011.  Loans are returned to accrual status after a period of satisfactory payment performance under the terms of the restructuring, but no earlier than six months.

The modification of the terms of such loans included one or a combination of the following:  a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

in the loan.  Modifications involving a reduction of the stated interest rate of the loan ranged from 0.50% to 5.0%.  Modifications involving an extension of the maturity date were for periods ranging from 10 months to 378 months.

There were no troubled debt restructurings during the three months ending March 31, 2013 (Unaudited). The following tables present loans by class modified as troubled debt restructurings that occurred during the years ended December 31 2012 and 2011:

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Loans	Investment	Investment
December 31, 2012
One-to—four family	1	$93	$95
Multi-family and commercial	2	577	594
Home equity	—	—	—
Consumer and other	—	—	—

Total	3	$670	$689

During 2012 funds were advanced for real estate taxes.

December 31, 2011
One-to—four family	3	$217	$235
Multi-family and commercial	—	—	—
Home equity	—	—	—
Consumer and other	—	—	—

Total	3	$217	$235

The troubled debt restructurings described above were evaluated for impairment prior to modification, did not result in an increase in the allowance for loan losses upon modification, and resulted in an additional charge-off of $19 and $0 for the years ended December 31, 2012 and 2011.

There were no trouble debt restructurings for which there was a payment default within twelve months following the modification during the three months ended March 31, 2013 (Unaudited). The following tables present loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2012 and 2011.

	Number of	Recorded
	Loans	Investment

December 31, 2012
One-to—four family residences	—	$—
Multi-family and commercial properties	1	95
Home equity	—	—
Consumer and other	—	—

Total	1	$95

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

	Number of	Recorded
	Loans	Investment

December 31, 2011
One-to—four family residences	5	$737
Multi-family and commercial properties	4	1,615
Home equity	—	—
Consumer and other	—	—

Total	9	$2,352

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms.  The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $39 and $604 at December 31, 2012 and 2011 and resulted in charge-offs of $0 and $484 during the years ended December 31, 2012 and 2011.

The terms of certain other loans were modified during the years ended December 31, 2012 and 2011 that did not meet the definition of a troubled debt restructuring.  These loans were not material in 2012 or 2011.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis includes one-to-four family, multi-family and commercial loans, and home equity loans. This analysis is performed on a quarterly basis.  The Company uses the following definitions for risk ratings:

Special Mention.  Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current existing facts, conditions, and values, highly questionable and improbable.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans.  As of March 31, 2013, December 31, 2012 and December 31, 2011, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

		Special
	Pass	Mention	Substandard	Doubtful
March 31, 2013 (Unaudited)
One-to-four family	$90,630	$—	$4,328	$—
Multi-family and commercial	3,210	4,217	6,095	—
Home equity	12,067	—	50	—
Consumer and other	190	—	—	—

Total	$106,097	$4,217	$10,473	$—

December 31, 2012
One-to-four family	$89,595	$—	$4,658	$—
Multi-family and commercial	3,588	4,236	6,153	—
Home equity	12,093	—	36	—
Consumer and other	176	—	—	—

Total	$105,452	$4,236	$10,847	$—

December 31, 2011
One-to-four family	$89,673	$2,377	$3,254	$159
Multi-family and commercial	5,955	1,710	8,055	164
Home equity	12,480	—	78	—
Consumer and other	245	—	—	—

Total	$108,353	$4,087	$11,387	$323

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions.  A summary of such loans made by the Bank is as follows:

	March 31,	December 31,
	2013	2012
	(Unaudited)

Beginning balance	$992	$429
New loans	195	—
Effect of changes in related parties	—	589
Repayments	(17)	(26)

Ending balance	$1,170	$992

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment were as follows:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)

Land	$1,351	$1,351	$1,351
Office buildings and improvements	5,468	5,468	5,468
Furniture, fixtures, and equipment	1,731	1,724	1,686
	8,550	8,543	8,505
Less accumulated depreciation	4,805	4,738	4,481

	$3,745	$3,805	$4,024

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $100 or more were $21,835, $22,243 and $27,945 at March 31, 2013 (Unaudited), December 31, 2012, and December 31, 2011.  Deposit accounts are summarized as follows:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)

Passbook accounts	$64,786	$63,983	$60,333
NOW and checking accounts	31,295	27,831	26,106
Money market accounts	5,254	8,114	10,860
Certificates of deposit	70,299	71,793	84,400

Total deposits	$171,634	$171,721	$181,699

Scheduled maturities of time certificates at March 31, 2013 are as follows (Unaudited) and December 31, 2012 are as follows:

	March 31,	December 31,
	2013	2012
	(Unaudited)

2013	$32,977	$41,260
2014	15,602	11,223
2015	12,230	11,462
2016	4,567	4,450
2017	3,623	3,397
Thereafter	1,300	1

	$70,299	$71,793

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 5 - DEPOSITS (Continued)

Interest expense on deposits is summarized as follows:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)

NOW	$1	$1	$4
Money market	1	4	6
Passbook	20	103	175
Certificates of deposit	166	864	1,303

	$188	$972	$1,488

Non-interest-bearing deposits totaled $20,146, $17,367 and $15,513 at March 31, 2013 (Unaudited), December 31, 2012, and December 31, 2011.  Deposit accounts held by directors and executive officers totaled $572, $567 and $546 at March 31, 2013 (Unaudited), December 31, 2012, and December 31, 2011.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

At March 31, 2013 and December 31, 2012 and 2011, maturities and weighted-average rate of FHLB advances by year of maturity were as follows:

	March 31,		December 31,
	2013		2012		2011
Maturity	Balance	Rate	Balance	Rate	Balance	Rate
	(Unaudited)

2012	$—	—%	$—	—%	$7,000	2.20%
2013	3,000	1.44	5,000	2.45	5,000	2.45
2014	5,000	1.90	5,000	1.90	5,000	1.90
2015	7,000	2.24	7,000	2.24	7,000	2.24
2016	5,000	2.55	5,000	2.55	5,000	2.55

	$20,000	2.11%	$22,000	2.28%	$29,000	2.26%

The advances are fixed rate, payable upon maturity date, and also subject to a prepayment penalty equivalent to the unpaid interest cash flows at rates effective at the time of the prepayment.  The advances were collateralized by $65,277, $66,012 and $66,181 of first mortgage loans under a blanket lien arrangement at March 31, 2013 (Unaudited), December 31, 2012, and December 31, 2011. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow an additional $45,277 at March 31, 2013 (Unaudited).

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 7 - INCOME TAXES

Income tax expense (benefit) was as follows:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)
Current
Federal	$—	$—	$(57)
State	11	—	—
Deferred	78	(96)	(874)
Change in valuation allowance	(89)	96	931
Total	$—	$—	$—

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)
Income tax at federal statutory rate (34%)	$89	$(7)	$(708)
Effect of
State taxes, net of federal benefit	13	(14)	(157)
Other, net	(13)	(75)	(66)
Change in valuation allowance	(89)	96	931
Total	$—	$—	$—
Effective tax rate	0.0%	0.0%	0.0%

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)
Deferred tax assets
Allowance for loan losses	$615	$630	$772
Accrued expenses	578	575	575
Reserve for uncollectible interest	46	57	61
OREO valuation allowances	633	633	620
Net operating loss carryforwards	1,437	1,498	1,393
	3,309	3,393	3,421
Deferred tax liabilities
Premises and equipment	(305)	(316)	(349)
Federal Home Loan Bank stock dividends	(131)	(131)	(193)
Deferred loan fees	(66)	(77)	(85)
Unrealized gain on securities available-for-sale	(316)	(420)	(307)
Other, net	(66)	(50)	(71)
	(884)	(994)	(1,005)
Net deferred tax asset	2,425	2,399	2,416
Valuation allowance	(1,988)	(2,077)	(1,981)
Net deferred tax asset	$437	$322	$435

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 7 - INCOME TAXES (Continued)

A valuation allowance should be recognized against deferred tax assets if, based on the weight of available evidence, it is more likely than not (i.e., greater than 50% probability) that some portion or all of the deferred tax asset will not be realized.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry back and carry forward periods available under the tax law.  The Company evaluates the future realization of the deferred tax asset on a quarterly basis.  During the Company’s three most recent calendar years, 2012, 2011, and 2010, the Company’s operating performance resulted in a cumulative loss position.  The valuation allowance was determined based on consideration of future performance as well as tax planning strategies available to the Company.  Tax-planning strategies are actions that the Company would take in order to prevent an operating loss or tax credit carry forward from expiring unused.  In order for a tax-planning strategy to be considered, it must be prudent and feasible and result in realization of the deferred tax assets.  Based on the Company’s analysis of projected operating performance and prudent and feasible tax planning strategies currently available, the Company maintained a valuation allowance of $1,988 as of March 31, 2013 (Unaudited), $2,077 at December 31, 2012 and $1,981 at December 31, 2011.

The Company considered limited prudent and feasible tax-planning strategies that are available to accelerate taxable income, such as the sale-leaseback of branch buildings, the sale of deposits related to the branch and the sale of appreciated one-to-four family residential loans.  The Company’s primary tax planning strategy to support the remaining net deferred tax asset is the sale of appreciated one-to-four family loans.  The Company would need to generate a gain of approximately $1.1 million to support the net deferred tax assets of $437,000 at March 31, 2013 (unaudited) and $435,000 at December 31, 2011 and a gain of approximately $805,000 to support the net deferred tax asset of $322,000 at December 31, 2012.  The Company has sufficient qualified appreciated one-to-four family loans to sell to substantiate this tax planning strategy as prudent and feasible.

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $955 at March 31, 2013 (Unaudited) and December 31, 2012.  If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.  The Company files income tax returns in the U.S. federal jurisdiction and in Illinois.  The Company is no longer subject to examination by the U.S. federal tax authorities and by Illinois tax authorities for years prior to 2009.

The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

If not utilized, federal and state net operating loss carryforwards of $3,137 and $7,225 will begin to expire in 2021 and 2023 respectively.

NOTE 8 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees.  To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18.  Bank contributions to the plan are discretionary and determined by the Board of Directors.  Profit sharing expense was $4 and $0 for the three months ended March 31, 2013 (Unaudited) and 2012 (Unaudited). Expense was $15 and $10 for the years ended December 31, 2012 and 2011.

The Bank offers a deferred compensation plan to its officers and directors.  Participants can defer (i) twenty percent (20%) of such Participant’s Base Salary; (ii) fifty percent (50%) of such Participant’s annual Bonus; (iii) and one hundred percent (100%) of such Participant’s Director’s Fees.  Deferred compensation balances earn a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal.  The Bank’s liability for the deferred compensation plan totaled $877, $817, $817 at March 31, 2013 (Unaudited), December 31, 2012, and December 31, 2011.  Expenses related to the plan were $11 and $11 for the three months ended March 31, 2013 (Unaudited) and 2012 (Unaudited). Expenses were $64 and $63 for the twelve months ended December 31, 2012 and 2011.The assets of the plan are subject to claim of the general creditors of the Bank.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 8 - EMPLOYEE BENEFITS (Continued)

The Bank sponsors nonqualified unfunded retirement plans for certain directors, which provide annual benefit payments upon their retirement.  The Bank’s liability for the plans totaled $285, $282, and $368 at March 31, 2013 (Unaudited), December 31, 2012, and December 31, 2011.  Expense related to the plans totaled $3 and $3 for the three months ended March 31, 2013 (Unaudited) and 2012 (Unaudited). Expenses were $12 and $35 for the twelve months ended December 31, 2012 and 2011. There were no payments from this plan in 2013 (Unaudited), 2012, and 2011.

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains an employee stock ownership plan (ESOP) for the benefit of substantially all employees.  The ESOP originally borrowed $944 from the Company and used those funds to acquire 94,352 shares of the Company’s stock at $10 per share.  All shares were allocated prior to 2011. 29,226 shares were distributed from the plan prior to 2011, leaving 65,126 remaining in the plan as of March 31, 2013 (Unaudited) and December 31, 2012 and 2011.

Participants receive the shares at the end of employment.  A participant may require stock received to be repurchased unless the stock is traded on an established market.  The estimated fair value of allocated shares subject to repurchase obligation and recorded in other liabilities was $566, $541, $734 at March 31, 2013 (Unaudited), December 31, 2012, and December 31, 2011, respectively.

NOTE 10 - EMPLOYEE STOCK BENEFITS

The Company has a stock option plan.  Under the stock option plan, directors and certain key employees are granted options to purchase shares of the Company’s Common Stock at the fair value as of the date of the grant.  All stock options have an exercise price that is at least equal to the fair value of the Company’s stock on the date the options were granted.  The Company adopted the stock plan in May 2003 under the terms of which options for 114,685 shares of the Company’s common stock were granted to directors, officers, and employees.  The options generally become exercisable in equal installments over a five-year period from the date of grant, and they expire ten years from the date of grant.  No option may be exercised if such exercise would cause the mutual holding company to own less than a majority of the total number of shares outstanding.  There are a total of 17,456 options available for future grant under the stock option plan.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model.  Expected volatilities are based on historical volatilities of the Company’s common stock.  The Company uses historical data to estimate option exercise and post-vesting termination behavior.  (Employee and management options are tracked separately.)  The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable.  The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

There were no stock options granted during 2012 or 2011.  A summary of the activity in the stock option plan for 2012 follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Shares	Price	Term (Years)

Outstanding at beginning of year	68,485	$18.84
Granted	—	—
Exercised	—	—
Forfeited or expired	(6,000)	—
Outstanding at end of year	62,485	$18.85	0.50
Exercisable at end of year	62,485	$18.85	0.50

There was no activity during the three months ended March 31, 2013, so the weighted average remaining life decreased to 0.22 years (Unaudited).

Aggregate intrinsic value is zero at March 31, 2013 (Unaudited) and December 31, 2012, as the weighted average exercise price exceeds the quoted stock price.

As of March 31, 2013 (Unaudited) and December 31, 2012, there was no unrecognized compensation cost, as all outstanding options granted under the plan are fully vested.

NOTE 11 - FAIR VALUES

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES (Continued)

The Company used the following methods and significant assumptions used to estimate the fair value of the following items:

Securities:  The fair values of trading securities and securities available-for-sale are determined by quoted market prices, if available (Level 1).  For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Impaired Loans:  At the time a loan is considered impaired, it is valued at the lower of cost or fair value.  Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses.  For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company.  On an annual basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES (Continued)

At March 31, 2013 and 2012, the Company had no liabilities measured at fair value.  Assets measured at fair value on a recurring basis are summarized below:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2013 (Unaudited)
Securities available-for-sale
U.S. government-sponsored entities	$3,999	$—	$3,999	$—
Residential agency mortgage-backed	61,737	—	61,737	—

December 31, 2012
Securities available-for-sale
U.S. government-sponsored entities	$6,001	$—	$6,001	$—
Residential agency mortgage-backed	64,310	—	64,310	—

December 31, 2011
Trading securities	$24	$24	$—	$—
Securities available-for-sale
U.S. government-sponsored entities	29,623	—	29,623	—
Residential agency mortgage-backed	50,327	—	50,327	—

There were no transfers between Level 1 and Level 2 during the three months ended March 31, 2013, years ended December 31, 2012 or 2011.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES (Continued)

The following tables set forth the Company’s assets that were measured at fair value on a non-recurring basis:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2013 (Unaudited)
Impaired loans:
One-to-four family	$274	$—	$—	$274
Multi-family and commercial	—	—	—	—
Home equity	14	—	—	14
Other real estate owned:
One-to-four family	180	—	—	180
Multi-family and commercial	2,725	—	—	2,725

December 31, 2012
Impaired loans:
One-to-four family	$272	$—	$—	$272
Multi-family and commercial	383	—	—	383
Home equity	7	—	—	7
Other real estate owned:
One-to-four family	164	—	—	164
Multi-family and commercial	2,725	—	—	2,725

December 31, 2011
Impaired loans:
One-to-four family	$1,307	$—	$—	$1,307
Multi-family and commercial	2,190	—	—	2,190
Home equity	78	—	—	78
Other real estate owned:
One-to-four family	232	—	—	232
Multi-family and commercial	1,792	—	—	1,792

At March 31, 2013 (Unaudited), impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $383, net of a valuation allowance of  $95, resulting in an additional provision for loan losses of  $0 for 2013.  At December 31, 2012, impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $773, net of a valuation allowance of $111, resulting in an additional provision for loan losses of $111 for 2012.  At December 31, 2011, impaired loans, which are measured for impairment using fair value of the collateral for collateral dependent loans, had a recorded investment of $3,699, net of a valuation allowance of $124, resulting in an additional provision for loan losses of $799 for 2011.

At March 31, 2013 (Unaudited), other real estate owned, which is carried at fair value less estimated costs to sell, had a carrying amount of $4,387, net of a valuation allowance of $1,482, resulting in a write-down of $0 during 2013.  At December 31, 2012, other real estate owned, which is carried at fair value

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES (Continued)

less estimated costs to sell, had a carrying amount of $4,371, net of a valuation allowance of $1,482, resulting in a write-down of $520 during 2012.  At December 31, 2011, other real estate owned, which is carried at fair value less estimated costs to sell, had a carrying amount of $3,506, net of a valuation allowance of $1,482, resulting in a write-down of $719 during 2011.

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis:

				Range
		Valuation		(Weighted
	Fair Value	Technique(s)	Unobservable Input(s)	Average)
March 31, 2013 (Unaudited)
Impaired loans – One-to-four family	$274	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Impaired loans – Home equity	$14	Sales comparison approach	Adjustment for differences between the comparable sales	15.00% (15.00%)
Other real estate owned – One-to-four family	$180	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Other real estate owned – multi-family and commercial	$1,407	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
	1,318	Income approach	Adjustment for differences in net operating income expectations	12.25% (12.25%)
			Capitalization rate	10.00% (10.00%)

December 31, 2012
Impaired loans – One-to-four family	$272	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Impaired loans – Multi-family and Commercial	$383	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Impaired loans – Home equity	$7	Sales comparison approach	Adjustment for differences between the comparable sales	15.00% (15.00%)
Other real estate owned – One-to-four family	$164	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Other real estate owned – multi-family and commercial	$1,408	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
	1,317	Income approach	Adjustment for differences in net operating income expectations	12.25% (12.25%)
			Capitalization rate	10.00% (10.00%)

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES (Continued)

The carrying amount and estimated fair value of financial instruments not previously presented were as follows.

		Fair Value Measurements at
	Carrying	March 31, 2013 (Unaudited) Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$17,813	$17,813	$—	$—	$17,813
Securities held-to-maturity	339	—	363	—	363
Federal Home Loan Bank stock	1,657	N/A	N/A	N/A	N/A
Loans, net (less impaired loans)	119,000	—	—	121,959	121,959
Accrued interest receivable	531	—	15	516	531

Financial liabilities
Non-interest-bearing deposits	$20,146	$20,146	$—	$—	$20,146
Interest-bearing deposits	151,488	—	152,122	—	152,122
FHLB advances	20,000	—	20,759	—	20,759
Advances from borrowers for taxes	1,192	—	1,192	—	1,192
Accrued interest payable	38	—	38	—	38

		Fair Value Measurements at
	Carrying	December 31, 2012 Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$16,346	$16,346	$—	$—	$16,346
Securities held-to-maturity	341		366		366
Federal Home Loan Bank stock	1,657	N/A	N/A	N/A	N/A
Loans, net (less impaired loans)	118,295			123,886	123,886
Accrued interest receivable	544	—	20	524	544

Financial liabilities
Non-interest-bearing deposits	$17,367	$17,367	$—	$—	$17,367
Interest-bearing deposits	172,554	—	172,554		172,554
FHLB advances	22,000	—	22,646	—	22,646
Advances from borrowers for taxes	1,804	—	1,804	—	1,804
Accrued interest payable	46	—	46	—	46

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES (Continued)

	Carrying	Fair
	Amount	Value
December 31, 2011
Financial assets
Cash and cash equivalents	$19,384	$19,384
Securities held-to-maturity	347	373
Loans, net (less impaired loans)	118,758	123,612
Federal Home Loan Bank stock	2,450	N/A
Accrued interest receivable	680	680

Financial liabilities
Deposits	181,699	183,109
FHLB advances	29,000	29,597
Advances from borrowers for taxes and insurance	1,658	1,658
Accrued interest payable	61	61

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

(a) Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1

(b) Securities Held-to-Maturity

The carrying amounts of held to maturity securities are determined using a pricing matrix resulting in a Level 2 classification.

(c) FHLB Stock

It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

(d) Loans

Fair values of loans, excluding loans held for sale, are estimated as follows:  For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.  Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

(e) Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value and is classified as Level 2 for securities and Level 3 for loans.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES (Continued)

(f) Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) and are classified as Level 1.  The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date are classified as a Level 2. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

(g) Federal Home Loan Bank Advances

The fair value of Federal Home Loan Bank  advances, which are at a fixed rate, are estimated using discounted cash flow analyses based on current rates for similar advances resulting in a Level 2 classification.

(h) Securities Sold Under Agreements to Repurchase

The carrying amounts of securities sold under agreements to repurchase approximate fair value resulting in a Level 2 classification.

(i) Advances From Borrowers For Taxes

The carrying value of the short-term borrowings approximated fair value and are classified as Level 2.

(j) Accrued Interest Payable

The carrying amount of accrued interest payable approximates its fair value and is classified as Level 2.

NOTE 12 - REGULATORY AND CAPITAL MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  As of March 31, 2013 and December 31, 2012 and 2011, management believes the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  At March 31, 2013 and December 31, 2012, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 12 - REGULATORY AND CAPITAL MATTERS (Continued)

Effective March 8, 2012, the Company entered into an Agreement by and between its wholly owned subsidiary, AJ Smith Federal Savings Bank, and The Comptroller of the Currency (OCC).  The Agreement requires the Bank to address various matters within certain timeframes from the effective date of the Agreement including:

•                  Reviewing the organizational structure and composition of management;

•                  Developing a written program to ensure the Bank obtains and analyzes updated credit and collateral information to monitor credit risk;

•                  Developing a written program to ensure the Bank’s loans and other assets are properly risk rated and nonaccrual practices are appropriately implemented;

•                  Developing written policies and procedures for maintaining an adequate allowance for loan losses;

•                  Developing a written troubled debt restructure policy;

•                  Implementing an independent and on-going loan review system;

•                  Implementing a comprehensive formal liquidity management program; and

•                  Providing periodic reporting to the OCC.

The Agreement is publically available and should be referred to for further details.  In addition to the Agreement, the Bank must adhere to the following:

•                  Provide prior notice to the OCC of a change in any director or senior executive officer;

•                  Obtain OCC approval before making or entering into any “golden parachute” payments or agreements;

•                  Obtain prior written approval of the OCC to declare or pay dividends or make any other capital distributions; and

•                  Provide advance notice to and receive a written notice of non-objection from the OCC for contractual arrangements for compensation or benefits with any director or senior executive officer of the Bank.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 12 - REGULATORY AND CAPITAL MATTERS (Continued)

As a result and in conjunction with the above Agreement, effective March 15, 2012, the OCC established the following higher individual minimum capital ratios on the Bank:

•                  Tier 1 capital to adjusted total assets of eight percent (8.0%); and

•                  Total risk-based capital to risk-weighted assets of twelve percent (12%).

The Bank’s actual and required capital amounts and ratios are presented below:

							To Be Well
							Capitalized
					Minimum Required		Under Prompt
			For Capital		Under OCC		Corrective Action
	Actual		Adequacy Purposes		Agreement		Capital Ratios
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2013 (Unaudited)
Total risk-based capital to risk-weighted assets	$23,866	23.44%	$8,146	8.0%	$12,219	12.0%	$10,183	10.0%
Tier I (core) capital to risk- weighted assets	22,589	22.18	4,073	4.0	—	N/A	6,110	6.0
Tier I (core) capital to adjusted total assets	22,589	10.35	8,732	4.0	17,465	8.0	10,916	5.0

As of December 31, 2012
Total risk-based capital to risk-weighted assets	$23,623	22.79%	$8,291	8.0%	$12,436	12.0%	$10,363	10.0%
Tier I (core) capital to risk- weighted assets	22,321	21.54	4,145	4.0	N/A	N/A	6,218	6.0
Tier I (core) capital to adjusted total assets	22,321	10.09	8,847	4.0	17,695	8.0	11,059	5.0

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Capital Ratios
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total risk-based capital to risk-weighted assets	$23,720	21.53%	$8,815	8.0%	$11,018	10.0%
Tier I (core) capital to risk-weighted assets	22,337	20.27	4,407	4.0	6,611	6.0
Tier I (core) capital to adjusted total assets	22,337	9.34	9,562	4.0	11,953	5.0

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances, and dividends or the Bank must convert to a commercial bank charter.  Management believes that this test is met.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 12 - REGULATORY AND CAPITAL MATTERS (Continued)

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above.  At March 31, 2013, the Bank cannot pay a dividend to the Company without first obtaining regulatory approval.

NOTE 13 - INCOME/LOSS PER COMMON SHARE

A reconciliation of the numerator and denominator of the net loss per common share computation for the year ended March 31 follows:

	March 31,		December 31,
	2013	2012	2012	2011
	(Unaudited)	(Unaudited)
Basic
Net income (loss)	$260	$270	$(22)	$(2,082)
Weighted average common shares outstanding	2,019,647	2,019,919	2,019,726	2,021,806
Basic income (loss) per common share	$0.13	$0.13	$(0.01)	$(1.03)
Diluted
Net income (loss)	$260	$270	$(22)	$(2,082)
Weighted average common shares outstanding for basic (loss) income per common share	2,019,647	2,019,919	2,019,726	2,021,806
Add: dilutive effects of assumed exercises of stock options and stock awards	—	—	—	—
Average shares and dilutive potential common shares	2,019,647	2,019,919	2,019,726	2,021,806
Diluted income (loss) per common share	$0.13	$0.13	$(0.01)	$(1.03)

At March 31, 2013 (Unaudited) and December 31, 2012 and 2011, there were 68,485 and 62,485 and 68,485 anti-dilutive stock options, respectively.

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.  These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used.  Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012 (Unaudited), Years Ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

The contractual amount of financial instruments with off-balance sheet risk was as follows at year end:

	March 31,		December 31,		December 31,
	2013 (Unaudited)		2012		2011
	Fixed	Variable	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate	Rate	Rate
Commitments to make loans	$3,388	$707	$2,595	$110	$2,076	$—
Unused lines of credit and letters of credit	—	11,138	—	12,200	—	12,381

Commitments to make loans are generally made for periods of 120 days or less.  At March 31, 2013, the fixed rate loan commitments have interest rates ranging from 1.67% to 3.87% and the commitments are to extend credit ranging from 5 to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse.  Recourse obligations on sold loans are recorded at fair value.

	March 31,		December 31,		December 31,
	2013 (Unaudited)		2012		2011
	Contract	Carrying	Contract	Carrying	Contract	Carrying
	Amount	Value	Amount	Value	Amount	Value
Loans sold with recourse	$16	$16	$17	$17	$31	$31

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions that are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of operations and cash flows for AJS Bancorp, Inc. without subsidiary.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$298	$307	$339
Investment in bank subsidiary	23,057	22,943	22,821
Other	155	155	206
	$23,510	$23,405	$23,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$577	$553	$820
Stockholders’ equity	22,933	22,852	22,546
	$23,510	$23,405	$23,366

(Continued)

AJS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Dollars in thousands, except per share data)

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	March 31,		December 31,
	2013	2012	2012	2011
	(Unaudited)	(Unaudited)
Income
Interest on deposits in financial institution	$—	$—	$1	$2
Dividends from subsidiary	—	—	—	—
	—	—	1	2
Other expenses
Other operating expenses	8	2	7	79
Loss before income taxes and equity in undistributed earnings	(8)	(2)	(6)	(77)
Income tax benefit	—	—	—	—
Loss before equity in undistributed (loss) income of bank subsidiary	(8)	(2)	(6)	(77)
Undistributed income (loss) from bank subsidiary	268	272	(16)	(2,005)
Net income (loss)	$260	$270	$(22)	$(2,082)

CONDENSED STATEMENTS OF CASH FLOWS

	March 31,		December 31,
	2013	2012	2012	2011
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$260	$270	$(22)	$(2,082)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed loss of bank subsidiary	(268)	(272)	16	2,005
Change in other assets and liabilities	(1)	(8)	(23)	1
Net cash used in operating activities	(9)	(10)	(29)	(76)
Investing activities
Investment in bank subsidiary	—	—	—	(500)
Net cash used in investing activities	—	—	—	(500)
Financing activities
Dividends paid	—	—	—	(312)
Purchase of treasury stock	—	(2)	(3)	(35)
Net cash used in financing activities	—	(2)	(3)	(347)
Net change in cash and cash equivalents	(9)	(12)	(32)	(923)
Cash and cash equivalents at beginning of year	307	339	339	1,262
Cash and cash equivalents at end of year	$298	$327	$307	$339